UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RANGE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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JOINT PROXY STATEMENT/ PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The board of directors of Range Resources Corporation (“Range”) and the board of directors of Memorial Resource Development Corp. (“Memorial”) have each approved an Agreement and Plan of Merger (the “merger agreement”) which provides for the combination of Memorial and Range. Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Range will merge with and into Memorial, with Memorial surviving as a wholly owned subsidiary of Range (the “merger”).

If the merger is completed, each share of Memorial common stock outstanding immediately before that time (including outstanding shares of restricted Memorial common stock, all of which will become fully vested and unrestricted under the terms of the merger agreement) will automatically be converted into the right to receive 0.375 of a share of Range common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Range common stock on the NYSE on May 13, 2016, the last trading day before public announcement of the merger, the aggregate value of the merger consideration payable to Memorial stockholders was approximately $3.2 billion.

Shares of Range common stock outstanding before the merger is completed will remain outstanding and will not be exchanged, converted or otherwise changed in the merger. Range common stock and Memorial common stock are currently traded on the NYSE and the NASDAQ, respectively, under the symbols “RRC” and “MRD,” respectively. We urge you to obtain current market quotations of Range and Memorial common stock.

We intend for the merger to qualify as a “reorganization” under United States federal tax law. Accordingly, Memorial stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Memorial common stock for shares of Range common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Range common stock.

Based on the estimated number of shares of Range and Memorial common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, upon such closing, existing Range stockholders will own approximately 69% of Range following the merger and former Memorial stockholders will own approximately 31% of Range following the merger.

At a special meeting of Range stockholders, Range stockholders will be asked to vote on the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger. Approval of this proposal requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote thereon, assuming a quorum is present.

At a special meeting of Memorial stockholders, Memorial stockholders will be asked to vote on a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Memorial common stock entitled to vote thereon. At the special meeting, Memorial stockholders will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger.

In connection with the execution of the merger agreement, MRD Holdco LLC, Jay Graham (Memorial’s chief executive officer), Anthony Bahr and WHR Incentive LLC (a limited liability company controlled by

Mr. Graham and Mr. Bahr) entered into a voting and support agreement with Range. The Memorial stockholders that executed that voting and support agreement have agreed to vote all of the Memorial shares held by them in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 47.7% of the outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. In addition, certain other stockholders of Memorial who are not party to the voting and support agreement are party to a voting agreement (the “existing voting agreement”), dated as of June 18, 2014, with Memorial, MRD Holdco LLC and the other Memorial stockholder parties to the voting and support agreement, pursuant to which those stockholders are required to vote all of the shares of Memorial common stock that they own as directed by MRD Holdco LLC. As of the date of this joint proxy statement/prospectus, those additional stockholders hold and are entitled to vote in the aggregate approximately 2.7% of the outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. Accordingly, as long as the Memorial board of directors does not change its recommendation with respect to such proposal (in which case the voting and support obligations of such stockholders would terminate), and as long as those additional stockholders retain ownership of their shares of Memorial common stock through the record date for the Memorial special meeting, approval of that proposal at the Memorial special meeting is nearly assured. See “The Merger Agreement—Voting and Support Agreement” beginning on page 143 for more information.

The Range board of directors unanimously recommends that the Range stockholders vote “FOR” the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger and “FOR” the proposal to approve the adjournment of the Range special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The Memorial board of directors unanimously recommends that the Memorial stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The obligations of Range and Memorial to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about Range, Memorial, the special meetings, the merger agreement and the merger. Range and Memorial encourage you to read the joint proxy statement/prospectus carefully and in its entirety before voting, including the section titled “Risk Factors” beginning on page 33.

We look forward to the successful combination of Range and Memorial.

Sincerely,

Jeffrey L. Ventura	Jay C. Graham
Chairman, President and Chief Executive Officer	Chief Executive Officer
Range Resources Corporation	Memorial Resource Development Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated August 10, 2016 and is first being mailed to Range stockholders and Memorial stockholders on or about August 12, 2016.

Range Resources Corporation

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 870-2601

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 15, 2016

To the Stockholders of Range Resources Corporation:

We are pleased to invite you to attend the special meeting of stockholders of Range Resources Corporation, a Delaware corporation (“Range”), which will be held at The Worthington Renaissance Hotel, Live Oak Room V, 200 Main Street, Fort Worth, Texas 76102, on September 15, 2016 at 10:00 a.m., local time, for the following purposes:

•	to vote on a proposal to approve the issuance of shares of Range common stock, par value $0.01 per share, to Memorial Resource Development Corp. (“Memorial”) stockholders in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of May 15, 2016, by and among Range, Memorial and Medina Merger Sub, Inc., a wholly owned subsidiary of Range (“Merger Sub”), as that agreement may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part; and

•	to vote on a proposal to approve the adjournment of the Range special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Range will transact no other business at the special meeting except such business as may properly be brought before the Range special meeting by or at the direction of the Range board of directors. References to the Range special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Range special meeting.

The Range board of directors has fixed the close of business on August 10, 2016 as the record date for the Range special meeting. Only Range stockholders of record at that time are entitled to receive notice of, and to vote at, the Range special meeting. A complete list of such stockholders will be available for inspection by any Range stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Range special meeting at Range’s offices at the address on this notice. The eligible Range stockholder list will also be available at the Range special meeting for examination by any stockholder present at such meeting.

Completion of the merger is conditioned on approval of the issuance of shares of Range common stock to Memorial stockholders in connection with the merger. Approval of the issuance of shares of Range common stock to Memorial stockholders in connection with the merger requires the affirmative vote of the holders of a majority in voting power of Range’s stock issued and outstanding and entitled to vote thereon, present in person or represented by proxy, assuming a quorum is present.

The Range board of directors has approved the merger and the merger agreement and recommends that Range stockholders vote “FOR” the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger and “FOR” the proposal to approve the adjournment of the Range special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important, regardless of the number of shares that you own. Regardless of whether you expect to attend the Range special meeting in person, to ensure your representation at the Range special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Range proxy card, (ii) calling the toll-free number listed on the Range proxy card or (iii) submitting your Range proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Range stock who is present at the Range special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the Range special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Range special meeting. We urge you to read carefully the joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus—or if you would like additional copies or need help voting your shares of Range common stock—please contact Range’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

By Order of the Range Board of Directors,

David P. Poole
Senior Vice President—General Counsel and Corporate
Secretary

Fort Worth, Texas

August 10, 2016

Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, Texas 77002

(713) 588-8300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 15, 2016

To the Stockholders of Memorial Resource Development Corp.:

We are pleased to invite you to attend the special meeting of stockholders of Memorial Resource Development Corp., a Delaware corporation (“Memorial”), which will be held at Memorial’s offices at 500 Dallas Street, Suite 1800, Houston, Texas 77002, on September 15, 2016, at 10:00 a.m., local time, for the following purposes:

•	to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 15, 2016, by and among Range Resources Corporation (“Range”), Memorial and Medina Merger Sub, Inc., a wholly owned subsidiary of Range (“Merger Sub”), as that agreement may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, and the transactions contemplated by the merger agreement, including the merger;

•	to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger; and

•	to vote on a proposal to approve the adjournment of the Memorial special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Memorial will transact no other business at the special meeting except such business as may properly be brought before the Memorial special meeting or any adjournment or postponement thereof by or at the direction of the Memorial board of directors. References to the Memorial special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Memorial special meeting.

The Memorial board of directors has fixed the close of business on August 10, 2016 as the record date for the Memorial special meeting. Only Memorial stockholders of record at that time are entitled to receive notice of, and to vote at, the Memorial special meeting. A complete list of such stockholders will be available for inspection by any Memorial stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Memorial special meeting at Memorial’s offices at 500 Dallas Street, Suite 1800, Houston, Texas 77002. The eligible Memorial stockholder list will also be available at the Memorial special meeting for examination by any stockholder present at such meeting.

In connection with the execution of the merger agreement, MRD Holdco LLC, Jay Graham (Memorial’s chief executive officer), Anthony Bahr and WHR Incentive LLC (a limited liability company controlled by Mr. Graham and Mr. Bahr) entered into a voting and support agreement with Range. The Memorial stockholders that executed that voting and support agreement have agreed to vote all of the Memorial shares held by them in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 47.7% of the outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. In addition, certain other stockholders of Memorial who are not party to the voting and support agreement are party to a voting agreement (the “existing voting agreement”), dated as of June 18, 2014, with Memorial, MRD Holdco LLC and the other Memorial stockholder parties to the voting and support agreement, pursuant to which those stockholders are required to vote all of the shares of Memorial common stock that they own as directed by MRD Holdco LLC. As of the date of this joint proxy statement/prospectus, those additional stockholders hold and are entitled to vote in the aggregate approximately 2.7% of the outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. Accordingly, as long as the Memorial board of directors does not change its recommendation with respect to such proposal (in which case the voting and support obligations of such stockholders would terminate), and as long as those additional stockholders retain ownership of their shares of Memorial common stock through the record date for the Memorial special meeting, approval of that proposal at the Memorial special meeting is nearly assured. See “The Merger Agreement—Voting and Support Agreement” beginning on page 143 for more information.

Completion of the merger is conditioned on approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Memorial stockholders, which requires the affirmative vote of a majority of the outstanding shares of Memorial common stock entitled to vote thereon. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, a Memorial stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on Memorial or Range, and the approval of that proposal is not a condition to the completion of the merger.

The Memorial board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of Memorial stockholders, and approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Memorial board of directors unanimously recommends that Memorial stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important, regardless of the number of shares that you own. Regardless of whether you expect to attend the Memorial special meeting in person, to ensure your representation at the Memorial special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Memorial proxy card, (ii) calling the toll-free number listed on the Memorial proxy card or (iii) submitting your Memorial proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Memorial stock who is present at the Memorial special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the Memorial special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Memorial special meeting. We urge you to read carefully the joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus—or if you would like additional copies or need help voting your shares of Memorial common stock—please contact Memorial’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

By Order of the Memorial Board of Directors,

Kyle N. Roane
Senior Vice President, General Counsel and
Corporate Secretary

Houston, Texas

August 10, 2016

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Range and Memorial from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Investors may also consult Range’s or Memorial’s website for more information about Range or Memorial, respectively. Range’s website is www.rangeresources.com. Memorial’s website is www.memorialrd.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by September 9, 2016 in order to receive them before the special meetings. If you request any documents, Range or Memorial will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 189.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Range (File No. 333-211994), constitutes a prospectus of Range under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Range common stock to be issued to Memorial stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Range and Memorial under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Range stockholders and a notice of meeting with respect to the special meeting of Memorial stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither Range nor Memorial has authorized anyone to give any information or make any representation about the merger, Range or Memorial that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. This joint proxy statement/prospectus is dated August 10, 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Range stockholders or Memorial stockholders nor the issuance by Range of shares of common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Range has been provided by Range and information contained in this joint proxy statement/prospectus regarding Memorial has been provided by Memorial.

All references in this joint proxy statement/prospectus to “Range” refer to Range Resources Corporation, a Delaware corporation; all references in this joint proxy statement/prospectus to “Merger Sub” refer to Medina Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Range formed for the sole purpose of effecting the merger; all references in this joint proxy statement/prospectus to “Memorial” refer to Memorial Resource Development Corp., a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Range and Memorial collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of May 15, 2016, by and among Range Resources Corporation, Medina Merger Sub, Inc. and Memorial Resource Development Corp., which is incorporated by reference into this joint proxy statement/prospectus and a copy of which is included as Annex A to this joint proxy statement/prospectus. Range and Memorial, subject to and following completion of the merger, are sometimes referred to in this joint proxy statement/prospectus as the “combined company.”

Please refer to the section titled “Glossary of Certain Oil and Gas Terms” for definitions of certain oil and gas terms used in this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS

The following are some questions that you, as a Range stockholder or a Memorial stockholder, may have regarding the merger and the other matters being considered at the special meetings, as well as the answers to those questions. Range and Memorial urge you to read carefully the remainder of this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meetings. See “Where You Can Find More Information” beginning on page 189.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Range and Memorial have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other conditions:

•	Range stockholders must approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger; and

•	Memorial stockholders must approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Range and Memorial will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Range and Memorial, the merger and the stockholder meetings of Range and Memorial. You should read all of the available information carefully and in its entirety. See “Where You Can Find More Information” beginning on page 189.

Q:	What effect will the merger have?

A:	Range and Memorial have entered into the merger agreement pursuant to which Memorial will become a wholly owned subsidiary of Range and Memorial stockholders will become stockholders of Range.

Following the merger, the stockholders of Range and Memorial will be the stockholders of the combined company.

Q:	What will I receive in the merger?

A:	Range Stockholders: Regardless of whether the merger is completed, Range stockholders will retain the Range common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of Range common stock in the merger.

Memorial Stockholders: If the merger is completed, Memorial stockholders will receive 0.375 of a share of Range common stock for each share of Memorial common stock that they hold immediately prior to the effective time of the merger. Memorial stockholders will not receive any fractional shares of Range common stock in the merger. Instead, Range will pay cash (without interest) in lieu of any fractional shares of Range common stock that a Memorial stockholder would otherwise have been entitled to receive. Memorial stockholders will also be entitled to any dividends declared and paid by Range with a record date at or after the effective time of the merger.

Q:	What is the value of the merger consideration?

A:

Because Range will issue 0.375 of a share of Range common stock in exchange for each share of Memorial common stock outstanding immediately prior to such exchange, the value of the merger consideration that Memorial stockholders receive will depend on the price per share of Range common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be greater or less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of Range common stock and Memorial common stock. See “Risk Factors” beginning on page 33.

Q:	When and where will the special stockholders meetings be held?

A:	Range Stockholders: The special meeting of Range stockholders will be held at The Worthington Renaissance Hotel, Live Oak Room V, 200 Main Street, Fort Worth, Texas 76102, on September 15, 2016, at 10:00 a.m., local time.

Memorial Stockholders: The special meeting of Memorial stockholders will be held at Memorial’s offices at 500 Dallas Street, Suite 1800, Houston, Texas 77002, on September 15, 2016, at 10:00 a.m., local time.

Q:	Who is entitled to vote at the special stockholders meetings?

A:	Range Stockholders: The record date for the Range special meeting is August 10, 2016. Only record holders of shares of Range common stock at the close of business on such date are entitled to notice of, and to vote at, the Range special meeting.

Memorial Stockholders: The record date for the Memorial special meeting is August 10, 2016. Only record holders of shares of Memorial common stock at the close of business on such date are entitled to notice of, and to vote at, the Memorial special meeting.

Q:	What constitutes a quorum at the special stockholders meetings?

A:	Range Stockholders: Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at the Range special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Range common stock represented at the Range special meeting, including shares that are represented but that abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes (if any) will not be treated as present for purposes of determining the presence or absence of a quorum.

Memorial Stockholders: Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at the Memorial special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Memorial common stock represented at the Memorial special meeting, including shares that are represented but that abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes (if any) will not be treated as present for purposes of determining the presence or absence of a quorum.

Additional information on the quorum requirements can be found under the heading “Quorum” on page 43 with respect to Range and on page 48 with respect to Memorial.

Q:	How do I vote if I am a stockholder of record?

A:	Range Stockholders: If you were a record holder of Range common stock at the close of business on the record date for the Range special meeting, you may vote in person by attending the Range special meeting or, to ensure that your shares are represented at the Range special meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the Range proxy card and following the instructions provided on that site anytime up to 11:59 p.m., eastern time, on September 14, 2016;

•	calling the toll-free number listed on the Range proxy card and following the instructions provided in the recorded message anytime up to 11:59 p.m., eastern time, on September 14, 2016; or

•	submitting your Range proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold shares of Range common stock in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Range special meeting.

Memorial Stockholders: If you were a record holder of Memorial common stock at the close of business on the record date for the Memorial special meeting, you may vote in person by attending the Memorial special meeting or, to ensure that your shares are represented at the Memorial special meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the Memorial proxy card and following the instructions provided on that site at any time up to 11:59 p.m., eastern time, on September 14, 2016;

•	calling the toll-free number listed on the Memorial proxy card and following the instructions provided in the recorded message at any time up to 11:59 p.m., eastern time, on September 14, 2016; or

•	submitting your Memorial proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold Memorial shares in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Memorial special meeting.

Q:	How many votes do I have?

A:	Range Stockholders: With respect to each proposal to be presented at the Range special meeting, holders of Range common stock as of the Range record date are entitled to one vote for each share of Range common stock owned at the close of business on the Range record date. At the close of business on the Range record date, there were 170,090,361 shares of Range common stock outstanding and entitled to vote at the Range special meeting.

Memorial Stockholders: With respect to each proposal to be presented at the Memorial special meeting, holders of Memorial common stock as of the Memorial record date are entitled to one vote for each share of Memorial common stock owned at the close of business on the Memorial record date. At the close of business on the Memorial record date, there were 206,034,330 shares of Memorial common stock outstanding and entitled to vote at the Memorial special meeting.

Q:	Who will serve on the Range board of directors following the completion of the merger?

A:	The merger agreement provides that, upon completion of the merger, Range will increase the size of the Range board of directors by one member and fill the position created by that increase with one member of the Memorial board of directors who has been designated by the Memorial board of directors. However, that designation is subject to the review by, and approval and recommendation of, the Governance and Nominating Committee of the Range board of directors.

It is anticipated that, following the completion of the merger, the Range board of directors will have ten members, consisting of the nine individuals serving on the Range board of directors as of the date of this joint proxy statement/prospectus and Robert A. Innamorati, an independent member of the Memorial board of directors who was designated by the Memorial board of directors and whose appointment was subsequently unanimously approved—subject to completion of the merger—by the Range board of directors following receipt of the unanimous recommendation of such appointment from the Governance and Nominating Committee. Mr. Innamorati would serve as an independent director. In addition, Range has recently entered into a voting support and nomination agreement with Range’s largest stockholder, SailingStone Capital Partners LLC, and certain of that stockholder’s affiliates (collectively, “SailingStone”), in which Range and SailingStone have agreed to cooperate with each other in good faith to identify one new independent director to be appointed to the Range board of directors who is mutually agreeable to the Range board of directors and SailingStone.

Q:	Who will serve as executive management of Range following the completion of the merger?

A:	Following the completion of the merger, it is anticipated that each of the Range executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger:

• Jeffery L. Ventura	Chairman, President and Chief Executive Officer
• Roger S. Manny	Executive Vice President—Chief Financial Officer
• Ray N. Walker, Jr.	Executive Vice President—Chief Operating Officer
• John K. Applegath	Senior Vice President—Northern Marcellus Shale and Midcontinent Divisions
• Alan W. Farquharson	Senior Vice President—Reservoir Engineering & Economics
• Dori A. Ginn	Senior Vice President—Controller and Principal Accounting Officer
• David P. Poole	Senior Vice President—General Counsel and Corporate Secretary
• Chad L. Stephens	Senior Vice President—Corporate Development

Q:	What vote is required to approve each proposal?

A:	Range Stockholders: The approval of the issuance of shares of Range common stock to Memorial stockholders in connection with the merger requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote thereon, assuming a quorum is present. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The adjournment of the Range special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote thereon, regardless of whether there is a quorum. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Memorial Stockholders: The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of the outstanding shares of Memorial common stock entitled to vote thereon. Assuming a quorum is present, failures to vote, broker non-votes (if any) and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The adjournment of the Memorial special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon, regardless of whether there is a quorum. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Q:	How does the Range board of directors recommend that Range stockholders vote?

A:	The Range board of directors has determined that the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Range common stock to Memorial stockholders in connection with the merger) are in the best interests of Range and its stockholders. Accordingly, the Range board of directors unanimously recommends that Range stockholders vote “FOR” the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger and “FOR” the proposal to approve the adjournment of the Range special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	How does the Memorial board of directors recommend that Memorial stockholders vote?

A:	The Memorial board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of Memorial stockholders, and approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, the Memorial board of directors unanimously recommends that Memorial stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:	No. If your shares are held through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your bank, broker or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your bank, broker or other nominee may not vote your shares on any of the proposals to be considered at the Range special meeting or the Memorial special meeting, as applicable, and a broker non-vote will result.

Under the current rules of the NYSE, banks, brokers or other nominees do not have discretionary authority to vote on any of the proposals at the Range special meeting. Because the only proposals for consideration at the Range special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at such meeting. However, if there are any broker non-votes, they will have no effect on (i) the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger (assuming a quorum is present) or (ii) the proposal to approve the adjournment of the Range special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Under the current rules of the NASDAQ, banks, brokers or other nominees do not have discretionary authority to vote on any of the proposals at the Memorial special meeting. Because the only proposals for consideration at the Memorial special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at such meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and (iii) no effect on the proposal to approve the adjournment of the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Range or Memorial or by voting in person at the special meeting unless you first obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Range Stockholders: Assuming a quorum is present, if you fail to attend the Range special meeting in person and do not vote by proxy, it will not have any effect on the vote for the proposals; however, if you attend the Range special meeting and abstain or mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” (i) the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger, and (ii) the proposal to approve the adjournment of the Range special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Memorial Stockholders: Assuming a quorum is present, if you fail to attend the Memorial special meeting in person and do not vote by proxy, it will have (i) the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and (iii) no effect on the proposal to approve the adjournment of the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

If you attend the Memorial special meeting and abstain or mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” (i) the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, (ii) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers based on or otherwise related to the proposed transactions and (iii) the proposal to approve the adjournment of the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	Range Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Range common stock should be voted on a proposal, the shares of Range common stock represented by your proxy will be voted as the Range board of directors recommends and, therefore, “FOR” (i) the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger and (ii) the proposal to approve the adjournment of the Range special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Memorial Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Memorial common stock should be voted on a proposal, the shares of Memorial common stock represented by your proxy will be voted as the Memorial board of directors recommends and, therefore, “FOR” (i) the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, (ii) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and (iii) the proposal to approve the adjournment of the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the record holder of either Range or Memorial stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•	attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person.

Simply attending the Range special meeting or the Memorial special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Secretary of Range or Memorial, as applicable, no later than the beginning of the applicable special meeting.

Regardless of the method used to deliver your previous proxy, you may revoke your proxy by any of the above methods.

If you hold shares of either Range or Memorial in “street name”: If your shares are held in street name, you must contact your bank, broker or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Memorial common stock?

A:	The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a reorganization, a U.S. holder of Memorial common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Memorial common stock for shares of Range common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Range common stock. For further information, see “Material U.S. Federal Income Tax Consequences” beginning on page 148.

The U.S. federal income tax consequences described above may not apply to all holders of Memorial common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	Range and Memorial hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur late in the third quarter of 2016. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Range and Memorial could result in the merger being completed at an earlier time, a later time or not at all.

Q:	What happens if the merger is not completed?

A:	If the issuance of Range common stock in the merger is not approved by Range stockholders or if the merger is not completed for any other reason, Memorial stockholders will not receive any form of consideration for the Memorial common stock they own in connection with the merger. In the event the merger agreement is terminated by either Range or Memorial because of the failure to obtain Range stockholder approval, then Range will pay to Memorial a no vote expense payment equal to $25,000,000. In the event the merger agreement is terminated by either Range or Memorial because of the failure to obtain Memorial stockholder approval, then Memorial will pay Range a no vote expense payment equal to $25,000,000. In certain circumstances, Memorial may be required to pay Range a termination fee of $75,000,000, or Range may be required to pay Memorial a termination fee of either $125,000,000 or $300,000,000. See the section titled “The Merger Agreement—Termination Fees and Expenses” of this joint proxy statement/prospectus for a discussion of these and other rights of each of Range and Memorial to terminate the merger agreement.

Q:	Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?

A:	Range Stockholders: If you are a Range stockholder, after the merger is completed, you are not required to take any action with respect to your shares of Range common stock.

Memorial Stockholders: If you are a Memorial stockholder, after the merger is completed, each share of Memorial common stock that you hold will be converted automatically into the right to receive 0.375 of a share of Range common stock together with cash (without interest) in lieu of any fractional shares, as applicable. You do not need to take any action at this time.

Q:	Are stockholders entitled to appraisal rights?

A:	No. Neither the stockholders of Range nor the stockholders of Memorial are entitled to appraisal rights in connection with the merger under Delaware law, under the certificate of incorporation or bylaws of either company or otherwise.

Q:	What happens if I sell my shares of Memorial common stock before the Memorial special meeting?

A:	The record date for the Memorial special meeting is earlier than the date of the Memorial special meeting and the date that the merger is expected to be completed. If you transfer your Memorial shares after the Memorial record date but before the Memorial special meeting, you will retain your right to vote at the Memorial special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of both Range and Memorial common stock or you own shares of Range or Memorial common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a bank, broker or other nominee or you may own shares through more than one bank, broker or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms you receive in order to vote all of the shares of Range and/or Memorial common stock that you own. Each proxy card you receive will come with its own self-addressed, stamped envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	How can I find out more information?

A:	For more information about Range and Memorial, see the section titled “Where You Can Find More Information” beginning on page 189.

Q:	Who can help answer my questions?

A:	Range stockholders who have questions about the merger, the other matters to be voted on at the special meetings or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022.

Memorial stockholders who have questions about the merger, the other matters to be voted on at the special meetings or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022.

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Range and Memorial special meetings. Range and Memorial urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section titled “Where You Can Find More Information” beginning on page 189. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Range Resources Corporation

Range Resources Corporation, a Delaware corporation, is a Fort Worth, Texas-based independent natural gas, NGLs and oil company, engaged in the exploration, development and acquisition of natural gas and oil properties. Range’s activity is mostly focused in the Appalachian region of the United States. As of December 31, 2015, Range had estimated proved reserves of approximately 9,900 Bcfe, including 6,278 Bcf of natural gas, 549,135 Mbbls of NGLs and 53,193 Mbbls of oil. Range’s strategy is to commit to environmental protection and workplace and community safety, concentrate in core operating areas, maintain a multi-year drilling inventory, focus on cost efficiency, maintain a long-life reserve base and market its products to a large number of customers in different markets under a variety of commercial terms. As of June 30, 2016, Range had approximately $2.6 billion of debt. For the six months ended June 30, 2016, Range’s average production was approximately 1,401 Mmcfed.

Range’s common stock is traded on the NYSE under the symbol “RRC.”

The principal executive offices of Range are located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, and Range’s telephone number is (817) 870-2601. Additional information about Range and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 189.

Memorial Resource Development Corp.

Memorial Resource Development Corp., a Delaware corporation, is a Houston, Texas-based independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. Substantially all of Memorial’s activity is in the Terryville Complex of North Louisiana, where it targets over-pressured, liquids-rich natural gas opportunities in multiple zones in the Cotton Valley Formation. Memorial’s primary objective is to build shareholder value through growth in reserves, production and cash flows by developing and expanding its significant portfolio of drilling locations. To achieve its objective, Memorial’s strategy is to maintain a disciplined, growth oriented financial strategy, grow production, reserves and cash flows through the development of its extensive drilling inventory, enhance returns through prudent capital allocation and continued improvements in operational and capital efficiencies, exploit additional development opportunities on current acreage, and make opportunistic acquisitions that meet its strategic and financial objectives.

As of December 31, 2015, Memorial had estimated proved reserves of approximately 1,378 Bcfe of natural gas equivalents. As of June 30, 2016, Memorial had approximately $1.1 billion of debt. For the six months ended June 30, 2016, Memorial’s average production was approximately 435 Mmcfed. These estimated proved reserves, debt and average production for Memorial exclude amounts attributable to discontinued operations.

Memorial’s common stock is traded on the NASDAQ under the symbol “MRD.”

The principal executive offices of Memorial are located at 500 Dallas Street, Suite 1800, Houston, Texas 77002, and Memorial’s telephone number is (713) 588-8300. Additional information about Memorial and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 189.

Medina Merger Sub, Inc.

Medina Merger Sub, Inc., a wholly owned subsidiary of Range, is a Delaware corporation that was formed on May 13, 2016 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into Memorial, with Memorial surviving as a wholly owned subsidiary of Range.

The Meetings

The Range Special Meeting (see page 42)

The special meeting of Range stockholders will be held at The Worthington Renaissance Hotel, Live Oak Room V, 200 Main Street, Fort Worth, Texas 76102, on September 15, 2016, at 10:00 a.m., local time. The special meeting of Range stockholders is being held to consider and vote on:

•	a proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger;

•	a proposal to approve the adjournment of the Range special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval by Range stockholders of the issuance of Range common stock pursuant to the merger agreement.

Only record holders of shares of Range common stock at the close of business on August 10, 2016, the record date for the Range special meeting, are entitled to notice of, and to vote at, the Range special meeting. At the close of business on the record date, the only outstanding voting securities of Range were common stock, and 170,090,361 shares of Range common stock were issued and outstanding, approximately 2,387,295 of which were owned and entitled to be voted by Range directors and executive officers. The Range directors and executive officers are currently expected to vote their shares in favor of each Range proposal listed above.

With respect to each Range proposal listed above, Range stockholders may cast one vote for each share of Range common stock that they own as of the Range record date. The proposal to approve the issuance of Range common stock requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote thereon. The proposal to approve the adjournment of the Range special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote on the proposal, regardless of whether there is a quorum.

No business may be transacted at the Range special meeting unless a quorum is present. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Range common stock in connection with the merger, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Range stockholders may be asked to vote on a proposal to adjourn the Range special meeting in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Unless otherwise agreed to by Range and Memorial, the special meeting may not be adjourned or postponed to a date more than 20 business days after the date for which the meeting was previously scheduled and the special meeting may not be adjourned or postponed to a date on or after two business days before December 15, 2016.

Reasons for the Merger; Recommendation of the Range Board of Directors (see page 66)

After careful consideration, the Range board of directors determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Range and its stockholders, approved the merger and the merger agreement and recommended to the holders of Range common stock the approval of the issuance of Range common stock to Memorial stockholders in connection with the merger. For more information regarding the factors considered by the Range board of directors in reaching its decisions relating to its recommendations, see the section titled “The Merger—Range’s Reasons for the Merger; Recommendation of the Range board of directors.” The Range board of directors unanimously recommends that Range stockholders vote “FOR” the proposal to approve the issuance of Range common stock pursuant to the merger agreement and “FOR” the proposal to approve the adjournment of the Range special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Range common stock.

Opinion of Range’s Financial Advisor (see page 69)

On May 15, 2016, Credit Suisse Securities (USA) LLC (“Credit Suisse”) rendered its oral opinion to the Range board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Range board of directors dated the same date) as to, as of May 15, 2016, the fairness, from a financial point of view, to Range of the exchange ratio in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Range board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to Range of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any holder of Range common stock as to how such holder should vote or act on any matter relating to the merger.

The Memorial Special Meeting (see page 47)

The special meeting of Memorial stockholders will be held at Memorial’s offices at 500 Dallas Street, Suite 1800, Houston, Texas 77002, on September 15, 2016, at 10:00 a.m., local time. The special meeting of Memorial stockholders is being held in order to consider and vote on:

•	a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 53 and 125, respectively;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger; and

•	a proposal to approve the adjournment of the Memorial special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Completion of the merger is conditioned on approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Memorial stockholders. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, a Memorial stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on Memorial or Range, and the approval of that proposal is not a condition to the completion of the merger.

Only record holders of shares of Memorial common stock at the close of business on August 10, 2016, the record date for the Memorial special meeting, are entitled to notice of, and to vote at, the Memorial special meeting. At the close of business on the record date, the only outstanding voting securities of Memorial were common stock, and 206,034,330 shares of Memorial common stock were issued and outstanding and entitled to vote at the Memorial special meeting, approximately 1,361,432 of which were owned and entitled to be voted by Memorial directors and executive officers (exclusive of shares beneficially owned by Kenneth A. Hersh and Jay C. Graham as those shares are subject to the voting and support agreement with Range discussed in the paragraph below). The Memorial directors and executive officers are currently expected to vote their shares in favor of each of the Memorial proposals listed above.

In connection with the execution of the merger agreement, MRD Holdco LLC, Jay Graham (Memorial’s chief executive officer), Anthony Bahr and WHR Incentive LLC (a limited liability company controlled by Mr. Graham and Mr. Bahr) entered into a voting and support agreement with Range (referred to in this joint proxy statement/prospectus as the “voting and support agreement”). The Memorial stockholders that executed the voting and support agreement have agreed to vote all of the Memorial shares held by them in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 47.7% of the issued and outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. In addition, certain other stockholders of Memorial who are not party to the voting and support agreement are party to the existing voting agreement, pursuant to which those stockholders are required to vote all of the shares of Memorial common stock that they own as directed by MRD Holdco LLC. As of the date of this joint proxy statement/prospectus, those additional stockholders hold and are entitled to vote in the aggregate approximately 2.7% of the outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. Accordingly, as long as the Memorial board of directors does not change its recommendation with respect to such proposal (in which case the voting and support obligations of such stockholders would terminate), and as long as those additional stockholders retain ownership of their shares of Memorial common stock through the record date for the Memorial special meeting, approval of that proposal at the Memorial special meeting is nearly assured. See “The Merger Agreement—Voting and Support Agreement” beginning on page 143 for more information.

With respect to each Memorial proposal listed above, Memorial stockholders may cast one vote for each share of Memorial common stock that they own as of the Memorial record date. The proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of the outstanding shares of Memorial common stock entitled to vote thereon. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the special meeting and entitled to vote thereon, assuming a quorum is present. The proposal to approve adjournment of the Memorial special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the special meeting and entitled to vote thereon, regardless of whether there is a quorum.

No business may be transacted at the Memorial special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, than is required, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Memorial stockholders may be asked to vote on a proposal to adjourn the Memorial special meeting in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which cases a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Unless otherwise agreed to by Range and Memorial, the special meeting may not be adjourned or postponed to a date more than 20 business days after the date for which the meeting was previously scheduled and the special meeting may not be adjourned or postponed to a date on or after two business days before December 15, 2016.

Reasons for the Merger; Recommendation of the Memorial Board of Directors (see page 78)

The Memorial board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of Memorial stockholders, and approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. For more information regarding the factors considered by the Memorial board of directors in reaching its decision to recommend the approval of the merger agreement, see the section titled “The Merger—Memorial’s Reasons for the Merger; Recommendation of the Memorial board of directors.” The Memorial board of directors unanimously recommends that Memorial stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the Memorial special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Opinions of Memorial’s Financial Advisors (see page 83)

Opinion of Barclays Capital Inc.

Memorial engaged Barclays Capital Inc., or Barclays, to act as its financial advisor with respect to the merger. On May 15, 2016, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Memorial board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio provided for in the merger is fair, from a financial point of view, to the holders of Memorial common stock (other than shares held by Memorial as treasury shares or shares held by Range or Merger Sub or by any wholly owned subsidiary of Range, Merger Sub or Memorial, which we collectively refer to in this joint proxy statement/prospectus as “excluded shares”). The full text of Barclays’ written opinion, dated as of May 15, 2016, is attached as Annex C to this joint proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. The summary of Barclays’ opinion is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion is addressed to the Memorial board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of Memorial common stock (other than excluded shares) as of the date of the opinion and does not constitute a recommendation to any stockholder of Memorial as to how such stockholder should vote with respect to the merger or any other matter. Barclays was not requested to address, and its opinion does not in any manner address, Memorial’s underlying business decision to proceed with or effect the merger.

For a more complete discussion of Barclays’ opinion, see “The Merger-Opinions of Memorial’s Financial Advisors-Opinion of Barclays Capital Inc.” beginning on page 83.

Opinion of Morgan Stanley & Co. LLC

Memorial retained Morgan Stanley & Co. LLC, which we refer to in this joint proxy statement/prospectus as “Morgan Stanley,” in connection with the merger. On May 15, 2016, Morgan Stanley rendered to the Memorial board of directors its oral opinion, subsequently confirmed in writing on May 15, 2016, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Memorial common stock (other than excluded shares). The full text of Morgan Stanley’s written opinion, dated as of May 15, 2016, to the Memorial board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex D to, and is incorporated by reference into, this joint proxy statement/prospectus. The summary of the opinion of Morgan Stanley in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. We encourage you to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety.

Morgan Stanley’s opinion was rendered for the benefit of the Memorial board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of Memorial common stock (other than excluded shares) as of the date of the opinion. Morgan Stanley’s opinion does not address any of the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Memorial, nor does it address the underlying business decision of Memorial to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which Range common stock will trade following the consummation of the merger or at any time. The opinion was addressed to, and rendered for the benefit of, the Memorial board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of Memorial common stock as to how to vote or act on any matter with respect to the merger.

For a more complete discussion of Morgan Stanley’s opinion, see “The Merger—Opinions of Memorial’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC.” beginning on page 94.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Range and Memorial encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement” beginning on page 125.

Form of the Merger (see page 125)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Range that was formed for the sole purpose of effecting the merger, will merge with and into Memorial. Memorial will survive the merger and become a wholly owned subsidiary of Range.

Merger Consideration (see page 125)

Memorial stockholders will have the right to receive 0.375 of a share of Range common stock for each share of Memorial common stock they hold immediately prior to the effective time of the merger (the “exchange ratio”) and, in lieu of any fractional shares, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Range common stock multiplied by (ii) the volume weighted average price of Range common stock for the five consecutive trading days immediately prior to the closing date of the merger as reported by Bloomberg, L.P. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Memorial or Range. As a result, the implied value of the consideration to Memorial stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger. Based on the closing price of Range common stock on the NYSE on May 13, 2016, the last trading day before public announcement of the merger, the aggregate value of the merger consideration payable to Memorial stockholders was approximately $3.2 billion.

Treatment of Memorial LTIP Restricted Stock Awards (see page 137)

Effective immediately prior to the effective time of the merger, each outstanding share of unvested restricted Memorial common stock will fully vest and any applicable restrictions will lapse and, at the effective time of the merger, each such share will be treated as a share of Memorial common stock, including with respect to the right to receive 0.375 of a fully vested share of Range common stock.

Expected Timing of the Merger

Range and Memorial currently expect the closing of the merger to occur late in the third quarter of 2016. However, the merger is subject to the satisfaction or waiver of conditions as described in the merger agreement, and it is possible that factors outside the control of Range and Memorial could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 138)

The obligations of Range, Memorial and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions to completion of the merger on or prior to the closing date:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Memorial common stock entitled to vote thereon;

•	approval of the issuance of Range common stock pursuant to the merger agreement by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Range special meeting on that proposal;

•

expiration or termination of any waiting periods or the receipt of any consent required to be obtained for the consummation of the merger and the other transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this joint proxy statement/prospectus as the “HSR Act”) (on June 17, 2016, Range and Memorial were notified by U.S. antitrust authorities that the waiting period under the HSR Act had expired);

•	absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings pending before the SEC for that purpose; and

•	authorization for the listing on the NYSE of the shares of Range common stock to be issued in connection with the merger, subject to official notice of issuance.

In addition, Range’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Memorial set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, unless otherwise specified and subject to certain materiality thresholds;

•	performance of, or compliance with, in all material respects, all obligations required to be performed or complied with by Memorial under the merger agreement on or prior to the effective time;

•	receipt of a certificate executed by an executive officer of Memorial, dated the closing date, confirming the satisfaction of the conditions described in the preceding two bullets;

•	receipt by Range of a tax opinion from counsel, including an opinion that (i) the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Memorial, Range and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368 of the Code; and

•	the consummation of the transactions contemplated by the Purchase and Sale Agreement (the “MEMP GP PSA”) dated as of April 27, 2016 by and between MEMP and Memorial, as a result of which Memorial would cease to own any interest in the general partner of MEMP, a publicly-traded oil and gas exploration and production master limited partnership (the transactions contemplated by the MEMP GP PSA were consummated on June 1, 2016).

In addition, Memorial’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Range set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, unless otherwise specified and subject to certain materiality thresholds;

•	performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with by Range and Merger Sub under the merger agreement on or prior to the effective time;

•	receipt by Memorial of a certificate executed by an executive officer of Range, dated the closing date, confirming the satisfaction of the conditions described in the preceding two bullets; and

•	receipt by Memorial of a tax opinion from counsel, including an opinion that (i) the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Memorial, Range and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368 of the Code.

No Solicitation of Competing Proposals (see page 132)

The merger agreement generally precludes Memorial from soliciting or engaging in discussions or negotiations with respect to a proposal competing with the transactions contemplated by the merger agreement. However, if Memorial receives a proposal meeting certain requirements from a third party, and the Memorial board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal is, or would or would reasonably be expected to lead to, a superior proposal that meets certain requirements as set forth in the merger agreement, Memorial may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing proposal. See the section titled “The Merger Agreement—No Solicitation of Competing Proposals.”

Changes in Board Recommendations (see page 134)

The merger agreement generally provides that, subject to the exceptions described below, Memorial may not change its recommendation that Memorial stockholders adopt the merger agreement, and Range may not change its recommendation that Range stockholders approve the issuance of Range common stock in the merger.

However, notwithstanding the foregoing, the merger agreement provides that, prior to obtaining Memorial stockholder approval of the merger, Memorial—in response to a bona fide competing proposal that did not result from a material breach of the no-shop covenants and certain related covenants—may effect a change of recommendation, or terminate the merger agreement (subject to Memorial’s obligation to pay the termination fee as described below in “The Merger Agreement—Effect of Termination”), after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.” In addition, the merger agreement provides that, prior to obtaining Memorial stockholder approval of the merger and in response to an intervening event with respect to Memorial, Memorial may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.

The merger agreement also provides that, prior to obtaining Range stockholder approval of the proposed issuance of Range common stock in the merger and in response to an intervening event with respect to Range, the Range board of directors or any committee thereof may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.

Termination of the Merger Agreement (see page 139)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether (except as described below) before or after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Range and Memorial;

•	by either Range or Memorial:

•	if any governmental entity denies a required approval and such denial has become final and nonappealable, or issues a final and nonappealable order permanently enjoining or otherwise prohibiting the completion of the merger, unless the terminating party’s failure to comply with any material covenant or agreement under the merger agreement has been the cause of or resulted in such denial;

•	if the merger is not consummated by on or before 5:00 p.m. Houston time on December 15, 2016, unless the failure to close by that date is due to the failure of the terminating party to perform any of its material covenants or agreements under the merger agreement;

•	upon a terminable breach of the other party (as described under “The Merger Agreement—Termination of the Merger Agreement”);

•	if the Range stockholders fail to approve the issuance of Range common stock in the merger at the Range special meeting; or

•	if the Memorial stockholders fail to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Memorial special meeting;

•	by Range:

•	prior to obtaining approval of the Memorial stockholders, if the Memorial board of directors makes a change of recommendation;

•	prior to obtaining approval of the Memorial stockholders, if Memorial is in violation in any material respect of the covenants in the merger agreement relating to the filing of this joint proxy statement/prospectus or the obligation to hold the Memorial stockholder meeting;

•	prior to obtaining approval of the proposed issuance of Range common stock, in order to enter into a definitive agreement with respect to a Range alternative proposal, if the Range board of directors determines in good faith in accordance with the merger agreement that such proposal is a Range superior proposal, and that the failure to terminate the merger agreement would be inconsistent with its duties under applicable law (provided that Range contemporaneously pays the applicable termination fee described below) (in each as described under “The Merger Agreement—Termination of the Merger Agreement”);

•	by Memorial:

•	prior to obtaining the approval of the Memorial stockholders, in order to enter into a definitive agreement with respect to a Memorial superior proposal in a manner allowed by certain exceptions to the no-shop covenants (provided that Memorial contemporaneously pays the applicable termination fee described below);

•	prior to obtaining approval of the proposed issuance of Range common stock in the merger, if Range or Merger Sub is in violation in any material respect of the covenants in the merger agreement relating to the filing of this joint proxy statement/prospectus or the obligation to hold the Range stockholder meeting; or

•	if the Range board of directors or any committee thereof has made a change of recommendation.

Termination Fees and Expenses (see page 141)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus. In the event the merger agreement is terminated by either Range or Memorial because of the failure to obtain Range stockholder approval, then Range will pay to Memorial a no vote expense payment equal to $25,000,000. In the event the merger agreement is terminated by either Range or Memorial because of the failure to obtain Memorial stockholder approval, then Memorial will pay Range a no vote expense payment equal to $25,000,000. In certain circumstances, Memorial may be required to pay Range a termination fee of $75,000,000, or Range may be required to pay Memorial a termination fee of $125,000,000 or an alternative proposal fee of $300,000,000. See the section titled “The Merger Agreement—Termination Fees and Expenses” beginning on page 141 for a discussion of the circumstances under which such termination fee or no vote expense payment will be required to be paid.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 167)

The governing corporate documents of Memorial differ from the governing corporate documents of Range, in some cases materially. As a result, Memorial stockholders that receive Range common stock as merger consideration will have different rights once they become stockholders of Range. These differences are described in detail under the section titled “Comparison of Rights of Range Stockholders and Memorial Stockholders.”

Listing of Shares of Range Common Stock; De-Listing and Deregistration of Shares of Memorial Common Stock (see page 123)

It is a condition to the completion of the merger that the shares of Range common stock to be issued to Memorial stockholders be authorized for listing on the NYSE at the effective time of the merger, subject to official notice of issuance. Upon completion of the merger, shares of Memorial common stock currently listed on the NASDAQ will cease to be listed for trading on the NASDAQ and will be subsequently deregistered under the Exchange Act.

Interests of Memorial Directors and Executive Officers in the Merger (see page 114)

Memorial’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Memorial stockholders generally. The members of the Memorial board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that Memorial stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

These interests include:

•	Each Memorial executive officer (other than Mr. Graham) is a party to a change in control agreement with Memorial that could provide that executive with potential compensation and benefits in the event that the executive is involuntarily terminated in connection with the merger.

•	Memorial’s directors and executive officers hold equity compensation plan awards under the Memorial Resource Development Corp. 2014 Long Term Incentive Plan (the “Memorial LTIP”), the vesting of which will be accelerated as a result of the merger, in accordance with the terms of those awards and the merger agreement.

•	Upon adoption of the merger agreement by Memorial stockholders, MRD Holdco LLC is permitted to distribute its shares of Memorial common stock to, among others, MRD Holdco LLC’s members, including certain Memorial officers and employees. The shares of Memorial common stock received by those Memorial officers and employees will be entitled to receive the merger consideration.

•	Memorial’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, as more fully described in “The Merger Agreement—Indemnification and Insurance” beginning on page 137.

Regulatory Clearances Required to Complete the Transactions (see page 120)

Consummation of the merger is subject to the expiration or termination of any applicable waiting period under the HSR Act. On June 6, 2016, Range and Memorial filed Notification and Report Forms with the Antitrust Division of the Department of Justice, which is referred to as the Antitrust Division, and the Federal Trade Commission, which is referred to as the FTC. On June 17, 2016, Range and Memorial were notified by U.S. antitrust authorities that the waiting period under the HSR Act had expired. See “The Merger—Regulatory Clearances Required for the Merger.”

Board of Directors and Executive Management Following the Merger (see page 119)

The merger agreement provides that, upon completion of the merger, Range will increase the size of the Range board of directors by one member and fill the position created by that increase with one member of the Memorial board of directors who has been designated by the Memorial board of directors. However, that designation is subject to the review by, and approval and recommendation of, the Governance and Nominating Committee of the Range board of directors.

It is anticipated that, following the completion of the merger, the Range board of directors will have ten members, consisting of the nine individuals serving on the Range board of directors as of the date of this joint proxy statement/prospectus and Robert A. Innamorati, an independent member of the Memorial board of directors who was designated by the Memorial board of directors and whose appointment was subsequently unanimously approved—subject to completion of the merger—by the Range board of directors following receipt of the unanimous recommendation of such appointment from the Governance and Nominating Committee. Mr. Innamorati would serve as an independent director. In addition, Range and SailingStone have recently agreed, among other things, to cooperate with each other in good faith to identify one new independent director to be appointed to the Range board of directors who is mutually agreeable to the Range board of directors and SailingStone. See “The Range Special Meeting—SailingStone Voting Support and Nomination Agreement” beginning on page 46 for more information.

Following the completion of the merger, it is anticipated that each of the Range executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger.

No Appraisal Rights (see page 123)

Neither the holders of shares of Range common stock nor the holders of shares of Memorial common stock are entitled to appraisal rights in connection with the merger in accordance with Delaware law, nor do the certificates of incorporation or bylaws of either company provide any stockholder with any such appraisal rights.

Exchange of Shares in the Merger (see page 126)

Prior to the effective time of the merger, Range will enter into an agreement with Memorial’s transfer agent or another entity reasonably acceptable to Memorial to act as agent for the holders of Memorial common stock in connection with the merger and to receive the merger consideration and cash sufficient to pay cash (without interest) in lieu of fractional shares to which holders of fractional shares may become entitled. At the effective time of the merger, each share of Memorial common stock outstanding immediately prior to the effective time will be converted into the right to receive 0.375 of a share of Range common stock.

Promptly after the effective time of the merger, but in no event later than three business days after the closing date of the merger, Range will cause the exchange agent to mail to each holder of Memorial common stock a stock certificate or a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates shall pass, only upon proper delivery of such certificates to the exchange agent, or in the case of book entry shares, upon adherence to the procedures set forth in the letter of transmittal. Such letter of transmittal will also include instructions explaining the procedure for surrendering Memorial stock certificates in exchange for shares of Range common stock or, in the case of book entry shares, the surrender of such shares for payment of the merger consideration.

After the effective time of the merger, shares of Memorial common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate or book entry share, if any, that previously represented shares of Memorial common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of Range common stock and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates. With respect to such shares of Range common stock deliverable upon the surrender of Memorial stock certificates or book entry shares, until holders of such Memorial stock certificates or book entry shares have surrendered such stock certificates or book entry shares to the exchange agent, those holders will not receive dividends or distributions declared or made with respect to such shares of Range common stock with a record date after the effective time of the merger.

Memorial stockholders will not receive any fractional shares of Range common stock pursuant to the merger. Instead of any fractional shares, Memorial stockholders will be paid an amount in cash (without interest) for such fraction of a share calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the volume weighted average price of Range common stock for the five consecutive trading days immediately ending on the closing date of the merger as reported by Bloomberg, L.P.

Range stockholders need not take any action with respect to their stock certificates.

Anticipated Accounting Treatment (see page 151)

Range prepares its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The merger will be accounted for using the acquisition method of accounting with Range being considered the acquirer of Memorial for accounting purposes. This means that Range will allocate the purchase price to the fair value of Memorial’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Material U.S. Federal Income Tax Consequences (see page 148)

The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Memorial common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Memorial common stock for shares of Range common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Range common stock.

As a condition to the completion of the merger, Memorial and Range will each have received an opinion, dated as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. An opinion of counsel represents such counsel’s best legal judgment but is not binding on the Internal Revenue Service (the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

The tax opinions regarding the merger will not address any U.S. federal tax consequences other than U.S. federal income tax consequences, or any U.S. state, local or non-U.S. tax consequences, of the merger. The opinions will be based on certain assumptions and representations as to factual matters from Range and Memorial, as well as certain covenants and undertakings by Range and Memorial. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Range nor Memorial is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

Risk Factors (see page 33)

In evaluating the merger, in addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the risk factors relating to the merger and each of Range and Memorial beginning on page 33.

Summary Selected Consolidated Financial Data

Summary Selected Consolidated Historical Financial Data of Range

The following table sets forth Range’s selected consolidated historical financial information that has been derived from (1) Range’s consolidated financial statements as of December 31, 2015, 2014, 2013, 2012 and 2011 and (2) Range’s consolidated financial statements for the six months ended June 30, 2016 and 2015. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its consolidated financial statements and notes thereto in Range’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each of which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of operations data for the years ended December 31, 2012 and 2011 and selected balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from Range’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 189.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands, except per share data)
Consolidated statements of operations data:
Revenues and other income:
Natural gas, NGLs and oil sales	$434,093	$583,536	$1,089,644	$1,911,989	$1,715,676	$1,351,694	$1,173,266
Derivative fair value income (loss)	(75,890)	88,048	416,364	383,520	(61,825)	41,437	40,087
Brokered natural gas, marketing and other	75,007	35,824	92,060	130,548	116,577	15,441	15,030

Total revenues and other income:	433,210	707,408	1,598,068	2,426,057	1,770,428	1,408,572	1,228,383

Costs and expenses:
Direct operating	44,725	71,917	136,363	150,483	128,091	115,905	112,972
Transportation, gathering and compression	262,107	184,624	396,739	325,289	256,242	192,445	120,755
Production and ad valorem taxes	11,936	19,170	33,860	44,555	45,240	67,120	27,666
Brokered natural gas and marketing	77,483	48,593	115,866	129,980	131,786	20,434	11,986
Exploration	11,698	12,911	21,406	63,548	64,409	69,807	81,367
Abandonment and impairment of unproved properties	17,687	23,821	47,619	47,079	51,918	125,278	79,703
General and administrative	86,721	104,293	194,015	213,426	291,171	173,813	151,191
Memorial merger expenses	2,621	—	—	—	—	—	—
Termination costs	167	6,367	15,070	8,371	—	—	—
Deferred compensation plan	41,802	(12,906)	(77,627)	(74,550)	55,296	7,203	43,209
Interest	75,497	82,686	166,439	168,977	176,557	168,798	125,052
Loss on early extinguishment of debt	—	—	22,495	24,596	12,280	11,063	18,576
Depletion, depreciation and amortization	242,951	299,185	581,155	551,032	492,397	445,228	341,221
Impairment of proved properties and other assets	43,040	—	590,174	28,024	7,753	35,554	38,681
Loss (gain) on the sale of assets	4,947	(2,734)	406,856	(285,638)	(92,291)	(49,132)	(2,259)

Total costs and expenses	923,382	837,927	2,650,430	1,395,172	1,620,849	1,383,516	1,150,120

(Loss) income from continuing operations before income taxes	(490,172)	(130,519)	(1,052,362)	1,030,885	149,579	25,056	78,263
Income tax (benefit) expense:
Current	—	—	29	1	(143)	(1,778)	637
Deferred	(173,526)	(39,609)	(338,706)	396,502	34,000	13,832	34,920

	(173,526)	(39,609)	(338,677)	396,503	33,857	12,054	35,557

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands, except per share data)
Net (loss) income from continuing operations	(316,646)	(90,910)	(713,685)	634,382	115,722	13,002	42,706
Discontinued operations	—	—	—	—	—	—	15,320

Net (loss) income	$(316,646)	$(90,910)	$(713,685)	$634,382	$115,722	$13,002	$58,026

Net (loss) income per common share:
Basic—(loss) income from continuing operations	$(1.90)	$(0.55)	$(4.29)	$3.81	$0.71	$0.08	$0.26
—discontinued operations	—	—	—	—	—	—	0.10

—net (loss) income	$(1.90)	$(0.55)	$(4.29)	$3.81	$0.71	$0.08	$0.36

Diluted—(loss) income from continuing operations	$(1.90)	$(0.55)	$(4.29)	$3.79	$0.70	$0.08	$0.26
—discontinued operations	—	—	—	—	—	—	0.10

—net (loss) income	$(1.90)	$(0.55)	$(4.29)	$3.79	$0.70	$0.08	$0.36

Weighted average common shares outstanding:
Basic	166,964	166,230	166,389	163,625	160,438	159,131	158,030
Diluted	166,964	166,230	166,389	164,403	161,407	160,307	159,441

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands)
Consolidated statements of cash flow data:
Cash provided by (used in):
Operating activities	$169,604	$370,142	$683,700	$954,135	$743,538	$647,099	$631,637
Investing activities	(74,282)	(704,869)	(218,772)	(1,245,456)	(983,436)	(1,528,558)	(547,981)
Financing activities	(95,411)	334,800	(464,905)	291,421	239,994	881,619	(86,412)

	As of June 30,		As of December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands)
Consolidated balance sheets data:
Total assets	$6,380,179	$8,753,003	$6,900,031	$8,704,604	$7,203,127	$6,685,604	$5,806,080
Total long-term debt	2,566,961	3,411,072	2,651,303	3,030,824	3,095,971	2,835,054	1,935,577
Stockholders’ equity	2,464,927	3,381,414	2,759,658	3,457,429	2,414,452	2,357,392	2,392,420

Summary Selected Consolidated Historical Financial Data of Memorial

The following table sets forth Memorial’s selected consolidated historical financial information that has been derived from (1) Memorial’s consolidated financial statements as of and for the years ended December 31, 2015, 2014, 2013 and 2012 and (2) Memorial’s consolidated financial statements as of and for the six months ended June 30, 2016 and 2015. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its consolidated financial statements and notes thereto in Memorial’s Current Report on Form 8-K filed on July 28, 2016, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each of which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of operations data and cash flow data for the year ended December 31, 2012 and selected balance sheet data as of December 31, 2013 and 2012 have been derived from Memorial’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of June 30, 2015 has been derived from Memorial’s unaudited consolidated financial statements as of June 30, 2015, which have not been incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 189.

	Six Months Ended June 30		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012
	(In thousands, except per share data)
Statement of Operations Data:
Revenues:
Oil & natural gas sales	$180,064	$165,628	$374,042	$409,070	$219,552	$110,590
Other revenues	—	—	—	12	—	—

Total revenues	180,064	165,628	374,042	409,082	219,552	110,590
Costs and expenses:
Lease operating	14,903	9,076	24,903	17,570	17,207	15,782
Gathering, processing, and transportation	45,294	29,052	72,554	45,956	17,666	6,887
Gathering, processing, and transportation—affiliate	27,643	3,813	25,403	—	—	—
Exploration	7,058	2,956	8,969	13,853	1,034	460
Taxes other than income	5,855	5,915	14,896	12,610	8,699	8,270
Depreciation, depletion, and amortization	125,357	76,359	188,742	128,238	70,903	37,048
Impairment of proved oil and natural gas properties	—	—	—	24,576	2,528	5,877
Incentive unit compensation expense	52,569	26,340	35,142	943,949	34,997	9,510
General and administrative	35,154	23,299	46,288	38,549	35,414	24,565
Accretion of asset retirement obligations	295	216	417	533	593	551
(Gain) loss on commodity derivative instruments	54,175	(77,727)	(281,249)	(257,734)	(3,161)	(10,500)
(Gain) loss on sale of properties	50	50	(47)	3,057	(82,773)	(2)
Other, net	—	—	—	(1)	2	464

Total costs and expenses	368,353	99,349	136,018	971,156	103,109	98,912

Operating income (loss)	(188,289)	66,279	238,024	(562,074)	116,443	11,678
Other income (expense):
Interest expense, net	(24,124)	(19,369)	(39,396)	(50,283)	(24,948)	(8,283)
Loss on extinguishment of debt	—	—	—	(37,248)	—	—
Other, net	(108)	(101)	(1,022)	320	143	534

Total other income (expense)	(24,232)	(19,470)	(40,418)	(87,211)	(24,805)	(7,749)

Income (loss) from continuing operations before income taxes	(212,521)	46,809	197,606	(649,285)	91,638	3,929
Income tax benefit (expense)	22,405	(22,914)	(100,005)	(102,392)	(1,311)	1

Net income (loss) from continuing operations	(190,116)	23,895	97,601	(751,677)	90,327	3,930
Net income (loss) from discontinued operations	(160,522)	(276,517)	(395,491)	115,614	61,005	23,067

Net income (loss)	(350,638)	(252,622)	(297,890)	(636,063)	151,332	26,997
Net income (loss) attributable to noncontrolling interest	(160,354)	(274,666)	(393,538)	126,788	49,830	(2,701)

Net income (loss) attributable to Memorial Resource Development Corp.	(190,284)	22,044	95,648	(762,851)	101,502	29,698
Net (income) loss allocated to members	—	—	—	(20,305)	(90,712)	7,620
Net (income) loss allocated to previous owners	—	—	—	(1,425)	(10,790)	(37,318)
Net (income) allocated to participating restricted stockholders	—	(150)	(734)	—	—	—
Net (income) loss from discontinued operations	168	227	327	(314)	—	—

Net income (loss) available to common stockholders	$(190,116)	$22,121	$95,241	$(784,895)	$—	$—

Earnings per common share from continuing operations:
Basic	$(0.93)	$0.12	$0.49	$(4.08)	$—	$—

Diluted	$(0.93)	$0.12	$0.49	$(4.08)	$—	$—

	Six Months Ended June 30		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012
	(In thousands, except per share data)
Cash Flow Data:
Net cash flow provided by operating activities—continuing operations	$151,947	$183,699	$412,742	$225,690	$88,472	$56,421
Net cash used in investing activities—continuing operations	(245,507)	(196,800)	(922,784)	(430,732)	(152,759)	(188,907)
Net cash provided by (used in) financing activities—continuing operations	85,964	(69,197)	425,412	99,487	(801)	101,807

Balance Sheet Data:
Working capital	$51,472	$132,098	$450,950	$266,685	$44,909	$63,189
Total assets	2,100,696	4,448,704	5,082,849	4,559,826	2,796,817	2,459,304
Total debt	1,103,902	753,234	1,012,064	770,545	853,859	229,200
Total equity	693,637	1,326,459	1,467,921	1,702,964	858,132	1,276,709

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined consolidated statements of operations data for the six months ended June 30, 2016 and year ended December 31, 2015 have been prepared to give effect to the merger as if the merger had been completed on January 1, 2015. The unaudited pro forma condensed combined consolidated balance sheet data at June 30, 2016 have been prepared to give effect to the merger as if the merger was completed on June 30, 2016. The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included in this joint proxy statement/prospectus beginning on page 152.

The pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP, with Range treated as the acquirer. Under the acquisition method of accounting, Range will record all assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of closing. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. The sources and amounts of merger transaction expenses may also differ from that assumed in the following pro forma adjustments. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
	(In thousands, except per share amounts)
Pro forma statement of operations data:
Natural gas, NGL and oil sales	$614,157	$1,347,917
Net loss	(425,419)	(298,837)
Loss per share, basic	(1.74)	(1.23)
Loss per share, diluted	(1.74)	(1.23)

As of June 30, 2016
(In thousands)
Pro forma balance sheet data:
Cash and cash equivalents	$392
Total assets	11,368,934
Long-term debt	3,686,811
Stockholder’s equity	5,419,809

Summary Pro Forma Combined Oil and Natural Gas Reserve and Production Data

The following table presents selected unaudited pro forma information regarding Range’s proved reserves as of December 31, 2015 after giving effect to the acquisition of Memorial’s proved reserves as if they were acquired on December 31, 2015.

The following estimates of the net proved oil and natural gas reserves of Range’s oil and gas properties as of December 31, 2015 are based on evaluations prepared by Range’s internal reservoir engineers. Wright & Company, Inc., an independent petroleum engineering firm conducted an audit of 94% of Range’s proved reserves. The following estimates of the net proved oil and natural gas reserves of Memorial’s oil and gas properties as of December 31, 2015 (which exclude net proved oil and natural gas reserves attributable to discontinued operations) are based on evaluations prepared by Memorial’s internal reservoir engineers and were audited by independent petroleum engineers Netherland, Sewell & Associates, Inc.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

These estimates were calculated using the 12-month average of the first day of the month reference prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs.

Estimated Quantities of Oil and Natural Gas Reserves as of

December 31, 2015

	Range Historical	Memorial Historical	Range Pro Forma Combined
Estimated proved reserves:
Natural gas (Mmcf)	6,277,697	973,814	7,251,511
NGLs (Mbbls)	549,135	54,160	603,295
Crude oil (Mbbls)	53,193	13,154	66,347
Natural gas equivalents (Mmcfe)(a)	9,891,663	1,377,694	11,269,357

Estimated proved developed reserves:
Natural gas (Mmcf)	3,376,165	443,983	3,820,148
NGLs (Mbbls)	309,306	24,583	333,889
Crude oil (Mbbl)	31,679	6,101	37,780
Natural gas equivalents (Mmcfe)(a)	5,422,075	628,081	6,050,156

(a)	Oil and NGLs are converted to mcfe at the rate of one barrel equals six mcf based upon the approximate relative energy content of oil to natural gas, which is not indicative of the relationship of oil and natural gas prices.

As of June 30, 2016, significant changes in the pro forma estimates of total proved natural gas, NGLs and oil reserve quantities since December 31, 2015 were (1) Range’s sale of certain Oklahoma reserves of approximately 26,681 mmcfe in the second quarter 2016 and (2) the sale of an approximately 139,207 mmcfe non-operated working interest reserves in Northeast Pennsylvania in first quarter 2016.

The following table sets forth summary pro forma information with respect to Range’s and Memorial’s combined oil and natural gas production for the year ended December 31, 2015 and six months ended June 30, 2016. This pro forma information gives effect to the merger as if each had occurred on January 1, 2015.

The Range and Memorial production data presented below was derived from Range’s Annual Report on Form 10-K for the year ended December 31, 2015, Memorial’s Current Report on Form 8-K filed on July 28, 2016 and their respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2016.

	Six Months Ended June 30, 2016
	Range Historical	Memorial Historical	Range Pro Forma Combined
Production:
Natural gas (Mmcf)	167,865	59,227	227,092
NGLs (Mbbls)	12,841	2,612	15,453
Crude oil (Mbbls)	1,694	715	2,409
Total Mmcfe(a)	255,072	79,189	334,261

	Year Ended December 31, 2015
	Range Historical	Memorial Historical	Range Pro Forma Combined
Production:
Natural gas (Mmcf)	362,687	98,269	460,956
NGLs (Mbbls)	20,356	3,249	23,605
Crude oil (Mbbls)	4,084	1,331	5,415
Total Mmcfe(a)	509,328	125,749	635,077

(a)	Oil and NGLs are converted to mcfe at the rate of one barrel equals six mcf based upon the approximate relative energy content of oil to natural gas, which is not indicative of the relationship of oil and natural gas prices.

Unaudited Comparative Per Share Data

The following table sets forth certain historical net income (loss) per share of Range and Memorial and per share book value information on an unaudited pro forma combined basis after giving effect to the merger.

Historical per share data of Range for the year ended December 31, 2015 and the six months ended June 30, 2016 was derived from Range’s historical financial statements for the respective periods. Historical per share data of Memorial for the year ended December 31, 2015 and the six months ended June 30, 2016 was derived from Memorial’s historical financial statements for the respective periods. This information should be read together with the consolidated financial statements and related notes of Range and Memorial that are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 189.

Unaudited pro forma combined per share data for the year ended December 31, 2015 and the six months ended June 30, 2016 was derived and should be read in conjunction with the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 152. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Historical-Range:
Net loss per share:
Basic	$(1.90)	$(4.29)
Diluted	(1.90)	(4.29)
Cash dividends(1)(3)	0.04	0.16
Net book value per share	14.49	16.29
Historical-Memorial:
Net income (loss) per share from continuing operations:
Basic	$(0.93)	$0.49
Diluted	(0.93)	0.49
Cash dividends(2)(3)	—	—
Net book value per share	3.37	4.01
Pro forma combined:
Net loss per share:
Basic	$(1.74)	$(1.23)
Diluted	(1.74)	(1.23)
Net book value per share-diluted	21.91	n/a

(1)	On June 1, 2016, Range announced the declaration of a dividend of $0.02 per share of outstanding Range common stock, payable on June 30, 2016 and with a record date of the close of business on June 15, 2016. Future decisions to pay dividends on Range common stock will be at the discretion of the Range board of directors and will depend on the financial condition, results of operations, capital requirements, and other factors that the Range board of directors may deem relevant.
(2)	Since its initial public offering, Memorial has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of Memorial common stock in the foreseeable future.
(3)	The merger agreement prohibits Range and Memorial (unless consented to in advance by the other, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to their respective stockholders stock until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. Memorial has consented to the dividend that Range announced on June 1, 2016.

Comparative Market Prices

The following table shows the closing sale prices of Range common stock as reported on the NYSE and Memorial common stock as reported on the NASDAQ as of May 13, 2016, the last full trading day before public announcement of the merger, and as of August 9, 2016, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.

	Range Common Stock	Memorial Common Stock	Memorial Equivalent Per Share
May 13, 2016	$42.01	$13.45	$15.75
August 9, 2016	$38.84	$14.51	$14.57

The market price of Range common stock and Memorial common stock will fluctuate prior to the merger. Range stockholders and Memorial stockholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

Litigation Relating to the Merger

In July 2016, three separate class action lawsuits relating to the merger were filed by alleged stockholders (“Plaintiffs”) against Memorial and the members of the Memorial board of directors. These lawsuits are styled (i) Roger Mariani v. Memorial Resource Development Corp., et al., Case No. 4:16-cv-2042, in the United States District Court for the Southern District of Texas, Houston Division; (ii) Joel Morris v. Memorial Resource Development Corp., et al., Case No. 4:16-cv-2183, in the United States District Court for the Southern District of Texas, Houston Division and (iii) Robert Hawkins v. Memorial Resource Development Corp., et. al., Case No. 4:16-cv-2201, in the United States District Court for the Southern District of Texas, Houston Division. The Morris action also names Range and Medina Merger Sub, Inc. as additional defendants.

Plaintiffs allege that this joint proxy statement/prospectus omits allegedly material information concerning, in general and among other things, (i) the valuation analyses prepared by Barclays and Morgan Stanley in connection with their respective fairness opinions, (ii) the financial projections utilized by Barclays and Morgan Stanley and (iii) the background of the merger. Based on these allegations, Plaintiffs allege that (i) the defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and (ii) members of the Memorial board of directors have violated Section 20(a) of the Exchange Act. Plaintiffs also allege, in general and among other things, that the terms of the merger are (i) unfair to our stockholders and (ii) the result of an inadequate process.

Based on these allegations, Plaintiffs seek to enjoin the defendants from proceeding with or consummating the merger. To the extent that the merger is consummated before injunctive relief is granted, Plaintiffs seek to have the merger rescinded. Plaintiffs also seek attorneys’ fees.

Plaintiffs have not yet served the defendants, and the defendants’ date to answer, move to dismiss, or otherwise respond to the lawsuits has not yet been set. The defendants cannot predict the outcome of the lawsuits or any others that might be filed, nor can the defendants predict the amount of time and expense that will be required to resolve the lawsuits. The defendants intend to vigorously defend the lawsuits.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect Range’s and/or Memorial’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Range’s and Memorial’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

Although Range and Memorial believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined company to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 33, as well as, among others, risks and uncertainties relating to:

•	Failure to obtain the required votes of Range’s or Memorial’s stockholders;

•	The time required to complete the merger;

•	Uncertainty as to whether the conditions to closing the merger will be satisfied or whether the merger will be completed;

•	The diversion of management time on merger-related issues;

•	The ultimate timing, outcome and results of integrating the operations of Range and Memorial;

•	The effects of the business combination of Range and Memorial, including the combined company’s future financial condition, results of operations, strategy and plans;

•	Potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; expected benefits from the merger and the ability of Range to realize those benefits;

•	Expectations regarding regulatory approval of the merger;

•	The results of any merger-related litigation, settlements and investigations;

•	Variations in market demand for, and prices of, natural gas, NGLs and oil;

•	Ability to hedge future commodity price risk;

•	The timing and successful drilling and completion of natural gas and oil wells;

•	Availability of capital and the ability to repay indebtedness when due;

•	Availability of rigs and other operating equipment;

•	Amounts, timing and types of capital expenditures and operating expenses;

•	Ability to raise capital to fund capital expenditures;

•	Timely and full receipt of sale proceeds from the sale of production;

•	The ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	Interest rate volatility;

•	Results of borrowing base redeterminations under the revolving credit facility;

•	Compliance with covenants under the revolving credit facility;

•	Uncertainties in the estimation of proved reserves and the net present values of these reserves, and in the projection of future rates of production and timing of development expenditures;

•	Operating hazards attendant to the natural gas and oil business;

•	Operational hazards that are generally not recoverable from third parties or insurance;

•	Expansion and development trends of the oil and gas industry;

•	Potential mechanical failure or under-performance of significant wells, production facilities, processing plants or pipeline mishaps;

•	Weather conditions;

•	Availability and cost of material and equipment;

•	Actions or inactions of third-party operators of the combined company’s properties;

•	Actions or inactions of third-party operators of pipelines or processing facilities;

•	The ability to find and retain skilled personnel;

•	Strength and financial resources of competitors;

•	Federal and state regulatory developments and approvals;

•	Environmental risks and ability to satisfy future environmental costs;

•	Worldwide economic conditions;

•	Drilling and operating costs, production rates and ultimate reserve recoveries;

•	Restrictions on permitting activities;

•	Expanded rigorous monitoring and testing requirements imposed by law, regulatory authorities or otherwise;

•	Legislation that may regulate drilling activities and increase or remove liability caps for claims of damages from oil spills;

•	Ability to obtain insurance coverage on commercially reasonable terms;

•	Accidental spills, blowouts and pipeline ruptures;

•	Impact of new and potential legislative and regulatory changes on operating and safety standards for the domestic oil and gas exploration and production industry;

•	Financial flexibility;

•	Potential triggering of change of control provisions in certain agreements to which Memorial is a party; and

•	Other financial, operational and legal risks and uncertainties detailed from time to time in either Range’s or Memorial’s SEC filings.

Range and Memorial caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Range’s and Memorial’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, neither Range nor Memorial undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements concerning Range, Memorial, the proposed transaction or other matters and attributable to Range or Memorial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for any of the proposals described in this joint proxy statement/prospectus. In addition, you should read and consider the risks associated with each of the businesses of Range and Memorial because these risks will also affect the combined company following the merger. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 in the case of Range and Memorial stockholders, as those risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 189.

Risk Factors Relating to Range and Memorial

Range’s and Memorial’s businesses are and will be subject to the risks described in Range’s and Memorial’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 189.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Range’s or Memorial’s stock price.

At the effective time, each share of Memorial common stock outstanding immediately prior to the effective time will be converted into the right to receive 0.375 of a share of Range common stock. This exchange ratio will not be adjusted for changes in the market price of either Range common stock or Memorial common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Range common stock prior to the merger will affect the value of Range common stock that Memorial common stockholders will receive on the date of the merger. The exchange ratio will be adjusted proportionally to reflect the effect of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, with respect to Range common stock or Memorial common stock between the date of signing the merger agreement and completion of the merger.

The prices of Range common stock and Memorial common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholders meeting. As a result, the value represented by the exchange ratio will also vary, and you will not know or be able to calculate the market value of the merger consideration you will receive upon completion of the merger. For example, based on the range of closing prices of Range common stock during the period from May 13, 2016, the last trading day before public announcement of the merger, through August 9, 2016, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $17.30 to a low of $13.37 for each share of Memorial common stock.

In addition, the merger might not be completed until a significant period of time has passed after the respective special stockholder meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Range common stock or Memorial common stock, the market value of the Range common stock issued in connection with the merger and the Memorial common stock surrendered in connection with the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of Range or Memorial prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Range and Memorial. Neither Range nor Memorial is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

A large portion of the shares of Range common stock to be issued to Memorial’s largest stockholder in the merger will not be subject to any lock-up provisions, which could adversely affect the post-effective time market price of the Range common stock.

Approximately 36% of the outstanding shares of Memorial common stock is held by MRD Holdco LLC, which is owned by three related private equity funds. Those private equity funds intend to distribute—after the completion of the Memorial stockholder vote and before or after the effective time of the merger—a total of approximately 26% of the outstanding shares of Memorial common stock, or approximately 8% of the outstanding Range common stock on a pro forma basis for the merger, to approximately 500 different limited partners. If distributed before the effective time of the merger, under the terms of the merger, those shares of Memorial common stock to be distributed to the limited partners will be converted in the merger into a total of approximately 8% of the outstanding Range common stock on a pro forma basis for the merger.

In either case, those shares will not be subject to lock-up restrictions and will be freely tradable on the open market. If those limited partners elected to sell a significant portion of those shares of Range common stock at the same time, or in close proximity with each other, that sales activity could potentially have an adverse effect on the market price for Range common stock.

Current Range stockholders will have a reduced ownership and voting interest in the combined company after the merger.

Based on the estimated number of shares of Memorial common stock that will be outstanding immediately prior to the closing of the merger, we estimate that Range will issue approximately 77.3 million shares of Range common stock to Memorial stockholders in the merger. As a result of these issuances, current Range and Memorial stockholders are expected to hold approximately 69% and 31%, respectively, of the combined company’s outstanding common stock immediately following completion of the merger.

Range stockholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. Each Range stockholder will remain a stockholder of Range with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage of Range prior to the merger. As a result of these reduced ownership percentages, Range stockholders will have less voting power in the combined company than they now have with respect to Range.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Range and Memorial are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of Range and Memorial to retain key management personnel and other key employees. Current and prospective employees of Range and Memorial may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Range and Memorial to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Range and Memorial to the same extent that Range and Memorial have previously been able to attract or retain their own employees.

The transactions are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The merger is subject to a number of other conditions beyond Range’s and Memorial’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that we expect to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 138.

Failure to complete the merger could negatively impact the future business and financial results of Range and Memorial.

Neither Range nor Memorial can make any assurances that it will be able to satisfy all of the conditions to the merger or succeed in any litigation brought in connection with the merger. If the merger is not completed, the financial results of Range and/or Memorial may be adversely affected and Range and/or Memorial will be subject to several risks, including but not limited to:

•	being required to pay a termination fee of either $125,000,000 or $300,000,000, in the case of Range, or $75,000,000, in the case of Memorial, or a no vote expense payment of $25,000,000, under certain circumstances provided in the merger agreement;

•	payment of costs relating to the merger, such as legal, accounting, financial advisor and printing fees, regardless of whether the merger is completed;

•	having had the focus of each company’s management on the merger instead of on pursuing other opportunities that could have been beneficial to each company; and

•	being subject to litigation related to any failure to complete the merger.

If the merger is not completed, Memorial and Range cannot assure their stockholders that these risks will not materialize and will not materially and adversely affect the business, financial results and stock prices of Memorial or Range.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of either Range or Memorial from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee to the other party.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Memorial’s ability to solicit, initiate, or knowingly encourage or knowingly facilitate, directly or indirectly, any inquiry or proposal in respect of a competing third-party proposal for the acquisition of Memorial’s stock, business or assets. In addition, pursuant to the merger agreement, Range has agreed that, unless required by law, it will not (i) enter into, participate or engage in or continue any discussions or negotiations with respect certain transactions if such action would or would reasonably be expected to prevent, materially delay or materially impede Range’s or Merger Sub’s ability to consummate any of the transactions contemplated by the merger agreement or (ii) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by the merger agreement. In addition, in certain circumstances, Memorial may be required to pay Range a termination fee of $75,000,000, or Range may be required to pay Memorial a termination fee of either $125,000,000 or $300,000,000. See “The Merger Agreement—No Solicitation of Competing Proposals” beginning on page 132, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 139 and “The Merger Agreement—Termination Fees and Expenses” beginning on page 141.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Memorial or Range from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Range or Memorial determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to—or better than—the terms of the merger.

Memorial’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Memorial stockholders generally.

Memorial’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Memorial stockholders generally. The members of the Memorial board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Memorial’s stockholders that the merger agreement be approved. These interests include: (i) each Memorial executive officer (other than Mr. Graham) is a party to a change in control agreement with Memorial that could provide that executive with potential compensation and benefits in the event the executive is involuntarily terminated in connection with the merger, (ii) Memorial’s directors and executive officers hold equity compensation plan awards under the Memorial LTIP , the vesting of which awards will be accelerated as a result of the merger, in accordance with the terms of those awards and the merger agreement, (iii) upon adoption of the merger agreement by Memorial stockholders, MRD Holdco is permitted to distribute its shares of Memorial common stock to, among others, MRD Holdco LLC’s members, including certain Memorial officers and employees, and the shares of Memorial common stock received by those Memorial officers and employees will be entitled to receive the merger consideration and (iv) Memorial’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, as more fully described in “The Merger Agreement—Indemnification and Insurance” beginning on page 137.

MRD Holdco LLC, Jay Graham, Anthony Bahr and WHR Incentive LLC have entered into the voting and support agreement with Range in connection with the execution of the merger agreement. See “The Merger Agreement—Voting and Support Agreement” beginning on page 143 for more information.

The Memorial board of directors was aware of these interests at the time it approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. If you are a Memorial stockholder, these interests may cause Memorial’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger—Interests of Memorial Directors and Executive Officers in the Merger” beginning on page 114 for more information.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of Memorial may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, Memorial and Range will each have received a tax opinion described in the section titled “The Merger Agreement—Conditions to Completion of the Merger,” dated as of the closing date of the merger, including an opinion that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Range and Memorial, as well as certain covenants and undertakings by Range and Memorial. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. In addition, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a “reorganization,” a holder of Memorial common stock would recognize taxable gain or loss upon the exchange of Memorial common stock for Range common stock pursuant to the merger. See “Material U.S. Federal Income Tax Consequences” beginning on page 148.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Memorial is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which Memorial is a party. If Range and Memorial are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Range and Memorial are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Memorial or the combined company.

Memorial and Range are subject to litigation related to the merger, and it is possible that additional claims may be brought by the current plaintiffs or others.

Memorial and Range are subject to litigation related to the merger. See “The Merger—Litigation Relating to the Merger.” It is possible that additional claims beyond those that have already been filed will be brought by the current plaintiffs or by others in an effort to enjoin the merger or seek monetary relief from Memorial or Range. Memorial and Range cannot predict the outcome of these lawsuits, or others, nor can they predict the amount of time and expense that will be required to resolve any such lawsuits. An unfavorable resolution of any such litigation surrounding the merger could delay or prevent their consummation. In addition, the costs of defending any such litigation, even if resolved in Memorial’s or Range’s favor, could be substantial and such litigation could distract Memorial and Range from pursuing the consummation of the merger and other potentially beneficial business opportunities.

Risk Factors Relating to the Combined Company Following the Merger

The combined company’s debt may limit its financial flexibility.

As of June 30, 2016, Range had $3.0 million outstanding under its credit facility and a total of $2.6 billion in principal amount of senior notes and senior subordinated notes. In addition, the combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a significant portion of the combined company’s income from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•	covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may not be able to refinance or extend the term of the existing debt on favorable terms or at all which would have a material effect on its ability to continue operations;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt;

•	the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•	the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

The failure to integrate successfully the businesses of Range and Memorial in the expected timeframe would adversely affect the combined company’s future results following the merger.

The merger involves the integration of two companies that currently operate independently. The success of the merger will depend—in large part—on the ability of the combined company to realize the anticipated benefits, including cost savings, innovation and operational efficiencies, from combining the businesses of Range and Memorial. To realize these anticipated benefits, the businesses of Range and Memorial must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include the following:

•	the inability to successfully integrate the businesses of Range and Memorial in a manner that permits the combined company to achieve the full benefit of synergies, cost savings and operational efficiencies that are anticipated to result from the merger;

•	complexities associated with managing the larger, more complex combined business;

•	complexities associated with integrating the workforces of the two companies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger, including one-time cash costs to integrate the two companies that may exceed the anticipated range of such one-time cash costs that Range and Memorial estimated as of the date of execution of the merger agreement;

•	difficulty or inability to refinance the debt of the combined company or comply with the covenants thereof;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Any of these difficulties in successfully integrating the businesses of Range and Memorial, or any delays in the integration process, could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger and could adversely affect the combined company’s business, financial results, financial condition and stock price. Even if the combined company is able to integrate the business operations of Range and Memorial successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that Range and Memorial currently expect from this integration or that these benefits will be achieved within the anticipated time frame.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Range’s or Memorial’s business, and the combined company will have significant operations in an oil and gas producing region in which Range has not recently operated. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of Range and Memorial.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Range and Memorial. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and benefits. While Range and Memorial have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses could result in the combined company’s taking charges against earnings following the completion of the merger, and the amount and timing of any such charges are uncertain at present.

Financial projections by Range and Memorial may not prove to be reflective of actual future results.

In connection with the merger, Range and Memorial prepared and considered, among other things, internal financial forecasts for Range and Memorial, respectively. These financial projections include assumptions regarding future operating cash flows, expenditures and growth and of Range and Memorial. They speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results, could have a material adverse effect on the combined company’s share price and financial position following the merger. For additional information regarding these financial projections, see “The Merger—Certain Prospective Unaudited Financial and Operating Information of Range and Memorial” beginning on page 108.

The pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial information contained in this document is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 152. The actual financial condition and results of operations of the combined company following the merger may not be consistent with—or evident from—this pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Uncertainty about the merger and diversion of management could harm the combined company following the merger.

The combined company’s success will be dependent upon the experience and industry knowledge of its officers and other key employees. The merger could result in current and prospective employees’ experiencing uncertainty about their future with the combined company following the merger. These uncertainties may impair the ability of the combined company to retain, recruit or motivate key personnel. In addition, completion of the merger and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the combined company following the merger.

The combined company may not be able to utilize a portion of Memorial’s or Range’s net operating loss carryforwards to offset future taxable income for U.S. federal tax purposes, which could adversely affect the combined company’s net income and cash flows.

As of December 31, 2015, Memorial had federal income tax net operating loss carryforwards (“NOLs”) of approximately $169.7 million, which will expire in 2034 and 2035, and Range had regular NOLs of approximately $620.6 million and alternative minimum tax NOLs of approximately $539.3 million, which will expire between 2018 and 2035. Utilization of these NOLs depends on many factors, including the combined company’s future taxable income, which cannot be predicted with any accuracy. In addition, Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), generally imposes an annual limitation on the amount of an NOL that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) change their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period, taking into account for this purpose only those stockholders (or groups of stockholders) who are deemed to own at least 5% of the corporation’s stock. In the event that an ownership change has occurred—or were to occur—with respect to a corporation following its recognition of an NOL, utilization of this NOL would be subject to an annual limitation under Section 382, generally determined by multiplying the value of the corporation’s stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in Section 382. However, this annual limitation would be increased under certain circumstances by recognized built-in gains of the corporation existing at the time of the ownership change. Any unused annual limitation with respect to an NOL generally may be carried over to later years, subject to the expiration of the NOL 20 years after it arose.

We believe Memorial will undergo an ownership change as a result of its acquisition pursuant to the merger, and the corresponding annual limitation associated with that change in ownership may prevent the combined company from fully utilizing—prior to their expiration—Memorial’s NOLs as of the effective time of the merger. While Range’s issuance of stock pursuant to the merger would, standing alone, be insufficient to result in an ownership change with respect to Range, the determination of whether Range will undergo an ownership change as a result of the merger will be dependent upon other changes in ownership of Range stock occurring within the relevant three-year period described above, which cannot be predicted or determined with accuracy until after they occur. If Range were to undergo an ownership change, the combined company may be prevented from fully utilizing Range’s NOLs as of the time of the merger prior to their expiration. Future changes in stock ownership or future regulatory changes could also limit the combined company’s ability to utilize Memorial’s or Range’s NOLs. To the extent the combined company is not able to offset future taxable income with Memorial’s or Range’s NOLs, the combined company’s net income and cash flows may be adversely affected.

THE COMPANIES

Range Resources Corporation

Range Resources Corporation, a Delaware corporation, is a Fort Worth, Texas-based independent natural gas, NGLs and oil company, engaged in the exploration, development and acquisition of natural gas and oil properties. Range’s activity is mostly focused in the Appalachian region of the United States. As of December 31, 2015, Range had estimated proved reserves of approximately 9,900 Bcfe, including 6,278 Bcf of natural gas, 549,135 Mbbls of NGLs and 53,193 Mbbls of oil. Range’s strategy is to commit to environmental protection and workplace and community safety, concentrate in core operating areas, maintain a multi-year drilling inventory, focus on cost efficiency, maintain a long-life reserve base and market its products to a large number of customers in different markets under a variety of commercial terms. As of June 30, 2016, Range had approximately $2.6 billion of debt. For the six months ended June 30, 2016, Range’s average production was approximately 1,401 Mmcfed.

Range’s common stock is traded on the NYSE under the symbol “RRC.”

The principal executive offices of Range are located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, and Range’s telephone number is (817) 870-2601. Additional information about Range and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 189.

Memorial Resource Development Corp.

Memorial Resource Development Corp., a Delaware corporation, is a Houston, Texas-based independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. Substantially all of Memorial’s activity is in the Terryville Complex of North Louisiana, where it targets over-pressured, liquids-rich natural gas opportunities in multiple zones in the Cotton Valley Formation. Memorial’s primary objective is to build shareholder value through growth in reserves, production and cash flows by developing and expanding its significant portfolio of drilling locations. To achieve its objective, Memorial’s strategy is to maintain a disciplined, growth oriented financial strategy, grow production, reserves and cash flows through the development of its extensive drilling inventory, enhance returns through prudent capital allocation and continued improvements in operational and capital efficiencies, exploit additional development opportunities on current acreage, and make opportunistic acquisitions that meet its strategic and financial objectives.

As of December 31, 2015, Memorial had estimated proved reserves of approximately 1,378 Bcfe of natural gas equivalents. As of June 30, 2016, Memorial had approximately $1.1 billion of debt. For the six months ended June 30, 2016, Memorial’s average production was approximately 435 Mmcfed. These estimated proved reserves, debt and average production for Memorial exclude amounts attributable to discontinued operations.

Memorial’s common stock is traded on the NASDAQ under the symbol “MRD.”

The principal executive offices of Memorial are located at 500 Dallas Street, Suite 1800, Houston, Texas 77002, and Memorial’s telephone number is (713) 588-8300. Additional information about Memorial and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 189.

Medina Merger Sub, Inc.

Medina Merger Sub, Inc., a wholly owned subsidiary of Range, is a Delaware corporation that was formed on May 13, 2016 for the sole purpose of effecting the merger. In the merger, Medina Merger Sub, Inc. will be merged with and into Memorial, with Memorial surviving as a wholly owned subsidiary of Range.

THE RANGE SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Range stockholders as part of a solicitation of proxies by the Range board of directors for use at the Range special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Range stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Range special meeting.

Date, Time and Place

The special meeting of Range stockholders will be held at The Worthington Renaissance Hotel, Live Oak Room V, 200 Main Street, Fort Worth, Texas 76102, on September 15, 2016, at 10:00 a.m., local time.

Purpose of the Range Special Meeting

At the Range special meeting, Range stockholders will be asked to consider and vote on the following:

•	a proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger;

•	a proposal to approve the adjournment of the Range special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval of the issuance of shares of Range common stock to Memorial stockholders in connection with the merger.

Recommendation of the Range Board of Directors

At a special meeting held on May 15, 2016, the Range board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Range common stock to Memorial stockholders in connection with the merger, are in the best interests of Range and its stockholders. Accordingly, the Range board of directors unanimously recommends that Range stockholders vote “FOR” the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger and “FOR” the proposal to approve the adjournment of the Range special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Range stockholders should read carefully this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Range Record Date; Stockholders Entitled to Vote

The record date for the Range special meeting is August 10, 2016. Only record holders of shares of Range common stock at the close of business on such date are entitled to notice of, and to vote at, the Range special meeting. At the close of business on the record date, Range’s only outstanding class of voting securities was the Range common stock, and 170,090,361 shares of Range common stock were issued and outstanding. A list of the Range stockholders of record who are entitled to vote at the Range special meeting will be available for inspection by any Range stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Range special meeting at Range’s executive offices at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102 and will also be available at the Range special meeting for examination by any stockholder present at such meeting.

Each share of Range common stock outstanding on the record date for the Range special meeting is entitled to one vote on each proposal and any other matter coming before the Range special meeting.

Voting by Range’s Directors and Executive Officers

At the close of business on the record date for the Range special meeting, Range directors and executive officers were entitled to vote 2,387,295 shares of Range common stock or approximately 1.4% of the shares of Range common stock outstanding on that date. The Range directors and executive officers are currently expected to vote their shares in favor of all Range proposals.

Quorum

No business may be transacted at the Range special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at the Range special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Range common stock in connection with the merger, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Range stockholders may be asked to vote on a proposal to adjourn the Range special meeting in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which cases a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Range common stock represented at the Range special meeting, including shares that are represented but that vote to abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum.

Required Vote

The required votes to approve the Range proposals are as follows:

•	The issuance of shares of Range common stock to Memorial stockholders in connection with the merger requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote on the proposal, assuming a quorum is present. Each share of Range common stock outstanding on the record date for the Range special meeting is entitled to one vote on this proposal. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The adjournment of the Range special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote on the proposal, regardless of whether there is a quorum. Each share of Range common stock outstanding on the record date for the Range special meeting is entitled to one vote on this proposal. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Range stock at the close of business on the record date for the Range special meeting, a proxy card is enclosed for your use. Range requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Range proxy card, (ii) calling the toll-free number listed on the Range proxy card or (iii) submitting your Range proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Range common stock represented by it will be voted at the Range special meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Range common stock represented are to be voted with regard to a particular proposal, the Range common stock represented by the proxy will be voted in accordance with the recommendation of the Range board of directors and, therefore, “FOR” the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger and “FOR” the proposal to adjourn the Range special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Range board of directors has no knowledge of any business that will be presented for consideration at the Range special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Range’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Range special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Range common stock on the record date for the Range special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the Range special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., eastern time, on September  14, 2016 to ensure that the proxies are voted.

Shares Held in Street Name

If you hold shares of Range common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Range or by voting in person at the Range special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Range common stock on behalf of their customers may not give a proxy to Range to vote those shares without specific instructions from their customers.

If you are a Range stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Range proposals.

Voting in Person

If you plan to attend the Range special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the Range special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of Range common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	Giving written notice to Range’s corporate secretary;

•	Delivering a valid, later-dated proxy or a later-dated vote by telephone or on the internet in a timely manner; or

•	Voting by ballot at the special meeting.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Range Resources Corporation

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 870-2601

Attention: Corporate Secretary

If your shares are held in “street name” through a broker, bank or other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Solicitation of Proxies

Range is soliciting proxies for the Range special meeting from its stockholders. In accordance with the merger agreement, Range will pay its own cost of soliciting proxies from its stockholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Range’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Range will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Range common stock. Range may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help ensure the presence in person or by proxy of the holders of the largest number of shares of Range common stock possible, Range has engaged Innisfree M&A Incorporated, a proxy solicitation firm (“Innisfree”), to solicit proxies on Range’s behalf. Range has agreed to pay Innisfree a proxy solicitation fee not to exceed $25,000 per month. Range will also reimburse Innisfree for its reasonable out-of-pocket costs and expenses.

Adjournments

The Range special meeting may be adjourned from time to time by the chairman of the meeting or by the affirmative vote of a majority of the shares of Range common stock, present in person or by proxy at the Range special meeting and entitled to vote thereon, regardless of whether there is a quorum, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Range common stock in connection with the merger, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Range stockholders may be asked to vote on a proposal to adjourn the Range special meeting in order to permit the further solicitation of proxies. Unless otherwise agreed to by Range and Memorial, the special meeting may not be adjourned or postponed to a date more than 20 business days after the date for which the meeting was previously scheduled and the special meeting may not be adjourned or postponed to a date on or after two business days before December  15, 2016.

SailingStone Voting Support and Nomination Agreement

On August 7, 2016, Range entered into a voting support and nomination agreement with SailingStone (the “SailingStone Agreement”). Based on beneficial ownership filings made by SailingStone with the SEC, SailingStone beneficially owns 18,406,655 shares (10.8%) of Range common stock and is Range’s largest stockholder. Range has filed a Current Report on Form 8-K with the SEC that describes the SailingStone Agreement in more detail, and that description is incorporated by reference into this joint proxy statement/prospectus.

Pursuant to the terms of the SailingStone Agreement, Range and SailingStone agreed, among other things, to cooperate with each other in good faith to identify one new independent director (the “Joint Appointee”) to be appointed to the Range board of directors who is mutually agreeable to the Range board of directors and SailingStone. The Joint Appointee must: (i) be “independent” within the meaning of all applicable securities laws and the rules under the New York Stock Exchange, (ii) not be or have been affiliated with SailingStone or Range, (iii) have a background in engineering and in the oil and gas sector, (iv) have a track record of creating shareholder value, and (v) have specific experience with respect to incentive compensation and other financial issues. Range also agreed to implement a stockholder engagement policy and to supplement its performance criteria for its short-term and long-term incentive compensation programs for the compensation award cycle that commences in 2017.

SailingStone has agreed to vote all shares of Range common stock with respect to which SailingStone has discretionary investment authority and discretionary voting authority as described below. At the Range special meeting, SailingStone has agreed to vote in favor of the issuance of shares of Range common stock to Memorial stockholders in connection with the merger. At Range’s 2017 annual meeting of stockholders, SailingStone has agreed to vote in accordance with the recommendations of the Range board of directors with respect to the election of directors and Range’s non-binding “say on pay” proposal to approve its executive compensation philosophy. SailingStone has also agreed that, during the Standstill Period described below, it will vote in accordance with the recommendations of the Range board of directors with respect to any other proposals or nominations proposed or supported by any other Range stockholder that (i) relate specifically to the merger, the election of directors or “say on pay” or otherwise relate to the makeup or structure of the Range board of directors or (ii) relate to certain extraordinary transactions described in the SailingStone Agreement.

SailingStone agreed to certain customary standstill provisions, effective as of the date of the SailingStone Agreement through the date that is 30 calendar days prior to the last date on which individuals may be nominated for election as directors at the first annual meeting of Range’s 2017 annual meeting of stockholders, unless SailingStone and Range agree to another date for the termination of the SailingStone Agreement (the “Standstill Period”).

None of the foregoing agreements is conditioned upon the consummation of the merger.

THE MEMORIAL SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Memorial stockholders as part of a solicitation of proxies by the Memorial board of directors for use at the Memorial special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Memorial stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Memorial special meeting.

Date, Time and Place

The special meeting of Memorial stockholders will be held at Memorial’s offices at 500 Dallas Street, Suite 1800, Houston, Texas 77002, on September 15, 2016, at 10:00 a.m., local time.

Purpose of the Memorial Special Meeting

At the Memorial special meeting, Memorial stockholders will be asked to consider and vote on the following:

•	a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	a proposal to approve, on an advisory (non-binding) basis the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger; and

•	a proposal to approve the adjournment of the Memorial special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Memorial stockholders, which requires the affirmative vote of a majority of the outstanding shares of Memorial common stock entitled to vote thereon. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, a Memorial stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on Memorial or Range, and the approval of that proposal is not a condition to the completion of the merger.

Recommendation of the Memorial Board of Directors

At a special meeting held on May 15, 2016, the Memorial board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of Memorial stockholders, and approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, the Memorial board of directors unanimously recommends that Memorial stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Memorial stockholders should read carefully this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Memorial Record Date; Stockholders Entitled to Vote

The record date for the Memorial special meeting is August 10, 2016. Only record holders of shares of Memorial common stock at the close of business on such date are entitled to notice of, and to vote at, the Memorial special meeting. At the close of business on the record date, the only outstanding voting securities of Memorial were shares of common stock, and 206,034,330 shares of Memorial common stock were issued and outstanding and entitled to vote at the Memorial special meeting. A list of the Memorial stockholders of record who are entitled to vote at the Memorial special meeting will be available for inspection by any Memorial stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Memorial special meeting at Memorial’s executive offices at 500 Dallas Street, Suite 1800, Houston, Texas 77002 and will also be available at the Memorial special meeting for examination by any stockholder present at such meeting.

Each share of Memorial common stock outstanding on the record date for the Memorial special meeting is entitled to one vote on each proposal and any other matter coming before the Memorial special meeting.

Voting by Memorial’s Directors and Executive Officers

At the close of business on the record date for the Memorial special meeting, Memorial directors and executive officers were entitled to vote 1,361,432 shares of Memorial common stock or approximately 0.7% of the shares of Memorial common stock issued and outstanding and entitled to vote at the Memorial special meeting (exclusive of shares beneficially owned by Kenneth A. Hersh and Jay C. Graham as those shares are subject to the voting and support agreement with Range discussed in the paragraph below). The Memorial directors and executive officers are currently expected to vote their shares in favor of all Memorial proposals.

In connection with the execution of the merger agreement, MRD Holdco LLC, Jay Graham (Memorial’s chief executive officer), Anthony Bahr and WHR Incentive LLC (a limited liability company controlled by Mr. Graham and Mr. Bahr) have entered into the voting and support agreement with Range. The Memorial stockholders that executed the voting and support agreement have agreed to vote all of the Memorial shares held by them in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 47.7% of the issued and outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. In addition, certain other stockholders of Memorial who are not party to the voting and support agreement are party to the existing voting agreement pursuant to which such stockholders are required to vote all of the shares of Memorial common stock that they own as directed by MRD Holdco LLC. As of the date of this joint proxy statement/prospectus, those additional stockholders hold and are entitled to vote in the aggregate approximately 2.7% of the outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. Accordingly, as long as the Memorial board of directors does not change its recommendation with respect to such proposal (in which case the voting and support obligations of such stockholders would terminate), and as long as those additional stockholders retain ownership of their shares of Memorial common stock through the record date for the Memorial special meeting, approval of that proposal at the Memorial special meeting is nearly assured. See “The Merger Agreement—Voting and Support Agreement” beginning on page 143 for more information.

Quorum

No business may be transacted at the Memorial special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at the Memorial special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present—or if fewer shares are voted in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Memorial stockholders may be asked to vote on a proposal to adjourn the Memorial special meeting in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which cases a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting. Unless otherwise agreed to by Range and Memorial, the special meeting may not be adjourned or postponed to a date more than 20 business days after the date for which the meeting was previously scheduled and the special meeting may not be adjourned or postponed to a date on or after two business days before December 15, 2016.

All shares of Memorial common stock represented at the Memorial special meeting, including shares that are represented but that abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum.

Required Vote

The required votes to approve the Memorial proposals are as follows:

•	The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of the outstanding shares of Memorial common stock entitled to vote on this proposal. Each share of Memorial common stock outstanding on the record date for the Memorial special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes (if any) and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on this proposal, assuming a quorum is present. Each share of Memorial common stock outstanding on the record date for of the Memorial special meeting is entitled to one vote on this proposal. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The approval of the adjournment of the Memorial special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on this proposal, regardless of whether there is a quorum. Each share of Memorial common stock outstanding on the record date for of the Memorial special meeting is entitled to one vote on this proposal. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Memorial stock at the close of business on the record date for the Memorial special meeting, a proxy card is enclosed for your use. Memorial requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Memorial proxy card, (ii) calling the toll-free number listed on the Memorial proxy card or (iii) submitting your Memorial proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Memorial common stock represented by it will be voted at the Memorial special meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Memorial common stock represented are to be voted with regard to a particular proposal, the Memorial common stock represented by the proxy will be voted in accordance with the recommendation of the Memorial board of directors and, therefore, “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the Memorial special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Memorial board of directors has no knowledge of any business that will be presented for consideration at the Memorial special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Memorial’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Memorial special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Memorial common stock on the record date for the Memorial special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the Memorial special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., eastern time, on September  14, 2016 to ensure that your vote is counted.

Shares Held in Street Name

If you hold shares of Memorial common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Memorial or by voting in person at the Memorial special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Memorial common stock on behalf of their customers may not give a proxy to Memorial to vote those shares without specific instructions from their customers.

If you are a Memorial stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Memorial proposals.

Voting in Person

If you plan to attend the Memorial special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the Memorial special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of Memorial common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by mail, telephone or through the internet); or

•	attending the Memorial special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Memorial special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, Texas 77002

(713) 588-8339

Attention: Corporate Secretary

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Solicitation of Proxies

Memorial is soliciting proxies for the Memorial special meeting from its stockholders. In accordance with the merger agreement, Memorial will pay its own cost of soliciting proxies from its stockholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Memorial’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Memorial will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Memorial common stock. Memorial may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help ensure the presence in person or by proxy of the largest number of stockholders possible, Range has engaged Innisfree, a proxy solicitation firm, to solicit proxies on Memorial’s behalf. Range has agreed to pay Innisfree a proxy solicitation fee not to exceed $25,000 per month. Range will also reimburse Innisfree for its reasonable out-of-pocket costs and expenses.

Adjournments

The Memorial special meeting may be adjourned from time to time by the chairman of the Memorial special meeting or by the affirmative vote of a majority of the voting power of the outstanding shares of Memorial common stock so represented, regardless of whether there is a quorum. Notice does not need to be given of any such adjourned meeting if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. However, if the adjournment is for more than 30 days, a notice of the adjourned meeting must be given to each Memorial stockholder of record entitled to vote at the meeting. At the adjourned meeting, Memorial may transact any business that might have been transacted at the original meeting. If a quorum is not present at the Memorial special meeting—or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger—then Memorial stockholders may be asked to vote on a proposal to adjourn the Memorial special meeting in order to permit the further solicitation of proxies. Unless otherwise agreed to by Range and Memorial, the Memorial special meeting may not be adjourned or postponed to a date more than 20 business days after the date for which the meeting was previously scheduled and the special meeting may not be adjourned or postponed to a date on or after two business days before December 15, 2016.

THE MERGER

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Range that was formed for the sole purpose of effecting the merger, will merge with and into Memorial. Memorial will survive the merger and become a wholly owned subsidiary of Range.

In the merger, each share of Memorial common stock outstanding immediately prior to the effective time will be converted at the effective time into the right to receive 0.375 of a share of Range common stock, with cash (without interest) paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Range stockholders will continue to hold their existing Range shares.

Background of the Merger

On June 18, 2014, Memorial completed its initial public offering. Since its initial public offering, the Memorial management team and the Memorial board of directors have periodically reviewed and discussed potential strategic alternatives for Memorial, including possible business combination transactions to further enhance stockholder value. However, until early 2016, these strategic reviews did not lead to any serious discussions with third parties regarding a transaction. This was the case for a number of reasons, including gaps in relative valuation expectations and complexities arising from the unfamiliarity of competitors with Memorial’s main assets in the Terryville field of Northern Louisiana. Nevertheless, the Memorial board of directors has remained vigilant in exploring additional avenues for enhancing stockholder value.

The Range board of directors and Range’s management team have also periodically reviewed and discussed potential strategic alternatives for Range, including possible acquisitions and business combination transactions, in order to enhance stockholder value. Furthermore, as a result of the significant drop in commodity prices, Range has implemented a number of initiatives to preserve capital and reduce leverage, such as reducing capital spending and operating costs and increasing the hedging of its commodity price risk in order to ensure that Range has the funds to execute its drilling program and maintain liquidity. In this regard, the Range board of directors and Range’s management team have also considered from time to time various strategies to manage financial leverage, including the reduction of debt with the proceeds of asset sales or the offerings of shares of Range common stock, as well as by acquisitions—paid for with newly issued shares of Range common stock—that would have the effect of reducing financial leverage.

On January 26, 2016, Jeffrey L. Ventura, Range’s Chairman, President and Chief Executive Officer, had lunch with Kenneth A. Hersh, the Chief Executive Officer of NGP Energy Capital Management, LLC (together with its affiliates “NGP”) and a member of the Memorial board of directors. NGP owns approximately 36% of the outstanding shares of Memorial and, through contractual arrangements, may be deemed to beneficially own an aggregate of approximately 50.4% of the outstanding shares of Memorial. Three principals of NGP serve on the Memorial board of directors. Mr. Ventura and Mr. Hersh discussed the state of the energy industry, the status of certain of the oil and gas companies in which NGP was an investor and potential business combinations. During the course of discussing potential business combinations, the two men discussed the potential fit of Memorial and Range.

On February 2, 2016, Mr. Ventura and Mr. Hersh talked by phone. Mr. Hersh informed Mr. Ventura that Memorial could be interested in pursuing a business combination with Range if Range was interested. Mr. Ventura told Mr. Hersh that he would discuss the matter with Range’s senior management team.

On February 10, 2016, at a regularly scheduled board meeting, Mr. Ventura gave the Range board of directors an overview of possible strategic transactions that the Range management team was exploring. As part of that discussion, he informed the Range board of directors that he had met with Mr. Hersh and had discussed a potential business combination with Memorial. It was the consensus of the Range board of directors that Mr. Ventura should inform Mr. Hersh that Range was interested in further evaluating a potential strategic combination with Memorial.

Shortly after that board meeting, Mr. Ventura sent an email to Mr. Hersh advising him that Range was interested in further evaluating a potential strategic combination with Memorial. Mr. Hersh agreed to introduce Mr. Ventura to Jay C. Graham, Chief Executive Officer of Memorial. The next day, Mr. Hersh passed along Range’s interest to Mr. Graham, and Mr. Graham then contacted members of Memorial’s management to discuss Memorial’s potential interest. Mr. Graham requested that Kyle N. Roane, the Senior Vice President and General Counsel of Memorial, prepare a draft bilateral confidentiality agreement.

On February 12, 2016, Mr. Ventura contacted Mr. Graham to discuss the potential strategic business combination of Range and Memorial. The two men agreed that to better explore such a transaction, the two companies should enter into a bilateral confidentiality agreement. Throughout his discussions with Range, Mr. Graham kept the following individuals apprised of those discussions, as well as his discussions with other potential counterparties described more fully below: Tony Weber, the Managing Partner and Chief Operating Officer of NGP and the Chairman of the Memorial board of directors; Scott Gieselman, a Managing Director of NGP and a member of the Memorial board of directors; and Mr. Hersh. Beginning on April 15, 2016, Mr. Graham also periodically updated the full Memorial board of directors of his discussions.

On February 16, 2016, Range and Memorial executed a bilateral confidentiality agreement. The parties held an in-person meeting on February 18, 2016. At that meeting, Memorial’s management team presented Range with an overview of Memorial’s assets and operations. Subsequent to the February 18, 2016 meeting, the parties made several follow-up due diligence requests of each other and met again in person on March 9, 2016. At this meeting, Range’s management team provided Memorial with an overview of Range’s assets and operations.

On March 9, 2016, Roger S. Manny, Range’s Executive Vice President and Chief Financial Officer, contacted representatives of Credit Suisse to discuss engaging Credit Suisse as Range’s financial advisor in connection with a potential transaction with Memorial. Range was interested in engaging Credit Suisse as Range’s financial advisor based on Credit Suisse’s knowledge and familiarity with Range and Memorial and their respective upstream oil and gas businesses, as well as Credit Suisse’s experience as a financial advisor in connection with mergers and acquisitions similar to the potential transaction with Memorial, including mergers and acquisitions involving companies engaged in the upstream oil and gas business. On March 10, 2016, David P. Poole, Range’s Senior Vice President, General Counsel and Corporate Secretary, contacted representatives of Sidley Austin LLP (“Sidley”) to request that Sidley serve as Range’s legal counsel in connection with of a potential transaction with Memorial.

On March 16, 2016, Mr. Graham had lunch in Fort Worth, Texas with Mr. Ventura, Mr. Manny and Ray N. Walker, Jr., Range’s Executive Vice President and Chief Operating Officer. Mr. Graham and the Range executives discussed the strategic benefits of a possible combination of Range and Memorial, with all agreeing that both companies should move forward with the evaluation of a possible combination.

On March 17, 2016, representatives of Company A, an oil and gas focused private equity firm, contacted Mr. Graham, to discuss a potential acquisition of the controlling position in Memorial held by MRD Holdco LLC. On March 21, 2016, Memorial and Company A entered into a confidentiality agreement with a customary standstill provision that fell away upon Memorial’s entry into the merger agreement. Discussions between Memorial and Company A ceased in early April 2016 because Company A wanted to acquire only the controlling position in Memorial and was unwilling to pay a premium.

On March 29, 2016, David W. Hayes, a Managing Director and Director of Corporate Finance for NGP, contacted an executive of Company B—a publicly-traded, independent upstream oil and gas company—to gauge Company B’s interest in a potential strategic business combination with Memorial. Mr. Hayes advised the Company B executive that Memorial was in discussions with another strategic party and that if Company B was interested, it should engage with Memorial immediately. On March 31, 2016, Mr. Hayes provided Mr. Graham’s contact information to the Company B executive. From this date forward, except in its capacity as a stockholder with respect to the voting agreement and lock-up arrangements discussed more fully below, and except for the participation of its board nominees in certain negotiations in their capacities as directors and in the deliberations of the Memorial board of directors, NGP was not involved in the structuring or negotiation of the proposed merger.

On March 31, 2016, Company B’s chief executive officer contacted Mr. Graham and invited him to lunch to discuss a potential strategic business combination of Memorial and Company B. The two men met for lunch on April 4, 2016 and agreed to continue their discussions upon execution of a bilateral confidentiality agreement. Later that day, Memorial and Company B entered into a confidentiality agreement with a customary standstill provision that fell away upon Memorial’s entry into the merger agreement. On April 7, 2016, the management teams of Memorial and Company B held an in-person meeting to provide each other with an overview of the each other’s assets and operations and to provide an opportunity for each party to ask due diligence questions of the other.

Also on April 7, 2016, the Range board of directors held an in-person and telephonic board meeting attended by members of Range management, as well as representatives from Credit Suisse and Sidley. Mr. Ventura provided the Range board of directors an update regarding Range’s evaluation of a potential proposal to acquire Memorial. A representative from Credit Suisse then reviewed and discussed certain preliminary financial analyses of Range, Memorial and the potential transaction and answered questions from the Range board of directors regarding that potential transaction and certain other strategic transactions that might be available to Range, including a potential equity offering by Range, either in connection with an acquisition or on a stand-alone basis. The Range board of directors discussed NGP’s ownership position, as well as whether NGP would want a seat on the Range board of directors and whether NGP should be considered a long-term holder if Range common stock were issued in a potential merger. The Range board of directors also asked Mr. Ventura whether he had discussed the composition of the combined company’s senior management team with Mr. Graham. Mr. Ventura informed the Board that Mr. Graham had told Mr. Ventura that Memorial’s senior management team understood that Range desired that the combined company be led by Range senior management and that the Memorial management team did not intend to stay with the combined company.

Each member of the Range board of directors present at the meeting also confirmed in the meeting that he or she had no interest in Memorial, financial or otherwise, related to the proposed transaction with Memorial. Mr. Poole reminded the Range board of directors that Jonathan Linker, who was then serving as a Range director but who would not be standing for re-election at Range’s annual meeting scheduled for May 18, 2016, had elected to recuse himself from all discussions regarding the proposed transaction. Accordingly, Mr. Linker was not in attendance at the April 7th meeting, nor did he participate in any deliberations of the Range board of directors at any of the subsequent meetings described below. Mr. Linker’s recusal was not because of a conflict of interest, but instead because of his impending departure as a director.

Following that discussion, the Credit Suisse attendees were excused from the meeting and the Range board of directors discussed the potential Memorial transaction. As part of that discussion, Mr. Ventura also gave the Range board of directors an update on other potential acquisition transactions that Range’s senior management team had been considering for further development. Those potential acquisition transactions were at various stages of development and probability of completion. At that time, the discussions with Memorial had progressed to a more advanced stage than the other possible transactions, and—given that Range’s pursuit of a transaction with Memorial would not have precluded Range from pursuing any of the other transactions or from pursuing an equity offering—the Range board of directors determined that it should continue to engage with Memorial. Following that discussion, the consensus of the Range board of directors was to support making a proposal to Memorial.

On April 13, 2016, Mr. Ventura and Mr. Graham met in person to discuss the status of each party’s review of the other party. At this meeting, Mr. Ventura proposed that Range would be willing to enter into a strategic, stock-for-stock transaction, with Memorial stockholders receiving Range common stock at a 10% premium to Memorial’s closing stock price of April 12, 2016. Mr. Ventura also delivered to Mr. Graham a letter outlining Range’s proposal. The letter outlining Range’s proposal did not state an exchange ratio. However, the exchange ratio would have been 0.360 of a share of Range common stock for each share of Memorial common stock, based on the stated 10% premium and the closing price of Memorial’s common stock of $12.44 on April 12, 2016. Mr. Graham immediately informed the Memorial board of directors of Range’s proposal and requested that the Memorial board of directors meet on April 15, 2016 to discuss next steps. The following day, at Memorial’s request, Range provided Memorial with access to Range’s property database.

On April 15, 2016, Mr. Graham contacted representatives of Barclays and Morgan Stanley to gauge their willingness to assist Memorial in evaluating the Range proposal, as well as potential alternative proposals. Both of Memorial’s financial advisors were viewed as having strong upstream merger and acquisition experience and a deep understanding of Memorial and its Terryville assets.

Later that morning, the Memorial board of directors held a special telephonic meeting attended by members of Memorial management. Mr. Graham summarized for the Memorial board of directors the discussions to date with Range and with Company B and advised the Memorial board of directors of Range’s proposal. Following that discussion, Mr. Graham recommended that the Memorial board of directors engage both Barclays and Morgan Stanley to assist the Memorial board of directors in evaluating a possible combination with Range, Company B or another third party. Memorial management also recommended that the Memorial board of directors engage Vinson & Elkins LLP (“Vinson & Elkins”) as its legal advisor. Following discussion of the qualifications of each of Barclays, Morgan Stanley and Vinson & Elkins, the Memorial board of directors authorized Mr. Graham to engage each investment bank to serve as Memorial’s financial advisor, and Vinson & Elkins to serve as legal counsel, to Memorial. Memorial subsequently entered into an engagement letter with each of Barclays and Morgan Stanley.

On April 19, 2016, representatives of Barclays and Morgan Stanley met with members of Memorial’s management team and Mr. Gieselman, in his capacity as a director of Memorial, to discuss whether there were potential strategic partners other than Range and Company B that could potentially enter into a value-enhancing business combination with Memorial. After discussing approximately 20 potential counterparties, Memorial management—with advice from Barclays and Morgan Stanley—determined to recommend to the Memorial board of directors that Barclays and Morgan Stanley be instructed to confidentially contact four other publicly traded, independent upstream companies to gauge their interest in entering into strategic discussions with Memorial.

On the morning of April 20, 2016, the Memorial board of directors held a special telephonic meeting attended by members of Memorial management and by Vinson & Elkins. Mr. Graham and Mr. Gieselman updated the Memorial board of directors on the discussions that had occurred with Range and with Company B. Mr. Graham advised the Memorial board of directors that Company B was expected to provide an indication of its interest by the close of business that day. Mr. Graham also advised the Memorial board of directors that management reviewed with Barclays and Morgan Stanley approximately 20 additional potential counterparties that might be contacted to gauge their interest in a strategic combination with Memorial. Mr. Graham advised the Memorial board of directors that—given concerns over confidentiality, the uniqueness of Memorial’s assets and the relative likelihood that those companies would be interested or able to consummate a transaction—Memorial’s management recommended that the Memorial’s financial advisors contact only four of these additional 20 identified companies. The Memorial board of directors indicated its support for continuing discussions and due diligence with Range and with Company B, as well as for Memorial’s financial advisors’ contacting the four additional identified counterparties. Later that morning, the Chief Executive Officer of Company B called Mr. Graham to advise him that Company B was no longer interested in pursuing a transaction with Memorial, citing a lack of strategic fit of the two companies’ assets.

Over the next two days, representatives of Barclays and Morgan Stanley contacted each of the four additional counterparties to gauge their interest in a strategic combination with Memorial. Each of the parties was advised that Memorial had received an overture from another company at a premium and that time was of the essence. One party declined immediately, citing its strategic focus on its current geographic location. The other three companies agreed to consider and evaluate a possible combination with Memorial. At the request of the Memorial board of directors, representatives of Barclays and Morgan Stanley held several due diligence calls with those parties as they considered a potential combination with Memorial. Ultimately, all three declined to make a proposal for a transaction with Memorial.

On Friday, April 22, 2016, the Memorial board of directors held a telephonic board meeting. Members of Memorial management also attended the meeting, as did representatives of Barclays, Morgan Stanley, Vinson & Elkins and Morris, Nichols, Arsht & Tunnell LLP, Memorial’s Delaware counsel (“Morris Nichols”). Mr. Graham updated the Memorial board of directors on the status of the discussions with Company B and the discussions with the other identified potential counterparties. Representatives of Barclays and Morgan Stanley updated the Memorial board of directors on the status of their review of Range and advised that they would be prepared to provide a more detailed analysis the following Monday. Memorial’s financial advisors were excused from the meeting, and Vinson & Elkins provided a detailed presentation to the Memorial board of directors on the fiduciary duties of the directors under Delaware law in connection with strategic business combinations and other legal considerations relating to the proposed transaction, including the likelihood of litigation challenging the transaction.

On April 25, 2016, the Memorial board of directors held an in-person and telephonic board meeting. Members of management, as well as representatives of Barclays, Morgan Stanley, Vinson & Elkins and Morris Nichols, were also in attendance. Representatives of Barclays and Morgan Stanley jointly presented the Memorial board of directors with a preliminary analysis of the proposed merger. In that joint presentation, they reviewed the rationale for the transaction, the benefits to each party’s stockholders, an analysis of the proposed merger consideration and the associated premium, and the various valuation analyses undertaken by Memorial’s financial advisors with respect to both Memorial and Range. Representatives of Barclays and Morgan Stanley also updated the Memorial board of directors on their discussions with the other potential counterparties that had been contacted by Memorial’s financial advisors, noting that two of the counterparties were continuing to engage in due diligence and could potentially make a proposal. Following this presentation, the Memorial board of directors unanimously agreed to continue discussions with Range and to make a counterproposal to Range, while at the same time providing the other potential counterparties with information sufficient to allow them to make a proposal. The Memorial board of directors, together with representatives of Barclays and Morgan Stanley, discussed a range of exchange ratios that might be acceptable to the Memorial board of directors and the strategy for a counterproposal to Range. Following these discussions, the Memorial board of directors authorized Mr. Graham to deliver a written counterproposal to Mr. Ventura the following day with an exchange ratio of between 0.390 and 0.400. Vinson & Elkins then presented the Memorial board of directors with a summary of the proposed merger agreement that Vinson & Elkins had prepared for use with either Range or another third party and that Memorial would deliver to Range following the delivery of the counterproposal.

Following the Memorial board of directors meeting, Mr. Graham and Memorial management conferred with Barclays, Morgan Stanley and Vinson & Elkins concerning the counterproposal. After discussion, management determined to propose an exchange ratio of 0.395, which implied a 19% premium to Memorial’s closing stock price on April 25, 2016. Mr. Graham contacted each member of the Memorial board of directors to inform them of this decision and each member of the Memorial board of directors indicated their agreement with the proposed 0.395 exchange ratio.

On April 26, 2016, Messrs. Graham, Weber and Gieselman (with respect to Messrs. Weber and Gieselman, in their capacities as directors of Memorial) met Mr. Ventura and Mr. Manny in Fort Worth. In the course of discussions, Mr. Graham proposed a 0.395 exchange ratio to Mr. Ventura. Mr. Ventura and Mr. Manny left the meeting to confer with members of Range’s senior management. Upon their return, Mr. Ventura advised Mr. Graham that Range was prepared to move up to an exchange ratio of 0.375, but no more, and that his proposal was subject to approval by the Range board of directors, the negotiation of definitive agreements and satisfactory completion of due diligence. Mr. Ventura’s proposed exchange ratio represented an approximately 12% premium to the price of Memorial common stock, based on the closing prices of Range common stock and Memorial common stock at that time. Messrs. Graham, Gieselman and Weber then conferred among themselves and with Mr. Hersh, in his capacity as a director of Memorial, by telephone. Based on the exchange ratio discussion with the Memorial board of directors the previous day, Mr. Graham advised Mr. Ventura that, while he would need to obtain the Memorial board of directors’ authorization, he believed that Memorial would be willing to move forward at Mr. Ventura’s proposed exchange ratio. That afternoon, on behalf of Memorial, Vinson & Elkins delivered to Range a draft merger agreement and a due diligence document request list.

On the morning of April 27, 2016, the Memorial board of directors met telephonically. Members of management, as well as representatives of Barclays, Morgan Stanley, Vinson & Elkins and Morris Nichols were also in attendance. Mr. Graham summarized his meeting with Mr. Ventura for the Memorial board of directors, including Mr. Ventura’s counterproposal of an exchange ratio of 0.375. Representatives of Barclays and Morgan Stanley advised as to their view of the proposed exchange ratio. Members of the Memorial board of directors, Memorial management and the advisors discussed whether to make another counterproposal. Having determined that Range had likely gone as high as they were willing to go, the Memorial board of directors authorized Mr. Graham to advise Mr. Ventura that the Memorial board of directors was willing to move forward at an exchange ratio of 0.375, subject to the negotiation of acceptable definitive agreements and satisfactory completion of due diligence. Following the meeting, Mr. Graham called Mr. Ventura and delivered the Memorial board of directors’ response as instructed.

Later that day, Sidley delivered a legal due diligence request list to Vinson & Elkins and Memorial, and Vinson & Elkins delivered a revised legal due diligence request list to Range and Sidley. The parties and their respective advisors each conducted ongoing legal, financial and commercial due diligence on the other party throughout the process.

On April 28, 2016, Range announced its financial and operating results for the first quarter ended March 31, 2016 and discussed those results in a conference call.

Also on that day, the Range board of directors held an in-person and telephonic board meeting attended by members of Range management, as well as representatives from Credit Suisse and Sidley. Mr. Poole explained the timing of the meeting and the matters that the Range board of directors would be asked to consider. Among other things, Mr. Poole reminded the other members of the board that Credit Suisse had previously provided the Range board of directors with information regarding Credit Suisse’s relationships with Range and Memorial. The Range board of directors did not believe that such relationships would impair Credit Suisse’s ability to provide the Range board of directors with objective advice regarding a potential transaction with Memorial. Mr. Ventura then provided an update of Range’s evaluation of a potential transaction with Memorial, including reviewing the events that had occurred since the prior meeting of the Range board of directors. A representative from Credit Suisse then reviewed and discussed certain preliminary financial implications of the potential transaction. Mr. Manny then discussed Range’s analysis of the economic attributes of the potential transaction with Memorial and compared the benefits of the potential transaction with Range with certain other alternatives. A partner from Sidley then provided to the Range board of directors a review of fiduciary duties of directors under Delaware law in the context of consideration of the potential transaction with Memorial, including the duties of loyalty and care, the applicability of the business judgment rule and the consideration of the information related to the transaction. The Sidley partner noted certain of the key issues yet to be negotiated. Members of management and representatives of Credit Suisse and Sidley responded to questions posed by members of the Range board of directors who then engaged in an extensive discussion regarding the potential transaction with Memorial. Following this discussion, the Range board of directors confirmed its support for proceeding with further due diligence of Memorial and discussions with Memorial and its counsel regarding the potential terms of a merger agreement.

On May 2, 2016, representatives of Vinson & Elkins had a telephone conference with representatives of Sidley to discuss status, logistics and the draft merger agreement.

On May 4, 2016, Sidley delivered, on behalf of Range, a markup of the draft merger agreement to Memorial and Vinson & Elkins. Later that afternoon, Sidley delivered to Memorial and Vinson & Elkins a draft term sheet related to a proposed voting and support agreement, lock-up, registration rights and standstill agreement with

NGP and certain other Memorial stockholders. Vinson & Elkins forwarded the draft term sheet to representatives of NGP and Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), counsel to NGP.

On May 6, 2016, the Memorial board of directors held an in-person and telephonic board meeting. Members of management, as well as representatives of Barclays, Morgan Stanley, Vinson & Elkins and Morris Nichols were also in attendance. Mr. Graham updated the Memorial board of directors on discussions with Range. Representatives of Vinson & Elkins provided the Memorial board of directors with a summary of the key open issues between the parties reflected in the Range markup of the merger agreement, which largely focused on the parties’ deal protection and remedies provisions. After discussion among members of the Memorial board of directors, Vinson & Elkins, Barclays and Morgan Stanley, the Memorial board of directors provided Vinson & Elkins with parameters for responding on the merger agreement terms. Representatives of Barclays and Morgan Stanley then updated the Memorial board of directors regarding progress with potential counterparties. The Memorial board of directors then authorized representatives of Barclays and Morgan Stanley to contact two additional counterparties that Barclays and Morgan Stanley had not originally contacted, one of which was Company C, a publicly-traded independent energy company. Representatives of Barclays and Morgan Stanley noted that each of the original potential alternative counterparties contacted had indicated that they were not interested in pursuing a combination with Memorial. Representatives of Barclays and Morgan Stanley further noted that it was unlikely in their view that either of the two additional potential counterparties would have a strong interest in pursuing a transaction with Memorial at that time. A representative of Vinson & Elkins also presented the Memorial board of directors with the results of questionnaires that each officer and director had submitted concerning any relationships with, or equity holders in, Range, and the Memorial board of directors determined that no officers or directors had any actual or potential material conflict of interest with respect to Range. The representatives from Barclays and Morgan Stanley then reviewed information as to the historical relationship of Barclays and Morgan Stanley, respectively, with Range. After discussing the information provided by Barclays and Morgan Stanley, the members of the Memorial board of directors acknowledged these relationships and agreed that they did not present concerns with respect to their independence in acting as Memorial’s financial advisors to the Memorial board of directors in connection with the proposed transaction with Range.

That afternoon, Akin Gump sent Vinson & Elkins a markup of Sidley’s draft term sheet for the proposed voting and support agreement, lock-up, registration rights and standstill agreement. This markup eliminated the registration rights agreement and removed the proposed lock-up provisions. Representatives of Vinson & Elkins and Akin Gump also discussed the proposed changes that afternoon.

On May 7, 2016, Vinson & Elkins, Sidley, Mr. Roane and David S. Goldberg, Range’s Vice President—Legal, Deputy General Counsel & Assistant Secretary, held a conference call to discuss certain due diligence questions that Sidley had previously submitted to Vinson & Elkins. Later that day, Vinson & Elkins delivered, on behalf of Memorial, a markup of the draft merger agreement to Range and Sidley. Vinson & Elkins also sent Range and Sidley the Akin Gump markup of the term sheet. After receiving Akin Gump’s mark-up of the lock-up term sheet, a representative of Sidley reached out to Vinson & Elkins and Akin Gump to understand MRD Holdco LLC’s intentions with respect to shares of Range common stock to be received in the merger. A representative of Akin Gump told Sidley that, after the completion of the Memorial stockholder vote, MRD Holdco LLC intended to distribute its shares of Memorial common stock—approximately 36% of the total shares of Memorial common stock outstanding—to the three NGP-affiliated private equity funds that owned MRD Holdco LLC’s common units. Akin Gump further explained that those three funds intended to distribute approximately 10% of the total shares of Memorial common stock outstanding to the general partners of the three funds. The remaining 26% of the total shares of Memorial common stock would be distributed to approximately 500 different limited partners. Under the terms of the merger, those shares of Memorial common stock to be distributed to NGP’s investors would be converted in the merger into a total of approximately 8% of the outstanding Range common stock on a pro forma basis for the merger. Akin Gump indicated that it was NGP’s position that because the pro forma 8% stock position would be spread among 500 different investors (with the largest position owned by any single investor not to exceed approximately 0.3%), locking up those shares was not necessary.

On May 10, 2016, Memorial announced its financial and operating results for the first quarter ended March 31, 2016 and discussed those results in a conference call.

That afternoon, the Range board of directors held a telephonic and in person board meeting that was also attended by representatives of Credit Suisse and Sidley. At that meeting, Mr. Ventura provided the Range board of directors with management’s recommendation of the transaction with Memorial—as well the reasons underlying that recommendation—and answered questions posed by various members of the Range board of directors. A representative from Credit Suisse reviewed and discussed Credit Suisse’s preliminary financial analysis of Range, Memorial and the potential transaction and answered questions posed by members of the Range board of directors.

Following a discussion among the Range board of directors, a Sidley partner discussed several issues under discussion with Vinson & Elkins regarding the terms of a potential merger agreement, including whether the Memorial board of directors would need to determine that accepting a superior proposal was consistent with its fiduciary duties under applicable law before terminating the merger agreement in order to accept a superior proposal. The Range board of directors also discussed the provision that Vinson & Elkins included in the draft merger agreement that Memorial be entitled to appoint two members to the board of the combined company. It was the consensus of the Range board of directors not to add any Memorial designees to the combined company’s board. The Sidley partner then informed the Range board of directors with respect to Akin Gump’s explanation for why it had removed the lock-up provision. The Sidley partner also discussed certain due diligence items including regarding certain aspects of Memorial’s relationship with Memorial Production Partners LP and prior drop-down transactions between Memorial and Memorial Production Partners LP. After further discussions, the Range board of directors authorized senior management to continue negotiations with Memorial on the basis described in the next paragraph.

At the direction of the Range board of directors, Mr. Ventura and representatives of Credit Suisse contacted Mr. Graham after the Range board meeting and advised him that the Range board of directors had authorized moving forward with the proposed transaction if the following terms were met: (i) Memorial’s acceptance of satisfactory deal protection provisions, (ii) no board seats for Memorial on the board of the combined company, (iii) satisfactory negotiation of the merger agreement generally, (iv) a 180-day post-closing lock-up on the shares of Range common stock received by MRD Holdco LLC, Mr. Graham and certain other Memorial stockholders, and (v) assuming a May 18, 2016 signing and subject to the limitations described below, an exchange ratio based on the 10-trading day VWAP of each of Range and Memorial as of May 17, 2016 (the “10-Trading Day VWAP Exchange Ratio”). Under Range’s proposal, the exchange ratio reflected in the definitive merger agreement would be a fixed exchange ratio at signing, and the fixed exchange ratio would be 0.375 unless (i) 0.375 was greater than a 20% premium over the 10-Trading Day VWAP Exchange Ratio, in which case the exchange ratio would be reduced to result in a 20% premium over the 10-Trading Day VWAP Exchange Ratio or (ii) 0.375 was less than a 10% premium over the 10-Trading Day VWAP Exchange Ratio, in which case the exchange ratio would be increased to result in a 10% premium over the 10-Trading Day VWAP Exchange Ratio (the “Proposed VWAP Exchange Ratio Mechanism”). As of May 10, 2016, the application of the Proposed VWAP Exchange Ratio Mechanism would have resulted in an exchange ratio of 0.357. Mr. Ventura also emphasized to Mr. Graham that the Range board of directors was very sensitive to the size of the premium.

On May 11, 2016, Memorial management, its advisors and certain members of the Memorial board of directors met to discuss how best to respond to Range’s May 10th proposal. That evening, representatives of Barclays and Morgan Stanley contacted representatives of Credit Suisse to advise them that (i) Memorial was not prepared to discuss any change to the 0.375 exchange ratio at that time, (ii) NGP was unwilling to agree to any post-closing lock-up that would limit its ability to distribute shares of Memorial common stock or Range common stock to its limited partners, or limit those limited partners’ ability to dispose of those shares, in either case after the completion of the Memorial stockholder vote, (iii) Memorial needed to understand Range’s view of the proposed merger agreement terms, in particular as it related to each party’s deal protection provisions and

(iv) Memorial believed that the parties needed to resolve all open points over the next four or five days instead of waiting until May 18th to sign a merger agreement and announce the transaction.

A representative of Vinson & Elkins had a telephone conference with a representative of Sidley in which the above points were also communicated to Sidley. During that discussion, the two lawyers discussed the major open points, including (i) whether in order for the Memorial board of directors to terminate the merger agreement to accept a superior proposal, the Memorial board of directors needed to determine that the failure to accept the superior proposal was inconsistent with its fiduciary duties under applicable law, (ii) whether a superior proposal for Memorial had to be for the entire company, (iii) the outside date, (iv) whether Memorial would be entitled to board representation, (v) certain interim covenants applicable to Range, (vi) the size of the termination fees, (vii) the size of no vote expense payments and when those payments may be payable, (viii) the ability of the Memorial board of directors to change its recommendation, (ix) the parameters of the tail termination fee on Range and (x) Range’s plan for refinancing the Memorial indebtedness.

On May 12, 2016, the Memorial board of directors held an in-person and telephonic board meeting. Members of management, as well as representatives of Barclays, Morgan Stanley, Vinson & Elkins and Morris Nichols, were also in attendance. Mr. Graham updated the Memorial board of directors on the events of the preceding 48 hours, including the Range proposal of the evening of May 10th. Representatives of Vinson & Elkins then walked the Memorial board of directors through the perceived key open points on the merger agreement, after which the Memorial board of directors provided Vinson & Elkins with parameters for negotiating those points. Representatives of Barclays and Morgan Stanley each then provided the Memorial board of directors with their updated analysis of the pro forma combined company and the potential benefits of the combination. Members of management and Vinson & Elkins provided the Memorial board of directors with an update on Memorial’s due diligence review of Range.

That afternoon, Mr. Roane, Mr. Poole, and representatives of Vinson & Elkins and Sidley discussed by teleconference key open issues on the merger agreement and other related matters, in particular the deal protection provisions. Sidley advised Vinson & Elkins and Mr. Roane that the Range board of directors was not willing to pay a termination fee in the event that Range’s stockholders fail to approve the transaction (i.e., in the absence of a change in recommendation by the Range board of directors or a competing transaction, which is sometimes referred to as a “no vote”). Sidley also indicated Range’s view that the absolute amount of the termination fees for Memorial and Range should be the same.

Later that afternoon, the Range board of directors held a special telephonic meeting. Mr. Ventura provided a further update of Range’s evaluation of a potential transaction with Memorial and described the recent discussions with Memorial. Mr. Poole commented on Memorial’s request that the Range board of directors consider electing one independent member of the Memorial board of directors to the Range board of directors. Mr. Ventura then reviewed the status of discussions regarding a possible exchange ratio and potential lock-up terms. With respect to the lock-up, it was the consensus of the Range board of directors that it was willing to exclude the shares of Range common stock issued in the merger to NGP’s limited partner investors for the lock-up, given that those shares would represent only 8% of Range’s total shares of outstanding common stock after the merger. It was also the consensus of the Range board of directors that it would be acceptable, as part of an overall resolution of issues, to reduce the post-closing lock-up period from 180 days to 90 days for NGP and the other parties to the voting and support agreement, including Mr. Graham. A representative from Credit Suisse then summarized the discussions that Credit Suisse had had with Barclays and Morgan Stanley at the request of the Range board of directors. After Credit Suisse’s summary, the Range board of directors, with the assistance of Range’s management, and representatives of Credit Suisse and Sidley, had an extensive discussion regarding the lock-up issue. A partner from Sidley then reviewed with the Range board of directors the current issues under discussion with Vinson & Elkins regarding the terms of a merger agreement, including the interim operating covenants, certain terms regarding possible termination of the agreement, termination fee payment terms and terms regarding a smaller fee in a no vote scenario.

The Range board of directors then discussed those open issues and directed representatives of Sidley and Credit Suisse to continue discussions with representatives of Vinson & Elkins, Morgan Stanley and Barclays regarding the remaining open deal points. As instructed, representatives of Credit Suisse and Sidley proposed a “package deal” on behalf of Range pursuant to which: (i) Memorial would be entitled to designate one director for appointment to the Range board of directors, subject to the customary process utilized by the Range nominating and governance committee, (ii) Memorial’s proposed sale of the general partner of Memorial Production Partners LP must be consummated as a condition to closing, (iii) the proposed termination fee would be $70,000,000 for both parties, (iv) if either party’s stockholders rejected the transaction pursuant to a no vote, the other party would be paid $15,000,000, (v) the boards of directors of both Range and Memorial (instead of just the Memorial board of directors) must have the right to change its recommendation if failing to do so would be inconsistent with their respective duties under applicable law, (vi) NGP would be permitted, after the completion of the Memorial stockholder vote, to distribute its shares of Memorial common stock or Range common stock to NGP limited partners free of any lock-up, (vii) the lock-up on any shares retained by NGP or held by the other parties to the voting and support agreement, including Mr. Graham, would be reduced from 180 days to 90 days post-closing, (viii) the exchange ratio would be determined using the Proposed VWAP Exchange Rate Mechanism and (ix) the parties would endeavor to resolve all issues and be in position to announce a transaction prior to the opening of the U.S. stock markets on May 16, 2016.

That evening, Sidley distributed an initial draft of the voting and support agreement to NGP, Akin Gump and Vinson & Elkins. Later that night, Sidley also distributed a revised draft of the merger agreement to Memorial and Vinson & Elkins.

On May 13, 2016, Vinson & Elkins advised Sidley of Memorial’s counterproposal to Range’s packaged deal proposal of the previous day: (i) Memorial would not accept the Proposed VWAP Exchange Rate Mechanism and would provide a response to the proposed exchange ratio later in the day, (ii) NGP had advised that it was willing to accept Range’s proposal on the lock-up, (iii) Memorial would accept that the Range board of directors could also change its recommendation if failing to do so would be inconsistent with its duties under applicable law, but (A) such a right could only be exercised for an intervening event that would not include an alternative acquisition proposal for Range and (B) the termination fee for Range would be $140,000,000, given Range’s relative market capitalization as compared to Memorial’s, (iv) Memorial would accept one director appointee and agree to the condition concerning the sale of the general partner of MEMP, and (v) Range would pay Memorial $35,000,000 if Range’s stockholders failed to approve the transaction in a no vote (subject to an additional $140,000,000, in certain circumstances, if Range entered into an alternative proposal within 12 months of such termination).

That afternoon, the Memorial board of directors held a telephonic board meeting. Members of management, as well as representatives of Barclays, Morgan Stanley, Vinson & Elkins and Morris Nichols were also in attendance. Mr. Graham updated the Memorial board of directors on the status of negotiations with Range. A representative of Vinson & Elkins then provided the Memorial board of directors with a detailed description of the key open points based on the competing proposals between the parties. Mr. Graham then discussed his view that the exchange ratio should remain at 0.375, and the other members of the Memorial board of directors agreed with that position.

Following this call, Mr. Graham met briefly with representatives of Barclays, Morgan Stanley and Vinson & Elkins and then called Mr. Ventura to advise him that Memorial was not willing to move off of the 0.375 exchange ratio. At the request of the Memorial board of directors, representatives of Barclays and Morgan Stanley conveyed the same position to representatives of Credit Suisse.

That afternoon, the Range board of directors held a special telephonic meeting. Mr. Ventura gave the Range board of directors a further update on events occurring since the prior meeting regarding Range’s evaluation of a potential transaction with Memorial, including a description of a conversation he had had with Mr. Graham shortly before the meeting regarding the exchange ratio and the amount of the payments to be paid by the parties in connection with certain termination events under the merger agreement. A representative from Credit Suisse then updated the Range board of directors regarding the discussions with Barclays and Morgan Stanley that had taken place at the request of the Range board of directors since the prior meeting. A partner from Sidley then advised the Range board of directors of the status of the preparation of a merger agreement, noting the changes that had been made to the draft agreement since it was last circulated to the Range board of directors on the previous day. The Range board of directors, with the assistance of Range management and representatives of Credit Suisse and Sidley, engaged in an extensive discussion regarding the potential transaction. The Range board of directors noted that, based on current trading prices, it appeared that the one-day premium at a 0.375 exchange ratio would be less than 20%. Following that discussion, the Range board of directors expressed its support of management’s recommendation to proceed with negotiation of an agreement with a fixed exchange ratio of 0.375, as long as certain other matters were adequately addressed, as described in the next paragraph.

Following the Range board of directors meeting, Mr. Ventura advised Mr. Graham that Range was willing to move forward on the terms proposed by Memorial, including a fixed exchange ratio of 0.375, but (i) the termination fee amounts should be $75,000,000 for Memorial and $125,000,000 for Range and (ii) the no vote expense payment in the event either party’s stockholders rejected the transaction should be $25,000,000 (subject to the higher termination fees in certain circumstances where the party whose stockholders rejected the transaction entered into an alternative proposal within 12 months of that termination). Shortly after the call between the two CEOs, a representative of Vinson & Elkins had a telephone conference with a representative of Sidley in which the above points were also discussed. During that discussion Sidley informed Vinson & Elkins that an intervening event concept was acceptable subject to negotiating the appropriate language in the merger agreement.

Following this discussion, the Memorial board of directors held a telephonic board meeting. Members of management, as well as representatives of Barclays, Morgan Stanley, Vinson & Elkins and Morris Nichols, were also in attendance. Mr. Graham advised the Memorial board of directors of his conversation with Mr. Ventura. Representatives of Barclays and Morgan Stanley advised the Memorial board of directors that they had spoken with representatives of Company C, who had advised Barclays and Morgan Stanley that Company C might have an interest in pursuing a business combination with Memorial, but would require several weeks of due diligence. Furthermore, Company C did not provide an indication of the consideration it was willing to pay. The Memorial board of directors discussed how this development affected the proposed transaction with Range, including a discussion of its ability to terminate the merger agreement or change its recommendation if Company C later made a superior proposal, the views of Memorial’s financial advisors and management regarding Company C and the view of NGP regarding its interest in exploring a transaction with Company C. Following these discussions, the Memorial board of directors determined to pursue the proposed transaction with Range. The Memorial board of directors then authorized Vinson & Elkins to prepare a revised merger agreement that reflected the agreed upon terms and work with Mr. Roane to resolve any open issues with Mr. Poole and Sidley. That evening, Vinson & Elkins distributed a revised draft of the merger agreement and the voting and support agreement to Sidley and Range. The revised draft of the merger agreement limited the ability of the Range board of directors to change its recommendation to the occurrence of an intervening event, and excluded an alternative acquisition proposal for Range from the definition of intervening event.

The next day, May 14, 2016, representatives from NGP, Akin Gump and Sidley, with Mr. Roane also participating, discussed MRD Holdco LLC’s and NGP’s plans for distributing to NGP’s limited partners shares of Memorial common stock or Range common stock, as applicable.

Shortly after the call to discuss the voting and support agreement ended, Mr. Poole, Mr. Roane, Sidley and Vinson & Elkins discussed the key open points on the merger agreement by telephone. Among other things discussed, Sidley advised that it was Range’s position that the Range board of directors needed to be able to change its recommendation if it received an alternative acquisition proposal that was a superior proposal. Later that evening, a representative of Sidley advised a representative of Vinson & Elkins that it was Range’s position that the Range board of directors should also have a termination right if Range received an alternative proposal that was a superior proposal. After a series of discussions between Vinson & Elkins and Sidley that evening, a representative of Vinson & Elkins advised Sidley late that night that Memorial would consider permitting the Range board of directors to change its recommendation for an alternative acquisition proposal, but giving Range a termination right in that context would not be acceptable. Furthermore, in light of this increased flexibility, the termination fee triggered by such a change of recommendation in those circumstances would need to increase from $125,000,000 to $225,000,000. A representative of Sidley advised a representative of Vinson & Elkins that he would discuss the matter with members of the Range board of directors and Range management as soon as possible. Later that night, Sidley then sent the Range board of directors a detailed explanation of the change of recommendation and termination issues relating to an alternative acquisition proposal for Range. Mr. Poole then invited the Range board of directors to participate in an update call at 10:00 a.m. central time the next morning to discuss the developments of the day.

Before the update call that following morning, Sidley sent a revised draft of the voting and support agreement to NGP, Akin Gump, Vinson & Elkins and Memorial. Shortly after that distribution, Sidley sent a revised draft of the merger agreement to Vinson & Elkins and Memorial.

During the update call, several Range directors, Range senior executives and representatives of Sidley held an extensive discussion of what would happen under the merger agreement if Range were to receive an alternative acquisition proposal between the signing and closing of the merger agreement. During this discussion, a representative of Sidley described the most recent proposal from Vinson & Elkins that was sent late the night before, as well as the legal consequences of the various alternatives. After much discussion by the Range directors on the call, it was the consensus that the Range board of directors would need to be able to terminate the merger agreement if it received an alternative proposal that was a superior proposal, just as the Memorial board of directors would be able to do under similar circumstances. The Range board of directors instructed representatives Sidley to coordinate with representatives of Credit Suisse in order to communicate that message to Memorial’s financial and legal advisors.

As instructed, Credit Suisse promptly contacted Morgan Stanley and Barclays to communicate that message, and Sidley had similar conversations with Vinson & Elkins. Memorial’s financial and legal advisors were informed that the Range board of directors would convene a special telephonic meeting at 2:00 p.m. central time to decide whether to proceed with the merger.

Following this discussion, representatives of Vinson & Elkins, Barclays and Morgan Stanley discussed the matter with Messrs. Graham, Gieselman and Roane, and Messrs. Graham, Gieselman and Roane determined to recommend that Memorial give the Range board of directors a termination right in the event of an alternative acquisition proposal for Range that was a superior proposal, but only if the termination fee for that termination event was increased to $300,000,000. Shortly before the beginning of the 2:00 p.m. meeting of the Range board of directors, a representative of Vinson & Elkins conveyed Memorial’s position to a representative of Sidley, and Mr. Roane conveyed the message to Mr. Poole. Mr. Graham also called Mr. Ventura and advised that Memorial was unwilling to move forward if this proposal was unacceptable to the Range board of directors.

At the beginning of the 2:00 p.m. meeting of the Range board of directors, Mr. Ventura relayed Memorial’s counterproposal. A partner from Sidley then commented on the communications with Vinson & Elkins regarding the same issues, after which the Range board of directors, with the assistance of Range senior management and representatives from Sidley and Credit Suisse, engaged in extensive discussions regarding an appropriate response to Memorial’s counterproposal. The Range board of directors discussed its assessment of the probability of the occurrence of certain termination events under consideration and, following that discussion, directed Sidley to communicate to Vinson & Elkins the acceptance by the Range board of directors of Memorial’s proposal. The Range board of directors also directed Sidley to work with Vinson & Elkins to finalize the terms of the merger agreement on that basis.

Thereafter, a representative of Credit Suisse reviewed and discussed Credit Suisse’s financial analyses of Range, Memorial and the proposed transaction and responded to questions from the Range board of directors. The Range board of directors also discussed that, based on the closing price of Range common stock on the NYSE of $42.01 on May 13, 2016, the last trading day before the public announcement of the merger agreement, the merger consideration represented a premium of approximately 17.1% to the $13.45 per share closing price of Memorial common stock on May 13, 2016.

After a discussion by the Range board of directors, Mr. Ventura described plans that had been coordinated with Memorial regarding logistics for externally communicating the potential transaction if it were to be approved. The meeting was then recessed until 8:00 p.m. central time. After the Range board of directors meeting was recessed, a Sidley partner informed Vinson & Elkins that the Range board of directors was prepared to move forward with the transaction on the basis most recently proposed by Memorial. Over the course of the next four hours, Vinson & Elkins and Sidley exchanged drafts of the merger agreement in order to substantially finalize the draft.

Later that evening, at 8:00 p.m. central time, the Range board of directors reconvened its telephonic meeting. A partner from Sidley reviewed in detail for the Range board of directors the key terms of the draft merger agreement and related voting and support agreement, both of which had been summarized in materials previously provided to the Range board of directors. Another partner from Sidley then reviewed certain covenants in the proposed merger agreement that were drafted to address the potential redemption of Memorial’s senior notes. Sidley then provided a more detailed review of the provisions of the voting and support agreement and the effect of the planned distribution of stock of Memorial to limited partners in certain funds that are stockholders of Memorial.

After Sidley’s presentation, at the request of the Range board of directors, Credit Suisse rendered its oral opinion to the Range board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Range board of directors dated as of the same date) as to, as of May 15, 2016, the fairness, from a financial point of view, to Range of the exchange ratio in the merger pursuant to the merger agreement. After receiving management’s recommendation to approve the proposed transaction with Memorial on the terms set forth in the proposed merger agreement, all members of the Range board of directors that were present resolved to authorize and approve the proposed merger agreement and the merger. At the conclusion of this board meeting, Mr. Poole informed Mr. Roane, and a representative of Sidley informed a representative of Vinson & Elkins, that the Range board of directors had approved the proposed transaction.

While the meeting of the reconvened meeting of the Range board of directors was winding down, the Memorial board of directors met telephonically with certain members of Memorial’s senior management team and representatives from Barclays, Morgan Stanley, Vinson & Elkins and Morris Nichols. Vinson & Elkins advised the Memorial board of directors on the changes to the proposed terms of the merger agreement that had arisen in the prior 36 hours, including the changes required by Range with respect to its right to consider alternative proposals and the increased termination fee required from Range as a result. A representative of Vinson & Elkins provided the Memorial board of directors with an updated, detailed summary of the terms and conditions of the proposed merger agreement. Following this presentation, at the request of the Memorial board of directors, representatives of Barclays and Morgan Stanley each separately provided the Memorial board of directors with an explanation of the financial analyses of the proposed transaction and orally advised the Memorial board of directors that each was of the opinion that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by each financial advisor as stated in their respective written opinions, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Memorial common stock (other than excluded shares). Following these discussions, the Memorial board adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Memorial and its stockholders and the members present, representing all of the directors of Memorial, unanimously voted to approve the merger agreement and the transactions contemplated thereby.

In the late evening of May 15, 2016, the respective parties to the merger agreement and the voting and support agreement executed those agreements.

Prior to the opening of the U.S. stock markets on May 16, 2016, Range and Memorial issued a joint press release announcing the proposed merger and Range hosted a conference call for the investment community to explain the specific details of the proposed merger.

Range’s Reasons for the Merger; Recommendation of the Range Board of Directors

In approving the merger agreement and recommending approval of the issuance of shares of Range common stock to Memorial stockholders as part of the merger, the Range board of directors consulted with members of Range’s management, as well as with Range’s outside legal and financial advisors. The Range board of directors also considered a number of factors that the Range board of directors viewed as bearing on its decisions.

The principal factors that the Range board of directors viewed as supporting its decisions were:

•	that the combined company would have core acreage positions in Appalachia and Northern Louisiana—two prolific, high-quality natural gas plays in North America—providing Range with regional diversity;

•	that Memorial has a sizeable, concentrated position in the North Louisiana Terryville Complex with close proximity to U.S. Gulf Coast industrial petrochemical demand, liquefied natural gas export facilities and new power generation demand;

•	that each of Range and Memorial has successfully employed a strategy of reducing costs, improving returns and increasing cash flow;

•	the complementary nature of the skill sets for the technical teams of Range and Memorial;

•	that the combined company would be led by Range’s existing senior management team, key members of which have prior operational experience in Northern Louisiana;

•	that the merger would provide opportunities to reduce Range’s costs and increase cash flow, including by means of marketing opportunities, capital cost reductions and overhead efficiencies;

•	the expectation of the Range board of directors that the merger will be cash flow accretive to Range;

•	that the merger is expected to be credit enhancing to Range, including in respect of reduced debt leverage, strengthened balance sheet and enhanced liquidity;

•	the potential that the combined company will be able to identify additional exploration and development opportunities and achieve exploration and production drilling efficiencies;

•	the terms and conditions of the merger agreement, including the commitments by both Range and Memorial to complete the merger;

•	the restrictions on the conduct of Memorial’s business during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement;

•	that the merger agreement permits Range, during the period between signing and closing of the merger agreement, to pursue mergers, consolidations, and acquisitions of any business or any corporation or other business organization and joint ventures, as long as no such transaction would or would reasonably be expected to prevent, materially delay or materially impede Range’s or Merger Sub’s ability to complete the merger as contemplated by the merger agreement;

•

that the merger agreement permits Range, during the period between signing and closing of the merger agreement, to issue its capital stock as consideration for acquisitions or to refinance the indebtedness issued or assumed in connection with any acquisitions, including Memorial’s senior notes, as long as no such transaction would or would reasonably be expected to prevent, materially delay or materially impede Range’s or Merger Sub’s ability to complete the merger as contemplated by the merger agreement;

•	that Range’s obligation to close the merger is conditioned on a vote of its stockholders to approve the issuance of Range common stock to be used as merger consideration;

•	the terms of the merger agreement relating to no shop covenants and termination fees, and that such provisions are reasonably constructed;

•	the right of the Range board of directors to change its recommendation to Range stockholders, subject to certain conditions (including considering any adjustments to the merger agreement proposed by Memorial and payment to Memorial of a $125,000,000 termination fee if Memorial terminates the merger agreement because of such change of recommendation);

•	the right of the Range board of directors to terminate the merger agreement in order to accept a Range superior proposal, subject to certain conditions (including payment to Memorial by Range of a $300,000,000 alternative proposal fee);

•	that the termination fee of $125,000,000, the alternative proposal fee of $300,000,000 and the no vote expense payment of $25,000,000, in each case payable by Range to Memorial under the circumstances specified in the merger agreement, were not unreasonable in the judgment of the Range board of directors after consultation with its legal and financial advisors;

•	that, the merger agreement provides that only one fee (i.e., the highest applicable fee) relating to a termination of the merger agreement would be payable by Range, if Range was required to pay a fee under one or more of the circumstances specified in the merger agreement;

•	that certain Memorial stockholders (including Memorial’s chief executive officer) holding, in the aggregate, approximately 47.7% of the issued and outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting had entered into a voting and support agreement with Range obligating such stockholders to vote all of the Memorial shares held by them in favor of the adoption of the merger, as more fully described in “—Voting and Support Agreement” beginning on page 143;

•	the financial analyses reviewed and discussed with the Range board of directors by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Range board of directors on May 15, 2016 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Range board of directors dated the same date) as to, as of May 15, 2016, the fairness, from a financial point of view, to Range of the exchange ratio in the merger pursuant to the merger agreement, as more fully described below under the caption “—Opinion of Range’s Financial Advisor” beginning on page 69; and

•	that—prior to the execution of the merger agreement—Memorial Production Partners LP had announced that it had entered into an agreement with Memorial to acquire that master limited partnership’s general partner from Memorial and that the completion of the merger is conditioned upon the closing of that disposition by Memorial, as more fully described in the section “The Merger Agreement—MEMP GP Purchase and Sale Agreement” beginning on page 144.

In addition to considering the factors above, the Range board of directors also considered the following factors:

•	the recommendation of the merger by Range’s senior management team;

•	the knowledge of the Range board of directors of Range’s business, financial condition, results of operations and prospects, as well as Memorial’s business, financial condition, results of operation and prospects, taking into account the results of Range’s due diligence review of Memorial;

•	that the exchange ratio for merger consideration is fixed and will not increase or decrease based on changes in the market price of Range common stock or Memorial common stock between the date of the merger agreement and the date of the completion of the merger;

•	the review by the Range board of directors, after consultation with Range’s management and advisors, of the structure of the merger and the terms and conditions of the merger agreement;

•	that, based on the closing price of shares of Range common stock on the NYSE of $42.01 on May 13, 2016, the last trading day before the public announcement of the merger agreement, the merger consideration represented an implied value of $15.75 for each share of Memorial common stock, which represented a premium of approximately 17.1% to the $13.45 per share closing price of Memorial common stock on May 13, 2016;

•	that the merger agreement provides that the Range board of directors must take all necessary corporate action to appoint one Memorial independent director designated by the Memorial board of directors to serve on the combined company’s board of directors, subject to consent by the Governance and Nominating Committee of the Range board of directors;

•	that, under the terms of the merger agreement, Memorial will be required to pay to Range a termination fee of $75,000,000 or a no vote expense payment of $25,000,000 if the merger agreement is terminated under certain circumstances (see “The Merger Agreement—Termination Fees and Expenses” beginning on page 141);

•	that Range’s representations and interim operating covenants are not unduly burdensome and provide Range with sufficient flexibility to operate its business between signing and closing of the merger agreement;

•	that Range’s representations and interim operating covenants are less restrictive than Memorial’s representations and interim operating covenants are, as a result of which Range has more flexibility than Memorial between signing and closing of the merger agreement;

•	the expectation that the merger will obtain all necessary regulatory approvals without unacceptable conditions; and

•	the likelihood of consummating the merger on the anticipated schedule.

The Range board of directors weighed the foregoing against certain potentially negative factors, including:

•	the restrictions on the conduct of Range’s business during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement;

•	that Memorial’s obligation to close the merger is conditioned on the approval of the merger by holders of a majority of the outstanding Memorial common stock;

•	that the voting and support agreement would terminate upon any change in recommendation, thereby relieving MRD Holdco LLC, WHR Incentive LLC, Jay Graham and Anthony Bahr of their respective obligations to support the merger;

•	the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost;

•	the amount of indebtedness of Memorial and the annual debt service costs of such indebtedness, as well as the terms of Memorial’s and Range’s debt instruments;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination and other fees, as well as employee, stockholder and market reactions;

•	that forecasts of future financial and operational results of the combined company are necessarily estimates based on assumptions and may vary significantly from future performance;

•	the potential earnings and net asset value dilution to Range stockholders following the merger;

•	the challenges inherent in the combination of two businesses of the size and complexity of Range and Memorial, including the possible diversion of management attention for an extended period of time;

•	the risk of not realizing the magnitude and timing of all of the anticipated cost savings and operational efficiencies between Range and Memorial and the risk that other anticipated benefits might not be realized;

•	the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation brought by or on behalf of Range or Memorial stockholders challenging the transaction) and the risks and costs to Range if the merger does not close in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on Range’s relationships with third parties and the effect termination of the merger agreement may have on Range’s operating results;

•	that approximately 36% of the outstanding shares of Memorial common stock is held by MRD Holdco LLC, which is owned by three related private equity funds, and that those private equity funds intend to distribute a total of approximately 26% of the outstanding shares of Memorial common stock to their private equity limited partners (approximately 8% of the Range common stock on a pro forma basis for the merger, based on the exchange ratio), which could potentially have an adverse effect on the market price for Range common stock; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 33 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 31.

This discussion of the information and factors considered by the Range board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Range board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Range board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Range board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Range stockholders. Rather, the Range board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Range’s management and outside legal and financial advisors. In addition, individual members of the Range board of directors may have assigned different weights to different factors.

The Range board of directors has approved the merger and the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Range common stock to Memorial stockholders in connection with the merger, are in the best interests of Range and its stockholders.

Accordingly, the Range board of directors unanimously recommends that the Range stockholders vote “FOR” the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger.

Opinion of Range’s Financial Advisor

On May 15, 2016, Credit Suisse rendered its oral opinion to the Range board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Range board of directors dated the same date) as to, as of May 15, 2016, the fairness, from a financial point of view, to Range of the exchange ratio in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Range board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to Range of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any holder of Range common stock as to how such holder should vote or act on any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed the merger agreement and certain publicly available business and financial information relating to Memorial and Range including, without limitation, information regarding their respective net operating loss carry-forwards;

•	reviewed certain other information relating to Memorial and Range, including:

•	financial forecasts and projected production and operating data prepared by and provided to Credit Suisse by Range management relating to Memorial under two alternative cases reflecting differing projected oil and gas development and operating assumptions (the “Case 1 Range Projections for Memorial” and the “Case 2 Range Projections for Memorial,” respectively, and, together, the “Range Projections for Memorial”), which were based on certain oil and gas reserve information prepared by Memorial management regarding Memorial’s proved and unproved oil and gas reserves (the “Memorial Reserve Information”), as adjusted by Range management (the “Range Reserve Information for Memorial”) and the Range Riskings for Memorial referred to below;

•	financial forecasts and projected production and operating data prepared by and provided to Credit Suisse by Range management relating to Range under two alternative cases reflecting differing projected oil and gas development and operating assumptions (including Range management’s projections model for Range (the “Range Model”) and Range Management’s reserves projection model for Range (the “Range Reserves Model”), and, together, the “Range Projections for Range”), which were based on certain oil and gas reserve information prepared by Range management regarding Range’s proved, probable and possible oil and gas reserves (the “Range Reserve Information for Range”) and the Range Riskings for Range referred to below;

•	riskings for Memorial’s proved and unproved oil and gas reserves prepared by Range management (the “Range Riskings for Memorial”);

•	riskings for Range’s proved, probable and possible oil and gas reserves prepared by Range management (the “Range Riskings for Range”);

•	certain publicly available market data regarding future oil and gas commodity pricing (the “Publicly Available Future Oil and Gas Pricing Data”) and certain alternative estimates regarding future oil and gas commodity pricing prepared and provided to Credit Suisse by Range management (the “Range Projected Oil and Gas Pricing Data” and, together with the Publicly Available Future Oil and Gas Pricing Data, the “the Future Oil and Gas Pricing Data”); and

•	an estimate of the value of certain Memorial acreage prepared by Range management (the “Estimated Value of the Southern Extension”);

•	spoke with the managements of Memorial and Range and certain of their representatives regarding the business and prospects of Memorial and Range, and Memorial’s and Range’s respective oil and gas reserves and their respective oil and gas development and operating assumptions;

•	considered certain financial and stock market data of Memorial and Range, and compared that data with similar data for other companies with publicly traded equity securities in businesses that Credit Suisse deemed similar to those of Memorial and Range, respectively;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that had been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed that such information was complete and accurate in all respects material to its analyses and opinion and relied upon such assumption. With respect to the Range Projections for Memorial that Credit Suisse used in its analyses, management of Range advised Credit Suisse, and Credit Suisse assumed, that those financial forecasts were reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to the future financial performance of Memorial. With respect to the Range Projections for Range that Credit Suisse used in its analyses, management of Range advised Credit Suisse, and Credit Suisse assumed, that those financial forecasts were reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to the future financial performance of Range. With respect to the Memorial Reserve Information that Credit Suisse reviewed, management of Memorial advised Credit Suisse, and Credit Suisse assumed, that such reserve information was reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to Memorial’s proved and unproved oil and gas reserves. With respect to the Range Reserve Information for Memorial that Credit Suisse reviewed, management of Range advised Credit Suisse, and Credit Suisse assumed, that such reserve information was reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to Memorial’s proved and unproved oil and gas reserves. With respect to the Range Reserve Information for Range that Credit Suisse reviewed, management of Range advised Credit Suisse, and Credit Suisse assumed, that such reserve information was reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to Range’s proved, probable and possible oil and gas reserves. With respect to the Range Riskings for Memorial and the Range Riskings for Range, management of Range advised Credit Suisse, and Credit Suisse assumed, that such riskings were reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to the appropriate riskings for the Range Reserve Information for Memorial and the Range Reserve Information for Range, respectively. With respect to the Estimated Value of the Southern Extension, management of Range advised Credit Suisse, and Credit Suisse assumed, that such estimated value was reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to the estimated value of certain Memorial acreage.

Credit Suisse expressed no view or opinion with respect to the Range Projections for Memorial, the Range Projections for Range, the Memorial Reserve Information, the Range Reserve Information for Memorial, the Range Reserve Information for Range, the Range Riskings for Memorial, the Range Riskings for Range, the Publicly Available Future Oil and Gas Pricing Data, the Range Projected Oil and Gas Pricing Data, the Estimated Value of the Southern Extension or the assumptions upon which any of the foregoing were based. At Range’s direction, Credit Suisse assumed that the Range Projections for Memorial, the Range Projections for Range, the Range Reserve Information for Memorial, the Range Reserve Information for Range, the Range Riskings for Memorial, the Range Riskings for Range, the Publicly Available Future Oil and Gas Pricing Data, the Range Projected Oil and Gas Pricing Data and the Estimated Value of the Southern Extension were a reasonable basis on which to evaluate Memorial, Range and the merger, and Credit Suisse used and relied upon such information for purposes of its analyses and opinion.

In addition, Credit Suisse relied upon, without independent verification (i) the assessments of the management of Range with respect to Range’s ability to integrate the businesses of Memorial and Range and (ii) the assessments of the management of Range as to Memorial’s and Range’s existing technology and future capabilities with respect to the extraction of Memorial’s and Range’s oil and gas reserves and other oil and gas resources and associated timing and costs and, with Range’s consent, assumed that there had been no developments that would adversely affect such management’s views with respect to such technologies, capabilities, timing and costs. Range advised Credit Suisse and for purposes of its analyses and its opinion Credit Suisse assumed that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Credit Suisse also assumed, with Range’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Memorial, Range or the contemplated benefits of the merger, that the merger would be consummated in accordance with all applicable federal, state and local laws, and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Memorial or Range, and Credit Suisse was not furnished with any such evaluations or appraisals other than as set forth above.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Range of the exchange ratio in the merger pursuant to the merger agreement and, other than assuming the consummation of the previously announced sale of Memorial Production Partners GP LLC by Memorial to Memorial Production Partners LP pursuant to the MEMP GP PSA, did not address any other aspect or implication (financial or otherwise) of the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the transactions contemplated by the MEMP GP PSA, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice, including, without limitation, any advice regarding the amounts of any company’s oil and gas reserves, the riskings of such reserves or any other aspects of any company’s (including Memorial’s or Range’s) oil and gas reserves. Credit Suisse assumed that Range had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. In addition, as Range was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of Memorial and Range reflected certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that were subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to Range, nor did it address the underlying business decision of the Range board of directors or Range to proceed with or effect the merger. Credit Suisse did not express any opinion as to what the value of shares of Range common stock actually would be when issued pursuant to the merger or the price or range of prices at which Memorial common stock or Range common stock may be purchased or sold at any time. Credit Suisse assumed that the shares of Range common stock to be issued to the holders of Memorial common stock in the merger would be approved for listing on the New York Stock Exchange prior to the consummation of the merger.

In preparing its opinion to the Range board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Range, Memorial or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness to Range of the exchange ratio in the merger, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Range’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Range board of directors (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the Range board of directors in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the exchange ratio or of the views of the Range board of directors with respect to the proposed merger. Under the terms of its engagement by Range, neither Credit Suisse’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Credit Suisse should not be deemed to have, any fiduciary duty to the Range board of directors, Range, Memorial, any security holder or creditor of Range or Memorial or any other person, regardless of any prior or ongoing advice or relationships.

The following is a summary of certain financial analyses reviewed by Credit Suisse with the Range board of directors in connection with the rendering of its opinion to the Range board of directors on May 15, 2016. The summary does not contain all of the financial data holders of Range common stock may want or need for purposes of making an independent determination of fair value. Holders of Range common stock are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses—as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis—could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBITDAX—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization and exploration expense for a specified time period.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of May 13, 2016, (2) the transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions as of the date of announcement, (3) estimates of future financial performance of Memorial used in the discounted cash flow analysis and the net asset value analysis described below were based on the Range Projections for Memorial and (4) estimates of future financial performance of Range used in the discounted cash flow analysis and the net asset value analysis described below were based on the Range Reserves Model. Estimates of future financial performance for the selected companies, including Memorial and Range, for the years ending December 31, 2016 and 2017 listed below under the selected companies analysis used to select the implied multiple ranges were based on publicly available research analyst estimates for those companies. Credit Suisse was authorized by Range to rely upon the unaudited prospective financial and operating information from the Range Model and the Range Projections for Memorial for 2016E and 2017E for its selected companies analyses using First Call oil and gas pricing as of May 13, 2016. Credit Suisse was also authorized by Range to rely upon the unaudited prospective financial and operating information from the Range Reserves Model and the Range Projections for Memorial for its net asset value and discounted cash flow analyses using NYMEX oil and gas pricing as of May 12, 2016 and the Range Projected Oil and Gas Pricing Data.

Selected Companies Analyses

Credit Suisse considered certain financial data for Memorial, Range and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Memorial and Range in one or more respects.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated EBITDAX for the year ended December 31, 2016, or “2016E EBITDAX”;

•	Enterprise Value as a multiple of estimated EBITDAX for the year ended December 31, 2017, or “2017E EBITDAX”;

•	Enterprise Value as a multiple of the most recent publicly reported present value of estimated future pre-tax oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10%, or “Pre-tax PV10%”;

•	Enterprise Value as a multiple of estimated daily production on a thousand cubic feet equivalent per day, or “Mcfed,” basis for the year ended December 31, 2016, or “2016E Daily Production”; and

•	Enterprise Value as a multiple of estimated daily production on an Mcfed basis for the year ended December 31, 2017, or “2017E Daily Production.”

The selected companies and corresponding financial data based on publicly available research analyst estimates were:

			Enterprise Value /
	EBITDAX		Pre-Tax PV10%	Daily Production ($/Mcfed)
Company Name	2016E	2017E		2016E	2017E
EQT Corporation	14.9x	11.6x	7.4x	$5,325	$4,945
Antero Resources Corporation	10.0x	10.0x	2.3x	4,842	4,116
Cabot Oil and Gas Corporation	23.4x	13.0x	3.4x	7,129	6,788
Southwestern Energy Company	19.1x	12.3x	3.7x	3,924	4,513
Range	19.9x	16.7x	2.8x	6,932	6,384
CONSOL Energy Inc.	10.7x	9.3x	1.9x	2,973	2,898
Rice Energy Inc.	10.3x	8.5x	3.9x	4,731	3,822
Gulfport Energy Corporation	11.1x	8.9x	5.5x	5,812	4,955
Memorial	8.4x	10.1x	4.5x	9,306	8,345

Memorial. Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 9.0x to 11.0x to Memorial’s 2016E EBITDAX based on the Case 1 Range Projections for Memorial, 8.0x to 10.0x to Memorial’s 2017E EBITDAX based on the Case 1 Range Projections for Memorial, 9.0x to 11.0x to Memorial’s 2016E EBITDAX based on the Case 2 Range Projections for Memorial, 8.0x to 10.0x to Memorial’s 2017E EBITDAX based on the Case 2 Range Projections for Memorial, 3.0x to 5.0x to Memorial’s Pre-tax PV10%, $8,000 to $10,000 per Mcfed to Memorial’s estimated daily production for 2016, and $7,000 to $9,000 per Mcfed to Memorial’s estimated daily production for 2017. The selected companies analysis indicated an implied reference range of $9.10 to $13.95 per share of Memorial common stock.

Range. Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 15.0x to 20.0x to Range’s 2016E EBITDAX based on Case 1 of the Range Model provided to Credit Suisse by Range management and First Call oil and gas pricing, 10.0x to 15.0x to Range’s 2017E EBITDAX based on Case 1 of the Range Model provided to Credit Suisse by Range management and First Call oil and gas pricing, 15.0x to 20.0x to Range’s 2016E EBITDAX based on Case 2 of the Range Model provided to Credit Suisse by Range management and First Call oil and gas pricing, 10.0x to 15.0x to Range’s 2017E EBITDAX based on Case 2 of the Range Model provided to Credit Suisse by Range management and First Call oil and gas pricing, 2.0x to 4.0x to Range’s Pre-tax PV10%, $6,000 to $8,000 per Mcfed to Range’s estimated daily production for 2016 based on the Range Model provided to Credit Suisse by Range management, and $5,000 to $7,000 per Mcfed to Range’s estimated daily production for 2017 based on the Range Model provided to Credit Suisse by Range management. The selected companies analysis indicated an implied reference range of $28.43 to $48.86 per share of Range common stock.

The selected companies analysis indicated an implied exchange ratio reference range of 0.186 to 0.491 of a share of Range common stock for each share of Memorial common stock, as compared to the exchange ratio in the merger of 0.375 of a share of Range common stock for each share of Memorial common stock.

Net Asset Value Analysis

Memorial. Credit Suisse calculated implied net asset values of Memorial’s proved and unproved oil and gas reserves based on the Range Reserve Information for Memorial, the Range Riskings for Memorial and the Range Projections for Memorial. With respect to the Case 1 Range Projections for Memorial, at the direction of Range management, Credit Suisse applied NYMEX oil and gas pricing as of May 12, 2016 with prices held flat after 2020. With respect to the Case 2 Range Projections for Memorial, at the direction of Range management, Credit Suisse applied the Range Projected Oil and Gas Pricing Data with prices held flat after 2020. For purposes of the Memorial Net Asset Value analysis, Credit Suisse applied discount rates ranging from 10.0% to 12.0% to projected unlevered free cash flows. Taking into account the results of the net asset value analysis for Memorial, adjustments for general and administrative expenses (including non-cash general and administrative expenses that, according to Range management, were treated as a cash expense), adjustments for certain hedging transactions by Memorial and the Estimated Value of the Southern Extension, the net asset value analysis for Memorial indicated implied reference ranges of $5.22 to $6.40 per share of Memorial common stock based on the Case 1 Range Projections for Memorial and $3.41 to $4.39 per share of Memorial common stock based on the Case 2 Range Projections for Memorial.

Range. Credit Suisse calculated implied net asset values of Range’s proved, probable and possible oil and gas reserves based on the Range Reserve Information for Range, the Range Riskings for Range and the Range Reserves Model. With respect to the Case 1 of the Range Reserves Model, at the direction of Range management, Credit Suisse applied NYMEX oil and gas pricing as of May 12, 2016 with prices held flat after 2020. With respect to the Case 2 of the Range Reserves Model, at the direction of Range management, Credit Suisse applied the Range Projected Oil and Gas Pricing Data with prices held flat after 2020. For purposes of the Range Net Asset Value analysis, Credit Suisse applied discount rates ranging from 11.0% to 13.0% to projected unlevered free cash flows. Taking into account the results of the net asset value analysis for Range, adjustments for general and administrative expenses (including non-cash general and administrative expenses that, according to Range management, were treated as a cash expense) and adjustments for certain hedging transactions by Range, the net asset value analysis for Range indicated implied reference ranges of $13.59 to $21.95 per share of Range common stock based on the Case 1 of the Range Reserves Model and $4.15 to $9.87 per share of Range common stock based on the Case 2 of the Range Reserves Model.

The net asset value analysis indicated implied exchange ratio reference ranges of 0.238 to 0.471 of a share of Range common stock for each share of Memorial common stock based on the Case 1 Range Projections for Memorial and the Case 1 of the Range Reserves Model and 0.345 to 1.058 shares of Range common stock for each share of Memorial common stock based on the Case 2 Range Projections for Memorial and the Case 2 of the Range Reserves Model, as compared to the exchange ratio in the merger of 0.375 of a share of Range common stock for each share of Memorial common stock.

Discounted Cash Flow Analysis

Memorial. Credit Suisse performed a discounted cash flow analysis of Memorial by calculating the estimated net present value of the projected after-tax, unlevered, free cash flow of Memorial based on the Range Reserve Information for Memorial, the Range Riskings for Memorial and the Range Projections for Memorial. Credit Suisse applied a range of terminal value EBITDAX multiples of 6.0x to 8.0x to Memorial’s estimated 2020E EBITDAX. The estimated net present value of the projected future cash flow and terminal values were then calculated using discount rates ranging from 10.0% to 12.0%. For purposes of the discounted cash flow analysis, Memorial’s projected non-cash general and administrative expenses were, according to Range management, treated as a cash expense. The discounted cash flow analysis for Memorial indicated implied reference ranges per share of Memorial common stock of $7.40 to $12.08 based on the Case 1 Range Projections for Memorial and $4.83 to $8.62 based on the Case 2 Range Projections for Memorial.

Range. Credit Suisse performed a discounted cash flow analysis of Range by calculating the estimated net present value of the projected after-tax, unlevered, free cash flow of Range based on the Range Reserve Information for Range, the Range Riskings for Range and the Range Reserves Model. Credit Suisse applied a range of terminal value EBITDAX multiples of 9.0x to 11.0x to Range’s estimated 2020E EBITDAX. The estimated net present value of the projected future cash flow and terminal values were then calculated using discount rates ranging from 11.0% to 13.0%. For purposes of the discounted cash flow analysis, Range’s projected non-cash general and administrative expenses were, according to Range management, treated as a cash expense. The discounted cash flow analysis for Range indicated implied reference ranges per share of Range common stock of $24.27 to $36.19 based on the Case 1 of the Range Reserves Model and $12.39 to $20.71 based on the Case 2 of the Range Reserves Model.

The discounted cash flow analysis indicated implied exchange ratio reference ranges of 0.205 to 0.498 of a share of Range common stock for each share of Memorial common stock based on the Case 1 Range Projections for Memorial and the Case 1 of the Range Reserves Model and 0.233 to 0.695 of a share of Range common stock for each share of Memorial common stock based on the Case 2 Range Projections for Memorial and the Case 2 of the Range Reserves Model, as compared to the exchange ratio in the merger of 0.375 of a share of Range common stock for each share of Memorial common stock.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions that Credit Suisse deemed relevant. The selected transactions were selected because the target companies or assets were deemed by Credit Suisse to be similar to Memorial in one or more respects. The financial data reviewed included the implied Transaction Value as a multiple of:

•	EBITDAX for last twelve months, or LTM EBITDAX;

•	Proved reserves; and

•	Daily production.

The selected transactions and corresponding financial data were:

			Transaction Value /
Date Announced	Acquiror	Target	LTM EBITDAX	Proved Reserves ($/Mcfe)	Daily Production ($/Mcfed)
07/11	BHP Billiton Ltd.	Petrohawk Energy Corporation	12.4x	$2.75	$18,426
11/10	Chevron Corporation	Atlas Energy, Inc.	6.4x	5.08	53,941
12/09	Exxon Mobil Corporation	XTO Energy Incorporated	6.0x	1.92	13,946
07/07	Plains Exploration & Production Co.	Pogo Producing Company	7.1x	2.85	12,733
01/07	Forest Oil Corporation	Houston Exploration Company	4.6x	2.43	7,751
06/06	Anadarko Petroleum Corporation	Western Gas Resources Incorporated	10.2x	4.11	19,213
04/06	Petrohawk Energy Corporation	KCS Energy Incorporated	5.7x	4.34	13,251
12/05	ConocoPhillips Co.	Burlington Resources Incorporated	6.3x	2.92	12,607
01/05	Cimarex Energy Co.	Magnum Hunter Resources Corporation	6.6x	2.14	8,756
12/04	Noble Energy, Inc.	Patina Oil & Gas Corp.	9.0x	2.01	10,802
05/04	Pioneer Natural Resources Co.	Evergreen Resources, Inc.	12.6x	1.31	14,423
04/04	EnCana Corp.	Tom Brown Inc.	7.8x	2.09	8,442
04/04	Kerr-McGee Corp.	Westport Resources Corp.	6.5x	1.79	7,762
05/01	Kerr-McGee Corp.	HS Resources Inc.	6.7x	1.28	7,348
05/01	Williams Companies, Inc.	Barrett Resources Corp.	9.2x	1.31	8,868

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 7.0x to 9.0x to Memorial’s LTM EBITDAX, $2.00 to $2.50 per Mcfe to Memorial’s proved reserves as of December 31, 2015, and $8,000 to $12,000 per Mcfed to Memorial’s daily production for the first quarter of 2016. The selected transactions analysis indicated an implied reference range per share of Memorial common stock of $9.10 to $16.37. The selected transactions analysis for Memorial and the selected companies analysis for Range indicated an implied exchange ratio reference range of 0.186 to 0.576 of a share of Range common stock for each share of Memorial common stock as compared to the exchange ratio in the merger of 0.375 of a share of Range common stock for each share of Memorial common stock.

Other Matters

Range retained Credit Suisse as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between Range and Credit Suisse, Range has agreed to pay

Credit Suisse a fee of $11 million for its services of which $2 million became payable to Credit Suisse upon the rendering of its opinion to the Range board of directors and the remainder of which is contingent upon the consummation of the merger. In addition, Range has agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have provided other financial advice and services, and may in the future provide financial advice and services, to Memorial, Range and their respective affiliates including Natural Gas Partners (“NGP”), a group of private investment funds managed by NGP Energy Capital Management, LLC, and a significant investor in Memorial, and certain entities affiliated or associated with NGP (collectively with NGP, the “NGP Group”) for which Credit Suisse and its affiliates have received, and would expect to receive, compensation including, during the past two years, (a) with respect to Memorial, having acted as a co-managing underwriter of the initial public offering of Memorial common stock in June 2014 and co-managing underwriter of a follow-on offering of Memorial common stock in November 2014, (b) with respect to Range, having acted as joint bookrunning lead managing underwriter of an offering of debt securities of Range in May 2015 and (c) with respect to NGP, having provided certain securities distribution services. In addition, Credit Suisse has been having discussions with representatives of a member of the NGP Group regarding and has been mandated to participate in a potential offering of securities by such entity for which Credit Suisse would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of Memorial, Range and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

Memorial’s Reasons for the Merger; Recommendation of the Memorial Board of Directors

In determining that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of Memorial stockholders, in approving, adopting and declaring advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending the adoption of the merger agreement by Memorial stockholders, the Memorial board of directors consulted with Memorial’s management, as well as with Memorial’s legal and financial advisors, and considered a number of factors. The principal factors that the Memorial board of directors viewed as being generally positive or favorable in coming to its determination and related recommendation are:

•	the aggregate value and composition of the consideration to be received in the merger by holders of Memorial common stock;

•	based on the closing price of shares of Range common stock on the NYSE of $42.01 on May 13, 2016, the last trading day before the public announcement of the merger agreement, the merger consideration represented an implied value of $15.75 for each share of Memorial common stock, which represented a premium of:

•	approximately 17.1% to the $13.45 per share closing price of Memorial common stock on May 13, 2016, the last trading day before the public announcement of the merger agreement; and

•	approximately 54.6% to the $10.19 per share volume-weighted average trading price of Memorial common stock for the 30 trading days ended May 13, 2016, the last trading day before the public announcement of the merger agreement;

•	following the merger, Memorial stockholders will have the opportunity as equity holders to participate in the value of the combined company, including the expected future growth;

•	the combination of Range and Memorial will create a leading North American natural gas producer with core positions in both Appalachia and Northern Louisiana, providing greater marketing capabilities and opportunities, with added beneficial exposure to growing natural gas and NGLs demand;

•	the fact that the merger diversifies Memorial from its pure-play nature, providing complementary resources, including that:

•	Memorial’s U.S. Gulf Coast assets provide Range with improved gas differentials and enhanced linkage between the Gulf Coast and Northeast natural gas and NGLs markets; and

•	Range’s size and scale should reduce Memorial stockholder exposure to standalone share price volatility to individual well announcements on Memorial’s expansion acreage;

•	the merger should derisk the delineation and development of Memorial’s expansion acreage by creating a combined company with enhanced size, scale and access to (and lower cost of) capital;

•	the merger will provide Memorial stockholders with the benefits of Range’s strong and extensive operating history of maximizing asset value through optimizing long-term unconventional development;

•	the fact that the pro forma asset base, which will be weighted to the Marcellus and Utica shale plays, has many established offset operators, deeper well control and is widely followed by Wall Street analysts and investors;

•	the belief of the Memorial board of directors that the merger will be accretive to Memorial stockholders;

•	the expectation that the combined company will have greater financial and operational flexibility to pursue acquisitions and other growth opportunities in Memorial’s current areas of focus, and in complementary plays, as compared to Memorial on a standalone basis;

•	each of Range and Memorial has successfully employed a strategy of reducing costs, improving returns and increasing cash flow;

•	the complementary nature of the skill sets for the technical teams of Range and Memorial;

•	the operating synergies attributable to the combination of the two companies, particularly with respect to market access, operating expenses, improved drilling and targeting techniques and overhead expenses;

•	cost reductions through leveraging service provider relationships and reducing drilling or completion times;

•	the benefits of the merger discussed would be amplified in the event that natural gas prices rise above the current strip prices;

•	the merger will provide Memorial stockholders with increased trading liquidity, as Range’s common stock has a larger average daily trading volume and public float than Memorial’s common stock;

•	the fact that the merger agreement provides that the Range board of directors must take all necessary corporate action to appoint one Memorial independent director designated by the Memorial board of directors to serve on the combined company’s board of directors, subject to consent by the Governance and Nominating Committee of the Range board of directors;

•	the fact that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which means that the transaction will be a tax-free transaction for Memorial stockholders; and

•

the financial analysis reviewed and discussed with the Memorial board of directors by representatives of Barclays and Morgan Stanley, as well as the oral opinions of Barclays and Morgan Stanley rendered to the Memorial board of directors on May 15, 2016, which opinions were subsequently confirmed by delivery of written opinions dated May 15, 2016, to the effect that, as of such date and based upon and subject to the qualifications, limitations, and assumptions stated in their respective opinions, from a financial point of view, the exchange ratio was fair to the stockholders of Memorial (other than holders of excluded shares), each as more fully described below under the caption “— Opinions of Memorial’s Financial Advisors” beginning on page 83.

In addition to considering the factors above, the Memorial board of directors also considered the following factors:

•	the recommendation of the merger by Memorial management;

•	the knowledge of the Memorial board of directors of Memorial’s business, financial condition, results of operations and prospects, as well as Range’s business, financial condition, results of operation and prospects, taking into account the results of Memorial’s due diligence review of Range;

•	the fact that the exchange ratio is fixed and will not increase or decrease based upon changes in the market price of Memorial or Range common stock between the date of the merger agreement and the date of completion of the merger;

•	the review by the Memorial board of directors, in consultation with Memorial’s management and advisors, of the structure of the merger and the terms and conditions of the merger agreement;

•	the belief of the Memorial board of directors, following consultation with management, Morgan Stanley and Barclays, that it was unlikely that an alternative bidder could consummate a transaction that would be on superior terms, and that would provide Memorial stockholders greater consideration, than is being provided in connection with the merger;

•	the fact that the merger agreement nevertheless does not preclude a third party from making an unsolicited competing proposal to Memorial and, under certain circumstances more fully described in “The Merger Agreement—No Solicitation of Competing Proposals”, Memorial may furnish non-public information to and enter into discussions with such third party regarding the competing proposal;

•	the right of the Memorial board of directors to change its recommendation to Memorial stockholders or to terminate the merger agreement in order to accept a Memorial superior proposal, subject to certain conditions (including considering any adjustments to the merger agreement proposed by Range and payment to Range by Memorial of a $75,000,000 termination fee);

•	the right of the Memorial board of directors to change its recommendation to Memorial stockholders regarding the merger upon the occurrence of an intervening event if it determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its duties under applicable law;

•	that the termination fee of $75,000,000 and the no vote expense payment of $25,000,000, in each case payable by Memorial to Range under the circumstances specified in the merger agreement, were not unreasonable in the judgment of the Memorial board of directors after consultation with its legal and financial advisors;

•	the support of the merger by MRD Holdco LLC, WHR Incentive LLC, Jay Graham and Anthony Bahr, as evidenced by their execution of the voting and support agreement, and that these stockholders are receiving the same per-share consideration in the merger as all other Memorial stockholders generally and are not receiving, in connection with the merger, any other consideration or benefit not received by all other Memorial stockholders generally;

•	the fact that the voting and support agreement would terminate upon any change in recommendation, thereby relieving MRD Holdco LLC, WHR Incentive LLC, Jay Graham and Anthony Bahr of their respective obligations to support the merger;

•	the fact that Range has agreed that it will not:

•	enter into, participate or engage in or continue any discussions or negotiations with respect to:

•	a merger, consolidation, combination or amalgamation with any person other than another wholly-owned subsidiary of Range;

•	an acquisition or agreement to acquire, any business or any corporation, partnership, association or other business organization or division thereof; or

•	entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Range or any of its subsidiaries,

in each case if such action would or would reasonably be expected to prevent, materially delay or materially impede Range’s or Merger Sub’s ability to consummate any of the transactions contemplated by the merger agreement; or

•	take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by the merger agreement;

•	that the restrictions contemplated by the merger agreement on Memorial’s actions between the date of the merger agreement and the completion of the merger are not, in the judgment of the Memorial board of directors, unreasonable restrictions on the operation of Memorial’s business during that period;

•	the restrictions contemplated by the merger agreement on Range’s actions between the date of the merger agreement and the completion of the merger;

•	the expectation that the merger will obtain all necessary regulatory approvals without unacceptable conditions; and

•	the likelihood of consummating the merger on the anticipated schedule.

The Memorial board of directors weighed the foregoing against a number of potentially negative factors, including:

•	that, because the merger agreement can be approved by holders of a majority of the outstanding Memorial common stock, and MRD Holdco LLC, WHR Incentive LLC, Jay Graham and Anthony Bahr indirectly own approximately 47.7% of the outstanding Memorial common stock and have entered into the voting and support agreement with Range to vote in favor of the merger, the merger could be approved by the affirmative vote of Memorial stockholders representing only a small percentage of the remaining outstanding Memorial common stock;

•	that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Memorial stockholders bear the risk of a decrease in the trading price of Range common stock during the pendency of the merger and the fact that the merger agreement does not provide Memorial with a value-based termination right;

•	the restrictions on the conduct of Memorial’s business during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement;

•	that Memorial stockholders will now be exposed to Marcellus-Utica basin differentials and infrastructure constraints;

•	that the merger agreement imposes limitations on Memorial’s ability to solicit competing proposals or terminate the merger agreement;

•	the right of the Range board of directors to change its recommendation to Range stockholders, subject to certain conditions (including considering any adjustments to the merger agreement proposed by Memorial and payment to Memorial of a $125,000,000 termination fee);

•	the right of the Range board of directors to terminate the merger agreement in order to accept a Range superior proposal, subject to certain conditions (including payment to Memorial by Range of a $300,000,000 termination fee);

•	the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost;

•	the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation brought by or on behalf of Memorial stockholders or Range stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to Memorial if the closing of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on Memorial’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of Memorial’s common stock and Memorial’s operating results;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and stockholder and market reactions;

•	the challenges inherent in the combination of two businesses of the size and complexity of Memorial and Range, including the possible diversion of management attention for an extended period of time;

•	that forecasts of future financial and operational results of the combined company are necessarily estimates based on assumptions and may vary significantly from future performance;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between Memorial and Range and the risk that other anticipated benefits might not be realized;

•	that Range’s obligation to close the merger is conditioned on a vote of its stockholders to approve the issuance of Range common stock to be used as merger consideration;

•	that Memorial’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Memorial stockholders generally, as more fully described under “The Merger—Interests of Memorial Directors and Executive Officers in the Merger” beginning on page 114;

•	the terms of the merger agreement relating to no shop covenants and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to Memorial;

•	that, under the terms of the merger agreement, Memorial will be required to pay to Range a termination fee of $75,000,000 and to pay Range a no vote expense payment of $25,000,000 if the merger agreement is terminated under certain circumstances (see “The Merger Agreement—Termination Fees and Expenses” beginning on page 141);

•	that Memorial’s representations and interim operating covenants are more restrictive than Range’s representations and interim operating covenants are, thereby giving Range more flexibility than Memorial between signing and closing of the merger agreement;

•	that the potential benefits sought in the merger might not be fully realized;

•	that Memorial stockholders will be forgoing the potential benefits, if any, that could be realized by remaining as stockholders of Memorial as a standalone entity;

•	the transaction costs to be incurred in connection with the merger; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 33 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 31.

This discussion of the information and factors considered by the Memorial board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Memorial board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Memorial board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Memorial board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Memorial stockholders.

Rather, the Memorial board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Memorial’s management and outside legal and financial advisors. In addition, individual members of the Memorial board of directors may have assigned different weights to different factors.

Memorial’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Memorial stockholders generally, as more fully described under “The Merger—Interests of Memorial Directors and Executive Officers in the Merger” beginning on page 114. The Memorial board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Memorial stockholders.

The Memorial board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of Memorial stockholders, and approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Memorial board of directors unanimously recommends that Memorial stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinions of Memorial’s Financial Advisors

Opinion of Barclays Capital Inc.

Memorial engaged Barclays Capital Inc. to act as its financial advisor with respect to the merger. On May 15, 2016, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Memorial board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio provided for in the merger is fair, from a financial point of view, to the holders of Memorial common stock (other than excluded shares).

The full text of Barclays’ written opinion, dated as of May 15, 2016, is attached as Annex C to this Proxy Statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Memorial board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of Memorial common stock (other than excluded shares) and does not constitute a recommendation to any stockholder of Memorial as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between Memorial and Range and were unanimously approved by the Memorial board of directors. Barclays did not recommend any specific form of consideration to Memorial or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, Memorial’s underlying business decision to proceed with or effect the merger. In addition, Barclays expressed no opinion on, and its does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of Memorial in the merger. No limitations were imposed by the Memorial board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the merger agreement, including all ancillary documents thereto, and the specific terms of the merger;

•	reviewed and analyzed publicly available information concerning Memorial and Range that Barclays believed to be relevant to its analysis, including, without limitation, each of Memorial’s and Range’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2016;

•	reviewed and analyzed certain financial and operating information with respect to the business, operations and prospects of Memorial furnished to Barclays by Memorial, including financial projections prepared by Memorial’s management;

•	reviewed and analyzed certain financial and operating information with respect to the business, operations and prospects of Range furnished to Barclays by Range, including financial projections prepared by Range’s management;

•	reviewed and analyzed estimates of certain proved, probable and possible reserves (the “Memorial 3P Reserves”), as of April 1, 2016, for Memorial as prepared by the management of Memorial (the “Memorial Reserve Report”);

•	reviewed and analyzed estimates of certain proved, probable and possible reserves (the “Range 3P Reserves”), as of April 1, 2016, for Range as prepared by management of Range (the “Range Reserve Report”);

•	reviewed and analyzed the trading history of Memorial’s common stock and Range’s common stock from June 13, 2014 through May 13, 2016 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Memorial and Range with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed the pro forma impact of the merger on the future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies expected by the management of Memorial from a combination of the businesses and other strategic benefits expected by the managements of each of Memorial and Range to result from a combination of the businesses;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Memorial and Range;

•	reviewed and analyzed the relative contributions of Memorial and Range to the future financial and operating performance of the combined company on a pro forma basis;

•	reviewed and analyzed commodity price assumptions and the outlook for future commodity prices published by independent information service providers;

•	held discussions with the management of each of Memorial and Range concerning their respective businesses, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information. Barclays also relied upon the assurances of the management of each of Memorial and Range that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Memorial, upon the advice of Memorial, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Memorial as to Memorial’s future financial performance and that Memorial would perform substantially in accordance with such projections. With respect to the Memorial Reserve Report, Barclays discussed this reserve database with the management of Memorial and upon the advice of Memorial, Barclays assumed that the Memorial Reserve Report was a reasonable basis on which to evaluate the Memorial 3P Reserves. However, for purposes of its analysis, Barclays also considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the Memorial 3P Reserves. Barclays discussed these adjusted Memorial 3P Reserves with the management of Memorial and they agreed with the appropriateness of the use of such adjusted Memorial 3P Reserves in performing the analysis and Barclays relied upon such projections in arriving at its opinion. With respect to the financial projections of Range, upon the advice of Memorial and Range, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Range as to Range’s future financial performance and that Range would perform substantially in accordance with such projections. With respect to the Range Reserve Report, Barclays discussed this reserve database with the management of each of Memorial and Range and upon the advice of Memorial and Range, Barclays assumed that the Range Reserve Report was a reasonable basis on which to evaluate the Range 3P Reserves. However, for purposes of its analysis, Barclays also considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the Range 3P Reserves. Barclays discussed these adjusted Range 3P Reserves with the management of Memorial and they agreed with the appropriateness of the use of such adjusted Range 3P Reserves in performing the analysis and Barclays relied upon such projections in arriving at its opinion. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Memorial or Range and did not make or obtain any evaluations or appraisals of the assets or liabilities of Memorial or Range. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 15, 2016. Barclays assumed no responsibility for updating or revising its opinion and expressly disclaimed any responsibility to do so based on events or circumstances that may have occurred after May 15, 2016.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Memorial common stock but rather made its determination as to fairness, from a financial point of view, to holders of Memorial common stock (other than excluded shares) of the exchange ratio provided for in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Memorial board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Memorial or any other parties to the merger. None of Memorial, Range, Medina Merger Sub, Inc., Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Summary of Analyses

The following is a summary of the principal financial analyses performed by Barclays with respect to Memorial and Range in preparing Barclays’ opinion:

•	net asset valuation analyses;

•	comparable company analysis; and

•	comparable transaction analysis.

Each of these methodologies was used to generate reference enterprise and equity value ranges for each of Memorial and Range. The enterprise value ranges for each company were adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities to arrive at implied equity value ranges (in aggregate dollars) for each company, including, as applicable without limitation, the after-tax estimated value impact of each company’s current commodity hedging portfolio, net debt, future estimated general and administrative expenses, and, additionally for Memorial, the value impact of minimum volume commitments and, additionally for Range, the value impact of acreage not included in the Range Reserve Report and the value impact of Range’s divestiture of Oklahoma assets announced on April 28, 2016. The implied equity value ranges for each of Memorial and Range were then divided by diluted shares outstanding, consisting of primary shares and incorporating the dilutive effect of outstanding options and other dilutive securities, as appropriate, in order to derive implied equity value ranges per share for each company. For the net asset valuation analysis, the comparable company analysis, and the comparable transaction analysis the implied equity value range per share of Memorial common stock and per share of Range common stock were used to derive implied exchange ratios which were then compared to the exchange ratio provided for in the merger.

In addition to analyzing the value of the common stock of Memorial and Range and implied exchange ratios, Barclays also analyzed and reviewed: (i) the relative financial and operating contribution of Memorial and Range to the pro forma company; (ii) certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company’s stockholders; (iii) the pro forma impact to the combined company of the merger on projected discretionary cash flow (“DCF”), production and reserves; (iv) the publicly available price targets published by independent Wall Street research analysts; (v) the historical exchange ratios of Memorial common stock and Range common stock for the period from June 13, 2014 to May 13, 2016 and (vi) the daily historical closing prices of Memorial common stock and Range common stock for the period from June 13, 2014 to May 13, 2016.

Net Asset Valuation Analyses

Barclays estimated the present value of the future after-tax cash flows expected to be generated from the Memorial 3P Reserve Report and the Range 3P Reserve Report based on reserve, production, and capital and operating cost estimates as of April 1, 2016 provided by Memorial and Range, respectively. The present value of the future after-tax cash flows was determined using a range of discount rates and risking factors and assuming a tax rate of 35%. Barclays then adjusted the present values of the cash flows by adding or subtracting as applicable: (i) the value impact of after-tax general and administrative costs for both Memorial and Range, calculated based on assumed normalized multiples for each company; (ii) the discounted value of hedges for each company; (iii) the value impact of minimum volume commitment deficiency payments for Memorial; (iv) the value impact of Range’s divestiture of Oklahoma assets announced on April 28, 2016 for Range; and (v) the value impact of acreage not included in the Range 3P Reserve Report for Range.

Certain of the oil and natural gas price scenarios employed by Barclays were based on New York Mercantile exchange, or NYMEX, price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing Oklahoma delivery for oil) to which adjustments were made to reflect location and quality differentials. NYMEX gas price quotations stated in heating value equivalents per million British Thermal Units, or Mmbtu, were adjusted to reflect the value per thousand cubic feet, or Mcf, of gas. NYMEX oil price quotations are stated in dollars per barrel, or Bbl, of crude oil.

The following table summarizes the oil and natural gas price scenarios Barclays employed to estimate the future after-tax cash flows for each of the reserve categories Barclays considered for Memorial and Range. Case I reflects an approximation of the NYMEX strip as of the close of business on May 13, 2016. For 2016E – 2019E, Case II reflects the median of the Wall Street research analysts’ estimates as calculated by Bloomberg as of the close of business on May 13, 2016. The Case III price case represents a low commodity price case and the Case IV price case represents a high commodity price case, in each case relative to the NYMEX Strip case and held constant over the period of time set forth below. Based on its experience in the oil and gas exploration and production industry, Barclays determined Case III and IV to be appropriate sensitivities to the Case I Strip and the Case II Consensus.

	2016E	2017E	2018E	2019E	2020E / Thereafter
Gas – Henry Hub ($/Mmbtu)
Case I Strip	$2.32	$2.92	$2.94	$2.96	$3.05
Case II Consensus	$2.35	$2.90	$3.00	$3.01	$3.25
Case III	$2.50	$2.50	$2.50	$2.50	$2.50
Case IV	$3.50	$3.50	$3.50	$3.50	$3.50

	2016E	2017E	2018E	2019E	2020E / Thereafter
Crude Oil – WTI ($/Bbl)
Case I Strip	$46.60	$49.40	$50.18	$51.14	$52.32
Case II Consensus	$42.32	$52.65	$58.50	$63.00	$63.00
Case III	$45.00	$45.00	$45.00	$45.00	$45.00
Case IV	$70.00	$70.00	$70.00	$70.00	$70.00

	2016E	2017E	2018E	2019E	2020E / Thereafter
Natural Gas Liquids ($/Bbl)
Case I Strip	$18.64	$19.76	$20.07	$20.46	$20.93
Case II Consensus	$16.93	$21.06	$23.40	$25.20	$25.20
Case III	$18.00	$18.00	$18.00	$18.00	$18.00
Case IV	$28.00	$28.00	$28.00	$28.00	$28.00

These net asset valuation analyses yielded valuations for Memorial and Range that implied an exchange ratio range of 0.2062 to 0.4502 of a share of Range common stock for each share of Memorial common stock for Case I, an exchange ratio of 0.2108 to 0.4158 of a share of Range common stock for each share of Memorial common stock for Case II, an exchange ratio of 0.1160 to 0.5050 of a share of Range common stock for each share of Memorial common stock for Case III, and an exchange ratio of 0.2201 to 0.3948 of a share of Range common stock for each share of Memorial common stock for Case IV, in each case as compared to the proposed exchange ratio of 0.375 of a share of Range common stock for each share of Memorial common stock. Barclays noted that the proposed exchange ratio was in line with the range of implied exchange ratios under each of the four price scenarios as yielded by Barclays’ net asset valuation analyses for Memorial and Range.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Memorial and Range with selected companies that Barclays, based on its experience in the oil and gas exploration and production ( “E&P”) industry, deemed comparable to Memorial and Range.

With respect to Memorial, the selected comparable companies were:

•	Antero Resources Corporation

•	Cabot Oil & Gas Corporation

•	EQT Corporation

•	Gulfport Energy Corporation

•	PDC Energy, Inc.

•	Range

•	Rice Energy Inc.

With respect to Range, the selected comparable companies were:

•	Antero Resources Corporation

•	Cabot Oil & Gas Corporation

•	EQT Corporation

•	Gulfport Energy Corporation

•	Rice Energy Inc.

Barclays calculated and compared various financial multiples and ratios of Memorial and Range and their selected comparable companies, respectively. As part of its selected comparable company analysis, Barclays calculated and analyzed the ratio of equity value to discretionary cash flow for 2016 and 2017 based on Wall Street research estimates per FactSet Research Systems (“FactSet”), an independent third party data provider. In addition, Barclays calculated and analyzed the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization and exploration expense (“EBITDAX”) for 2016 and 2017 based on Wall Street research estimates per FactSet, latest quarter average daily production as of March 31, 2016 (measured in Mmcfed), and proved reserves as of December 31, 2015 (measured in Bcfe), pro forma for any acquisition and divestiture activity. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data including company filings and FactSet estimates and closing prices, as of May 13, 2016, the last trading date prior to the delivery of Barclays’ opinion.

The results from the Memorial comparable companies analysis are summarized below:

	Low	High	Median	Mean
Equity Value to 2016 Discretionary Cash Flow	6.3x	23.6x	10.9x	12.2x
Equity Value to 2017 Discretionary Cash Flow	4.8x	17.1x	8.7x	9.4x
Enterprise Value to 2016 EBITDAX	7.2x	23.8x	10.9x	13.6x
Enterprise Value to 2017 EBITDAX	7.0x	17.4x	9.3x	10.7x
Enterprise Value to Latest Daily Production ($/Mcfed)	$4,832	$10,564	$6,061	$6,140
Enterprise Value to Proved Reserves ($/Mcfe)	$0.55	$2.46	$1.48	$1.43

The results from the Range comparable companies analysis are summarized below:

	Low	High	Median	Mean
Equity Value to 2016 Discretionary Cash Flow	6.3x	23.6x	10.9x	11.9x
Equity Value to 2017 Discretionary Cash Flow	4.8x	13.2x	8.7x	8.4x
Enterprise Value to 2016 EBITDAX	9.5x	23.8x	10.9x	13.7x
Enterprise Value to 2017 EBITDAX	8.4x	13.2x	9.3x	10.0x
Enterprise Value to Latest Daily Production ($/Mcfed)	$2,722	$6,878	$4,843	$5,067
Enterprise Value to Proved Reserves ($/Mcfe)	$0.55	$2.46	$1.48	$1.41

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Memorial or Range, as applicable. However, because no selected comparable company is exactly the same as Memorial or Range, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the respective businesses, financial and operating characteristics and prospects of each of Memorial and Range and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Memorial and Range and the companies included in the selected company analysis.

Based upon these judgments, Barclays’ comparable company analysis yielded an exchange ratio range of 0.2223 to 0.5668 of a share of Range common stock for each share Memorial common stock. Barclays noted that the exchange ratio of 0.375 of a share of Range common stock for each share Memorial common stock provided for in the merger falls within the range of implied exchange ratios as calculated by Barclays’ comparable company analysis.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the oil and gas industry that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Memorial and Range with respect to the size, focus, commodity mix, reserve profile, margins and other characteristics of their businesses.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the respective businesses, operations, financial condition and prospects of each of Memorial and Range and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies, Memorial and Range. The criteria used in selecting, from the IHS Herold M&A database, the transactions analyzed included all transactions: (i) with target corporations that are public and private; (ii) announced since January 1, 2005 with upstream value greater than $500 million, and (iii) where the target’s assets are primarily onshore the continental United States.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Date Announced	Target	Acquirer
7/14/15	RKI Exploration & Production, LLC	WPX Energy, Inc.
5/21/15	Eagle Rock Energy Partners, L.P.	Vanguard Natural Resources LLC
5/11/15	Rosetta Resources Inc.	Noble Energy, Inc.
4/20/15	LRR Energy, L.P.	Vanguard Natural Resources LLC
9/29/14	Athlon Energy Inc.	Encana Corporation
7/14/14	Kodiak Oil and Gas Corp.	Whiting Petroleum Corporation
5/12/14	Aurora Oil and Gas Limited, LLC	Baytex Energy Corp.
11/4/13	Berry Petroleum Company	Linn Energy, LLC / LinnCo, LLC
8/12/13	Pioneer Southwest Energy Partners LP	Pioneer Natural Resources Co.
12/17/12	TLP Energy LLC	Sabine Oil & Gas LLC
12/5/12	Plains Exploration & Production Co.	Freeport-McMoRan Inc.
12/5/12	McMoRan Exploration Company	Freeport-McMoRan Inc.
11/1/12	Quantum Energy, Inc. / Ute Energy, LLC	Crescent Point Energy Corp.
5/13/12	Riverstone Holdings LLC / Carlyle Group LP	Concho Resources Inc.
4/25/12	GeoResources, Inc.	Halcon Resources Corporation
1/23/12	Cordillera Energy LLC / EnCap Investments LP	Apache Corporation

Date Announced	Target	Acquirer
7/15/11	Petrohawk Energy Corporation	BHP Billiton Ltd.
6/8/11	Phillips Resources, Inc.; TWP Inc.	Exxon Mobil Corporation
4/12/11	Crow Creek Energy LLC / NGP	Eagle Rock Energy Partners LP
3/24/11	Encore Energy Partners LP	Vanguard Natural Resources LLC
11/17/10	Denbury Resources Inc. / Encore Energy Partners LP	Vanguard Natural Resources LLC
11/9/10	Atlas Energy, Inc.	Chevron Corporation
7/21/10	Ellora Energy Inc.	Exxon Mobil Corporation
7/20/10	Marbob Energy Corporation	Concho Resources Inc.
6/2/10	Arena Resources Inc.	SandRidge Energy, Inc.
4/15/10	Mariner Energy Inc.	Apache Corporation
3/23/10	Chaparral Energy LLC	CCMP Capital Advisors, LP
12/14/09	XTO Energy Incorporated	Exxon Mobil Corporation
11/1/09	Encore Acquisition Company	Denbury Resources Inc.
8/3/09	Resolute Energy Corporation	Hicks Acquisition Co. I
6/5/08	Henry Petroleum Corp.	Concho Resources Inc.
6/10/08	Hunt Petroleum Corporation	XTO Energy Incorporated
9/19/06	Calumet Oil Company	Chaparral Energy LLC
7/17/07	Pogo Producing Company	Plains Exploration & Production Co.
1/7/07	The Houston Exploration Company	Forest Oil Corporation
4/17/06	Latigo Petroleum Inc.	Pogo Producing Company
9/8/06	American Real Estate Partners LP	SandRidge Energy, Inc.
6/23/06	Western Gas Resources Incorporated	Anadarko Petroleum Corporation
5/2/06	Chief Oil & Gas LLC	Devon Energy Corporation
4/21/06	KCS Energy Incorporated	Petrohawk Energy Corporation
12/12/05	Burlington Resources Incorporated	ConocoPhillips Co.
10/3/05	Columbia Natural Resources, LLC	Chesapeake Energy Corporation
7/19/05	Medicine Bow Energy Corporation	El Paso Corporation
4/4/05	Mission Resources Corporation	Petrohawk Energy Corporation
1/26/05	Magnum Hunter Resources Corporation	Cimarex Energy Co.
1/11/05	Antero Resources Corporation	XTO Energy Incorporated

As part of its comparable transaction analysis, Barclays calculated and analyzed the ratio of enterprise value to latest daily production and proved reserves. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. All of these calculations were performed and based on publicly available financial data including company filings. The results of the comparable transactions analysis are summarized below:

	Low	High	Median	Mean
Enterprise Value to Latest Daily Production ($/Mcfed)	$7,800	$43,182	$16,912	$18,658
Enterprise Value to Proved Reserves ($/Mcfe)	$1.22	$9.34	$3.35	$3.70

Based upon Barclays’ judgments as described above, Barclays’ comparable transaction analysis yielded an implied exchange ratio range of 0.1424 to 0.3208 of a share of Range common stock for each share Memorial common stock. Barclays noted that the exchange ratio to be offered to holders of Memorial common stock of 0.375 of a share of Range common stock for each share Memorial common stock falls above the range of implied exchange ratios as calculated by Barclays’ comparable transactions analysis.

Relative Contribution Analysis

Barclays reviewed and analyzed the relative equity contribution of Memorial and Range, respectively, to the pro forma company based on selected asset metrics, including reserves and production, and financial metrics, including DCF, in comparison to the pro forma equity received by Memorial stockholders in the pro forma company. The analysis excluded synergies. For the selected asset metrics, the relative equity contribution was calculated by multiplying Memorial’s percent asset contribution by the market enterprise value of the combined company (assuming no premium), based on prices as of May 13, 2016, and subtracting short and long-term debt and adding cash and cash equivalents.

Barclays reviewed and analyzed Memorial and Range’s contribution of reserves of the combined company on a proved (“1P”), proved plus probable (“2P”) and proved plus probable plus possible (“3P”) basis, based on the Memorial 3P Reserves and the Range 3P Reserves. Memorial contributed approximately 5.7%, 6.9% and 23.7% of the pro forma equity value based on 1P, 2P and 3P reserves, respectively. Barclays also reviewed and analyzed Memorial and Range’s contribution of production based on Memorial’s management and Range’s management estimates of production each for 2016 and 2017. Memorial contributed 19.6% and 22.6% of the pro forma equity value based on 2016 and 2017 estimated production, respectively. Barclays also reviewed and analyzed Memorial and Range’s estimated contribution of production for 2016, 2017 and 2018 based on Wall Street research analysts’ estimates provided by FactSet. Memorial contributed 20.0%, 21.1% and 27.0% of the pro forma equity value of the combined company for 2016, 2017 and 2018 production, respectively. Further, Barclays reviewed and analyzed Memorial and Range’s DCF contribution, on a hedged and unhedged basis, for 2016 and 2017 to the combined company based on estimates provided by the management of each of Memorial and Range. Barclays noted that Memorial contributed 51.1% and 39.6% of the pro forma equity value based on 2016 and 2017, respectively, on a hedged basis, and 66.4% and 34.6% of the pro forma equity value based on 2016 and 2017, respectively, on an unhedged basis. Barclays also reviewed and analyzed the DCF contribution based on Wall Street estimates provided by FactSet for 2016, 2017 and 2018 for Memorial and Range. Barclays noted that Memorial contributed 52.6%, 44.6% and 35.7% pro forma equity value for 2016, 2017 and 2018, respectively, to the combined company. Barclays noted that the pro forma ownership received by Memorial stockholders in the merger of 31.1% was greater than the equity contribution based on selected asset metrics and less than the equity contribution based on financial metrics. Barclays notes that the primary shortcoming of a contribution analysis is that it treats all cash flow, reserves and production the same regardless of capitalization, expected growth rates, upside potential, risk profile or credit profile.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Memorial in the merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premiums paid in the oil and gas industry in all public transactions of E&P companies domiciled in the U.S. valued between $250 million and $10 billion from January 1, 2004 to May 13, 2016. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical closing share price as of the following periods: (i) 1 trading day prior to announcement; (ii) 5 trading days prior to announcement; (iii) 30 trading days prior to announcement, and (iv) the 52-week high prior to announcement. Barclays selected 38 transactions for the transaction premium analysis and highlighted the 12 transactions that reflected all stock transactions. The selected transactions and results of this transaction premium analysis are summarized below:

Date Announced	Target	Acquirer
05/21/15	Eagle Rock Energy Partners, L.P.	Vanguard Natural Resources LLC
05/11/15	Rosetta Resources Inc.	Noble Energy, Inc.
04/21/15	LRR Energy, L.P.	Vanguard Natural Resources LLC
09/29/14	Athlon Energy Inc.	EnCana Corporation
07/24/14	QR Energy, L.P.	BreitBurn Energy Partners LP
07/13/14	Kodiak Oil & Gas Corp.	Whiting Petroleum Corporation
03/12/14	EPL Oil & Gas Inc.	Energy XXI Ltd.
04/30/13	Crimson Exploration, Inc.	Contango Oil and Gas Company
02/21/13	Berry Petroleum Company, LLC	LinnCo, LLC
04/25/12	GeoResources, Inc.	Halcon Resources Corporation

Date Announced	Target	Acquirer
10/17/11	Brigham Exploration Company	Statoil ASA
08/29/11	Venoco, Inc.	Venoco, Inc. Management
03/25/11	Encore Energy Partners LP	Vanguard Natural Resources LLC
11/09/10	Atlas Energy, Inc.	Chevron Corporation
07/27/10	American Oil & Gas Inc.	Hess Corporation
04/15/10	Mariner Energy, Inc.	Apache Corporation
04/04/10	Arena Resources Inc.	Sand Ridge Energy, Inc.
11/01/09	Encore LP	Denbury Resources Inc.
09/15/09	Parallel Petroleum Corp.	Apollo Global Management LLC
01/15/09	Hiland Partners, LP / Hiland Holdings GP, LP	HH GP Holding, LLC
04/30/08	Bois d’Arc Energy, Inc.	Stone Energy Corporation
07/17/07	Pogo Producing Company	Plains Exploration Co.
01/07/07	The Houston Exploration Company	Forest Oil Corporation
07/08/06	Cascade Natural Gas Corp.	MDU Resources Group Inc.
06/23/06	Western Gas Resources Incorporated	Anadarko Petroleum Corporation
04/21/06	KCS Energy Incorporated	Petrohawk Energy Corporation
01/23/06	Remington Oil & Gas Corp.	Cal Dive International Inc.
09/19/05	Spinnaker Natural Gas Corp.	Norsk Hydro ASA
07/01/05	Tipperary Corporation	Santos Limited
04/04/05	Mission Resources Corporation	Petrohawk Energy Corporation
01/26/05	Magnum Hunter Resources Corporation	Cimarex Energy Co.
12/16/04	Patina Oil & Gas Corp.	Noble Energy, Inc.
06/09/04	Prima Energy Corporation	Petro-Canada
05/24/04	The Wiser Oil Co.	Forest Oil Corporation
05/04/04	Evergreen Resources, Inc.	Pioneer Natural Resources Co.
04/15/04	Tom Brown Inc.	EnCana Corp.
04/07/04	Westport Resources Corp.	Kerr-McGee Corp.
02/12/04	Nuevo Energy Co.	Plains Exploration & Production Co.

	Premiums on Selected All-Stock Deals
	1 Day	5 Days	30 Days	52-Week High
Median	11.6%	14.8%	18.8%	(6.3%)
Mean	12.9%	14.6%	17.7%	(17.9%)
High	37.7%	33.9%	37.2%	18.4%
Low	(5.2%)	(4.6%)	(2.0%)	(63.8%)
Implied premium based on the exchange ratio provided for in the merger (as of May 13, 2016 close)	17.1%	31.7%	54.6%	(22.2%)

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Memorial and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger which would affect the acquisition values of the target companies and Memorial.

Pro Forma Merger Consequences Analysis

Barclays reviewed and analyzed the pro forma impact of the merger on projected DCF per share, proved reserves per share and production per share for Memorial and Range, respectively. With respect to DCF per share and production per share for Memorial and Range, Barclays reviewed the pro forma impact of these metrics for 2016 and 2017 using projections provided by management of each of Memorial and Range as well as Wall Street estimates provided by FactSet. Barclays noted that pro forma DCF per share would be dilutive to Memorial standalone DCF per share for each of 2016 and 2017, respectively, and accretive to Range DCF per share for each of 2016 and 2017, respectively. Barclays noted that pro forma proved reserves per share and production per share would be accretive to Memorial standalone proved reserves per share and production per share, respectively, and dilutive to Range standalone proved reserves per share and production per share, respectively.

Analysis of Equity Research Analyst Price Targets

Barclays evaluated the publicly available price targets of Memorial and Range published by independent equity research analysts associated with various Wall Street firms. The range of undiscounted analyst price targets for Memorial common stock was $11.00 to $23.00 per share as of May 13, 2016 and the range of undiscounted analyst price targets for Range common stock was $26.00 to $55.00 per share as of May 13, 2016.

Historical Exchange Ratio Analysis

To provide background information and perspective to the historical share prices of Memorial and Range common stock, Barclays reviewed the daily historical closing prices of the Memorial common stock and Range common stock over the period from June 13, 2014 to May 13, 2016. In addition, Barclays reviewed the implied relative exchange ratio based on the average 5-day, 10-day, 20-day, 30-day, 60-day, 180-day, 1-year and the period since June 13, 2014 share prices of Memorial common stock and Range common stock, as of May 13, 2016. This analysis implied relative exchange ratios from 0.3016 to 0.4638 shares of Range common stock per share of Memorial common stock.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Memorial common stock, Barclays considered historical data with regard to the trading prices of Memorial common stock for the period from June 13, 2014 to May 13, 2016 and compared such data with the relative stock price performances during the same periods of Range, the PHLX SIG Oil Exploration and Production Index (the “EPX”) and a composite of the selected companies listed under the caption “Selected Comparable Company Analysis” consisting of the following companies: Antero Resources Corporation, Cabot Oil & Gas Corporation, EQT Corporation, Gulfport Energy Corporation, PDC Energy, Inc. and Rice Energy Inc.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Memorial board of directors selected Barclays because of its familiarity with Memorial and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as its substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to Memorial in connection with the merger. As compensation for its services in connection with the merger, Memorial paid Barclays $1,000,000 upon the delivery of Barclays’ opinion. Additional compensation of $12,500,000 will be payable on completion of the merger against which the amount paid for the opinion will be credited. In addition, Memorial has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Memorial and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Memorial, Range and their affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays has: (A) for Memorial, acted or currently act, as applicable, (i) in September 2015, as sole bookrunner on Memorial’s $243 million block trade; (ii) in November 2014, as a bookrunner on Memorial’s $790 million secondary offering; (iii) in June 2014, as bookrunner on Memorial’s $600 million senior secured notes offering; (iv) in June 2014, as an active bookrunner on Memorial’s $935 million initial public offering; and (v) as lender under Memorial’s existing credit facilities; and (B) for Range, acted or currently act, as applicable, (i) in May 2015, as a bookrunner on Range’s $750 million senior notes offering and (ii) as lender under Range’s existing credit facility. In addition Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to NGP Energy Capital Management, L.L.C. (“NGP”), and certain of its affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to NGP and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunner and/or lender for NGP and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings by NGP and certain of its portfolio companies and affiliates.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Memorial and Range for their own account and for the accounts of their customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Morgan Stanley & Co. LLC

Memorial retained Morgan Stanley to act as financial advisor to the Memorial board of directors in connection with the proposed merger. The Memorial board of directors selected Morgan Stanley based on Morgan Stanley’s qualifications, expertise and reputation. At the meeting of the Memorial board of directors on May 15, 2016, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Memorial common stock (other than excluded shares).

The full text of the written opinion of Morgan Stanley, dated as of May 15, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex D. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Memorial board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of Memorial common stock (other than excluded shares) as of the date of the opinion. Morgan Stanley’s opinion does not address any the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Memorial, nor does it address the underlying business decision of Memorial to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which Range common stock will trade following the consummation of the merger or at any time. The opinion was addressed to, and rendered for the benefit of, the Memorial board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of Memorial common stock as to how to vote or act on any matter with respect to the merger. The summary of Morgan Stanley’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other publicly available business and financial information of Memorial and Range, respectively;

•	reviewed certain internal financial statements and other internal financial and operating data concerning Memorial and Range, respectively;

•	reviewed certain financial and operating projections prepared by the managements of Memorial and Range, respectively (for further information regarding these financial and operating projections, see the section titled “— Certain Prospective Unaudited Financial and Operating Information of Range and Memorial” beginning on page 108);

•	discussed the past and current operations and financial condition and the prospects of Memorial, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Memorial;

•	discussed the past and current operations and financial condition and the prospects of Range, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Range;

•	reviewed the pro forma impact of the merger on certain valuation multiples and financial ratios of Range;

•	reviewed the reported prices and trading activity for Memorial common stock and Range common stock;

•	compared the financial performance of Memorial and Range and the prices and trading activity of Memorial common stock and Range common stock with that of certain other publicly-traded companies comparable with Memorial and Range, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions among representatives of Memorial and Range and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Memorial and Range, and formed a substantial basis for its opinion. With respect to the financial and operating projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Memorial and Range of the future financial and operating performance of Memorial and Range. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Range and Memorial and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Memorial’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Memorial common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Memorial or Range, nor was it furnished with any such valuations or appraisals.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, May 15, 2016. Events occurring after May 15, 2016 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of Memorial common stock (other than excluded shares) pursuant to the merger agreement and did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that may be available to Memorial, nor did it address the underlying business decision of Memorial to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated May 15, 2016. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with rendering its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of these analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. The various analyses summarized below were based on a closing price of $13.45 per share of Memorial common stock and of $42.01 per share of Range common stock as of May 13, 2016, the last full trading day preceding the day of the special meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial and operating projections provided by Memorial and Range managements, which are referred to and described below. For further information regarding the financial and operating projections, see the section titled “— Certain Prospective Unaudited Financial and Operating Information of Range and Memorial” beginning on page 108.

On May 15, 2016, Memorial and Range entered into the merger agreement pursuant to which each share of Memorial common stock (other than excluded shares, other than those held in a fiduciary capacity), will be converted into the right to receive 0.375 of a share of Range common stock. Based on the closing price of Range common stock on May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock), this exchange ratio represented an implied price of $15.75 per share of Memorial common stock. Based on the exchange ratio and the pro forma fully diluted shares outstanding, Morgan Stanley calculated that, as a result of the merger, Memorial’s stockholders would own approximately 31% of the fully diluted shares of Range common stock.

Net Asset Valuation Analysis

Morgan Stanley estimated the present value of the future after-tax cash flows expected to be generated from Memorial’s total proved and unproved reserves as of April 1, 2016 and Range’s total proved and unproved reserves as of April 1, 2016, based on reserve, production and operating and capital cost estimates provided by the management of Memorial, in addition to the value of non-reserve assets and liabilities for each company. The present value of the future after-tax cash flows was determined using a range of discount rates and assuming tax rates of 35% and 25%, which tax rate assumptions were provided by Memorial management.

Morgan Stanley conducted net asset valuation analyses for each of Memorial and Range based on two different commodity price assumptions: Strip and NYMEX Consensus. The Strip and NYMEX Consensus price assumptions were based on NYMEX commodity prices as of May 13, 2016. The resultant realized commodity price assumptions were as follows:

	Henry Hub Price Assumptions ($/Mmbtu)		WTI Price Assumptions ($/Bbl)
Year	Strip	NYMEX Consensus	Strip	NYMEX Consensus
2016	$2.32	$2.35	$46.06	$42.32
2017	$2.92	$2.90	$49.40	$52.65
2018	$2.94	$3.00	$50.18	$58.50
2019	$2.96	$3.01	$51.14	$63.00
2020+	$3.05	$3.25	$52.32	$63.00

Based on certain publicly available information, estimates provided by Memorial management, the assumed commodity prices described above and the assumed tax rates described above, Morgan Stanley calculated the net asset value of Memorial by adding (i) the present value of the pre-tax cash flows generated by Memorial management’s estimates of Memorial’s total proved and unproved reserves (discounted by industry standard discount rates), less (ii) the book value of Memorial debt and certain other non-current liabilities, plus (v) cash and the book value of other non-current assets, less (vi) the sum of the present values (discounted by industry standard discount rates) of future general and administrative expenses, corporate taxes and minimum volume commitments, plus (vii) the present value (discounted by industry standard discount rates) of existing hedges.

Based on certain publicly available information, estimates provided by Memorial management, the assumed commodity prices described above and the assumed tax rates described above, Morgan Stanley calculated the net asset value of Range by adding (i) the present value of the pre-tax cash flows (discounted by industry standard discount rates) generated by Memorial management’s estimates of Range’s total proved and unproved reserves in the Marcellus Shale, Utica Shale and other regions, which were based on certain information provided by Range management to Memorial management, less (ii) the book value of Range debt and certain other non-current liabilities, less (iii) liabilities resulting from a divestiture of certain assets in Oklahoma, plus (iv) cash and the book value of other non-current assets, less (v) the sum of the present values (discounted by industry standard discount rates) of future general and administrative expenses and corporate taxes, plus (vi) the present value (discounted by industry standard discount rates) of existing hedges.

These net asset valuation analyses yielded the following per share valuation ranges for Memorial and Range based on industry standard discount rates and each of the Strip and NYMEX Consensus commodity price assumptions at each of the 35% and 25% tax rates, as compared to the closing stock prices of $13.45 per share and $42.01 per share for Memorial common stock and Range common stock, respectively:

	Strip at 35%	Strip at 25%	NYMEX Consensus at 35%	NYMEX Consensus at 25%
Memorial (Net Asset Value per share)	$7.38 – $ 10.02	$8.65 – $ 11.69	$9.86 – $ 13.05	$11.49 – $ 15.17
Range (Net Asset Value per share)	$21.90 – $31.42	$25.39 – $ 36.01	$30.99 – $42.57	$35.73 – $ 48.69

Morgan Stanley used the per share Net Asset Value ranges in the table above to calculate the corresponding ranges of implied exchange ratios set forth in the table below. Morgan Stanley compared these exchange ratios against the 0.375 exchange ratio pursuant to the merger agreement and an exchange ratio of 0.3202, which is based on the respective closing prices of Memorial common stock and Range common stock as of May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock).

	Strip at 35% Tax Rate	Strip at 25% Tax Rate	NYMEX Consensus at 35% Tax Rate	NYMEX Consensus at 25% Tax Rate
Implied Exchange Ratio	0.2349x – 0.4575x	0.2402x – 0.4604x	0.2316x – 0.4211x	0.2360x – 0.4246x

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Morgan Stanley reviewed and compared specific financial and operating data relating to Memorial and Range with selected companies that Morgan Stanley deemed comparable to Memorial and Range, based on size, location of assets, expected growth and leverage profile.

With respect to Memorial, the companies used in the comparisons consisted of the following companies:

•	EQT Corporation

•	Antero Resources Corporation

•	Cabot Oil & Gas Corporation

•	Range

•	Rice Energy Inc.

•	Gulfport Energy Corporation

•	PDC Energy, Inc.

With respect to Range, the companies used in the comparisons consisted of the following companies:

•	EQT Corporation

•	Antero Resources Corporation

•	Cabot Oil & Gas Corporation

•	Rice Energy Inc.

•	Gulfport Energy Corporation

Morgan Stanley analyzed, among other things, the following financial metrics of each of the comparable companies listed above:

•	the ratio of aggregate value to 2015 year-end proved reserves (measured in mcfe) (for purposes of Morgan Stanley’s analyses, aggregate value is calculated as market capitalization plus debt and the book value of any preferred equity plus minority interest, where applicable, less cash);

•	the ratio of aggregate value to current production (measured in mcfed);

•	the ratio of aggregate value to 2016 and 2017 EBITDA (defined as consensus median EBITDA estimates for each company as of May 13, 2016, based on publicly available estimates); and

•	the ratio of share price (as of the close of market on May 13, 2016) to 2016 and 2017 cash flow (defined as consensus median cash flow per share estimates for each company as of May 13, 2016, based on publicly available estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant Memorial and Range financial statistic.

Based on Memorial’s current outstanding shares and options, Morgan Stanley estimated the implied value per share of Memorial common stock as of May 13, 2016 as follows:

	Memorial	Representative Comparable Company Range	Comparable Company Median	Implied Value Per Share Range for Memorial
Aggregate Value to Proved Reserves ($/Mcfe)	$2.83	$1.50 – $ 2.50	$1.48	$4.58 – $ 11.25
Aggregate Value to Current Production ($/Mcfed)	$9,286	$6,500 – $ 9,500	$6,061	$7.78 – $ 13.88
Aggregate Value to Estimated 2016 EBITDA	8.3x	7.0x – 11.0x	11.0x	$10.45 – $ 19.53
Aggregate Value to Estimated 2017 EBITDA	10.7x	6.5x – 10.5x	9.6x	$6.02 – $ 13.07
Price to Estimated 2016 Cash Flow	6.6x	6.5x – 10.5x	10.9x	$13.16 – $ 21.26
Price to Estimated 2017 Cash Flow	8.5x	5.5x – 9.5x	8.7x	$8.72 – $ 15.06

Based on Range’s current outstanding shares and options, Morgan Stanley estimated the implied value per share of Range common stock as of May 13, 2016 as follows:

	Range	Representative Comparable Company Range	Comparable Company Median	Implied Value Per Share Range for Range
Aggregate Value to Proved Reserves ($/Mcfe)	$0.99	$0.75 – $ 1.50	$1.48	$28.40 – $ 71.72
Aggregate Value to Current Production ($/Mcfed)	$7,073	$4,500 – $ 7,500	$4,843	$21.31 – $ 45.45
Aggregate Value to Estimated 2016 EBITDA	19.7x	12.0x – 20.0x	11.0x	$19.73 – $ 42.82
Aggregate Value to Estimated 2017 EBITDA	16.6x	9.0x – 17.0x	9.6x	$15.89 – $ 43.27
Price to Estimated 2016 Cash Flow	18.8x	11.0x – 19.0x	10.9x	$24.61 – $ 42.50
Price to Estimated 2017 Cash Flow	16.6x	8.0x – 16.0x	8.7x	$20.24 – $ 40.48

No company utilized in the comparable company analysis is identical to Memorial or Range. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Memorial and Range. These include, among other things, the impact of competition on the businesses of Memorial and Range and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Memorial, Range or the industry, or in the financial markets in general.

Precedent Transactions Analyses

Precedent Transactions Analysis Based on Reserve Locations

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms applicable to selected transactions that share some characteristics with this merger.

In connection with its analysis, Morgan Stanley compared publicly available statistics for 40 transactions with exploration and production targets with a transaction value of above $500 million since 2000. Morgan Stanley deemed these transactions to be comparable based on transaction size and transaction structure. The following is a list of these transactions:

•	Vanguard Natural Resources LLC / Eagle Rock Energy Partners, L.P.

•	Noble Energy, Inc. / Rosetta Resources Inc.

•	Vanguard Natural Resources LLC / LRR Energy, L.P.

•	Encana Corporation / Athlon Energy Inc.

•	Whiting Petroleum Corporation / Kodiak Oil & Gas Corp.

•	Baytex Energy Corp. / Aurora Oil & Gas Limited

•	Linn Energy, LLC / Berry Petroleum Company, LLC

•	Freeport-McMoRan Inc. / McMoRan Exploration Co.

•	Freeport-McMoRan Inc. / Plains Exploration & Production Company

•	Halcon Resources Corporation / GeoResources, Inc.

•	Statoil ASA / Brigham Exploration Company

•	BHP Billiton Ltd. / Petrohawk Energy Corporation

•	Chevron Corporation / Atlas Energy, Inc.

•	Apache Corporation / Mariner Energy, Inc.

•	SandRidge Energy, Inc. / Arena Resources Inc.

•	Exxon Mobil Corporation / XTO Energy Incorporated

•	Denbury Resources Inc. / Encore Acquisition, Inc.

•	Stone Energy Corporation / Bois d’Arc Energy, Inc.

•	Plains Exploration & Production Co. / Pogo Producing Company

•	Forest Oil Corporation / The Houston Exploration Company

•	Anadarko Petroleum Corporation / Western Gas Resources Incorporated

•	Anadarko Petroleum Corporation / Kerr-McGee Corp.

•	Petrohawk Energy Corporation / KCS Energy Incorporated

•	ConocoPhillips Co. / Burlington Resources Incorporated

•	Chevron Corporation / Unocal Corporation

•	Petrohawk Energy Corporation / Mission Resources Corporation

•	Cimarex Energy Co. / Magnum Hunter Resources Corporation

•	Noble Energy, Inc. / Patina Oil & Gas Corp.

•	Pioneer Natural Resources Co. / Evergreen Resources, Inc.

•	Encana Corp. / Tom Brown Inc.

•	Kerr-McGee Corp. / Westport Resources Corp.

•	Plains Exploration & Production Co. / Nuevo Energy Co.

•	Devon Energy Corporation / Devon OEI Operating, Inc.

•	Newfield Exploration Company / EEX Corporation

•	Devon Energy Corporation / Mitchell Energy & Development Corp.

•	Westport Resources Corp. / Belco Oil & Gas Corporation

•	Kerr-McGee Corp. / HS Resources Inc.

•	Chevron Corporation / Texaco Inc.

•	Devon Energy Corporation / Santa Fe Snyder Corporation

•	Anadarko Petroleum Corporation / Union Pacific Resources Group Inc.

For purposes of the analysis of the precedent transactions, Morgan Stanley analyzed, among other things, the following statistics:

•	the ratio of aggregate value to proved reserves (measured in thousand cubic feet equivalent);

•	the ratio of aggregate value to current production (measured in thousand cubic feet equivalent per day);

•	the ratio of aggregate value to FY + 1 EBITDA (based on consensus median EBITDA estimates, with “FY + 1” defined as the fiscal year in which the transaction was announced); and

•	the ratio of price to FY + 1 Cash Flow Per Share (defined as the ratio of share price to FY + 1 consensus median cash flow per share, based on publicly available estimates).

Based on the analysis of the relevant metrics for each of the precedent transactions, Morgan Stanley selected a representative range of financial multiples of the precedent transactions and applied this range of multiples to the relevant Memorial statistic. Based on Memorial’s outstanding shares and options, Morgan Stanley calculated the following ranges of the implied per share value of Memorial common stock.

	Representative Range of Selected Precedent Transactions	Mean of Selected Precedent Transactions	Median of Selected Precedent Transactions	Implied Value Per Share Range for Memorial
Aggregate Value to Proved Reserves ($/Mcfe)	$2.00 – $ 3.00	$2.73	$2.37	$7.92 – $ 14.59
Aggregate Value to Current Production ($/Mcfed)	$7,000 – $ 11,000	$11,063	$10,822	$8.80 – $ 16.94
Aggregate Value to FY + 1 EBITDA	6.5x – 8.5x	8.1x	6.8x	$9.31 – $ 13.85
Price to FY + 1 Cash Flow Per Share	5.5x – 7.5x	6.7x	5.4x	$11.14 – $ 15.19

No company or transaction utilized in the precedent transaction analysis is identical to Memorial, Range or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Memorial and Range. These include, among other things, the impact of competition on the business of Memorial,

Range or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Memorial, Range or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Premiums Paid Analysis

Morgan Stanley performed a premiums paid transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums applicable to selected transactions that share some characteristics with this merger.

In connection with its analysis, Morgan Stanley compared the premiums paid in 40 selected transactions with U.S. exploration and production targets with transaction values greater than $500 million from January 1, 2000 to May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock). The following is a list of these transactions:

•	Vanguard Natural Resources LLC / Eagle Rock Energy Partners, L.P.

•	Noble Energy, Inc. / Rosetta Resources, L.P.

•	Vanguard Natural Resources LLC / LRR Energy, L.P.

•	Encana Corporation / Athlon Energy Inc.

•	Whiting Petroleum Corporation / Kodiak Oil & Gas Corp.

•	Baytex Energy Corp. / Aurora Oil & Gas Limited

•	Linn Energy, LLC / Berry Petroleum Company, LLC

•	Freeport-McMoRan Inc. / McMoRan Exploration Co.

•	Freeport-McMoRan Inc. / Plains Exploration & Production Company

•	Halcon Resources Corporation / GeoResources, Inc.

•	Statoil ASA / Brigham Exploration Company

•	BHP Billiton Ltd. / Petrohawk Energy Corporation

•	Chevron Corporation / Atlas Energy, Inc.

•	Apache Corporation / Mariner Energy, Inc.

•	SandRidge Energy, Inc. / Arena Resources Inc.

•	Exxon Mobil Corporation / XTO Energy Incorporated

•	Denbury Resources Inc. / Encore Acquisition Inc.

•	Stone Energy Corporation / Bois d’Arc Energy, Inc.

•	Plains Exploration & Production Co. / Pogo Producing Company

•	Forest Oil Corporation / The Houston Exploration Company

•	Anadarko Petroleum Corporation / Western Gas Resources Incorporated

•	Anadarko Petroleum Corporation / Kerr-McGee Corp.

•	Petrohawk Energy Corporation / KCS Energy Incorporated

•	ConocoPhillips Co. / Burlington Resources Incorporated

•	Chevron Corporation / Unocal Corporation

•	Petrohawk Energy Corporation / Mission Resources Corporation

•	Cimarex Energy Co. / Magnum Hunter Resources Corporation

•	Noble Energy, Inc. / Patina Oil & Gas Corp.

•	Pioneer Natural Resources Co. / Evergreen Resources, Inc.

•	Encana Corp. / Tom Brown, Inc.

•	Kerr-McGee Corp. / Westport Resources Corp.

•	Plains Exploration & Production Co. / Nuevo Energy Co.

•	Devon Energy Corporation / Devon OEI Operating Corp.

•	Newfield Exploration Company / EEX Corporation

•	Devon Energy Corporation / Mitchell Energy & Development Corp.

•	Westport Resources Corp. / Belco Oil & Gas Corporation

•	Kerr-McGee Corp. / HS Resources, Inc.

•	Chevron Corporation / Texaco, Inc.

•	Devon Energy Corporation / Santa Fe Snyder Corporation

•	Anadarko Petroleum Corporation / Union Pacific Resources Group Inc.

The following table summarizes Morgan Stanley’s analysis of the premia paid in the precedent transactions listed above:

	Mean of Premia Paid in Precedent Transactions	Median of Premia Paid in Precedent Transactions	Representative Premia Paid Range	Implied Value Per Share Range for Memorial
Premium to unaffected spot price	24.8%	22.0%	10.0% – 30.0%	$14.80 – $ 17.49
Premium to unaffected 30-day average	27.1%	25.6%	10.0% – 40.0%	$14.80 – $ 18.83

No company or transaction utilized in the premiums paid analysis is identical to Memorial, Range or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Memorial and Range. These include, among other things, the impact of competition on the business of Memorial, Range or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Memorial, Range or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean and median) is not in itself a meaningful method of using precedent transaction data.

Summary of Reference Data

In addition to conducting the analyses described above, Morgan Stanley reviewed the following data, which was used for reference purposes only and was not used in Morgan Stanley’s determination of the fairness, from a financial point of view, of the exchange ratio to be received by the holders of Memorial common stock pursuant to the merger agreement.

Historical Trading Range Data

Morgan Stanley reviewed the range of closing prices of Memorial common stock and Range common stock during the periods beginning on May 14, 2015 and January 1, 2016, respectively, and ending on May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock). For the periods reviewed, Morgan Stanley observed the following ranges of high and low closing prices:

Period	Memorial Common Stock Range of Closing Prices	Range Common Stock Range of Closing Prices
May 14, 2015—May 13, 2016	$8.45 – $ 20.24	$20.45 – $ 62.70
January 1, 2016—May 13, 2016	$8.45 – $ 15.91	$20.45 – $ 44.11

Morgan Stanley noted that, as of May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock), the closing share price of Memorial common stock was $13.45 and the closing price of Range common stock was $42.01, and based on the exchange ratio of 0.375 pursuant to the merger agreement, the implied offer price for Memorial common stock was $15.75 per share.

Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed and analyzed one-year public market trading price targets for Memorial common stock and Range common stock prepared and published by selected equity research analysts during the 30 days prior to May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock). These forward targets reflected each analyst’s estimate of the future public market trading price of Memorial common stock and Range common stock and do not necessarily reflect current market trading prices for Memorial common stock or Range common stock, and these estimates are subject to uncertainties, including the future financial performance of Memorial and Range, and future financial market conditions.

The range of undiscounted analyst one year price targets for Memorial common stock was $12.00 to $23.00 per share as of May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock). Morgan Stanley then discounted the range of the analysts’ future share price targets for Memorial common stock for one year at a rate of 12.3%, which was selected based on Morgan Stanley’s estimate of Memorial’s cost of equity. This analysis indicated an implied range of equity values for Memorial common stock of $10.69 to $20.48 per share.

The range of undiscounted analyst one year price targets for Range common stock was $26.00 to $55.00 per share as of May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock). Morgan Stanley then discounted the range of the analysts’ future share price targets for Range common stock for one year at a rate of 13.2%, which was selected based on Morgan Stanley’s estimate of Range’s cost of equity. This analysis indicated an implied range of equity values for Range common stock of $22.97 to $48.59 per share.

Equity Research Analysts’ NAV Targets

Morgan Stanley also reviewed and analyzed equity research analyst estimates of net asset value per share of Memorial common stock and Range common stock prepared and published by selected equity research analysts during the 30 days prior to May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock). These estimates of net asset value per share reflected each analyst’s estimate of the future net asset value per share of Memorial common stock and Range common stock and do not necessarily reflect current net asset value per share of Memorial common stock or Range common stock, and these estimates are subject to uncertainties, including the future financial performance of Memorial and Range, and future financial market conditions.

The range of analyst estimated net asset value per share for Memorial common stock was $11.00 to $24.00 per share during the 30 days prior to May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock), as compared to the implied offer price of $15.75 per share of Memorial common stock based on the exchange ratio of 0.375 pursuant to the merger agreement.

The range of analyst estimated net asset value per share for Range common stock was $28.79 to $56.00 per share during the 30 days prior to May 13, 2016 (the last full trading day prior to the meeting of the Memorial board of directors to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock), as compared to the share price of $42.01 as of May 13, 2016.

Historical Exchange Ratio Data

Morgan Stanley reviewed the range of the ratio of closing prices of Memorial common stock divided by the corresponding closing prices of Range common stock over various periods ended on May 13, 2016. For each of the periods reviewed, Morgan Stanley observed the following ranges of exchange ratios.

Period Ending May 13, 2016	Average Exchange Ratio
Last 30 Trading Days	0.3274x
Last 90 Trading Days	0.3346x
Last 180 Trading Days	0.4552x
Last 365 Trading Days	0.4083x

Relative Contribution Analysis

Morgan Stanley compared the respective percentage ownership of Memorial stockholders and Range stockholders of the combined company to Memorial’s and Range’s respective percentage contribution (and the implied ownership and the implied exchange ratio based on such contribution) to the combined company’s Adjusted EBITDA, operating cash flow, production (Mmcfed) and proved reserves, based on publicly available forecasts, as more fully described under the section titled “—Certain Prospective Unaudited Financial and Operating Information of Range and Memorial” beginning on page 108. The following table summarizes Morgan Stanley’s analysis:

	Contribution Based on Consensus Projections					Debt Adjusted Contribution[1]
						Implied Equity Contribution
	Memorial ($ MM)	Memorial (%)	Range ($ MM)	Range (%)	Combined	Memorial (%)	Range (%)
Total Proved Reserves (Pre-Tax PV-10)	909	16	4,734	84	5,642	11	89
Total Proved Reserves (Bcfe)	1,378	12	9,892	88	11,269	5	95
Current Production (Mmcfed)	420	23	1,378	77	1,798	21	79
2016E Production (Mmcfed)	420	23	1,416	77	1,835	20	80
2017E Production (Mmcfed)	464	23	1,531	77	1,995	21	79
2015A Adjusted EBITDA	371	29	897	71	1,268	29	71
2016E EBITDA	468	49	494	51	963	55	45
2017E EBITDA	364	38	586	62	950	41	59
2015A Cash Flow	416	38	684	62	1,100	38	62
2016E Cash Flow	418	52	383	48	801	52	48
2017E Cash Flow	327	43	433	57	760	43	57

[1]Adjusted	for Memorial’s and Range’s respective net debt.

Morgan Stanley also compared the respective percentage ownership of Memorial stockholders and Range stockholders of the combined company to Memorial’s and Range’s respective percentage contribution (and the implied ownership and the implied exchange ratio based on such contribution) to the combined company’s Adjusted EBITDA, operating cash flow, production (Mmcfed), proved reserves and net asset value, based on estimates prepared by Memorial management, in the case of Memorial’s contribution, and estimates prepared by Range management and provided to Morgan Stanley by Memorial, in the case of Range’s contribution, as more fully described under the section titled “—Certain Prospective Unaudited Financial and Operating Information of Range and Memorial” beginning on page 108. The following table summarizes Morgan Stanley’s analysis:

	Contribution Based on Memorial Projections					Debt Adjusted Contribution[1]
						Implied Equity Contribution
	Memorial ($ MM)	Memorial (%)	Range ($ MM)	Range (%)	Combined	Memorial (%)	Range (%)
Current Production (Mmcfed)	420	23	1,378	77	1,798	21	79
2016E Production (Mmcfed)	416	23	1,429	77	1,845	20	80
2017E Production (Mmcfed)	509	25	1,548	75	2,057	23	77
2015A Adjusted EBITDA	371	29	897	71	1,268	29	71
2016E EBITDA	459	47	519	53	978	53	47
2017E EBITDA	431	38	693	62	1,123	41	59
2015A Cash Flow	416	38	684	62	1,100	38	62
2016E Cash Flow	396	51	378	49	774	51	49
2017E Cash Flow	362	40	554	60	916	40	60
Net Asset Value
Strip Price at 35% Tax Rate	1,774	28	4,496	72	6,270	28	72
Strip Price at 25% Tax Rate	2,073	29	5,180	71	7,253	29	71
NYMEX Consensus Price Deck at 35% Tax Rate	2,337	27	6,216	73	8,553	27	73
NYMEX Consensus Price Deck at 25% Tax Rate	2,720	28	7,136	72	9,856	28	72

[1]Adjusted	for Memorial’s and Range’s respective net debt.

General

In connection with the review of the merger by the Memorial board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Memorial or Range. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters that are beyond the control of Memorial or Range. These include, among other things, the impact of competition on the businesses of Memorial, Range and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of Memorial, Range and the industry, and in financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the exchange ratio to be received by the holders of Memorial common stock pursuant to the merger agreement and in connection with the delivery of its opinion, dated May 15, 2016, to the Memorial board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Memorial common stock or shares of Range common stock will trade following the consummation of the merger or at any time.

The exchange ratio to be received by the holders of Memorial common stock pursuant to the merger agreement was determined by Memorial and Range through arm’s length negotiations between Memorial and Range and was approved by the Memorial board of directors. Morgan Stanley acted as financial advisor to the Memorial board of directors during these negotiations but did not recommend any specific exchange ratio to Memorial or the Memorial board of directors or opine that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to the Memorial board of directors was one of many factors taken into consideration by the Memorial board of directors in deciding to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the holders of Memorial common stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Memorial board of directors with respect to the exchange ratio to be received by the holders of Memorial common stock pursuant to the merger agreement or of whether the Memorial board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Memorial common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the prices at which shares of Range common stock would trade following the consummation of the merger or at any time, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of Memorial, or any class of such persons.

The Memorial board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Memorial and Range or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Memorial board of directors with financial advisory services and a financial opinion in connection with the merger, described in this section and attached to this joint proxy statement/prospectus as Annex D and Memorial has agreed to pay Morgan Stanley a fee for its services of $12.5 million, of which $1.0 million was payable upon the rendering of Morgan Stanley’s opinion and the remainder of which is contingent upon completion of the merger. Memorial has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Memorial has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Memorial and have received aggregate fees of less than $1 million from Memorial in connection with such services. Morgan Stanley may seek to provide financial advisory and financing services to Memorial and Range in the future and would expect to receive fees for the rendering of these services.

Certain Prospective Unaudited Financial and Operating Information of Range and Memorial

Neither Range nor Memorial as a matter of course makes public long-term projections as to its future production, earnings or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Range and Memorial are including the following summary of the unaudited prospective financial and operating information from Range management’s projections for Range and Memorial (described below under “—Unaudited Prospective Financial and Operating Information Provided to the Range Board of Directors and Credit Suisse”) solely because that information was made available to the Range board of directors and, in the case of the Range Projections for Range for 2016E and 2017E (which Credit Suisse referred to as the “Range Model”), to Credit Suisse. Similarly, the following summary of the unaudited prospective financial and operating information from Memorial management’s projections for Range and Memorial (described below under “—Unaudited Prospective Financial and Operating Information Provided to the Memorial Board of Directors, Barclays and Morgan Stanley”) are included in this joint proxy statement/prospectus solely because that information was made available to the Memorial board of directors, Barclays and Morgan Stanley. Credit Suisse was authorized by Range to rely upon the Range Model for 2016E and 2017E summarized below and the reserves projections for Memorial underlying the projections referred to by Credit Suisse as the “Range Projections for Memorial” that were utilized by Credit Suisse for its selected companies analysis using First Call oil and gas pricing as of May 13, 2016. Credit Suisse was also authorized by Range to rely upon unaudited prospective financial and operating information from Range’s reserves model for Range (which Credit Suisse referred to as the Range Reserves Model) and the Range reserves model for Memorial (which Credit Suisse referred to as the Range Projections for Memorial) that were utilized by Credit Suisse for purposes of its net asset value and discounted cash flow analyses. The 2016E and 2017E operational assumptions and production figures shown below for Range and Memorial are substantially similar to those provided to Credit Suisse in the reserve models for Range and Memorial provided to Credit Suisse, subject to variations resulting from, among other things, differing risk assumptions. Barclays and Morgan Stanley were each authorized by Memorial to rely upon the Memorial Projections and the Memorial Projections for Range described below for purposes of their respective analyses and opinion. The inclusion of the below information should not be regarded as an indication that any of Range, Memorial, Credit Suisse, Barclays, Morgan Stanley or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial and operating information prepared by the respective managements of Range and Memorial was, in general, prepared solely for Range’s and Memorial’s internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial and operating information covers multiple years, that information by its nature becomes less predictive with each successive year. Range and Memorial stockholders are urged to review Range’s and Memorial’s SEC filings for a description of risk factors with respect to Range’s and Memorial’s respective businesses, as well as the section of this joint proxy statement/prospectus titled “Risk Factors” beginning on page 33. See also “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 and “Where You Can Find More Information” beginning on page 189.

Unaudited Prospective Financial and Operating Information Provided to the Range Board of Directors and Credit Suisse

Range’s Pricing Assumptions for Range and Memorial. In preparing the prospective financial and operating information for Range and Memorial described below, the management team of Range used the following natural gas and oil prices, based (i) on NYMEX oil and gas pricing as of April 30, 2016, (ii) a lower price scenario selected by the management team of Range, and (iii) Wall Street analysts’ consensus (as reported by First Call) as of April 30, 2016 for natural gas and crude oil:

	NYMEX
	2016E	2017E	2018E	2019E
Commodity Prices
Natural Gas ($/Mmbtu)	$2.32	$3.01	$3.04	$3.04
Crude Oil ($/Bbl)	42.22	49.00	50.22	51.35

	Range Management Low Prices
	2016E	2017E	2018E	2019E
Commodity Prices
Natural Gas ($/Mmbtu)	$2.25	$2.50	$2.75	$3.00
Crude Oil ($/Bbl)	37.50	40.00	45.00	50.00

	First Call
	2016E	2017E	2018E	2019E
Commodity Prices
Natural Gas ($/Mmbtu)	$2.37	$3.25	$3.25	$3.50
WTI Crude Oil ($/Bbl)	41.12	50.08	57.50	63.50

Range’s Operating Assumptions for Range and Memorial. In addition to these different pricing scenarios, the management team of Range used two different sets of operating assumptions for each of Range and Memorial. Those two cases are referred to as “Case 1” and “Case 2.” The Range management team applied the NYMEX strip pricing and the First Call pricing to Case 1 for both Range and Memorial. With respect to Case 2, only the low price scenario was applied.

	Range	Memorial
Case 1	• Long range plan based on fully developed resource potential, including Utica, Upper Devonian and Marcellus	• Full development of the Terryville Upper Red zone based on current lateral spacing, with additional risk on one-third of the remaining drilling locations

	• Pipeline takeaway projects come on line as scheduled, resulting in improved basis differentials and better net back pricing	• In zone targeting enhancements resulting in improved well performance and recoveries from existing actual results

Case 2	• The same as Case 1, except that the Upper Devonian was excluded due to timing of development	• Same as Case 1

	• Pipeline takeaway projects delayed, resulting in wider basis differentials and lower net back pricing	• Type curves developed by the Range management team, based on Memorials’ actual production history

	• Pace of capital program slower than Case 1	• Pace of capital program slower than Case 1

Range Management Projections for Range. The following tables set forth certain summarized prospective operating and financial information regarding Range for 2016 through 2019—based on the respective operating and price assumptions indicated below—which information was prepared by Range management, which are collectively referred to as the “Range Projections for Range.”

	Range Case 1 With NYMEX Pricing
	2016E	2017E	2018E	2019E
Production
Production (Mmcfed)	1,429	1,548	1,623	2,087
Financial Results
EBITDAX	$517	$692	$861	$1,224
Discretionary Cash Flow(1)	377	553	717	1,058
Capital Expenditures	495	486	919	1,491

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

	Range Case 1 With First Call Pricing
	2016E	2017E	2018E	2019E
Production
Production (Mmcfed)	1,429	1,548	1,623	2,087
Financial Results
EBITDAX	$519	$774	$1,018	$1,629
Discretionary Cash Flow(1)	379	635	880	1,491
Capital Expenditures	495	486	919	1,491

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

	Range Case 2 With Low Pricing
	2016E	2017E	2018E	2019E
Production
Production (Mmcfed)	1,429	1,548	1,562	1,723
Financial Results
EBITDAX	$502	$408	$581	$861
Discretionary Cash Flow(1)	361	263	423	692
Capital Expenditures	495	465	598	706

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

Range Management Projections for Memorial. The following tables set forth certain summarized prospective operating and financial information regarding Memorial for 2016 through 2019—based on the respective operating and price assumptions indicated below—prepared by Range management, which are collectively referred to as the “Range Projections for Memorial.”

	Memorial Case 1 With NYMEX Pricing
	2016E	2017E	2018E	2019E
Production
Production (Mmcfed)	401	432	463	568
Financial Results
EBITDAX	$441	$345	$336	$467
Discretionary Cash Flow(1)	359	295	284	407
Capital Expenditures	222	279	293	288

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

	Memorial Case 1 With First Call Pricing
	2016E	2017E	2018E	2019E
Production
Production (Mmcfed)	401	432	463	568
Financial Results
EBITDAX	439	358	383	583
Discretionary Cash Flow(1)	358	306	331	464
Capital Expenditures	222	279	293	288

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

	Memorial Case 2 With Low Pricing
	2016E	2017E	2018E	2019E
Production
Production (Mmcfed)	396	416	407	451
Financial Results
EBITDAX	435	305	246	346
Discretionary Cash Flow(1)	355	255	192	287
Capital Expenditures	222	243	238	305

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

Unaudited Prospective Financial and Operating Information Provided to the Memorial Board of Directors, Barclays and Morgan Stanley

In preparing the prospective financial and operating information described below, the management team of Memorial used the following natural gas and oil prices, based on Wall Street analysts’ consensus as of May 13, 2016 and Memorial management’s price expectations, which are collectively referred to as the “Memorial Projections”:

	Wall Street Consensus			Memorial Management
	2016E	2017E	2018E	2016E	2017E
Commodity Prices
Natural Gas ($/Mmbtu)	$2.35	$2.90	$3.00	$2.32	$3.01
WTI Crude Oil ($/Bbl)	42.32	52.65	58.50	43.50	49.14

The following tables set forth certain summarized prospective operating and financial information regarding Memorial for 2016 and 2017 prepared by Memorial management using the above referenced commodity price assumptions and provided by Memorial’s management to the Memorial board of directors, Barclays and Morgan Stanley.

	Wall Street Consensus			Memorial Management
	2016E	2017E	2018E	2016E	2017E
Production
Production (Mmcfed)	420	476	643	416	509
Financial Results
EBITDAX	$471	$377	$457	$459	$431
Discretionary Cash Flow(1)	418	338	401	396	362
Capital Expenditures	306	368	388	331	364

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

The following tables set forth certain summarized prospective operating and financial information regarding Range for 2016 and 2017 prepared by Memorial management using the above referenced commodity price assumptions and provided by Memorial’s management to the Memorial board of directors, Barclays and Morgan Stanley, which are collectively referred to as the “Memorial Projections for Range.”

	Wall Street Consensus			Memorial Management
	2016E	2017E	2018E	2016E	2017E
Production
Production (Mmcfed)	1,419	1,538	1,655	1,429	1,548
Financial Results
EBITDAX	$502	$559	$859	$519	$693
Discretionary Cash Flow(1)	377	420	722	378	554
Capital Expenditures	495	549	810	495	486

(1)	Discretionary Cash Flow is generally defined as cash flow from operations before changes in working capital and exploration expenditures.

Qualifications Regarding Prospective Financial Information of Range and Memorial

The Range and Memorial prospective financial and operating information was prepared by, and is the responsibility of, the management of Range and Memorial and was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts or generally accepted accounting principles in the United States, which are referred to in this joint proxy statement/prospectus as GAAP. Ernst & Young LLP is the independent registered public accounting firm for Range and is referred to in this joint proxy statement/prospectus as EY. KPMG LLP is the independent registered public accounting firm for Memorial and is referred to in this joint proxy statement/prospectus as KPMG. Neither EY nor KPMG, or any other independent accountants, has compiled, examined or performed any procedures with respect to Range’s and Memorial’s prospective financial and operating information contained in this joint proxy statement/prospectus. Furthermore, neither EY nor KPMG, or any other independent accountants, has expressed any opinion or any other form of assurance on that information or its achievability. Each of these independent accountants assumes no responsibility for, and disclaims any association with, the prospective financial and operating information. The EY and KPMG reports incorporated into this joint proxy statement/prospectus by reference relate to historical financial information for Range and Memorial, respectively. Those reports do not extend to Range’s and Memorial’s prospective financial and operating information and should not be read to do so. The summary of Range’s and Memorial’s prospective financial and operating information is being included in this joint proxy statement/prospectus—not to influence your decision whether to vote for the merger proposal—but instead because the prospective financial and operating information was made available to each of the Range board of directors and the Memorial board of directors and the respective financial advisors to Range and Memorial in connection with the merger.

While presented in this joint proxy statement/prospectus with numeric specificity, the information set forth in the summary of Range’s and Memorial’s prospective financial and operating information contained in this joint proxy statement/prospectus was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Range’s and Memorial’s management, including, among others, oil and gas activity, commodity prices, demand for natural gas and crude oil and the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs. None of this prospective financial and operational information reflects any impact of the merger. In addition, since Range’s prospective financial and operating information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, the unaudited prospective financial and operating information requires significant estimates and assumptions that make it inherently less comparable to the similarly-titled GAAP measures in the respective historical GAAP financial statements of Range and Memorial. Both Range and Memorial believe the assumptions in the prospective financial and operating information were reasonable at the time the financial information was prepared, given the information both Range and Memorial had at the time. However, important factors that may affect actual results and cause the results reflected in Range’s and Memorial’s prospective financial and operating information not to be achieved include, but are not limited to, risks and uncertainties relating to their respective businesses, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled “Risk Factors.” See also “Special Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The prospective financial and operating information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the results reflected in Range’s and Memorial’s prospective financial and operating information. Accordingly, there can be no assurance that the results reflected in the prospective financial and operating information will be realized.

The inclusion of Range’s and Memorial’s prospective financial and operating information in this joint proxy statement/prospectus should not be regarded as an indication that any of Range, Memorial or any of their respective affiliates, officers, directors, advisors or other representatives considered the prospective financial and operating information to be material or predictive of actual future events, and the prospective financial and operating information should not be relied upon as such. None of Range, Memorial or any of their respective affiliates, officers, directors, advisors or other representatives can give you any assurance that actual results will not differ from the results reflected in the prospective financial and operating information. Furthermore, no obligation is undertaken to update or otherwise revise or reconcile the prospective financial and operating information to reflect circumstances existing after the dates the prospective financial and operating information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the prospective financial and operating information are shown to be in error. Range and Memorial do not intend to make publicly available any update or other revision to the prospective financial and operating information. The prospective financial and operational information for Range and Memorial does not take into account any circumstances or events occurring after the date that information was prepared. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial and operating information set forth above. None of Range’s or Memorial’s nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Range stockholder, Memorial stockholder or any other person regarding either Range’s or Memorial’s ultimate performance compared to the information contained in the prospective financial and operating information or that financial or operating results will be achieved. Memorial has made no representation to Range, in the merger agreement or otherwise, concerning the Memorial prospective financial and operating information. Similarly, Range has made no representation to Memorial, in the merger agreement or otherwise, concerning the Range prospective financial and operating information.

RANGE’S AND MEMORIAL’S PROSPECTIVE FINANCIAL INFORMATION DOES NOT REPRESENT PROJECTIONS, BUT RATHER POTENTIAL SCENARIOS BASED ON VARYING DEGREES OF SUCCESS. ACCORDINGLY, RESULTS ARE DEPENDENT ON THE OUTCOME OF FUTURE EXPLORATION AND DEVELOPMENT ACTIVITY, WHICH IS SUBJECT TO SIGNIFICANT RISK AND UNCERTAINTY. NEITHER RANGE NOR MEMORIAL INTENDS TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL AND OPERATING INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN THE INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THAT INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Amended and Restated By-laws of Range

On May 15, 2016, the Range board of directors approved an amendment to Range’s Amended and Restated By-laws to, among other things, provide that, for a term effective for one year following the date on which the amendment was adopted, unless a majority of the Range board of directors, acting on behalf of Range, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of Range,

•	any action asserting a claim of breach of a fiduciary duty owed by any stockholder, director, officer or other employee of Range to Range or to Range’s stockholders,

•	any action asserting a claim against Range or any of its directors, officers or other employees arising pursuant to any provision of the General Corporation Law of the State of Delaware, Range’s certificate of incorporation or Range’s by-laws, or

•	any action asserting a claim against Range or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware

In each of these matters, the exclusive forum designation is subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

Interests of Memorial Directors and Executive Officers in the Merger

In considering the recommendation of the Memorial board of directors that the Memorial stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, Memorial’s stockholders should be aware that aside from their interests as stockholders of

Memorial, Memorial’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Memorial generally. The members of the Memorial board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of Memorial that the merger agreement be approved. See “—Background of the Merger” and “—Memorial’s Reasons for the Merger; Recommendation of the Memorial Board of Directors.” Memorial’s stockholders should take these interests into account in deciding whether to vote “FOR” the approval of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

In January 2016, Mr. John A. Weinzierl resigned as Chief Executive Officer and as a director of Memorial. Also in January 2016, Mr. William J. Scarff resigned as President of Memorial. While they are disclosed as “named executive officers” in the proxy materials filed in connection with Memorial’s most recent annual meeting, neither of these men is currently employed by Memorial and will not be included within this section as part of the disclosures regarding interests of current executive officers.

In addition to the interests described below, upon adoption of the merger agreement by Memorial stockholders, MRD Holdco LLC is permitted to distribute its shares of Memorial common stock to, among others, MRD Holdco LLC’s members, including certain Memorial officers and employees. The shares of Memorial common stock received by those Memorial officers and employees will be entitled to receive the merger consideration.

Treatment of Memorial LTIP Restricted Stock Awards

Effective immediately prior to the effective time of the merger, each outstanding share of unvested restricted Memorial common stock granted to any employee or director of Memorial, any of its subsidiaries or any of its predecessors under the Memorial LTIP will fully vest pursuant to the merger agreement, and any applicable restrictions will lapse. At the effective time of the merger, each of those shares will be treated as a share of Memorial common stock, including with respect to the right to receive 0.375 of a fully vested share of Range common stock. As a result, at the effective time of the merger, each holder of such a share will participate in the merger consideration on the same terms and conditions as all other Memorial stockholders generally.

Quantification of Payments for Memorial LTIP Restricted Stock Awards.

The following table sets forth, as of August 10, 2016, for each of Memorial’s directors and executive officers who hold Memorial LTIP restricted stock awards, the aggregate number of Memorial LTIP restricted stock awards held by such individuals and the estimated value of shares of Range common stock that each holder may receive in connection with the merger with respect to such Memorial awards. For purposes of this table, the per stock value of the merger consideration was estimated to be equal to $14.97, determined by multiplying the exchange ratio (0.375) by $39.92, the average closing price of Range common stock over the first five business days following the first public announcement of the merger.

Name(1)	Position	Number of Shares of Restricted Stock to Accelerate (#)(2)	Value ($)(3)
Andrew J. Cozby	Senior Vice President and Chief Financial Officer	238,606	3,571,932
Larry R. Forney	Senior Vice President and Chief Operating Officer	238,606	3,571,932
Kyle N. Roane	Senior Vice President, General Counsel and Corporate Secretary	232,014	3,473,250
Gregory M. Robbins	Senior Vice President, Corporate Development	232,014	3,473,250
Dennis G. Venghaus	Vice President and Chief Accounting Officer	75,005	1,122,825
Robert A. Innamorati	Director	8,023	120,104
Carol Lee O’Neill	Director	8,023	120,104
Pat Wood, III	Director	8,023	120,104

(1)	This table excludes officers or employees of Memorial and officers or employees of NGP or its affiliates who also serve as Memorial’s directors, because they do not receive additional compensation for their services as a director.
(2)	The number of Memorial restricted stock awards held by each individual within the table above is subject to change based upon any vesting or forfeiture event that could occur after August 10, 2016 but prior to the closing of the merger. Memorial does not expect that any additional awards will be granted pursuant to the Memorial LTIP prior to the close of the merger.
(3)	The value of the Range common stock that is reflected in this table is calculated based upon an average closing price of the Range common stock over a five trading day period following the public announcement of the merger. The actual value of the Range common stock received at the time of the merger will depend upon the price of the Range common stock on the closing date of the merger. The value that each current Memorial director or executive officer could receive upon a sale or other disposition of any Range common stock to be received in the merger cannot be determined until such a sale or disposition occurs.

Change in Control Arrangements

Memorial has entered into change in control agreements with each of its executive officers (other than Mr. Graham). As of August 10, 2016, Memorial expects that each of the current Memorial executive officers will be terminated without cause in connection with the merger, triggering certain compensation and benefits to each of those executives pursuant to their change in control agreements, described below.

For purposes of the change in control agreements, the following terms are generally defined as follows:

•	“Qualifying Termination” means, as to any executive, the separation of service on account of (i) an involuntary termination by Memorial without “cause” or (ii) such executive’s voluntary resignation for “good reason.” In order for a termination to qualify as a “Qualifying Termination” in connection with a change in control, the termination must occur within six months prior to, or twenty-four months following, the “change in control.” In order for an event giving rise to “good reason” to satisfy the requirements for a voluntary resignation to be a “Qualifying Termination,” the “good reason” must occur within six months prior to, or six months following, the “change in control.” Memorial expects that each current executive officer will experience a Qualifying Termination in connection with the merger.

•	“Cause” means, as to any executive, such executive’s (i) commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; (ii) engaging in conduct that constitutes fraud, gross negligence or willful misconduct that results or would reasonably be expected to result in material harm to Memorial or Memorial’s business or reputation; (iii) breach of any material terms of such executive’s employment, including any of Memorial’s policies or code of conduct; or (iv) failure to perform such executive’s duties for Memorial.

•	“Good Reason” means, as to any executive, the occurrence of one of the following without an executive’s express written consent (i) a material reduction of such executive’s duties, position or responsibilities, or such executive’s removal from such position and responsibilities, unless such executive is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a material reduction by Memorial of such executive’s base compensation (base salary and target bonus) as in effect immediately prior to such reduction; or (iii) such executive is requested to relocate (except for office relocations that would not increase such executive’s one way commute by more than 50 miles, but only if that executive has provided Memorial with written notice of that event no later than 30 days after having knowledge of the initial occurrence of that event and Memorial has failed to remedy that event within 30 days of that notice).

•	“Change in Control” has the meaning ascribed to such term in the Memorial LTIP, which will be triggered by the merger.

Under the terms of each change in control agreement, if an executive’s employment is terminated on account of a Qualifying Termination, then subject to such executive’s signing and not revoking a separation agreement and release of claims in a form satisfactory to Memorial within 50 days following the executive’s Qualifying Termination, such executive will be entitled to:

•	receive a lump sum payment on the 60th day following that executive’s Qualifying Termination equal to a multiple of such executive’s (i) annual base salary and (ii) target bonus, in each case, at the highest rate in effect during the 12-month period prior to the date on which the Qualifying Termination occurs, with the multiple for Mr. Venghaus being 1.5x, and the multiple for the remaining executive officers being 2.0x;

•	the vesting of all outstanding unvested awards previously granted to such executive under the Memorial LTIP (which, as of August 10, 2016, consist solely of the restricted stock awards described above);

•	subject to a timely election of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage, reimbursement for the amount of COBRA continuation premiums (less required co-pay) until the earlier of (i) 12 months following the Qualifying Termination and (ii) such time as such executive is no longer eligible for COBRA continuation coverage;

•	financial counseling services for 12 months following the Qualifying Termination, subject to a maximum benefit of $30,000; and

•	outplacement counseling services for 12 months following the Qualifying Termination, subject to a maximum value of $30,000.

In the event that the Memorial board of directors determines that payments to be made to an executive would constitute excess parachute payments subject to excise taxes under Section 4999 of the Code, then the amount of those payments must either (i) be reduced so that such payments will not be subject to such excise tax or (ii) paid in full, whichever results in the better net after tax position for the executive. Memorial does not expect that any potential merger-related payments to its current executives would become subject to Section 4999 of the Code. However, in no event is Memorial required to provide tax gross-up payments to any executive.

The amounts set forth below reflect the estimate of the compensation and benefits that certain of the current Memorial executive officers could receive pursuant to the change in control agreements in connection with a Qualifying Termination in connection with the merger. Outstanding grants of Memorial restricted stock are not included in the table below because they vest by virtue of the merger agreement and pursuant to the terms of the award agreements. If any additional equity award is made to an executive prior to the effective time of the merger, then that equity award would also vest by virtue of the merger agreement. Under the terms of the merger agreement, Memorial is not permitted to make any additional equity awards to Memorial’s officers after the signing of the merger agreement without Range’s prior written consent.

Name	Potential Cash Severance ($)	Estimated COBRA costs ($)(1)	Maximum Financial Counseling and Outplacement Services ($)(2)	Total ($)(3)
Andrew J. Cozby	1,260,000	23,871	60,000	1,343,871
Larry R. Forney	1,260,000	23,871	60,000	1,343,871
Kyle N. Roane	1,225,000	23,871	60,000	1,308,871
Gregory M. Robbins	1,225,000	23,871	60,000	1,308,871
Dennis G. Venghaus	680,625	23,871	60,000	764,496

(1)	Estimated COBRA costs are based upon the costs of Memorial’s benefit plans as of December 31, 2015.
(2)	Amounts shown in this table are the maximum amounts that could become payable under the change in control agreements, but costs actually paid could be less.

(3)	The change in control agreements also provide for the acceleration of Memorial LTIP awards, but the estimated value of the outstanding equity awards held by each of the Memorial executive officers has been described separately above.

Indemnification and Insurance

The merger agreement provides that, for a period of six years from the effective time, Range shall indemnify, defend and hold harmless an officer, director or employee of Memorial or any of its subsidiaries and also—with respect to any such person—in his capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Memorial) serving at the request of or on behalf of Memorial or any of its subsidiaries and together with such person’s heirs, executors or administrators against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action. For additional information see “The Merger Agreement—Indemnification and Insurance” beginning on page 137.

Quantification of Payments and Benefits to Memorial’s Named Executive Officers

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Memorial’s named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent. The individuals disclosed within this section are Memorial’s current executive officers that were also deemed to be “named executive officers” within the Summary Compensation Table of Memorial’s most recently filed definitive proxy statement. John A. Weinzierl, former Chief Executive Officer and director of Memorial, and William J. Scarff, former President of Memorial, have been excluded from the following table because they will receive no compensation or severance benefits in connection with completion of the merger.

The table set forth below details the amount of payments and benefits that each of Memorial’s current named executive officers could potentially receive in connection with the merger under the Memorial LTIP and applicable change in control agreements. These payments consist of the payments described above and are not in addition to those described in previous sections. These payments are specifically identified in this fashion to allow for a non-binding advisory vote of Memorial’s stockholders regarding these payments and benefits. For purposes of the table below, the per share value of the merger consideration was estimated to be equal to $14.97, determined by multiplying the exchange ratio (0.375) by $39.92, the closing price of the Range common stock over the first five trading days following the first public announcement of the transaction.

Name	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total
Andrew J. Cozby	1,260,000	3,571,932	83,871	4,915,803
Larry R. Forney	1,260,000	3,571,932	83,871	4,915,803
Kyle N. Roane	1,225,000	3,473,250	83,871	4,782,121

(1)	The estimated lump sum severance payments in this column would be considered “double-trigger” payments, meaning that they would become payable only in connection with a Qualifying Termination in connection with the merger. The severance costs would not be payable unless the named executive officer also executed a separation agreement and release in favor of Memorial within 50 days of such Qualifying Termination. Subject to Memorial’s receipt of an executed separation agreement and release of claims, the lump sum severance payment would become payable on the sixtieth day following the executive’s Qualifying Termination unless, at the time of the termination, the executive is considered to be a “specified employee” under Section 409A of the Code and would be subject to a required six-month delay for any payments that are considered to be deferred compensation payments pursuant to Section 409A of the Code.

(2)	The estimated equity values would be considered “single-trigger” payments, because the Memorial restricted stock awards will become accelerated and settled upon the occurrence of a change in control (such as the merger), without regard to whether the executive also incurs a termination of employment.
(3)	The estimated costs in this column reflect a combination of the maximum financial counseling services ($30,000 per executive) and outplacement services ($30,000 per executive), as well as the estimated maximum continued COBRA costs ($23,871), that could be provided pursuant to the change in control agreements in the event that the executive incurs a Qualifying Termination. As noted above, each of these services or payments could continue for a maximum period of 12 months following a Qualifying Termination, although the duration of the services or payments could be shorter, in which case the amounts actually paid could also be lower than costs shown in the table above.

Board of Directors and Executive Management Following the Merger

The merger agreement provides that, upon completion of the merger, Range will increase the size of the Range board of directors by one member and fill the position created by that increase with one member of the Memorial board of directors who has been designated by the Memorial board of directors. However, that designation is subject to the review by, and approval and recommendation of, the Governance and Nominating Committee of the Range board of directors.

On May 23, 2016, the Memorial board of directors designated Robert A. Innamorati for consideration by the Governance and Nominating Committee. Mr. Innamorati currently serves as an independent member of the Memorial board of directors and has indicated his willingness to serve on the Range board of directors. On June 27, 2016, at a joint meeting of the Range board of directors and its Governance and Nominating Committee, that committee unanimously recommended the appointment of Mr. Innamorati as a member of the Range board of directors, subject to completion of the merger. Following receipt of that recommendation, the Range board of directors, contingent upon the closing of the merger, unanimously increased the size of the Range board of directors by one director and appointed Mr. Innamorati to fill the open position on the Range board of directors and to serve thereon as an independent director.

It is anticipated that, following the completion of the merger, the Range board of directors will have ten members, consisting of Mr. Innamorati and the nine individuals serving on the Range board of directors as of the date of this joint proxy statement/prospectus. If the merger is not consummated, then it is anticipated that the Range board of directors will have nine members, consisting of the nine individuals serving on the Range board of directors as of the date of this joint proxy statement/prospectus. Pursuant to the SailingStone Agreement, Range and SailingStone have agreed to cooperate with each other in good faith to identify one new independent director to be appointed to the Range board of directors who is mutually agreeable to the Range board of directors and SailingStone. This new independent director would be in addition to the new director designated by Memorial pursuant to the merger agreement. See “The Range Special Meeting—SailingStone Voting Support and Nomination Agreement” beginning on page 46 for more information.

Following the completion of the merger, it is anticipated that each of the Range executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger:

• Jeffery L. Ventura	Chairman, President and Chief Executive Officer

• Roger S. Manny	Executive Vice President—Chief Financial Officer

• Ray N. Walker, Jr.	Executive Vice President—Chief Operating Officer

• John K. Applegath	Senior Vice President—Northern Marcellus Shale and Midcontinent Divisions

• Alan W. Farquharson	Senior Vice President—Reservoir Engineering & Economics

• Dori A. Ginn	Senior Vice President—Controller and Principal Accounting Officer

• David P. Poole	Senior Vice President—General Counsel and Corporate Secretary

• Chad L. Stephens	Senior Vice President—Corporate Development

Regulatory Clearances Required for the Merger

Consummation of the merger is subject to the expiration or termination of any applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (referred to in this joint proxy statement/prospectus as the “HSR Act”). On June 6, 2016, Range and Memorial filed Notification and Report Forms with the Antitrust Division of the Department of Justice, which is referred to as the Antitrust Division, and the Federal Trade Commission, which is referred to as the FTC. On June 17, 2016, Range and Memorial were notified by U.S. antitrust authorities that the waiting period under the HSR Act had expired.

At any time before or after the effective time, the U.S. antitrust authorities could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Range or Memorial or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Pursuant to the terms of the merger agreement, Range and Memorial have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to consummate the merger. While seeking such approvals, Range agreed to take such actions as: (i) divest assets or businesses, (ii) terminating existing relationships, contractual rights or obligations, (iii) terminate ventures or other arrangement, (iv) creating relationships, contractual rights or obligations, and (v) effectuating changes or restructurings of Range or Memorial (the “divestiture actions”). However, notwithstanding the foregoing, Range and Memorial will not be required to any divestiture action that would have or would be reasonably likely to have a material adverse effect on either Range or Memorial.

Each of Range, Memorial and Merger Sub has agreed not to take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act, any competition law notifications or any other applicable antitrust law; provided, however, that Range may take any reasonable action to resist or reduce the scope of a divestiture action, even if it delays such expiration to a later date (except that such date may not be beyond December 15, 2016).

Treatment of Memorial LTIP Restricted Stock Awards

Effective immediately prior to the effective time of the merger, each outstanding share of unvested restricted Memorial common stock will fully vest and any applicable restrictions will lapse and, at the effective time of the merger, each such share will be treated as a share of Memorial common stock, including with respect to the right to receive 0.375 of a fully vested share of Range common stock.

Treatment of Range and Memorial Credit Agreements

Range currently maintains a secured credit facility, as amended, with JPMorgan Chase Bank, as administrative agent, and the other lenders and financial institutions party thereto (the “Range credit facility”), which is secured by substantially all of Range’s assets and has a maturity date of October 16, 2019. The Range credit facility provides for a maximum facility amount of $4.0 billion. The Range credit facility provides for a borrowing base subject to annual redeterminations (to occur no later than May each year) and for event-driven unscheduled redeterminations. As part of Range’s annual redetermination completed on March 17, 2016, Range’s borrowing base was reaffirmed at $3.0 billion and Range’s bank commitment was also reaffirmed at $2.0 billion. As of June 30, 2016, Range’s bank group was composed of 29 financial institutions, and no single bank held more than 5.8% of the total facility. The borrowing base may be increased or decreased based on Range’s request and sufficient proved reserves, as determined by the bank group. The commitment amount may be increased to the borrowing base, subject to payment of a mutually acceptable commitment fee to those banks agreeing to participate in the facility increase. As of June 30, 2016, the outstanding balance under the Range credit facility was $3.0 million, before deducting debt issuance costs. Additionally, Range had $232.1 million of undrawn letters of credit, leaving $1.8 billion of committed borrowing capacity available under the facility.

During a non-investment grade period, borrowings under the Range credit facility can either be at the alternate base rate (“ABR,” as defined in the bank credit agreement) plus a spread ranging from 0.25% to 1.25% or LIBOR borrowings at the LIBOR Rate (as defined in the bank credit agreement) plus a spread ranging from 1.25% to 2.25%. The applicable spread is dependent upon borrowings relative to the borrowing base. Range may elect, from time to time, to convert all or any part of its LIBOR loans to base rate loans or to convert all or any of the base rate loans to LIBOR loans. The weighted average interest rate for the Range credit facility was 2.8% for the three months ended June 30, 2016 compared to 1.7% for the three months ended June 30, 2015. A commitment fee is paid by Range on the undrawn balance based on an annual rate of 0.30% to 0.375%. At June 30, 2016, the commitment fee was 0.30% and the interest rate margin was 1.25% on Range’s LIBOR loans and 0.25% on Range’s base rate loans.

At any time during which Range has an investment grade debt rating from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and Range has elected, at its discretion, to effect the investment grade rating period, certain collateral security requirements, including the borrowing base requirement and restrictive covenants, will cease to apply and an additional financial covenant (as defined in the Range credit facility) will be imposed. During the investment grade period, borrowings under the Range credit facility can either be at (i) the ABR plus a spread ranging from 0.125% to 0.75% or (ii) the LIBOR Rate plus a spread ranging from 1.125% to 1.75% depending on Range’s debt rating. The commitment fee paid on the undrawn balance would range from 0.15% to 0.30%. Range currently does not have an investment grade debt rating.

Range anticipates that, at or immediately following the effective time of the merger, Memorial’s credit facility, as amended, with Bank of America, as administrative agent and collateral agent, and the other lenders and financial institutions party thereto (the “Memorial credit facility”) will be terminated and any indebtedness under that facility will be repaid. As of June 30, 2016, Memorial had outstanding borrowings under the Memorial credit facility in a principal amount of $514.0 million. The prepayment of indebtedness under the Memorial credit facility may be made without premium or penalty, subject to customary breakage costs. Range currently plans to fund the repayment of the indebtedness under the Memorial credit facility from borrowings under the Range credit facility.

Memorial Senior Notes

As of June 30, 2016, Memorial had outstanding $600,000,000 aggregate principal amount of Memorial senior notes. The indenture governing the Memorial senior notes (referred to in this joint proxy statement/prospectus as the “Memorial senior indenture”) requires an offer be made to purchase the senior notes at 101% of their face amount, plus accrued and unpaid interest, upon the occurrence of a “change of control” transaction. The cash tender offers referred to below in “Exchange Offers, Cash Tender Offers and Consent Solicitations Relating to Memorial Senior Notes and Range Senior Subordinated Notes” are intended to satisfy this requirement.

Exchange Offers, Cash Tender Offers and Consent Solicitations Relating to Memorial Senior Notes and Range Senior Subordinated Notes

In connection with the consummation of the merger, on August 3, 2016, Range commenced offers to eligible holders of Memorial’s 5.875% Senior Notes due 2022 (the “Existing Memorial Notes”) to either (i) exchange any and all outstanding Existing Memorial Notes for up to $600 million aggregate principal amount of new senior notes issued by Range (the “Memorial Exchange Offer”); or (ii) purchase for cash any and all outstanding Existing Memorial Notes (the “Memorial Cash Tender Offer”).

Also on August 3, 2016, Range commenced offers to eligible holders of its existing senior subordinated notes (the “Existing Range Notes”) to exchange any and all outstanding Existing Range Notes for up to $1.85 billion aggregate principal amount of new senior notes issued by Range (the “Range Exchange Offers”). Also in connection with the consummation of the merger, Range commenced a concurrent cash offer on August 3, 2016 (the “Concurrent Cash Tender Offer”) to those holders of the Existing Memorial Notes who are not eligible to participate in the Memorial Cash Tender Offer.

The Memorial Exchange Offer, the Memorial Cash Tender Offer and the Range Exchange Offers are referred to collectively as the “Eligible Holder Offers.” The Existing Memorial Notes and Existing Range Notes are referred to collectively as the “Existing Notes.” The Eligible Holder Offers and the Concurrent Cash Tender Offer are referred to collectively as the “Offers.”

The Offers and related consent solicitations will expire at 11:59 p.m. New York City time on August 30, 2016, subject to extension by Range (the “Expiration Time”). The Offers and related consent solicitations will be conditioned upon consummation of the merger. The consummation of the merger is not conditioned upon the completion of the Offers or the consent solicitations.

In connection with the Offers, Range is soliciting consents from the holders of Existing Notes to adopt certain proposed amendments to the indentures for the Existing Notes to eliminate certain of the covenants, restrictive provisions and events of default. If consents sufficient to adopt those amendments are received, the corresponding indenture will be amended accordingly. In order to implement the amendments to the indenture for a particular series of Existing Notes, the consent of the holders of a majority of the aggregate principal amount outstanding of that series of Existing Notes must be received.

In connection with the Eligible Holder Offers, the Existing Notes may be exchanged for up to $2.45 billion aggregate principal amount of new Range notes (the “New Range Notes”), each series of which will have the same maturity, interest rate and payment dates as the applicable series of Existing Notes. In connection with the Memorial Cash Tender Offer, the holders of Existing Memorial Notes may elect to tender their Existing Memorial Notes for all cash consideration instead of New Range Notes. In connection with the Concurrent Cash Tender Offer, cash consideration is the only consideration that may be received.

The Offers provide for an early tender deadline of 5:00 p.m. New York City time on August 16, 2016 (the “Early Tender Deadline”). The consideration for each $1,000 principal amount of Existing Notes tendered for exchange at or before the Early Tender Deadline will equal: (i) in the case of Existing Memorial Notes, $1,000 principal amount of New Range Notes, plus $12.50 in cash and (ii) in the case of Existing Range Notes, $1,000 principal amount of New Range Notes. The cash consideration for each $1,000 principal amount of Existing Memorial Notes tendered for purchase at or before the Early Tender Deadline will equal $1,012.50.

The consideration for each $1,000 principal amount of Existing Notes tendered for exchange after the Early Tender Deadline and before the Expiration Time will equal: (i) in the case of Existing Memorial Notes, $950 principal amount of New Range Notes, plus $12.50 in cash and (ii) in the case of Existing Range Notes, $950 principal amount of New Range Notes. The cash consideration for each $1,000 principal amount of Existing Memorial Notes tendered for purchase after the Early Tender Deadline and before the Expiration Time will equal $962.50 in cash.

Dividend Policies

Range currently issues a quarterly dividend. On June 1, 2016, Range announced that the Range board of directors declared a dividend of $0.02 per share of outstanding Range common stock, which was paid on June 30, 2016 to Range stockholders of record at the close of business on June 15, 2016 and was consented to by Memorial in accordance with the merger agreement. Any future decisions to pay dividends on Range common stock will be at the discretion of the Range board of directors and will depend on the financial condition, results of operations, capital requirements, and other factors that the Range board of directors may deem relevant. The merger agreement prohibits Range (unless consented to in advance by Memorial, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Range common stock until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

Since its initial public offering, Memorial has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of Memorial common stock in the foreseeable future. The merger agreement prohibits Memorial (unless consented to in advance by Range, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Memorial common stock until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

Listing of Range Common Stock

It is a condition to the completion of the merger that the shares of Range common stock to be issued to Memorial stockholders pursuant to the merger and such other shares of Range common stock to be reserved for issuance in connection with the merger be authorized for listing to be traded on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of Memorial Stock

Upon completion of the merger, the Memorial common stock currently listed on the NASDAQ will cease to be listed for trading on the NASDAQ and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Under Delaware law, as well as the certificates of incorporation and bylaws of each company, neither the holders of Range capital stock nor the holders of Memorial capital stock, respectively, are entitled to appraisal rights in connection with the merger.

Litigation Relating to the Merger

In July 2016, three separate class action lawsuits relating to the merger were filed by alleged stockholders (“Plaintiffs”) against Memorial and the members of the Memorial board of directors. These lawsuits are styled (i) Roger Mariani v. Memorial Resource Development Corp., et al., Case No. 4:16-cv-2042, in the United States District Court for the Southern District of Texas, Houston Division; (ii) Joel Morris v. Memorial Resource Development Corp., et al., Case No. 4:16-cv-2183, in the United States District Court for the Southern District of Texas, Houston Division and (iii) Robert Hawkins v. Memorial Resource Development Corp., et. al., Case No. 4:16-cv-2201, in the United States District Court for the Southern District of Texas, Houston Division. The Morris action also names Range and Medina Merger Sub, Inc. as additional defendants.

Plaintiffs allege that this joint proxy statement/prospectus omits allegedly material information concerning, in general and among other things, (i) the valuation analyses prepared by Barclays and Morgan Stanley in connection with their respective fairness opinions, (ii) the financial projections utilized by Barclays and Morgan Stanley and (iii) the background of the merger. Based on these allegations, Plaintiffs allege that (i) the defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and (ii) members of the Memorial board of directors have violated Section 20(a) of the Exchange Act. Plaintiffs also allege, in general and among other things, that the terms of the merger are (i) unfair to our stockholders and (ii) the result of an inadequate process.

Based on these allegations, Plaintiffs seek to enjoin the defendants from proceeding with or consummating the merger. To the extent that the merger is consummated before injunctive relief is granted, Plaintiffs seek to have the merger rescinded. Plaintiffs also seek attorneys’ fees.

Plaintiffs have not yet served the defendants, and the defendants’ date to answer, move to dismiss, or otherwise respond to the lawsuits has not yet been set. The defendants cannot predict the outcome of the lawsuits or any others that might be filed, nor can the defendants predict the amount of time and expense that will be required to resolve the lawsuits. The defendants intend to vigorously defend the lawsuits.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Range and Memorial are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Range and Memorial stockholders are urged to read the merger agreement carefully and in its entirety—as well as this joint proxy statement/prospectus—before making any decisions regarding the merger, including the approval and adoption of the merger agreement, and the transactions contemplated by the merger agreement, including the merger, by the Memorial stockholders and the approval of the issuance of shares of Range common stock to Memorial stockholders pursuant to the merger.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Range or Memorial. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	are not necessarily intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 189.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time of the merger, Merger Sub will merge with and into Memorial. Memorial will be the surviving corporation in the merger and will become a wholly owned subsidiary of Range. At the effective time of the merger, each outstanding share of Memorial common stock will be converted into the right to receive 0.375 of a share of Range common stock. Effective immediately prior to the effective time of the merger, each outstanding share of unvested restricted Memorial common stock granted to any employee or director of Memorial, any of its subsidiaries or any of its predecessors under the Memorial LTIP will fully vest pursuant to the merger agreement, and any applicable restrictions will lapse. At the effective time of the merger, each of those shares will be treated as a share of Memorial common stock, including with respect to the right to receive 0.375 of a fully vested share of Range common stock.

Range will not issue fractional shares of Memorial common stock pursuant to the merger agreement. Instead, each Memorial stockholder who otherwise would have been entitled to receive a fraction of a share of Range common stock will receive cash (without interest) in lieu thereof, upon surrender of his or her shares of Memorial common stock. The amount of cash paid for a Memorial stockholder’s fraction of a share of Range common stock will be calculated by multiplying that fraction by the volume weighted average price of Range common stock for the five consecutive trading days immediately prior to the closing date of the merger as reported by Bloomberg, L.P.

The exchange ratio will be adjusted prior to the effective time of the merger accordingly to provide Memorial common stockholders the same economic effect as contemplated by the merger agreement to account for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, that occurs with respect to the shares of either Range common stock or Memorial common stock outstanding after the date of the merger agreement and prior to the effective time of the merger.

Completion of the Merger

The closing of the merger will take place two business days following the day on which the last condition to the completion of the merger has been satisfied or waived or such other date as Range and Memorial may agree in writing. The merger will become effective at the date and time the parties file the certificate of merger with the Delaware Secretary of State or at such subsequent time as agreed to in writing by Range and Memorial and specified in the certificate of merger.

Range and Memorial currently expect the closing of the merger to occur late in the third quarter of 2016. However, as the merger is subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Range and Memorial could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Range will enter into an agreement with Memorial’s transfer agent or another entity reasonably acceptable to Memorial to act as agent for the holders of Memorial common stock in connection with the merger and to receive the merger consideration and cash sufficient to pay cash (without interest) in lieu of fractional shares to which holders of fractional shares may become entitled. At the effective time of the merger, each share of Memorial common stock will be converted into the right to receive 0.375 of a share of Range common stock.

Promptly after the effective time of the merger, but in no event later than three business days after the closing date of the merger, Range will cause the exchange agent to mail to each holder of one or more Memorial stock certificates or shares of Memorial common stock represented by book entry, a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates will pass, only upon proper delivery of such certificates to the exchange agent, or in the case of book entry shares, upon adherence to the procedures set forth in the letter of transmittal. That letter of transmittal will also include instructions explaining the procedure for surrendering Memorial stock certificates or, in the case of book entry shares, the surrender of such shares for payment of the merger consideration and any cash in lieu of fractional shares of Range common stock.

After the effective time of the merger, shares of Memorial common stock will no longer be outstanding. At the effective time, those shares will be automatically canceled and will cease to exist, and each certificate or book entry share, if any, that previously represented shares of Memorial common stock will represent only the right to receive the merger consideration as described above, any cash (without interest) in lieu of fractional shares of Range common stock and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates or book entry shares. With respect to those shares of Range common stock deliverable upon the surrender of Memorial stock certificates or book entry shares, until holders of such Memorial stock certificates or book entry shares have surrendered those stock certificates or book entry shares to the exchange agent, those holders will not receive dividends or distributions declared or made with respect to such shares of Range common stock with a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by each party to the merger agreement regarding aspects of such party’s business, financial condition, structure and other facts pertinent to the merger. Each of Range and Memorial has made representations and warranties regarding, among other things:

•	organization, good standing and power;

•	capital structure;

•	corporate authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	inapplicability of state takeover statutes;

•	SEC documents and financial statements;

•	absence of untrue statements of a material fact or omissions of any material fact in SEC filings since January 1, 2015;

•	absence of certain changes and events since the most recent audited balance sheet date;

•	absence of undisclosed liabilities;

•	compliance with laws;

•	absence of certain litigation;

•	compensation and benefits matters;

•	tax matters;

•	oil and gas matters;

•	environmental matters;

•	opinions from financial advisors;

•	brokers’ fees payable in connection with the merger;

•	corporate governance; and

•	regulatory matters and permits.

Memorial has also made additional representations and warranties relating to:

•	ownership of subsidiaries;

•	collective bargaining agreements and other labor matters;

•	intellectual property;

•	title to and leasehold interests in real properties;

•	material contracts;

•	insurance;

•	derivative positions; and

•	absence of undisclosed interested party transactions.

Range and Merger Sub have also made an additional representation and warranty relating to their lack of ownership of Memorial common stock that would cause either of them to be an “interested stockholder” as such term is defined in Section 203 of the DGCL.

The merger agreement also contains certain representations and warranties of Range with respect to its wholly owned subsidiary, Merger Sub, including, without limitation, representations about Merger Sub’s organization, good standing and power, corporate authority with respect to the execution, delivery and performance of the merger agreement, absence of conflicts and violations, required consents and approvals, and absence of business conduct.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a person, an occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of that person and its subsidiaries, taken as a whole, or prevents or materially delays or impairs the ability of that person to complete the transactions contemplated by the merger agreement, but excluding:

•	any occurrence, condition, change, event or effect in general economic or financial market conditions (but any such occurrence, condition ,change, event or effect will be taken into account to the extent it disproportionately affects that person compared to other persons in the same industry and in the same regions and segments);

•	any occurrence, condition, change (including changes in applicable law), event or effect that affects the oil and gas exploration and production industry generally (but any such occurrence, condition, change, event or effect will be taken into account to the extent it disproportionately affects that person compared to other persons in the same industry and in the same regions and segments);

•	the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of natural disasters or acts of terrorism (but any such outbreak, escalation, declaration or occurrence will be taken into account to the extent it disproportionately affects that person compared to other persons in the same industry and in the same regions and segments);

•	any failure to meet internal or analysts’ estimates, projections or forecasts;

•	a decline in market price, or a change in trading volume, of that person’s common stock;

•	any occurrence, condition, change event or effect resulting from or relating to the announcement or pendency of the transactions contemplated by the merger agreement;

•	any change in GAAP, or in the interpretation thereof, as imposed upon that person, its subsidiaries or their respective businesses or any change in applicable law, or in the interpretation thereof;

•	any occurrence, condition, change, event or effect resulting from compliance by that person with the terms of the merger agreement and each other agreement executed by that person in connection with the merger agreement;

•	any litigation arising from any alleged breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement; and

•	any downgrade in rating of any indebtedness or debt securities of that person or any of its subsidiaries.

Conduct of Business

Each of Range and Memorial has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, each of Range and Memorial has agreed to conduct its business in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact its present business organization, retain its officers and key employees, and preserve its relationships with its key customers and suppliers, comply in all material respects with applicable law and not voluntarily relinquish any right as operator of any material oil and gas properties.

In addition, Memorial has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Memorial as provided in the merger agreement or as consented to in advance by Range, which consent may not be unreasonably withheld, delayed or conditioned (subject to certain exceptions), or as required by law):

•	declare, set aside or pay dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary to Memorial or to another direct or indirect wholly-owned subsidiary of Memorial);

•	split, combine or reclassify any of its capital stock of, or interest in, Memorial or any of its subsidiaries;

•	purchase, redeem or otherwise acquire any shares of its or its subsidiaries’ capital stock or other equity interests (except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by any Memorial employee benefit plan in each case existing as of the date of the merger agreement);

•	offer, issue, deliver, grant or sell any capital stock or other equity interests in Memorial or any securities convertible into, or any rights, warrants or options to acquire any such shares or equity interests other than:

•	the delivery of Memorial common stock upon the expiration of any restrictions on any restricted stock granted under the Memorial LTIP;

•	issuances by a wholly-owned subsidiary of Memorial of such subsidiary’s capital stock or other equity interests to Memorial or any other wholly-owned subsidiary of Memorial;

•	issuances of restricted stock granted under the Memorial LTIP to non-officer employees, but only if the total amount of those restrict stock grants made after the date of the merger agreement is not greater than $2,500,000; and

•	withholding of Memorial common stock to satisfy any tax withholding obligations with respect to awards granted pursuant to the Memorial LTIP;

•	amend its or its subsidiaries’ certificate of incorporation, bylaws or other comparable organizational documents;

•	merge, consolidate, combine or amalgamate with any person other than another wholly-owned subsidiary of Memorial;

•	acquire or agree to acquire any business or any entity other than (i) pursuant to an agreement in effect on the date of the merger agreement, (ii) acquisitions for less than $20,000,000 individually and $100,000,000 in total and (iii) acquisitions and licenses in the ordinary course of business;

•	make any loans, advances or capital contributions to, or investments in, any person other than Memorial or any of its subsidiaries except for (i) loans, advances or capital contributions in the form of trade credit granted in the ordinary course of business consistent with past practices and (ii) capital contributions to, or investments in, any person not in excess of $10,000,000 individually or $30,000,000 in total;

•	sell, lease or otherwise dispose of any material portion of its assets or properties other than (i) pursuant to an agreement in effect on the date of the merger agreement or (ii) either in the ordinary course of business or for which total consideration is less than $20,000,000;

•	adopt or enter into a plan of complete or partial liquidation or dissolution of Memorial or any of its significant subsidiaries;

•	change in any material respect its accounting methods, principles or practices except as required by changes in GAAP or regulatory accounting principles;

•	except pursuant to an acquisition permitted by the conduct of business covenants, make, change or revoke any material tax election, change an annual tax accounting period, settle any material tax claim or assessment except where the amount of such settlement or compromise does not exceed the greater of 125% of the reserve for such matter on the Memorial financial statements or $1,000,000 or adopt or change in any material respects any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of income tax returns that have been filed for prior taxable years;

•	other than with respect to Memorial’s change in control plan and the change in control agreements to which Memorial is a party:

•	grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its directors, officers or employees with an annualized salary of $225,000 or more, except increases required by applicable law or any Memorial benefit plan;

•	grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any Memorial employee with an annualized salary less than $225,000 except in the ordinary course of business for the purpose of retention or hiring of that individual;

•	pay or agree to pay to any director, officer or key employee making an annualized salary of $225,000 or more, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of the existing Memorial benefit plans; or

•	enter into any new, or materially amend any existing employment, retention, change in control, severance or termination agreement with any director, officer or key employee with an annualized salary of $225,000 or more;

•	establish or become obligated under any collective bargaining agreement or any material employee benefit plan that was not in existence or approved by the Memorial board of directors in the ordinary course of business prior to the date of the merger agreement, or amend or terminate any such plan or arrangement that would have the effect of materially enhancing any benefits;

•	fund (or agree to fund) any compensation or benefits under any employee benefit plan except where required by any existing benefit plan on the date of the merger agreement;

•	hire any new employee or independent contractor or terminate the employment or service relationship of any employee or independent contractor, other than in the ordinary course of business consistent with past practice;

•	incur, create or assume any indebtedness for borrowed money, or create any encumbrances on any property or assets of Memorial or any of Memorial’s subsidiaries in connection with any such indebtedness, other than:

•	under existing credit facilities;

•	for extensions, renewals or refinancing of existing indebtedness (including related premiums and expenses);

•	additional borrowings not to exceed $15,000,000 in the aggregate;

•	indebtedness by Memorial that is owed to any subsidiary or by any subsidiary of Memorial that is owed to Memorial or a wholly-owned subsidiary of Memorial; or

•	the creation of any encumbrances securing indebtedness described by any of the four indebtedness exceptions listed above;

•	enter into any contract that would be a material contract other than in the ordinary course of business consistent with past practice, or modify, amend, terminate or assign, waive or assign any material right or benefit under, any material contract;

•	settle or offer or propose to settle any claims, actions or proceedings, other than those involving solely monetary damages not in excess of $10,000,000 in the aggregate, but not with respect to those that (i) involve a material conduct remedy or material injunctive or similar relief, (ii) involve admission of criminal wrongdoing of Memorial or any of its subsidiaries or (iii) have a restrictive impact on the business of Memorial or any of its subsidiaries in any material effect;

•	authorize or make capital expenditures that are in the aggregate greater than 125% of the aggregate amount of capital expenditures scheduled to be made in Memorial’s capital expenditure budget, except for capital expenditures (i) to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or (ii) in response to emergencies;

•	fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in the amounts presently maintained;

•	take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by the merger;

•	amend or modify the MEMP GP PSA (as defined under “ —MEMP GP Purchase and Sale Agreement”) in a manner that would impose or leave outstanding any additional material continuing liabilities relating to or arising out of the ownership of Memorial Production Partners GP LLC on Memorial or any of its subsidiaries after the effective time of the merger (the transactions contemplated by the MEMP GP PSA were consummated on June 1, 2016);

•	enter into or amend any related party transaction, other than in the ordinary course of business consistent with past practice; or

•	commit or agree to take any of the foregoing actions.

In addition, Range has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement or as consented to in advance by Memorial, which consent may not be unreasonably withheld, delayed or conditioned (subject to certain exceptions), or as required by law):

•	declare, set aside or pay dividends on, make any other distributions in respect of any of its capital stock (other than dividends and distributions by a direct or indirect subsidiary to Range or to a direct or indirect subsidiary of Range);

•	split, combine or reclassify any of its capital stock of, or interest in, Range or any of its subsidiaries;

•	purchase, redeem or otherwise acquire any shares of its or its subsidiaries’ capital stock or other equity interests (except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by any director compensation plan, employee benefit plan or employment agreement of Range in each case existing as of the date of the merger agreement);

•	offer, issue, deliver, grant or sell any capital stock or other equity interests in Range or any of its subsidiaries, or any rights, warrants or options to acquire any such capital stock or equity interests other than:

•	issuances of Range common stock as consideration for, or to finance or refinance indebtedness (including in respect of Memorial’s senior notes) incurred to finance, or assumed as a result of, acquisitions by Range or any of its subsidiaries;

•	issuances and sales of Range common stock for cash if the number of shares of Range common stock issued does not exceed in the aggregate 5% of the issued and outstanding Range common stock as of the date of the merger agreement;

•	the delivery of Range common stock upon the expiration of any restrictions on any restricted stock granted under the Range stock plan;

•	issuances by a wholly-owned subsidiary of Range of such subsidiary’s equity interests to Range or any other wholly-owned subsidiary of Range;

•	issuances of restricted stock granted under the Range stock plan to employees and directors in amounts consistent with past practice; or

•	withholding of Range common stock to satisfy any tax withholding obligations with respect to awards granted pursuant to the Range stock plan;

•	amend its articles of incorporation, bylaws or other comparable organizational documents;

•	adopt or enter into a plan of complete or partial liquidation or dissolution of Range or any of its significant subsidiaries;

•	change in any material respect its material accounting methods, principles or practices except as required by changes in GAAP or statutory accounting requirements;

•	take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, that would be reasonably expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	except as would not or would not reasonably be expected to prevent, materially delay or materially impede Range’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement, enter into, participate or engage in or continue any discussions or negotiations with respect to:

•	a merger, consolidation, combination or amalgamation with any person other than another wholly-owned subsidiary of Range;

•	an acquisition or agreement to acquire any business or any corporation, partnership, association or other business organization or division thereof; or

•	entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Range or any of its subsidiaries;

•	take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement;

•	commit or agree to take any of the foregoing actions;

•	terminate, modify, assign or waive or assign any rights under any provision of, the voting and support agreement; or

•	enter into any other agreement with the parties to the voting and support agreement that would have the effect of a termination, modification, assignment or waiver or assignment of rights under any provision of the voting and support agreement.

No Solicitation of Competing Proposals

Memorial has agreed that it will, and will cause its subsidiaries and will use reasonable best efforts to cause its representatives to, from and after the date of the merger agreement, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person conducted prior to the date of the merger agreement with respect to competing proposals (as defined below) or any indication of interest that would or would reasonably be expected to lead to a competing proposal.

A “competing proposal” means any contract, proposal or offer relating to (i) any transaction pursuant to which any person or group (other than MRD Holdco LLC and its affiliates), directly or indirectly, acquires business or assets of Memorial that generated 20% or more of Memorial’s and its subsidiaries’ net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, (ii) any transaction pursuant to which any person or group directly or indirectly acquires 20% or more of the outstanding shares of Memorial common stock or any tender or exchange offer that if consummated would result in any person or group (other than MRD Holdco LLC and its affiliates) owning 20% or more of the outstanding shares of Memorial common stock; or (iii) any merger, consolidation, business combination or similar transaction involving Memorial (other than the merger) permitting any person or group (other than MRD Holdco LLC and its affiliates) to acquire 20% or more of Memorial’s and its subsidiaries’ assets or equity interests.

Subject to certain exceptions described below, Memorial has agreed that it will not, and will cause its subsidiaries not to and will use reasonable best efforts to cause its representatives not to, directly or indirectly (the following will be referred to as the “no-shop covenants”):

•	solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer regarding a competing proposal;

•	conduct, participate or engage in any discussions or negotiations regarding a competing proposal;

•	furnish or provide any non-public information regarding Memorial or its subsidiaries, or access to the properties, assets or employees of Memorial or its subsidiaries, unless to a person in the ordinary course of business consistent with past practice;

•	enter into any letter of intent or agreement regarding a competing proposal;

•	resolve, agree or publicly propose to, or permit Memorial or Memorial’s subsidiaries or representatives to agree to or publicly propose to take any actions listed above.

Notwithstanding the no-shop covenants described above, Memorial is permitted, prior to obtaining Memorial stockholder approval of the merger, to engage in the activities prohibited by the no-shop covenants with any person who has made a bona fide competing proposal that did not result from a material breach of the no-shop covenants if both (A) Memorial has first received an executed confidentiality and standstill agreement that is no less favorable, in the aggregate, to Memorial than the existing confidentiality agreement between Memorial and Range and that otherwise complies with the no-shop covenants and (B) the Memorial board of directors or any committee thereof determines in good faith (after consultation with outside legal counsel and its financial advisors) that such competing proposal is, or would or would reasonably be expected to lead to, a Memorial superior proposal (as defined below).

A “Memorial superior proposal” means a bona fide written proposal by any person for (i) business or assets of Memorial or its subsidiaries that generated 50% or more of Memorial’s and its subsidiaries net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months or (ii) more than 50% of the outstanding shares of Memorial common stock, in each case that the Memorial board of directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person making the proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Memorial’s stockholders than the transactions contemplated by the merger agreement.

Memorial has also agreed to advise Range as promptly as practicable (but in no event more than 48 hours after receipt) of any competing proposal or any request for non-public information made by any person that has made or informs Memorial that it is considering making a competing proposal or any request for discussions or negotiations relating to a competing proposal. Any such notice will include either (x) a copy of such competing proposal or request or (y) a written summary of the material terms of such competing proposal (including the identity of the person making such competing proposal). Additionally, Memorial has agreed to keep Range reasonably informed of the status of any such competing proposal or request—including regarding material modifications—and to provide Range as promptly as practicable (but in no event more than 24 hours after receipt) with copies of all material correspondence and, with respect to material oral communications, a written summary of such communications sent or received in connection with that competing proposal or request. Memorial has also agreed to refrain from releasing, amending or waiving any “standstill” or similar agreements and will use reasonable best efforts to enforce such agreements.

Changes in Board Recommendations

Subject to certain exceptions, the merger agreement generally provides that:

•	Memorial may not change its recommendation that Memorial stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	Range may not change its recommendation that Range stockholders approve the issuance of Range common stock in the merger.

However, notwithstanding the foregoing, the merger agreement provides that, prior to obtaining Memorial stockholder approval of the merger, Memorial—in response to a bona fide competing proposal that did not result from a material breach of the no-shop covenants and certain other related covenants—may effect a change of recommendation, or terminate the merger agreement (subject to Memorial’s obligation to pay the termination fee as described below in “—Effect of Termination”), after satisfaction of all of the following:

•	the Memorial board of directors or a committee thereof has determined in good faith in accordance with the merger agreement that the competing proposal is a Memorial superior proposal and that the failure to effect a change of recommendation would be inconsistent with its duties under applicable law;

•	Memorial has given Range at least three business days’ prior written notice, which notice will include the material terms and conditions of the competing proposal (including complete copies of negotiated documents), the identity of the person making the competing proposal, and a statement that Memorial intends to change its recommendation at the end of such three business day period (the “negotiation period”);

•	during the negotiation period, Memorial shall have, and shall have caused its representatives to have, (i) negotiated with Range and its representatives in good faith, to the extent Range wishes to negotiate and so long as Range and its representatives negotiate in good faith, to modify the merger agreement so that such Memorial superior proposal ceases to constitute a Memorial superior proposal and (ii) kept Range and its representatives reasonably informed of the status and changes in the material terms and conditions of such competing proposal or other change in circumstances related to the competing proposal; provided, however, that, with respect to each material modification to the financial terms of a competing proposal determined to be a Memorial superior proposal, the negotiation period will be extended for 24 hours after Range’s receipt of written notification of such modifications; and

•	the Memorial board of directors has considered all revisions to the terms of the merger agreement irrevocably offered in writing by Range and, at the end of the negotiation period, the Memorial board of directors shall have determined in good faith in accordance with the merger agreement that the competing proposal continues to constitute a Memorial superior proposal even if such revisions were to be given effect and that failure to effect a change of recommendation would be inconsistent with its duties under applicable law.

In addition to the provisions in the merger agreement described above that permit the Memorial board of directors to either terminate the merger agreement or effect a change of recommendation in connection with a superior proposal, the merger agreement also permits the Memorial board of directors to effect a change of recommendation—but not terminate the merger agreement—prior to obtaining Memorial stockholder approval of the merger and in response to an intervening event (as defined below) with respect to Memorial after satisfaction of all of the following conditions:

•	the Memorial board of directors or a committee thereof has determined in good faith, after consulting with outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its duties under applicable law;

•	Memorial has given Range at least three business days’ prior written notice, which notice will include the reasons for the change of recommendation and a statement that the Memorial board of directors intends to effect such change of recommendation at the end of such three business day period;

•	during such three business day period, Memorial shall have, and shall have caused its representatives to have, negotiated with Range and its representatives in good faith, to the extent Range wishes to negotiate and so long as Range and its representatives negotiate in good faith, to modify the merger agreement in such a manner that would obviate the need for such change of recommendation; and

•	the Memorial board of directors has considered all revisions to the terms of the merger agreement irrevocably offered in writing by Range and, at the end of the negotiation period, the Memorial board of directors shall have determined in good faith that such intervening event remains in effect and the failure to effect such change of recommendation in response to such intervening event would be inconsistent with its duties under applicable law, even if such revisions were to be given effect.

Subject to certain exceptions, an “intervening event”—with respect to either Memorial or Range—means any material event, fact, circumstance, development or occurrence that is not known by the applicable party’s board of directors as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known), that becomes known (or the magnitude or material consequences thereof become known) to or by that party’s board of directors prior to obtaining stockholder approval of the proposed issuance of Range common stock in the merger (if that party is Range) or the merger (if that party is Memorial).

The merger agreement also provides that, prior to obtaining Range stockholder approval of the proposed issuance of Range common stock in the merger and in response to an intervening event with respect to Range, the Range board of directors or any committee thereof may effect a change of recommendation after satisfaction of all of the following conditions:

•	the Range board of directors or a committee thereof has reasonably determined in good faith, after consulting with outside legal counsel and financial advisors, that the failure to effect such change of recommendation would be inconsistent with its duties under applicable law;

•	Range has given Memorial at least three business days’ prior written notice, which notice will include the reasons for the change of recommendation and a statement that the Range board of directors intends to effect such change of recommendation at the end of such three business day period;

•	Range has negotiated in good faith with Memorial for such three business day period to enable Memorial to revise the terms of the merger agreement in such a manner that would obviate the need for such change of recommendation; and

•	at the end of such three business day period, the Range board of directors shall have determined in good faith, after taking into account all proposed changes to the merger agreement with Memorial, that such intervening event remains in effect and that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its duties under applicable law.

If the intervening event relates to an alternative proposal that the Range board of directors determines in good faith in accordance with the merger agreement constitutes a Range superior proposal, the Range board of directors may—in addition to its right to effect a change of recommendation—have the right to terminate the merger agreement (subject to Range’s obligation to pay the termination fee as described below in “—Effect of Termination”). For a description of this termination right, see “—Termination of the Merger Agreement” beginning on page 139 and “—Effect of Termination” beginning on page 140.

Efforts to Obtain Required Stockholder Votes

Range has agreed to take all action necessary in accordance with applicable laws and its organizational documents to hold a stockholders meeting as promptly as reasonably practicable after this Form S-4 is declared effective for purposes of obtaining Range stockholder approval of the issuance of Range common stock pursuant to the merger agreement.

Memorial has also agreed to take all action necessary in accordance with applicable laws and its organizational documents to hold a stockholders meeting as promptly as reasonably practicable after this Form S-4 is declared effective for purposes of obtaining Memorial stockholder approval of the adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement.

Efforts to Complete the Merger

Range and Memorial have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable, and to assist and cooperate with the other party, to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger.

In addition, Range and Memorial have each agreed not to take any action that would cause the transactions contemplated by the merger to be subject to requirements imposed by “moratorium,” “control share,” “fair price,” “interested stockholder,” “business combination” or similar anti-takeover laws.

Employee Benefits Matters

Range and Memorial have agreed that:

•	with respect to each Memorial employee as of the closing date of the merger who remains an employee of Range or any of its subsidiaries following the merger, that employee will receive, for a period of one year following the closing date of the merger, a base salary or hourly rate of pay and annual incentive compensation opportunities, as applicable, at a rate no less favorable than received by similarly-situated employees of Range or its subsidiaries;

•	with respect to each Memorial employee who becomes an employee of Range or its subsidiaries as of the closing date of the merger, Range will take all actions necessary or appropriate to permit that employee to either continue to participate following the closing date of the merger in Memorial’s benefit plans or to be eligible to participate in Range’s benefit plans;

•	with respect to each Memorial employee as of the closing date of the merger who becomes eligible to participate in Range benefit plans that are group health plans, Range will credit that employee—for the year during which coverage under such group health plans begin—with any deductibles and copayments already incurred during such year under the comparable plan of Memorial;

•	with respect to each Memorial employee as of the closing date of the merger who becomes eligible to participate in Range benefit plans, Range will waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to that employee to the extent such exclusion or restriction did not apply with respect to that employee under the corresponding plan of Memorial;

•

with respect to each Memorial employee as of the closing date of the merger who becomes an employee of Range or its subsidiaries immediately following the effective time of the merger, Range, the surviving corporation, their affiliates and the Range benefit plans will recognize years of service and level of seniority with Memorial and its subsidiaries (including service with any other employer that was recognized by Memorial or its subsidiary) for purposes of terms of employment and eligibility, vesting and benefit determination (but not for purposes of benefit accruals under any defined benefit or retiree welfare arrangement);

•	Range will cause the surviving corporation and its subsidiaries to assume, adopt and continue the Memorial 401(k) plan in effect as of immediately prior to the closing date;

•	Range will cause the surviving corporation and its subsidiaries to honor their respective obligations under all employment, severance, change in control and other agreements; and

•	with respect to each Memorial employees as of the closing date of the merger who becomes an employee of Range or its subsidiaries immediately following the effective time of the merger, Range and its affiliates will assume and honor all vacation and other paid time off days accrued or earned but not yet taken as of the closing date of the merger.

Treatment of Memorial LTIP Restricted Stock Awards

Effective immediately prior to the effective time of the merger, each outstanding share of unvested restricted Memorial common stock granted to any employee or director of Memorial, any of its subsidiaries or any of its predecessors under the Memorial LTIP will fully vest pursuant to the merger agreement, and any applicable restrictions will lapse. At the effective time of the merger, each of those shares will be treated as a share of Memorial common stock, including with respect to the right to receive 0.375 of a fully vested share of Range common stock. As a result, at the effective time of the merger, each holder of such a share will participate in the merger consideration on the same terms and conditions as all other Memorial stockholders generally.

Indemnification and Insurance

The merger agreement provides that, for a period of six years from the effective time, Range and the surviving entity in the merger shall jointly and severally indemnify, defend and hold harmless each person who was on the date of the merger agreement, or had been prior to the date of the merger agreement, or became prior to the effective time of the merger, a director, officer or employee of Memorial or any of its subsidiaries and also—with respect to any such person—in his capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Memorial) serving at the request of or on behalf of Memorial or any of its subsidiaries and together with such person’s heirs, executors or administrators against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action. In addition, Range has agreed to maintain officers’ and directors’ liability insurance, for six years following the effective time of the merger, for each person who is now, or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time of the merger, a director, officer or employee of Memorial, and, who is currently covered by the liability insurance coverage that is currently maintained by Memorial, on terms substantially no less advantageous to the indemnified parties than Memorial’s existing insurance. However, Range will not be required to pay more than 300% per year of coverage of the amount currently expended by Memorial per year of coverage as of the date of the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Range and Memorial in the preparation of this joint proxy statement/prospectus and obtaining clearance under the HSR Act;

•	confidentiality and access by each party to certain information about the other party;

•	application for listing on the NYSE of the shares of Range common stock to be issued in the merger; and

•	reporting the merger as a reorganization within the meaning of Section 368 of the Code.

Conditions to Completion of the Merger

The obligations of Range, Memorial and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Memorial common stock;

•	approval of the issuance of Range common stock pursuant to the merger agreement by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal;

•	expiration or termination of any waiting periods under the HSR Act and the receipt of any consent required to be obtained for the consummation of the merger and the other transactions contemplated by the merger agreement (on June 17, 2016, Range and Memorial were notified by U.S. antitrust authorities that the waiting period under the HSR Act had expired);

•	absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings pending before the SEC for that purpose; and

•	authorization for the listing on the NYSE of the shares of Range common stock to be issued in connection with the merger, subject to official notice of issuance.

In addition, Range’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Memorial set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, unless otherwise specified, except where such failures to be true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “material adverse effect”) would not be reasonably likely to have, individually or in the aggregate, a material adverse effect; provided, however, that the foregoing clause does not apply (a) in respect of the representations and warranties contained in Memorial’s capital structure representation, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except for any de minimis inaccuracies, and (b) in respect of Memorial’s representations and warranties contained in the representation regarding absence of certain changes since December 31, 2015, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date;

•	performance of, or compliance with, in all material respects, all obligations required to be performed or complied with by Memorial under the merger agreement on or prior to the effective time;

•	receipt by Range of a certificate executed by an executive officer of Memorial, dated the closing date, confirming the satisfaction of the conditions described in the preceding two bullets;

•	receipt by Range of a tax opinion from counsel including an opinion that (i) the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Memorial, Range and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368 of the Code; and

•	the consummation of the transactions contemplated by the MEMP GP PSA (which transactions contemplated by the MEMP GP PSA were consummated on June 1, 2016).

In addition, Memorial’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Range set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, unless otherwise specified, except where such failures to be true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “material adverse effect”) would not be reasonably likely to have, individually or in the aggregate, a material adverse effect; provided, however, that the foregoing clause does not apply, (a) in respect of the representations and warranties contained in Range’s capital structure representation, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except for any de minimis inaccuracies, and (b) in respect of Range’s representations and warranties contained in the representation regarding absence of certain changes since December 31, 2015, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date;

•	performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with by Range and Merger Sub under the merger agreement on or prior to the effective time;

•	receipt by Memorial of a certificate executed by an executive officer of Range, dated the closing date, confirming the satisfaction of the conditions described in the preceding two bullets; and

•	receipt by Memorial of a tax opinion from counsel including an opinion that (i) the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Memorial, Range and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368 of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Range and Memorial;

•	by either Range or Memorial:

•	if any governmental entity denies a required approval and such denial has become final and nonappealable, or issues a final and nonappealable order permanently enjoining or otherwise prohibiting the completion of the merger, unless such terminating party’s failure to comply with any material covenant or agreement under the merger agreement has been the cause of or resulted in such denial;

•	if the merger is not consummated on or before 5:00 p.m. Houston time on December 15, 2016, unless the failure to close by such date is due to the failure of the terminating party to perform any of its material covenants or agreements under the merger agreement;

•	upon a breach of any covenant or agreement or any representation or warranty on the part of the other party, which breach, if occurring or continuing on the closing date, would result in the failure of certain conditions to the non-breaching party’s obligations to complete the merger and such breach is not curable or, if curable, is not cured within 30 days after written notice to the breaching party (a “terminable breach”) (however, the terminating party will have no right to terminate the merger agreement under this provision if the terminating party has committed a terminable breach of any of its representations, warranties or covenants in the merger agreement);

•	if the Range stockholders fail to approve the issuance of Range common stock pursuant to the merger agreement at the Range special meeting; or

•	if the Memorial stockholders fail to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Memorial special meeting;

•	by Range:

•	prior to obtaining approval of the Memorial stockholders, if the Memorial board of directors makes a change of recommendation;

•	prior to obtaining approval of the Memorial stockholders, if Memorial is in violation in any material respect of the covenants in the merger agreement relating to the filing of this joint proxy statement/prospectus or the obligation to hold the Memorial stockholder meeting;

•	prior to obtaining approval of the proposed issuance of Range common stock, in order to enter into a definitive agreement with respect to a Range alternative proposal (as defined below), if the Range board of directors determines in good faith in accordance with the merger agreement that such proposal is a Range superior proposal (as defined below), and that the failure to terminate the merger agreement would be inconsistent with its duties under applicable law (provided that Range contemporaneously pays the applicable termination fee described below);

•	by Memorial:

•	prior to obtaining the approval of the Memorial stockholders, in order to enter into a definitive agreement with respect to a Memorial superior proposal in a manner allowed by exceptions to the no-shop covenants (provided that Memorial contemporaneously pays the applicable termination fee described below);

•	prior to obtaining approval of the proposed issuance of Range common stock, if Range or Merger Sub is in violation in any material respect of the covenants in the merger agreement relating to the filing of this joint proxy statement/prospectus or the obligation to hold the Range stockholder meeting; or

•	if the Range board of directors or any committee thereof has made a change of recommendation.

An “alternative proposal” means, with respect to Range, any contract, proposal, offer or indication of interest relating to any transaction or series of transactions involving (i) any merger, consolidation, or dissolution, (ii) any direct or indirect acquisition by any person or group of business or assets of Range or its subsidiaries generating more than 20% of Range’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, or (iii) any direct or indirect acquisition by any person or group of more than 20% of the voting stock of Range.

A “Range superior proposal” means, with respect to Range, a bona fide written alternative proposal (except that the references to 20% in the definition of alternative proposal shall instead be to 50%) that in the good faith determination of the Range board of directors or any committee thereof, after consultation with its financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person making such proposal, would, if consummated, result in a transaction more favorable to Range’s stockholders than the transactions contemplated by the merger agreement.

Effect of Termination

If the merger agreement is terminated by either party in accordance with its terms, the merger agreement (except for the confidentiality agreement between Range and Memorial and certain provisions expressly listed in the merger agreement, which will survive such termination) will become void, there will be no rights or obligations of any party, except: (a) with respect to any applicable termination fees; (b) for intentional and material breach of a covenant, agreement or obligation of the merger agreement; (c) for intentional fraud; or (d) for breaches of the confidentiality agreement. In the case of clauses (b) and (c), the aggrieved party will be entitled to all rights and remedies available at law or equity. See “— Third Party Beneficiaries” beginning on page 142. In the case of clause (d), the aggrieved party will be entitled to all rights and remedies provided in the confidentiality agreement.

Termination Fees and Expenses

In the event the merger agreement is terminated by either Range or Memorial because of the failure to obtain Memorial stockholder approval, then Memorial will pay Range a no vote expense payment equal to $25,000,000. In the event the merger agreement is terminated by either Range or Memorial because of the failure to obtain Range stockholder approval, then Range will pay to Memorial a no vote expense payment equal to $25,000,000. The amount of the no vote expense payment is fixed at $25,000,000, and the payee is not required to demonstrate that it has incurred out-of-pocket expenses equal to that fixed amount.

The merger agreement provides that Memorial will be obligated to pay Range a termination fee of $75,000,000 (less any no vote expense payment previously paid) in the following circumstances:

•	if Memorial terminates the merger agreement prior to the receipt of the Memorial stockholder approval with respect to the merger, in order to enter into a definitive agreement with respect to a Memorial superior proposal in a manner permitted by the merger agreement;

•	if Range terminates the merger agreement because the Memorial board of directors makes a change of recommendation or Memorial breaches the covenants in the merger agreement relating to the filing of this joint proxy statement/prospectus or the obligation to hold the Memorial stockholder meeting;

•	if:

•	the merger agreement is terminated by either Memorial or Range because Memorial’s stockholders did not adopt the merger agreement, or by Range because Memorial commits a terminable breach;

•	on or before the date of any such termination a competing proposal shall have been announced, disclosed or otherwise communicated to the Memorial board of directors; and

•	within 12 months of any such termination, Memorial enters into a definitive agreement with respect to a competing proposal or consummates a competing proposal.

For purposes of these termination fee provisions, any reference in the definition of “competing proposal” to “20% or more” will be deemed to be a reference to “more than 50%.”

The merger agreement provides that Range will be obligated to pay Memorial a termination fee of $125,000,000 if Memorial terminates the merger agreement because the Range board of directors makes a change of recommendation or Range breaches the covenants in the merger agreement relating to the filing of this joint proxy statement/prospectus or the obligation to hold the Range stockholder meeting;

The merger agreement provides that Range will be obligated to pay Memorial a termination fee of $300,000,000 (less any no vote expense payment or termination fee payment previously paid) in the following circumstances:

•	if Range terminates the merger agreement prior to the receipt of the Range stockholder approval with respect to issuance of Range shares in connection the merger, in order to enter into a definitive agreement with respect to an alternative proposal if the Range board of directors determines in good faith in accordance with the merger agreement that such alternative proposal is a Range superior proposal and that the failure to terminate the merger agreement would be inconsistent with its duties under applicable law;

•	if:

•	the merger agreement is terminated either (x) by Memorial because Range commits a terminable breach, the Range board of directors makes a change of recommendation or Range breaches the covenants in the merger agreement relating to the filing of this joint proxy statement/prospectus or the obligation to hold the Range stockholder meeting or (y) by either Memorial or Range due to the failure of Range stockholders to approve the issuance of Range shares in connection with the merger;

•	on or before the date of any such termination an alternative proposal shall have been announced, disclosed or otherwise communicated to the Range board of directors; and

•	within 12 months after the date of such termination, Range enters into a definitive agreement with respect to an alternative proposal or consummates an alternative proposal.

For purposes of these termination fee provisions, any reference in the definition of “alternative proposal” to “20%” will be deemed to be a reference to “50%.”

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by the board of directors of Range and Memorial, at any time before or after adoption of the merger agreement by the stockholders of Memorial. However, after any such adoption, there may not be, without further approval of Memorial stockholders, any amendment of the merger agreement, which by law would require the further approval by such stockholders. The merger agreement may be amended only in a writing signed on behalf of Range, Memorial and Merger Sub.

At any time prior to the effective time of the merger, any party may, by action taken or authorized by the board of directors of Range and Memorial, to the extent legally allowed: (i) extend the time for performance of any obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or any document delivered pursuant to the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. No failure or delay by Range or Memorial in exercising a right of extension or waiver operates as a waiver thereof. No single or partial exercise of an extension or waiver precludes any other or further exercise of any other right of extension or waiver. An extension or waiver shall be valid only if it is in writing and signed by Range and Memorial.

Third Party Beneficiaries

While the merger agreement is generally not intended to confer upon any stockholder or any person other than Range, Memorial and Merger Sub any rights or remedies, it provides limited exceptions. Memorial’s directors and officers will continue to have indemnification and liability insurance coverage after the completion of the merger and these rights may be enforced by such officers and directors, as more fully described in “The Merger Agreement—Indemnification and Insurance” beginning on page 137. Furthermore, Memorial will have the right, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, for Range’s or Merger Sub’s intentional and material breach of a covenant, agreement or obligation of the merger agreement or intentional fraud, in each case as a result of which damages would be payable pursuant to certain provisions of the merger agreement. However, this right is enforceable on behalf of Memorial stockholders only by Memorial in its sole discretion, and any and all interests in any claims related to such right shall attach to shares of Memorial common stock and subsequently trade and transfer with those shares and any damages, settlements or other amounts recovered by Memorial with respect to any such claims may, in Memorial’s sole discretion, be (i) distributed, in whole or in part, by Memorial to the holders of shares of Memorial common stock of record as of any date determined by Memorial or (ii) retained by Memorial for the use and benefit of Memorial on behalf of its stockholders in any manner Memorial deems fit.

Specific Performance

Range and Memorial agreed under the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with the terms of the merger agreement or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. In addition, the parties agreed that, prior to a termination of the merger agreement in accordance with its terms, they will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement or to enforce specifically the performance of terms and provisions of the merger agreement. The parties further agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Range and Memorial further agreed that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy relating to specific performance, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Voting and Support Agreement

In connection with the execution of the merger agreement, MRD Holdco LLC, Jay Graham (Memorial’s chief executive officer), Anthony Bahr and WHR Incentive LLC (a limited liability company controlled by Mr. Graham and Mr. Bahr) entered into the voting and support agreement with Range. The Memorial stockholders that executed the voting and support agreement have agreed to vote all of the Memorial shares held by them in favor of the adoption of the merger. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 47.7% of the issued and outstanding shares of Memorial common stock entitled to vote at the Memorial special meeting. MRD Holdco LLC is owned by certain private equity funds affiliated with Natural Gas Partners.

The Memorial stockholders who are parties to the voting and support agreement have also agreed to certain standstill provisions for the benefit of Range and the combined company. These standstill provisions would be in effect until the first anniversary of the effective time of the merger. During this standstill period, these provisions place restrictions on those Memorial stockholder parties’ ability to acquire additional shares of Range common stock, propose certain transactions involving Range or the combined company and take certain actions to influence the management of Range or the combined company, subject in each case to exceptions specified in the voting and support agreement. The voting and support agreement also prohibits certain sales, transfers and dispositions of Range common stock received by those Memorial stockholders as merger consideration for 90 days following the effective time of the merger.

The voting and support agreement restricts the Memorial stockholder parties to that agreement from selling shares of Memorial common stock owned by them until the termination of the merger agreement or the effective time of the merger, whichever is earlier. However, if the Memorial stockholders adopt the merger agreement and the merger, the voting and support agreement permits MRD Holdco LLC—after such adoption—to distribute its shares of Memorial common stock to the private equity funds that own MRD Holdco LLC, as well as to MRD Holdco LLC’s members (which include certain Memorial executive officers and employees). Those private equity funds are then permitted to distribute those shares to their respective limited partners and general partners.

After the distributions described above, the voting and support agreement (including the transfer restrictions and standstill provisions) will no longer apply to any Memorial common stock distributed to any person pursuant to those distributions, other than Mr. Graham, Mr. Bahr, WHR Incentive LLC and any person that received distributions solely in its capacity as a general partner of one of the private equity funds.

The voting and support agreement will terminate upon the earliest to occur of:

•	the consummation of the merger,

•	the termination of the merger agreement in compliance with its terms, and

•	a change of recommendation by the Memorial board of directors in accordance with the merger agreement.

However, the standstill covenant and certain other covenants would survive the consummation of the merger and remain in full force and effect until the Memorial stockholders who continue to be subject to the voting and support agreement have fully performed or fully satisfied their respective obligations under those covenants or those covenants have otherwise been terminated in accordance with their terms.

Pursuant to the voting and support agreement, MRD Holdco LLC has waived the provisions of the existing voting agreement to the extent necessary to allow Mr. Graham, Mr. Bahr and WHR Incentive LLC to enter into and comply with their respective obligations under the voting and support agreement.

MEMP GP Purchase and Sale Agreement

On April 27, 2016, Memorial entered into the MEMP GP PSA with MEMP. Pursuant to that agreement, MEMP agreed to acquire, among other things, all of the equity interests in the general partner of MEMP from Memorial for a cash payment of $750,000.

The closing of the MEMP GP PSA is a condition to Range’s obligations to complete the merger. That sale was completed on June 1, 2016, so that closing condition has been satisfied. MEMP is a publicly traded limited partnership (NASDAQ: MEMP) in which Memorial’s only economic interest prior to that sale was its ownership of MEMP GP, which at the time of the sale owned an approximate 0.1% general partner interest in MEMP and 50% of the incentive distribution rights in MEMP. As a result of the completion of the sale, the MEMP general partner is now a wholly owned subsidiary of MEMP.

PROPOSALS FOR THE RANGE SPECIAL MEETING

Range Proposal 1 — Issuance of Shares of Range Common Stock

For a summary and detailed information regarding this proposal, see the information about the merger and issuance of Range common shares in connection with the merger contained throughout this joint proxy statement/prospectus, including the information set forth in the sections titled “The Merger” beginning on page 53.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the merger agreement, approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the transactions will not be completed even if the other proposals related to the transactions are approved.

Under the NYSE rules, the issuance of Range common stock pursuant to the merger agreement requires the affirmative vote of holders of a majority of the outstanding Range common shares voted at the Range special meeting. Under the Range by-laws, the proposed issuance of Range common stock requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote thereon, assuming a quorum is present.

The Range board of directors has approved the merger and the merger agreement and recommends that Range stockholders vote “FOR” the proposal to approve the issuance of shares of Range common stock to Memorial stockholders in connection with the merger.

Range Proposal 2 — Possible Adjournment of the Range Special Meeting

If Range fails to receive a sufficient number of votes to approve Range Proposal 1, Range may propose to adjourn the special meeting, even if a quorum is present, for the purpose of soliciting additional proxies to approve Range Proposal 1. Range currently does not intend to propose adjournment of the Range special meeting if there are sufficient votes to approve Range Proposal 1.

The proposal to adjourn the Range special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Range common stock, present in person or represented by proxy at the Range special meeting and entitled to vote on the proposal, regardless of whether there is a quorum.

The Range board of directors unanimously recommends that Range’s stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

PROPOSALS FOR THE MEMORIAL SPECIAL MEETING

Memorial Proposal 1 — Merger Agreement

For a summary and detailed information regarding this proposal, see the information about the merger agreement, the merger and the transactions contemplated by the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections titled “The Merger Agreement” beginning on page 125. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Under the merger agreement, approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger with Range and the transactions will not be completed even if the other proposals related to the transactions are approved.

Adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement and approval of the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the outstanding shares of Memorial common stock entitled to vote thereon.

The Memorial board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of Memorial stockholders, and approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Memorial board of directors unanimously recommends that Memorial stockholders vote “FOR” the proposal to approve and approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Memorial Proposal 2 — Advisory (Non-Binding) Vote on Compensation

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Memorial provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Merger—Interests of Memorial’s Directors and Executive Officers in the Merger” beginning on page 114. This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, Memorial’s stockholders are being provided with the opportunity to cast an advisory vote on those change of control payments.

Accordingly, Memorial is seeking approval of the following resolution at the special meeting:

“RESOLVED, that Memorial’s stockholders approve, on an advisory (non-binding) basis, the compensation of Memorial’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Memorial’s Directors and Executive Officers in the Merger” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present.

The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, a Memorial stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on Memorial or Range, and the approval of that proposal is not a condition to the completion of the merger.

The Memorial board of directors unanimously recommends that Memorial’s stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Memorial’s named executive officers in connection with the merger.

Memorial Proposal 3 — Possible Adjournment of the Memorial Special Meeting

If Memorial fails to receive a sufficient number of votes to approve Memorial Proposal 1, Memorial may propose to adjourn the special meeting, even if a quorum is present, for the purpose of soliciting additional proxies to approve Memorial Proposal 1. Memorial currently does not intend to propose adjournment of the Memorial special meeting if there are sufficient votes to approve Memorial Proposal 1.

The proposal to adjourn the Memorial special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon, regardless of whether there is a quorum.

The Memorial board of directors unanimously recommends that Memorial’s stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion addresses the material U.S. federal income tax consequences of the merger to holders of Memorial common stock who exchange their shares of Memorial common stock for shares of Range common stock in the merger.

This discussion is addressed only to holders of Memorial common stock who are “United States persons” and hold their stock as a “capital asset,” each as defined for U.S. federal income tax purposes. For these purposes, a “United States person” or “U.S. person” is:

•	an individual citizen or resident of the United States (as determined for U.S. federal income tax purposes);

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any U.S. federal taxes other than U.S. federal income taxes (and thus does not address the unearned income Medicare contribution tax enacted under the Health Care and Education Reconciliation Act of 2010) or any U.S. state or local or non-U.S. tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Memorial common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, S corporations or such other pass-through entities, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, holders who hold shares of Memorial common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Memorial common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of Memorial common stock). This discussion assumes the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Memorial common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Memorial common stock should consult their own tax advisors.

This discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of Memorial common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any other tax consequences arising under U.S. federal tax law (including estate or gift tax rules), or under the laws of any U.S. state or local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Tax Consequences of the Merger Generally

Memorial and Range intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Memorial to complete the merger that Memorial receive an opinion from counsel, dated as of the closing date of the merger and to the effect that the merger will be treated as a reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Range to complete the merger that Range receive an opinion from counsel, dated as of the closing date of the merger and to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions regarding the merger will not address any U.S. federal tax consequences other than U.S. federal income tax consequences, and will not address any U.S. state or local or non-U.S. tax consequences of the merger. These opinions will be based on facts and representations contained in representation letters provided by Memorial and Range and on customary factual assumptions, as well as on certain covenants and undertakings by Range and Memorial. Neither of the opinions described above will be binding on the IRS or any court. Memorial and Range have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, assumptions, covenants or undertakings upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be different than set forth in the opinions. Neither Memorial nor Range is aware of any facts or circumstances that would cause any of these representations, assumptions, covenants or undertakings to be incorrect, incomplete, inaccurate or violated in any respect. The following discussion assumes the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Receipt of Range Common Stock

Each holder of Memorial common stock who exchanges such holder’s Memorial common stock for Range common stock generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Range common stock (as discussed below). The aggregate tax basis of the Range common stock each holder receives in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal the aggregate adjusted tax basis in the shares of Memorial common stock such holder surrenders in the merger. The holding period for the shares of Range common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of Memorial common stock surrendered in the merger. If a holder acquired different blocks of Memorial common stock at different times or at different prices, the Range common stock such holder receives will be allocated pro rata to each block of Memorial common stock, and the basis and holding period of each block of Range common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Memorial common stock exchanged for such block of Range common stock.

Receipt of Cash for Fractional Shares

Each holder of Memorial common stock who receives cash (without interest) in lieu of a fractional share of Range common stock will be treated as having received such fractional share of Range common stock pursuant to the merger and then having sold such fractional share of Range common stock for cash. As a result, such holder of Memorial common stock will recognize gain or loss equal to the difference between the amount of cash received and the basis in the holder’s fractional share of Range common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Memorial common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

Payments of cash to a holder of Memorial common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

A holder of Memorial common stock, as a result of having received Range common stock in the merger, will be required to retain records pertaining to the merger pursuant to Treasury regulation Section 1.368-3(d). In addition, each holder of Memorial common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury regulation Section 1.368-3(b) setting forth such holder’s basis, determined immediately before the effective time of the merger, in, and the fair market value, determined immediately before the effective time of the merger, of, the Memorial common stock surrendered in the merger, the date of the merger and the name and employer identification number of Range, Memorial and Merger Sub. A “significant holder” is a holder of Memorial common stock who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of Memorial or securities of Memorial with a basis for U.S. federal income tax purposes of at least $1 million.

U.S. Federal Income Tax Consequences to Range, Memorial and Merger Sub

Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, none of Range, Memorial or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

ACCOUNTING TREATMENT

Range prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Range being considered the acquirer of Memorial for accounting purposes. This means that Range will allocate the purchase price to the fair value of Memorial’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the proposed business combination of Range and Memorial. The merger will be accounted for using the acquisition method of accounting with Range identified as the acquirer. Under the acquisition method of accounting, Range will record all assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of the merger.

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Range and Memorial, adjusted to reflect the proposed acquisition of Memorial by Range and the related financing transactions. Range’s historical consolidated financial statements have also been adjusted to give effect to the disposal in December 2015 of its Virginia/West Virginia natural gas assets as presented in Note 4 to the unaudited pro forma combined financial information as if it had occurred on January 1, 2015.

The unaudited pro forma combined balance sheet gives effect to the merger and the related financing transactions, as if they had occurred on June 30, 2016. The unaudited pro forma combined statements of operations combine the results of operations of Range and Memorial for the year ended December 31, 2015 and the six months ended June 30, 2016. The unaudited pro forma combined statements of operations give effect to the following events as if they had occurred on January 1, 2015. The unaudited pro forma combined financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions Range believes are reasonable:

•	The merger, including the issuance of Range common stock, will be accounted for using the acquisition method of accounting, with Range identified as the acquirer;

•	All of the Existing Memorial Notes are exchanged at closing for new senior notes of Range with the same maturities and interest rates (i.e., none of Memorial’s existing outstanding senior notes are tendered in the Memorial Cash Tender Offer or the Concurrent Cash Tender Offer);

•	All of the Existing Range Notes are exchanged for new senior notes with the same maturities and interest rates;

•	All of the Existing Memorial Notes are validly tendered and not withdrawn prior to the Early Tender Deadline;

•	Adjustments to conform the classification of expenses in Memorial’s historical statements of operations to Range’s classification of similar expenses;

•	Estimated tax impact of pro forma adjustments; and

•	Assumption of liabilities for transaction-related expenses.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations. The incentive unit compensation included in Memorial’s historical statements of operations consists of incentive units issued by MRD Holdco LLC. Because MRD Holdco LLC will not own any equity interest in Memorial following the consummation of the merger, all costs related to these incentive units will be discontinued. Additionally, the pro forma statements of operations do not include non-recurring charges or credits and the related tax effects which result directly from the merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Range’s and Memorial’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Memorial’s Current Report on Form 8-K filed on July 28, 2016, which are incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 189.

Unaudited Pro Forma Condensed Combined

Balance Sheet as of June 30, 2016

	Range Historical	Memorial Historical	Pro Forma Reclassification Adjustment (Note 2)		Pro Forma Adjustments				Range Pro Forma Combined
					Acquisition Adjustments (Note 2)		Financing and Transaction Adjustments (Note 2)
	(In thousands, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$382	$10	$—		$—		$—		$392
Accounts receivable, less allowance for doubtful accounts	81,418	62,174	—		—		—		143,592
Derivative assets	43,250	98,594	—		—		—		141,844
Other financial instruments	—	27,253	—		—		—		27,253
Inventory and other	20,662	3,381	—		(606	)(f)	—		23,437

Total current assets	145,712	191,412	—		(606)		—		336,518

Derivative assets	813	36,514	—		—		—		37,327
Goodwill	—	—	—		1,455,120	(f)	—		1,455,120
Natural gas and oil properties, successful efforts method	9,005,011	2,409,611	—		890,389	(f)	—		12,305,011
Accumulated depletion and depreciation	(2,864,358)	(559,930)	5,941	(a)	553,989	(g)	—		(2,864,358)

	6,140,653	1,849,681	5,941		1,444,378		—		9,440,653
Other property and equipment	111,095	12,256	(5,941	)(a)	—		—		117,410
Accumulated depreciation and amortization	(94,606)	—	—		—		—		(94,606)

	16,489	12,256	(5,941)		—		—		22,804
Other assets	76,512	10,833			(10,833	)(f)	—		76,512

Total assets	$6,380,179	$2,100,696	$—		$2,888,059		$—		$11,368,934

Liabilities
Current liabilities:
Accounts payable	$92,081	$25,697	$8,062	(b)	$40,158	(h)	$—		$165,998
Accounts payable-affiliate	—	8,062	(8,062	)(b)	—		—		—
Asset retirement obligations	15,071	—	—		—		—		15,071
Revenues payable	—	34,117	(34,117	)(c)	—		—		—
Accrued liabilities	179,812	72,064	34,117	(c)	—		—		268,333
			(17,660	)(d)
Accrued interest	32,000	—	17,660	(d)	—		—		49,660
Derivative liabilities	20,649	—	—		—		—		20,649

Total current liabilities	339,613	139,940	—		40,158		—		519,711

Bank debt	—	514,000	—		—		15,250	(k)	529,250
Senior notes	738,616	589,902	—		10,098	(f)	1,828,345	(k)	3,157,561
							(9,400	)(k)
Senior subordinated notes	1,828,345	—	—		—		(1,828,345	)(k)	—
Deferred tax liabilities	606,482	149,355	—		570,708	(f)	—		1,326,545
Derivative liabilities	19,243	—	—		—		—		19,243
Deferred compensation liabilities	127,090	—	—		—		—		127,090
Asset retirement obligations	—	10,779	(10,779	)(e)	—		—		—
Asset retirement obligations and other liabilities	255,863	3,083	10,779	(e)	—		—		269,725

Total liabilities	3,915,252	1,407,059	—		620,964		5,850		5,949,125

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $1 par, 10,000,000 shares authorized, none issued and outstanding	—	—	—		—		—		—
Common stock, $0.01 par, 475,000,000 shares authorized, 170,081,406 issued at June 30, 2016	1,701	2,060	—		(2,060	)(j)	—		2,474
					773	(i)	—
Common stock held in treasury, 45,511 shares at June 30, 2016	(1,733)	—	—						(1,733)
Additional paid-in capital	2,470,814	1,627,780	—		(1,627,780	)(j)	—		5,470,931
					3,000,117	(i)
Retained earnings (deficit)	(5,855)	(936,203)	—		936,203	(j)	(5,850	)(k)	(51,863)
			—		(40,158	)(h)

Total stockholders’ equity	2,464,927	693,637	—		2,267,095		(5,850)		5,419,809

Total liabilities and stockholders’ equity	$6,380,179	$2,100,696	$—		$2,888,059		$—		$11,368,934

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Six Months Ended June 30, 2016

	Range Historical	Memorial Historical	Pro Forma Reclassification Adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Range Pro Forma Combined
	(In thousands, except per share amounts)
Revenues and other income:
Natural gas, NGLs and oil sales	$434,093	$—	$180,064	(a)	$—		$614,157
Derivative fair value loss	(75,890)	—	(54,175	)(b)	—		(130,065)
Brokered natural gas, marketing and other	75,007	—	7	(c)	—		75,014
Oil and natural gas sales	—	180,064	(180,064	)(a)	—		—

Total revenues and other income	433,210	180,064	(54,168)		—		559,106

Costs and expenses:
Direct operating	44,725	—	14,903	(d)	—		59,628
Transportation, gathering and compression	262,107	—	45,294	(e)	—		335,044
			27,643	(e)
Production and ad valorem taxes	11,936	—	5,855	(f)	—		17,791
Brokered natural gas and marketing	77,483	—	—		—		77,483
Exploration	11,698	7,058	(236	)(g)	—		18,520
Abandonment and impairment of unproved properties	17,687	—	236	(g)	—		17,923
General and administrative	86,721	35,154	115	(c)	—		117,709
			(4,281	)(h)
Memorial merger expenses	2,621	—	4,281	(h)	—		6,902
Termination costs	167	—	—		—		167
Deferred compensation plan	41,802	—	—		—		41,802
Interest	75,497	—	24,124	(i)	(3,771	)(k)	97,217
					(777	)(l)
					2,144	(m)
Depletion, depreciation and amortization	242,951	125,357	295	(j)	(34,108	)(n)	334,495
Impairment of proved properties and other assets	43,040	—	—		—		43,040
Loss on the sale of assets	4,947	50	—		—		4,997
Lease operating	—	14,903	(14,903	)(d)	—		—
Gathering, processing and transportation	—	45,294	(45,294	)(e)	—		—
Gathering, processing and transportation-affiliate	—	27,643	(27,643	)(e)	—		—
Taxes other than income	—	5,855	(5,855	)(f)	—		—
Incentive unit compensation	—	52,569	—		—		52,569
Accretion	—	295	(295	)(j)	—		—
Loss on commodity derivative instruments	—	54,175	(54,175	)(b)	—		—

Total costs and expenses	923,382	368,353	(29,936)		(36,512)		1,225,287

(Loss) before income taxes and interest	(490,172)	(188,289)	(24,232)		36,512		(666,181)
Other income (expense):
Interest expense, net	—	(24,124)	24,124	(i)	—		—
Other	—	(108)	108	(c)	—		—

Total other income (expense)	—	(24,232)	24,232		—		—

(Loss) before income taxes	(490,172)	(212,521)	—		36,512		(666,181)
Income tax (benefit) expense:
Current	—	21,896	—		—		21,896
Deferred	(173,526)	(44,301)	—		(44,831	)(o)	(262,658)

	(173,526)	(22,405)	—		(44,831)		(240,762)

Net (loss) income from continuing operations	$(316,646)	$(190,116)	$—		$81,343		$(425,419)

Net loss per common share:
Basic	$(1.90)						$(1.74)

Diluted	$(1.90)						$(1.74)

Dividends paid per common share	$0.04						$0.04

Weighted average common shares outstanding:
Basic	166,964				77,263	(p)	244,227
Diluted	166,964				77,263	(p)	244,227

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Year Ended December 31, 2015

	Range Pro Forma (Note 4)	Memorial Historical	Pro Forma Reclassification Adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Range Pro Forma Combined
	(In thousands, except per share amounts)
Revenues and other income:
Natural gas, NGLs and oil sales	$973,875	$—	$374,042	(a)	$—		$1,347,917
Derivative fair value income	416,364	—	281,249	(b)	—		697,613
Brokered natural gas, marketing and other	79,774	—	9	(c)	—		79,783
Oil and natural gas sales	—	374,042	(374,042	)(a)	—		—

Total revenues and other income	1,470,013	374,042	281,258		—		2,125,313

Costs and expenses:
Direct operating	116,370	—	24,903	(d)	—		141,273
Transportation, gathering and compression	388,877	—	72,554	(e)	—		486,834
			25,403	(e)
Production and ad valorem taxes	26,838	—	14,896	(f)	—		41,734
Brokered natural gas and marketing	85,902	—	—		—		85,902
Exploration	20,363	8,969	(85	)(g)	—		29,247
Abandonment and impairment of unproved properties	47,773	—	85	(g)	—		47,858
General and administrative	184,006	46,288	1,031	(c)	—		231,325
Termination costs	9,392	—	—		—		9,392
Deferred compensation plan	(77,627)	—	—		—		(77,627)
Interest	134,539	—	39,396	(h)	2,387	(k)	180,419
					(1,261	)(l)
					5,358	(m)
Loss on early extinguishment of debt	22,495	—	—		—		22,495
Depletion, depreciation and amortization	527,842	188,742	417	(i)	(43,531	)(n)	673,470
Impairment of proved properties and other assets	590,174	—	—		—		590,174
(Gain) on the sale of assets	(842)	(47)	—		—		(889)
Lease operating	—	24,903	(24,903	)(d)	—		—
Gathering, processing, transportation	—	72,554	(72,554	)(e)	—		—
Gathering, processing, transportation affiliate	—	25,403	(25,403	)(e)	—		—
Taxes other than income	—	14,896	(14,896	)(f)	—		—
Incentive Unit Compensation Expense	—	35,142	—		—		35,142
Accretion	—	417	(417	)(i)	—		—
(Gain) loss on commodity derivative instruments	—	(281,249)	281,249	(b)	—		—

Total costs and expenses	2,076,102	136,018	321,676		(37,047)		2,496,749

(Loss) income before income taxes and interest	(606,089)	238,024	(40,418)		37,047		(371,436)
Other income (expense):
Interest expense, net	—	(39,396)	39,396	(h)	—		—
Other, net	—	(1,022)	1,022	(c)	—		—

Total other income (expense)	—	(40,418)	40,418		—		—

(Loss) income before income taxes	(606,089)	197,606	—		37,047		(371,436)
Income tax (benefit) expense:
Current	29	10,070	—		—		10,099
Deferred	(164,660)	89,935	—		(7,973)		(82,698)

	(164,631)	100,005	—		(7,973)		(72,599)

Net (loss) income from continuing operations	$(441,458)	$97,601	$—		$45,020		$(298,837)

Net loss per common share:
Basic	$(2.65)						$(1.23)
Diluted	$(2.65)						$(1.23)
Dividends paid per common share	$0.16						$0.16

Weighted average common shares outstanding:
Basic	166,389				77,263	(p)	243,652
Diluted	166,389				77,263	(p)	243,652

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentations

On May 15, 2016, Range, Merger Sub, a wholly owned subsidiary of Range, and Memorial entered into the merger agreement, which contemplates the merger of Merger Sub with and into Memorial. As a result, Memorial would become a wholly owned subsidiary of Range at the effective time of the merger. Under the merger agreement, Memorial stockholders will receive 0.375 of a share of Range common stock for each share of Memorial common stock that they hold immediately prior to the effective time of the merger.

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Range and Memorial. Certain of Memorial’s historical amounts have been reclassified to conform to Range’s financial statement presentation. The unaudited pro forma condensed combined balance sheets as of June 30, 2016 give effect to the merger and the related financing transactions as if they had occurred on June 30, 2016. The unaudited pro forma combined statements of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 give effect to the merger and the related financing transactions as if they had occurred on January 1, 2015.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available and certain assumptions that Range believes are reasonable. However, actual results may differ from those reflected in these statements. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Range’s future financial position or results of operations. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Range and Memorial for the periods presented.

Note 2 — Unaudited Pro Forma Condensed Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2016, using currently available information. Because the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included in this joint proxy statement/prospectus. Range expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the proposed transaction.

The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to:

•	changes in the estimated fair value of the shares of Range common stock issued as merger consideration to the Memorial stockholders, based on Range’s share price at the effective time of the merger;

•	changes in Range’s preliminary decision to exchange the Existing Memorial Notes for Range senior notes with the same maturity and interest rate;

•	changes in Range’s preliminary decision to exchange the Existing Range Notes for new senior notes with the same maturities and interest rates;

•	changes in the estimated fair value of Memorial’s assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future natural gas, NGLs and crude oil commodity prices, reserve estimates, interest rates, and other factors;

•	the tax basis of Memorial’s assets and liabilities as of the effective time of the merger; and

•	the risk factors described in “Risk Factors” beginning on page 33.

The preliminary merger consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill were calculated as follows (in thousands):

Preliminary Purchase Price Allocation (in thousands)
Consideration:
Fair value of Range common stock to be issued(1)	$3,000,890

Total consideration	3,000,890
Fair value of liabilities assumed:
Accounts payable and accrued liabilities	139,940
Long-term debt	1,114,000
Deferred tax liabilities	720,063
Long-term liabilities	13,862

Amount attributable to liabilities assumed	1,987,865
Fair value of assets acquired
Cash and cash equivalents	10
Current derivative assets	125,847
Other current assets	64,949
Oil and natural gas properties	3,300,000
Other plant, property and equipment	6,315
Long-term derivative assets	36,514

Amount attributable to assets acquired	3,533,635

Goodwill as of June 30, 2016	$1,455,120

(1)	Based on 77,262,874 shares of Range common stock at $38.84 per share (closing price as of August 9, 2016).

Pursuant to the merger agreement, Range will issue 0.375 of a share of Range common stock for each share of Memorial common stock outstanding at the effective time of the merger, including Memorial’s outstanding restricted stock, which would result in the issuance by Range of approximately $3.0 billion of shares of Range common stock (based on the closing price as of August 9, 2016). Goodwill recognized is attributable to the asset recorded to offset net deferred tax liabilities arising from differences between the purchase price allocated to Memorial’s assets and liabilities based on fair value and the tax basis of these assets and liabilities. In addition, the total consideration for the merger included a control premium, which resulted in a higher value compared to the fair value of the net assets acquired. The goodwill is also attributable to Range’s qualitative assumptions of long-term factors that the merger creates for Range stockholders including additional potential for exploration and development opportunities, additional scale and efficiencies in other basins in which Range currently operates and substantial operating and administrative synergies. Because the merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, Memorial’s tax basis in its assets and liabilities will carry over to Range.

From May 13, 2016, the last trading date prior to the transaction’s initial announcement, to August 9, 2016, the preliminary value of Range’s purchase consideration to be transferred had decreased by approximately $249 million, as a result of the decrease in the share price for Range common stock from $42.01 to $38.84. The final value of total merger consideration paid by Range will be determined based on the actual number of Range shares issued and the market price of Range’s common stock at the effective time of the merger. A ten percent increase or decrease in the closing price of Range common stock, as compared to the August 9, 2016 closing price of $38.84, would increase or decrease the total merger consideration by approximately $300 million, assuming all other factors are held constant.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of June 30, 2016:

(a)	Represents reclassification of Memorial’s accumulated depreciation related to other assets to conform to Range’s presentation and to reflect these assets at fair value.

(b)	Reflects the reclassification of Memorial’s accounts payable-affiliate to conform to Range’s presentation.

(c)	Represents the reclassification of Memorial’s revenue payable to conform to Range’s presentation.

(d)	Reflects the reclassification of Memorial’s accrued interest to conform to Range’s presentation.

(e)	Reflects the reclassification of Memorial’s asset retirement obligation to conform to Range’s presentation.

(f)	The allocation of the estimated fair value of merger consideration transferred (based on the closing price of Range common stock as of August 9, 2016) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	a $606,000 decrease in inventory valuation to reflect inventory at fair value;

•	$1.5 billion in goodwill associated with the transaction;

•	a $890.4 million increase in Memorial’s gross book basis of natural gas and oil properties to reflect them at fair value;

•	a $10.8 million decrease to Memorial other assets to reflect their fair value, including expensing of Memorial’s credit facility deferred financing costs;

•	a $10.1 million increase to reflect the expensing of Memorial’s senior note deferred financing costs; and

•	a net $570.7 million increase in deferred tax liabilities associated with the transaction.

(g)	Reflects the elimination of Memorial’s historical accumulated depreciation, depletion and amortization (“DD&A”) balances.

(h)	Reflects the impact of estimated transaction costs of $40.2 million expected to be incurred by Range and Memorial in connection with the merger, including estimated underwriting, banking, legal and accounting fees that are not capitalized as part of the transaction. These costs are not reflected in the historical June 30, 2016 balance sheets of Range and Memorial, but are reflected in the unaudited pro forma balance sheet as an increase to liabilities and a reduction of equity as they will be expensed by Range and Memorial as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statements of operations due to their nonrecurring nature.

(i)	Reflects the estimated increase in Range’s common stock and additional paid-in capital resulting from the issuance of shares of Range common stock to Memorial stockholders to effect the transaction as follows (in thousands, except per share and per share amounts):

Shares of Range common stock to be issued	77,262,874
Closing price per share of Range common stock on August 9, 2016	$38.84
Total fair value of shares of Range common stock to be issued	$3,000,890
Increase in Range common stock ($0.01 par value per share) as of June 30, 2016	$773

Increase in Range additional paid-in capital as of June 30, 2016	$3,000,117

(j)	Reflects the elimination of Memorial’s historical equity balances in accordance with the acquisition method of accounting.

(k)	Reflects the exchange of Existing Notes for new Range senior notes with the same maturities and interest rates. The exchange resulted in the following adjustments:

•	$15.2 million increase in the amount drawn on Range’s credit facility for payment of estimated costs for the debt exchange. This includes an estimated $9.4 million of deferred financing costs associated with the Memorial exchange, and an estimated $5.8 million of fees to be recorded as interest expense for the exchange of Existing Range Notes for Range senior notes; and

•	$1.8 billion reduction in Range senior subordinated notes and increase of $1.8 billion in senior notes to reflect the debt modification.

Note 3 — Unaudited Pro forma Condensed Combined Statements of Operations

Adjustments (a) – (j) to the Statement of Operations for the six months ended June 30, 2016 and the year ended December 31, 2015 include reclassifications required to conform Memorial’s revenue and expense items to Range’s presentation as follows:

(a)	Represents the reclassification of Memorial’s oil and natural gas product sales to conform to Range’s presentation.

(b)	Represents the reclassification of Memorial’s commodity derivative instruments to conform to Range’s presentation.

(c)	Represents the reclassification of Memorial’s other income to conform to Range’s presentation.

(d)	Represents the reclassification of Memorial’s lease operating expense to conform to Range’s presentation.

(e)	Represents the reclassification of Memorial’s gathering, processing and transportation expense to conform to Range’s presentation, including the reclassification of affiliate costs.

(f)	Represents the reclassification of Memorial’s taxes other than income to conform to Range’s presentation.

(g)	Represents the reclassification of Memorial’s abandonment and impairment of unproved properties to conform to Range’s presentation.

(h)	Represents the reclassification of Memorial’s expenses associated with the Range and Memorial merger to conform to Range’s presentation.

(i)	Represents the reclassification of Memorial’s interest expense to conform to Range’s presentation.

(j)	Represents the reclassification of accretion expense on Memorial asset retirement obligations to conform to Range’s presentation.

Adjustments (k)-(p) to the Statements of Operations for the six months ended June 30, 2016 and the year ended December 31, 2015 include the following pro forma adjustments to reflect the merger:

(k)	Represents the adjustments to historical interest expense on Memorial’s credit facility to be retired with availability under the existing Range credit facility.

(l)	Represents adjustments to interest expense for amortization of deferred financing costs resulting from the exchange of Memorial’s 5.875% senior unsecured notes due 2022 for Range senior notes and the repayment and cancellation of Memorial’s credit facility.

(m)	Represents adjustment to interest expense for Memorial’s capitalized interest to conform to Range’s capitalized interest accounting policy.

(n)	Represents the change in depreciation, depletion and amortization primarily resulting from the pro forma calculation of the combined company’s depletion expense under the successful efforts method of accounting for oil and natural gas properties.

(o)	Represents the income tax effect of pro forma adjustments (k) – (n) and Memorial’s historical results at Range’s estimated combined statutory tax rate of 38.2% for the six months ended June 30, 2016 and 39.2% for the year ended December 31, 2015. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities.

(p)	Reflects the number of shares of Range common stock estimated to be issued to Memorial stockholders pursuant to the merger.

Note 4 — Range’s Unaudited Pro forma Condensed Consolidated Statements of Operations

Range’s unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 included in the unaudited pro forma condensed combined statement of operations gives effect to the sale in December 2015 of Range’s producing properties and gathering assets in Virginia and West Virginia for cash proceeds of $876.0 million, before closing adjustments. Range’s unaudited pro forma condensed consolidated statement of operations gives effect of that sale as if it occurred in January 1, 2015:

Unaudited Pro Forma Condensed Consolidated

Statement of Operations for the Year Ended December 31, 2015

	Range Historical	Pro Forma Adjustments	Range Pro Forma
	(In thousands, except per share amounts)
Revenues and other income:
Natural gas, NGLs and oil sales	$1,089,644	$(115,769)	$973,875
Derivative fair value income	416,364	—	416,364
Brokered natural gas, marketing and other	92,060	(12,286)	79,774

Total revenues and other income	1,598,068	(128,055)	1,470,013

Costs and expenses:
Direct operating	136,363	(19,993)	116,370
Transportation, gathering and compression	396,739	(7,862)	388,877
Production and ad valorem taxes	33,860	(7,022)	26,838
Brokered natural gas and marketing	115,866	(29,964)	85,902
Exploration	21,406	(1,043)	20,363
Abandonment and impairment of unproved properties	47,619	154	47,773
General and administrative	194,015	(10,009)	184,006
Termination costs	15,070	(5,678)	9,392
Deferred compensation plan	(77,627)	—	(77,627)
Interest	166,439	(31,900)	134,539
Loss on early extinguishment of debt	22,495	—	22,495
Depletion, depreciation and amortization	581,155	(53,313)	527,842
Impairment of proved properties and other assets	590,174	—	590,174
Loss (gain) on the sale of assets	406,856	(407,698)	(842)

Total costs and expenses	2,650,430	(574,328)	2,076,102

Loss before income taxes	(1,052,362)	446,273	(606,089)
Income tax (benefit) expense:
Current	29	—	29
Deferred	(338,706)	174,046	(164,660)

	(338,677)	174,046	(164,631)

Net loss	$(713,685)	$272,227	$(441,458)

Net loss per common share:
Basic	$(4.29)		$(2.65)

Diluted	$(4.29)		$(2.65)

Dividends paid per common share	$0.16		$0.16

Weighted average common shares outstanding:
Basic	166,389		166,389
Diluted	166,389		166,389

Note 5 — Supplemental Pro Forma Natural Gas, NGLs and Crude Oil Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped, natural gas, NGLs and crude oil reserves as of December 31, 2015, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2015. The pro forma reserve information set forth below gives effect to the merger as if the transaction had occurred on January 1, 2015. The Range pro forma reserve information excludes the 2015 sale of the Virginia and West Virginia properties.

	Natural Gas (Mmcf)
	Range Historical	Range Pro Forma	Memorial Historical(a)	Range Pro Forma Combined Total
Balance—December 31, 2014	6,922,836	5,940,310	1,013,340	6,953,650
Revisions of previous estimates	(340,286)	(340,232)	30,164	(310,068)
Extensions, discoveries and other additions	1,017,956	1,012,931	50,343	1,063,274
Purchase of minerals in place	—	—	17,508	17,508
Property sales	(960,122)	(11,845)	(39,272)	(51,117)
Production	(362,687)	(323,467)	(98,269)	(421,736)

Balance—December 31, 2015	6,277,697	6,277,697	973,814	7,251,511

Proved developed reserves as of
December 31, 2014	3,583,051	2,802,334	355,331	3,157,665

December 31, 2015	3,376,165	3,376,165	443,983	3,820,148

Proved undeveloped reserves as of
December 31, 2014	3,339,785	3,137,976	658,009	3,795,985

December 31, 2015	2,901,533	2,901,533	529,831	3,431,364

	NGLs (Mbbls)
	Range Historical	Memorial Historical(a)	Range Pro Forma Combined Total
Balance, December 31, 2014	515,907	53,033	568,940
Revisions of previous estimates	17,717	1,024	18,741
Extensions, discoveries and other additions	36,308	2,741	39,049
Purchases of minerals in place	—	969	969
Property sales	(441)	(358)	(799)
Production	(20,356)	(3,249)	(23,605)

Balance, December 31, 2015	549,135	54,160	603,295

Proved developed reserves as of
December 31, 2014	270,271	18,203	288,474

December 31, 2015	309,306	24,583	333,889

Proved undeveloped reserves of
December 31, 2014	245,636	34,830	280,466

December 31, 2015	239,828	29,577	269,405

	Crude Oil and Condensate (Mbbls)
	Range Historical	Memorial Historical(a)	Range Pro Forma Combined Total
Balance, December 31, 2014	48,658	11,915	60,573
Revisions of previous estimates	3,804	1,331	5,135
Extensions, discoveries and other additions	4,924	1,111	6,035
Purchases of minerals in place	—	535	535
Property sales	(109)	(407)	(516)
Production	(4,084)	(1,331)	(5,415)

Balance, December 31, 2015	53,193	13,154	66,347

Proved developed reserves as of
December 31, 2014	24,180	3,708	27,888

December 31, 2015	31,679	6,101	37,780

Proved undeveloped reserves of
December 31, 2014	24,478	8,207	32,685

December 31, 2015	21,514	7,053	28,567

(a)	Excludes amounts attributable to discontinued operations.

The pro forma standardized measure of discounted future net cash flows relating to proved natural gas, NGLs and crude oil reserves as of December 31, 2015 is as follows (in thousands):

	Range Historical	Memorial Historical(a)	Range Pro Forma Combined Total
Balance, December 31, 2015
Future cash flows	$21,290,873	$4,008,764	$25,299,637
Future production costs	(10,411,360)	(1,438,531)	(11,849,891)
Future development costs	(2,213,582)	(784,003)	(2,997,585)
Future income tax expense	(2,007,794)	(88,723)	(2,096,517)

Future net cash flows	6,658,137	1,697,507	8,355,644
10% annual discount for estimated timing of cash flows	(3,932,274)	(877,647)	(4,809,921)

Standardized measure of discounted future net cash flows	$2,725,863	$819,860	$3,545,723

(a)	Excludes amounts attributable to discontinued operations.

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2015 are as follows (in thousands):

	Range Historical	Range Pro Forma	Memorial Historical(a)	Range Pro Forma Combined Total
Revisions of previous estimates:
Changes in prices and production costs	$(7,231,629)	$(7,181,713)	$(2,284,279)	$(9,465,992)
Revisions in quantities	(868,886)	(868,886)	51,455	(817,431)
Changes in future development and abandonment costs	359,540	261,881	190,403	452,284
Net change in income taxes	2,173,904	1,906,539	882,942	2,789,481
Accretion of discount	1,007,027	912,425	244,123	1,156,548
Purchases of reserves in place	—	—	53,597	53,597
Additions to proved reserves from extensions, discoveries and improved recovery	486,478	486,478	30,006	516,484
Natural gas, NGLs and oil sales, net of production costs	(522,682)	(441,789)	(240,244)	(682,033)
Development costs incurred during the period	1,033,539	991,506	294,617	1,286,123
Sales of reserves in place	(1,050,237)	(16,040)	(41,543)	(57,583)
Timing and other	(254,218)	(238,910)	(171,372)	(410,282)

Net change for the year	(4,867,164)	(4,188,509)	(990,295)	(5,178,804)
Beginning of year	7,593,027	6,914,372	1,810,155	8,724,527

End of year	$2,725,863	$2,725,863	$819,860	$3,545,723

(a)	Excludes amounts attributable to discontinued operations.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of Range common stock are listed for trading on the NYSE under the symbol “RRC.” Shares of Memorial common stock are listed for trading on the NASDAQ under the symbol “MRD.” The following table sets forth the closing sales prices per share of Range common stock and Memorial common stock on an actual and equivalent per share basis, on the NYSE and NASDAQ, respectively, on the following dates:

•	May 13, 2016, the last full trading day prior to the public announcement of the merger, and

•	August 9, 2016, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.

	Range Common Stock	Memorial Common Stock	Memorial Equivalent Per Share(1)
May 13, 2016	$42.01	$13.45	$15.75
August 9, 2016	$38.84	$14.51	$14.57

(1)	The equivalent per share data for Memorial common stock has been determined by multiplying the market price of one share of Range common stock on each of the dates by the exchange ratio of 0.375.

The following table sets forth, for the periods indicated, the high and low sales prices per share of Range common stock and Memorial common stock on the NYSE and NASDAQ composite transaction reporting system, respectively. For current price information, you should consult publicly available sources.

	Range		Memorial
Calendar Period	High	Low	High	Low
Year ended December 31, 2014
First Quarter	$90.76	$79.28	$—	$—
Second Quarter(1)	95.41	82.63	25.90	19.00
Third Quarter	87.37	66.98	30.32	22.50
Fourth Quarter	74.64	51.83	28.44	15.30
Year ended December 31, 2015
First Quarter	$55.74	$43.88	$21.57	$15.87
Second Quarter	65.53	48.46	20.98	16.92
Third Quarter	49.40	30.33	20.55	14.61
Fourth Quarter	37.73	20.79	20.14	13.37
Year ending December 31, 2016
First Quarter	$36.86	$19.21	$16.64	$8.30
Second Quarter	46.96	31.11	17.30	9.39
Third Quarter (through August 9, 2016)	45.76	38.29	16.89	14.20

(1)	With respect to Memorial, beginning June 13, 2014, the date of Memorial’s initial public offering. The low price shown for Memorial common stock in this quarter is the initial public offering price.

Dividends

Range currently issues a quarterly dividend. On June 1, 2016, Range announced that the Range board of directors declared a dividend of $0.02 per share of outstanding Range common stock, which was paid on June 30, 2016 to Range stockholders of record at the close of business on June 15, 2016 and was consented to by Memorial in accordance with the merger agreement. Any future decisions to pay dividends on Range common stock will be at the discretion of the Range board of directors and will depend on the financial condition, results of operations, capital requirements, and other factors that the Range board of directors may deem relevant. The merger agreement prohibits Range (unless consented to in advance by Memorial, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Range common stock until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

Since its initial public offering, Memorial has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of Memorial common stock in the foreseeable future. The merger agreement prohibits Memorial (unless consented to in advance by Range, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Memorial common stock until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

COMPARISON OF RIGHTS OF RANGE

STOCKHOLDERS AND MEMORIAL STOCKHOLDERS

MRD Holdco LLC, Jay Graham, Anthony Bahr and certain other holders of Memorial common stock are parties to the existing voting agreement. The parties to the existing voting agreement beneficially own a majority of the outstanding shares of Memorial common stock. Pursuant to the existing voting agreement, MRD Holdco LLC has the right to direct how each of the shares subject to the existing voting agreement is voted as long as that agreement is in effect. The existing voting agreement also provides MRD Holdco LLC with the right to designate a certain number of nominees to the Memorial board of directors, subject to the limitations and conditions set forth therein, including the ownership of a specified percentage of the outstanding shares of common stock. As a result, Memorial’s Amended and Restated Certificate of Incorporation, dated as of June 10, 2014 (its “certificate of incorporation”) and Amended and Restated Bylaws, dated as of June 10, 2014 (its “bylaws”) contain several provisions that change automatically upon the occurrence of a “trigger date.” Memorial’s trigger date would occur if MRD Holdco LLC, the private equity funds that control MRD Holdco LLC and their affiliates no longer beneficially own (or otherwise have the right to vote or direct the vote of) more than 50% of the outstanding shares of the Memorial common stock.

The following description summarizes the rights of Range stockholders and Memorial stockholders but does not purport to be a complete statement of all such rights or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. You should read carefully the relevant provisions of (i) the Range Amended and Restated Bylaws, dated as of May 15, 2016 (its “by-laws”) and Restated Certificate of Incorporation, dated as of May 5, 2004, as amended by the First Amendment, dated as of May 18, 2005, and the Second Amendment, dated as of May 20, 2008 (its “certificate of incorporation”) and (ii) the Memorial bylaws and certificate of incorporation. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

	Memorial	Range
Authorized Capital	Memorial has authority to issue 600,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.	Range has authority to issue 475,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

	As of the close of business on August 10, 2016, Memorial had 206,034,330 shares of common stock and no shares of preferred stock issued and outstanding.	As of the close of business on August 10, 2016, Range had 170,090,361 shares of common stock and no shares of preferred stock issued and outstanding.

Range currently expects to issue up to approximately 77.263 million shares of Range common stock to Memorial stockholders pursuant to the merger agreement, assuming a maximum of 206,034,330 shares of Memorial common stock that will be exchanged, based on the exchange ratio provided for in the merger agreement.

	Memorial	Range
Preferred Stock	The Memorial board of directors is authorized, subject to the limitations prescribed by law and the provisions of the Memorial certificate of incorporation, to provide for the issuance of shares of preferred stock, in one or more series, to establish from time to time the number of shares to be included in the series and to fix the powers, preferences, designations, voting powers, rights, qualifications, limitations or restrictions of the shares of the preferred stock of each such series.	The Range board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, to establish from time to time the number of shares to be included in each such series and, to the extent authorized by the Range certificate of incorporation, to fix the designation, powers, preferences, and relative, participating, optional and other special rights, if any, of each such series, and the qualifications, limitations and restrictions thereof.

Voting Rights	Each holder of Memorial common stock will have one vote for each share of Memorial common stock held by such holder on all matters voted upon by the stockholders of Memorial.	Each holder of Range common stock will have one vote for each share of Range common stock held by such holder on all matters voted upon by the stockholders of Range.

Dividends

Memorial’s bylaws provide that the Memorial board of directors may from time to time declare dividends on its outstanding shares, subject to applicable law and Memorial’s certificate of incorporation.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Number and Qualification of Directors	Memorial’s certificate of incorporation provides that the number of directors at any one time is set by resolution of the majority of the total number of authorized directors.	Range’s by-laws provide that there will be no less than three and no more than fifteen members of the Range board of directors, the exact number of which is fixed from time to time by the Range board of directors.

	The Memorial board of directors currently has seven directors.	Range currently has nine directors. The merger agreement provides that, upon completion of the merger, Range will increase the size of the Range board of directors by one member and the Memorial board of directors will designate one of its members, subject to consent by the Governance and Nominating Committee of the Range board of directors, to fill the new Range directorship created by that increase. In

Memorial	Range
addition, Range has recently entered into a voting support and nomination agreement with SailingStone, in which Range and SailingStone have agreed to cooperate with each other in good faith to identify one new independent director to be appointed to the Range board of directors.

Under Delaware law, directors need not be stockholders of Memorial or residents of Delaware.

Before the trigger date:

Memorial’s certificate of incorporation provides for the annual election of directors. Memorial’s directors will consist (other than any directors who may be elected by the holders of any series of preferred stock that may be issued, as specified in the related preferred stock designation) of a single class, and each director will hold office until his successor is duly elected and qualified, subject to such director’s death resignation, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed directors whose terms expire will be elected for a term of office that will expire at the next annual meeting of stockholders.

From and after the trigger date:

Memorial’s certificate of incorporation provides that the directors will be divided (other than any directors who may be elected by the holders of any series of preferred stock that may be issued, as specified in the related preferred stock designation), with respect to the time for which they hold office, into three classes, serving staggered three-year terms, with the initial term of office of the first class to expire at the first annual meeting of stockholders following the trigger date, the initial term of office of the second class to expire at the second annual meeting of stockholders following the trigger date and the initial term of office of the third class to expire at the third annual meeting of stockholders following the trigger date, with each director to hold office until his successor will have

Under Delaware law, directors need not be stockholders of Range or residents of Delaware.

	Memorial	Range
been duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal and the Memorial board of directors will be authorized to assign members of the Memorial board of directors to such classes at the time such classification becomes effective. At each annual meeting of stockholders following the trigger date, directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor will have been duly elected and qualified.

Election of Directors	Memorial’s bylaws provide that directors are elected by a plurality of the votes validly cast in such election.	Range’s by-laws provide that directors are elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present, provided that if the Range board of directors determines that the number of nominees exceeds the number of directors to be elected at such meeting, and the Range board of directors has not rescinded such determination by ten days prior to the record date for determining the stockholders entitled to receive notice of the meeting, then the directors will be elected by a plurality of votes cast by those present in person or by proxy and entitled to vote.

Removal of Directors

Before the trigger date:

Subject to the rights of the holders of any series of preferred stock pursuant to Memorial’s certificate of incorporation (including any preferred stock designation) and the then-applicable terms of the existing voting agreement, Memorial’s directors may be removed, with or without cause, upon the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally for the election of directors, voting together as a single class.

Under the DGCL, any director or the entire Range board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

	Memorial	Range

From and after the trigger date:

Subject to the rights of the holders of any series of preferred stock pursuant to Memorial’s certificate of incorporation (including any preferred stock designation) and the then-applicable terms of the existing voting agreement, any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of stock of Memorial entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders.

Vacancies on the Board of Directors	Memorial’s certificate of incorporation provides that, subject to the rights of holders of any series of preferred stock then outstanding and the then-applicable terms of the existing voting agreement, any vacancy occurring in the board of directors created on account of death, resignation, disqualification, removal or other causes, or resulting from an increase in the authorized number of directors, will be filled solely by a vote of the majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the directors so chosen will hold office for the remainder of the full term of such directorship and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Range’s by-laws provide that any vacancy occurring in the Range board of directors created on account of death, resignation, retirement, disqualification, removal or other causes, if a nominee for the vacant director is not elected and the nominee was not an incumbent director or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office may choose a successor or fill the newly created directorship and such chosen director will hold office until such chosen director’s successor is duly elected and qualified.

Action by Written Consent

Before the trigger date:

Under Memorial’s certificate of incorporation, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote of the stockholders, if a consent in writing setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

Range’s by-laws provide that any action required or permitted to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by holders of record of the stock issued and outstanding and entitled to vote having the number of votes necessary to authorize such action at a meeting at which all shares were present and voted.

	Memorial	Range

From and after the trigger date:

Any action required or permitted to be taken by the stockholders of Memorial must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

Advance Notice Requirements for Stockholder Nominations and Other Proposals

Annual Meetings

Memorial’s bylaws provide that for a stockholder proposal (for either a nomination of a person to the Memorial board of directors or for the submission of business) to be properly brought before an annual meeting by a stockholder, the secretary of Memorial must receive notice of the stockholder’s proposal at Memorial’s principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received no earlier than the close of business on the 120th day before the date of such annual meeting and not later than the close of business on the 90th day before such annual meeting or the 10th day following the day Memorial publicly announces the date of the annual meeting, whichever is later.

Annual Meetings

Range’s by-laws provide that for a stockholder proposal to be properly brought before an annual meeting by a stockholder (including nominations for the Range board of directors), the stockholder must deliver notice to the secretary of Range at Range’s principal office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting. However, if Range did not hold an annual meeting the previous year, or if the date of the current year’s annual meeting is more than 30 days before or more than 60 days after such anniversary date, the required timing for submitting the notice by the stockholder would instead be the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting. Furthermore, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the deadline for submitting the stockholder notice will instead be the close of business on the tenth day following the day on which Range first publicly announces the date of annual meeting.

	Such notice with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest of such stockholder and “stockholder associated person” (as defined directly below) in	Such stockholder notice with respect to any business (other than nominations) must set forth (i) the nature of the proposed business and reasons for conducting that business; (ii) any interest of such proposing person in the proposed business and a description of all agreements; (iii) the name and address of such proposing person; (iv) the class, series and number of Range shares that are, directly or indirectly, owned

Memorial	Range

such business, (B) a description of all agreements, arrangements and understandings between such stockholder and stockholder associated person, and any other entities in connection with the proposal of such business.

A “stockholder associated person” means any (i) person or entity directly or indirectly controlling or acting in concert with a stockholder, (ii) any beneficial owner of shares of stock of Memorial owned or beneficially owned by such stockholder, or (iii) any person or entity controlling, controlled by or under common control with any person referred to in (i) or (ii).

beneficially or of record by such proposing person; (v) any option, convertible security, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Range stock or with a value derived in whole or in part from the value of any class or series of Range stock; (vi) any transaction in, or arrangement, agreement or understanding with respect to the rights set forth in clause (v); (vii) any transaction that includes an opportunity for the proposing person to profit in any increase or decrease in the value of any security of Range, (viii) any transaction to mitigate any loss or manage any risk associated with the increase or decrease in value of any security of Range, (ix) any transaction to increase or decrease the number of securities of Range that such proposing person was, is or will be entitled to vote; (x) any proxy, contract, arrangement, understanding or relationship, whether written or oral, pursuant to which such proposing person has a right to vote any shares of any security of Range; (xi) any rights to dividends on the shares of Range owned beneficially by such proposing person that are separated or separable from the underlying shares of Range; (xii) any proportionate interest in shares of Range or derivative instruments held, directly or indirectly, by a general or limited partnership in which such proposing person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (xiii) any fees (other than an asset-based fee) that such proposing person is entitled to be paid or receive based on any increase or decrease in the value of shares of Range or derivative instruments; (xiv) any arrangements or rights listed in (i)-(xiii) described above held by any members of such proposing person’s immediate family sharing a household; (xv) any other information relating to such proposing person that would be required to be disclosed in a proxy statement or other filings required to be made in

Memorial	Range
connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; (xvi) a representation as to whether the proposing person intends, or is part of a group that intends, to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of Range’s outstanding stock required to approve or adopt the proposal or (2) otherwise solicit proxies or votes from stockholders in support of such proposal.

Such notice with respect to nominations of directors and other proposals at the annual meeting must set forth as to the stockholder giving the notice and the beneficial owner, if any (such stockholder and beneficial owner, if any, the “person”), on whose behalf the nomination is made: (i) the name, and address of the person, (ii) (A) the class or series and number of shares of capital stock of Memorial that are owned beneficially or of record by the person, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or settlement payment or mechanism at a price related to any shares of Memorial, or with a derivative value from any shares of Memorial, (C) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such person or stockholder associated person has a right to vote the shares of Memorial, (D) any short interest in Memorial held by such person or stockholder associated person, (E) any rights to dividends on the shares of Memorial owned beneficially by such person or stockholder associated person that are separated or separable from the underlying shares of Memorial, (F) any proportionate interest in shares of Memorial or derivative instruments held by a general or limited partnership in which such stockholder or stockholder associated person is a general partner or

If a stockholder desires to nominate a person to serve on the Range board of directors, the stockholder’s notice must include: (i) the name and address of the proposed nominee, (ii) with respect to the proposed nominee and any associated person, the information described above that would be required if the proposed nominee or associate were submitting a proposal for action to be taken at an annual meeting, (iii) any interest of the proposing stockholder, the proposing stockholder’s affiliates and associates or others acting in concert with the entity, in any nominations and a description of such interests, and (iv) if known by the proposing stockholder, the name and address of any other stockholder who owns, beneficially or of record, any Range stock and who supports any nominee proposed by the proposing stockholder.

Such notice as to each person whom the proposing stockholder proposes to nominate for election as a director must include (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors in a contested election pursuant to Section 14 of the Exchange Act and (ii) a description of all direct and indirect compensation and other material monetary agreements, and understandings during the past three

Memorial	Range

in a general partner, (G) any performance-related fees (other than an asset-based fee) that such person or any stockholder associated person is entitled to based on any increase or decrease in the value of shares of Memorial or the derivative instruments, as of the date of notice, including any interests held by members of such person’s or stockholder associated person’s immediate family sharing the same household, (iii) any other information relating to the person and stockholder associated person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal or election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a representation that such person is a holder of record of stock of Memorial entitled to vote at such meeting and intends to appear in person or by proxy to bring such nomination or other business, and (v) a representation as to whether the person or its associated person will deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of Memorial’s outstanding stock required to adopt the proposal, or, in the case of nominations, at least the percentage of voting power of Memorial’s outstanding stock reasonably believed to be sufficient to elect such nominee.

Such notice as to each person whom the stockholder proposes to nominate for election as a director must include (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors in a contested election pursuant to Section 14 of the Exchange Act and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material years, and any other material relationships, between or among such stockholder and associated person, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and each proposed nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (and all other federal and state securities laws) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

Such notice must include, with respect to each nominee for election, a completed and signed questionnaire, representation, agreement and conditional resignation in a form provided by Range. Range may also require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Even though Range’s stockholders are, subject to compliance with applicable by-law requirements, permitted to propose nominees for directors, Range is not required to include those nominees in Range’s proxy statement unless the proxy access requirements contained in its by-laws are also met. If an eligible stockholder proposed to have its director nominee included in Range’s proxy materials, such proposing person must, among other things (i) meet certain notice requirements, (ii) comply with certain requirements with regard to the maximum number of nominees to be

Memorial	Range

relationships, between or among such stockholder and stockholder associated person, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

Such notice must include, with respect to each nominee for election, a completed and signed questionnaire, representation and agreement in a form provided by Memorial. Memorial may also require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Even though Memorial’s stockholders are, subject to compliance with applicable bylaw requirements, permitted to propose nominees for directors, Memorial is not required to include those nominees in Memorial’s proxy statement included in Range’s proxy materials, (iii) meet certain common stock ownership thresholds for certain periods of time, and (iv) make certain disclosures regarding its ownership of Range common stock, intentions and compliance with law. The proxy access requirements apply only to annual meetings. Those requirements do not apply to any special meeting, even if directors are to be elected at that special meeting. Those requirements are summarized in “Future Stockholder Proposals—Range—Proxy Access” beginning on page 186.

Special Meetings

Before the trigger date:

Special meetings of the Memorial stockholders may be called only by the Memorial board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors. Special meetings of the stockholders of Memorial may also be called by the secretary of Memorial at the request of the holders of record of a

Special Meetings

Except as described in the next sentence, special meetings of the Range stockholders may be called only by Range’s chairman of the board, chief executive officer or lead independent director, as well as at the direction of the Range board of directors. Special meetings of Range’s stockholders may also be called upon the request of Range stockholders holding at least a majority

Memorial	Range

majority of the outstanding shares of common stock. The authorized person or persons calling a special meeting may fix the time and place of such special meeting.

From and after the trigger date:

The stockholders do not have the power to call or request a special meeting of the stockholders of Memorial. The only business that may be conducted at a special meeting of the stockholders is business that is brought before the meeting by or at the direction of the Memorial board of directors. Nominations of persons for election to the Memorial board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting (a) by the Memorial board of directors or any committee of the Memorial board of directors or (b) provided that the Memorial board of directors has determined that directors will be elected at such meeting, by any stockholder who (i) is a stockholder of record at the time of giving notice and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in the bylaws. In the event a special meeting of stockholders is called to elect one or more directors to the Memorial board of directors, any stockholder may nominate a person for election to the positions specified in the notice. Such notice, which must contain the same information as a stockholder notice required to propose nominations or other business at an annual meeting of stockholders, will be delivered to the secretary of Memorial at the principal executive offices of Memorial not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Memorial board of directors to be elected at such meeting.

in voting power of Range stock issued and outstanding and entitled to vote on the matters for which that special meeting is called. Any request for a special meeting by stockholders must state the nature of the proposed business to be conducted at the special meeting with reasonable particularity, including the exact text of any proposal to be presented for adoption. The only matters that may be considered at a special meeting are those specified in the notice of such special meeting, although the Range board of directors is permitted to submit matters at any special meeting called by the stockholders in accordance with the by-laws.

If directors are to be elected at the special meeting, a stockholder may nominate a person to serve on the Range board of directors by complying with the nomination procedures described above for annual meetings. However, the notice deadline for a special meeting is different than the deadline for an annual meeting. In the case of a special meeting, the deadline for submitting the stockholder notice of nomination would instead be the close of business on the tenth day following the day on which Range first publicly announces the date of the special meeting.

	Memorial	Range
Amendments to the Certificate of Incorporation

Memorial has the right to amend its certificate of incorporation in any manner.

Before the trigger date:

The affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of Memorial entitled to vote thereon, voting together as single class is required to amend, alter or repeal any provision of the certificate of incorporation. Such an amendment will also require the approval of a majority of the outstanding stock of each class of stock entitled to vote on such amendment as a separate class.

From and after the trigger date:

The affirmative vote of the holders of at least 66 2⁄3% in voting power of the outstanding shares of stock of Memorial entitled to vote on an amendment to the certificate of incorporation, voting together as a single class, will be required to amend, alter or repeal any provision of the certificate of incorporation; provided, however, that the amendment, alteration or repeal of the authorized number of shares will only require the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of Memorial entitled to vote, voting together as a single class.

Pursuant to §242 of the DGCL, the Range board of directors must adopt a resolution setting forth a proposed amendment to Range’s certificate of incorporation. The proposed amendment must be approved by the vote of the Range stockholders at any special meeting or at the next annual meeting. The amendment must be approved by holders of a majority of the outstanding Range stock entitled to vote on the amendment, as a single class.

Under certain circumstances, §242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, regardless of whether entitled to vote thereon by the certificate of incorporation.

Amendments to Bylaws

The Memorial board of directors is expressly authorized to adopt, amend or repeal the bylaws with the approval of a majority of the total number of authorized directors.

Stockholders will have the power to adopt, amend or repeal the bylaws, provided that in addition to any vote of the holders of any class or series of stock of Memorial required by law or by the certificate of incorporation, the bylaws of Memorial will not be adopted, altered, amended or repealed by the stockholders.

(i) Before the trigger date:

except by the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class; and

The by-laws may be altered, amended or repealed by the Range board of directors at any regular meeting of the Range board of directors without prior notice, or at any special meeting of the Range board of directors if notice of such alteration, amendment or repeal is contained in the notice of such special meeting. The stockholders will also have power to adopt, amend or repeal the by-laws. The affirmative vote of the holders of a majority of the voting power of the shares present at a meeting and entitled to vote on such a by-law amendment is required for the Range stockholders to approve such an amendment.

	Memorial	Range

(ii) From and after the Trigger Date:

except by the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

Quorum	Memorial’s bylaws provide that, except as otherwise required by law or by Memorial’s certificate of incorporation, the holders of shares of Memorial’s outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting will constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum of such class or series for the transaction of such business.	Range’s by-laws provide that the holders of a majority of the voting power of Range’s outstanding shares entitled to vote generally at a meeting of stockholders, represented in person or by proxy, will constitute a quorum at a meeting of stockholders.

Limitation of Personal Liability of Directors	No director of Memorial will be liable to Memorial for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or may be amended in the future. If the DGCL is amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director or its stockholders will be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.	Range’s certificate of incorporation provides that no director will be personally liable to Range or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Range or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Indemnification of Directors and Officers	Memorial’s bylaws provide that Memorial will indemnify and hold harmless, to the fullest extent authorized or permitted by applicable law as it presently exists or may be amended, any person who was or is made a party to or	Range’s by-laws provide that Range will indemnify and hold harmless, to the fullest extent authorized or permitted by applicable law as it presently exists or may be amended, any person who was or is made a party to or is threatened to be

Memorial	Range
is threatened to be made a party to, or is otherwise involved in, any pending or completed action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of Memorial or, while an officer or director of Memorial, is or was serving at the request of Memorial as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (“covered person”), whether the basis of such proceeding is alleged action in an official capacity serving as a director, officer, employee, trustee or agent, or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such covered person in connection with the proceeding; provided, however, that except as to proceedings to enforce rights to indemnification and advancement of expenses, Memorial will indemnify such person in connection with a proceeding initiated by such covered person only if such proceeding was authorized by the Memorial board of directors.	made a party to, or is otherwise involved in, any pending or completed action, suit or proceeding by reason of the fact that he or she is or was a legal representative or officer or director of Range or, while a director or officer of Range, is or was serving at the request of Range as a director, officer, partner, venture, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity serving as a director, officer, employee, or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such covered person in connection with the proceeding.

Memorial will pay the expenses (including attorneys’ fees) incurred by such covered person in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL or applicable law requires an advancement of expenses incurred by such person in his or her capacity as a director or officer of Memorial, that advancement will be made only upon Memorial’s receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it will ultimately be determined by final judicial decision that such person is not entitled to indemnification.

The rights to indemnification and advancement of expenses will continue

Range will pay the expenses (including attorneys’ fees) incurred by such covered person in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL or applicable law requires the payment of such expenses incurred by such person in his or her capacity as a director or officer of Range in advance, that advancement will be made only upon Range’s receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it will ultimately be determined by final judicial decision that such person is not entitled to indemnification.

The rights to indemnification and advancement of expenses will continue as to a person who has ceased to be a

	Memorial	Range

as to a covered person who has ceased to be a director, officer, employee or agent and will continue to the benefit of his or her heirs, executors and administrators.

If a claim for indemnification or payment of expenses is not paid in full within 60 days, or, in the case of claims for advancement of expenses, 30 days, after Memorial has received a written claim or statement therefor, such covered person may file suit to recover the unpaid amount of the claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. In any suit brought to enforce a right to indemnification or advancement of expenses, Memorial will have the burden of proving that such covered person is not entitled to be indemnified or to be advanced expenses.

The rights conferred on any such person by the indemnification provisions of the certificate of incorporation or the bylaws are not exclusive of any other rights which such person may have or acquire.

Memorial agrees that (i) it is the indemnitor of first resort, (ii) it will be primarily liable for all obligations and any indemnification, (iii) any obligation of any persons with whom a covered person may be associated to indemnify such covered person in respect of any proceeding will be secondary to the obligations of Memorial, (iv) Memorial will be required to indemnify each covered person to the fullest extent without regard to any rights such covered person may have against any other person with whom such covered person is associated, and (v) Memorial irrevocably waives, relinquishes and releases any other person with whom or which a covered person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by Memorial hereunder.

director, officer, employee or agent and will continue to the benefit of his or her heirs, executors and administrators.

If a claim for indemnification or payment of expenses is not paid in full within 60 days after Range has received a written claim or statement therefor, such covered person may file suit to recover the unpaid amount of the claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim.

The rights conferred on any such person by the foregoing indemnification provisions are not exclusive of any other rights which such person may have or acquire.

Certain Business Combination Restrictions	Under §203 of the DGCL, a corporation is generally prohibited for a three- year period following the time a stockholder becomes an “interested stockholder”	Under §203 of the DGCL, a corporation is generally prohibited for a three- year period following the time a stockholder becomes an “interested stockholder”

Memorial	Range

(generally a person who beneficially owns 15% or more of a corporation’s voting stock), from engaging in any business combination with an interested stockholder who unless:

•    prior to the time the stockholder became an interested stockholder, the Memorial board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•    at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the Memorial board of directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•    mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•    specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

(generally a person who beneficially owns 15% or more of a corporation’s voting stock), from engaging in any business combination with an interested stockholder who unless:

•    prior to the time the stockholder became an interested stockholder, the Range board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•    at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the Range board of directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•    mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•    specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

Memorial	Range
• other transactions resulting in a disproportionate financial benefit to an interested stockholder.	• other transactions resulting in a disproportionate financial benefit to an interested stockholder.

A corporation may elect not to be governed by §203 of the DGCL. Neither Memorial’s certificate of incorporation nor its bylaws contain this election. Therefore, Memorial is governed by §203 of the DGCL.

The Memorial board of directors has adopted resolutions rendering this statute inapplicable to the merger agreement and the transactions contemplated thereby. Pursuant to the merger agreement, Range and Merger Sub have represented to Memorial that neither Range nor Merger Sub (nor any affiliate or associate thereof) is, was or at any time during the last three years became, an “interested stockholder” of Memorial for purposes of §203 of the DGCL.

A corporation may elect not to be governed by §203 of the DGCL. Neither Range’s certificate of incorporation nor its by-laws contain this election. Therefore, Range is governed by §203 of the DGCL.

Pursuant to the merger agreement, Range and Merger Sub have represented to Memorial that neither Range nor Merger Sub has the requisite beneficial ownership of Memorial common stock that would cause either of them to be an “interested stockholder” of Memorial for purposes of §203 of the DGCL.

NO APPRAISAL RIGHTS

Under Delaware law, as well as the certificate of incorporation and bylaws of each company, neither the holders of Range capital stock nor the holders of Memorial capital stock, respectively, are entitled to appraisal rights in connection with the merger.

LEGAL MATTERS

The validity of the shares of Range common stock to be issued pursuant to the merger will be passed upon by Sidley Austin LLP. The material U.S. federal income tax consequences relating to the merger will be passed upon for Range by Sidley Austin LLP and for Memorial by Vinson & Elkins LLP.

EXPERTS

Range

The consolidated financial statements of Range appearing in Range’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Range’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in its reports thereon, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The estimates of proved oil and gas reserves for Range incorporated by reference herein were based on internally prepared reserve estimates. Wright & Company, Inc., an independent petroleum engineering firm, audited approximately 94% of Range’s proved reserves. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

Memorial

The consolidated balance sheets of Memorial Resource Development Corp. and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2015, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2014, have been incorporated by reference herein from the Current Report on Form 8-K dated July 28, 2016. Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 has also been incorporated by reference herein from the annual report dated February 24, 2016 on Form 10-K for the year ended December 31, 2015 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated and combined financial statements of Memorial Resource Development Corp. states that the statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2014 have been prepared on a combined basis of accounting. The audit report on the consolidated and combined financial statements of Memorial Resource Development Corp. also refers to a change in method of accounting for debt issuance costs and deferred income taxes effective January 1, 2014.

Estimated quantities of the proved oil and natural gas reserves and the net present value of Memorial reserves as of December 31, 2015 incorporated by reference in this joint proxy statement/prospectus are based on a reserve report prepared by Memorial and audited by Netherland, Sewell & Associates, Inc. These estimates are included and incorporated by reference into this joint proxy statement/prospectus in reliance on the authority of Netherland, Sewell & Associates, Inc. as experts in such matters.

Estimated quantities of certain MEMP proved oil and natural gas reserves as of December 31, 2015 incorporated by reference in this joint proxy statement/prospectus are based on a reserve report prepared by MEMP and audited by Ryder Scott Company, L.P. These estimates are included and incorporated by reference into this joint proxy statement/prospectus in reliance upon the authority of such firm as an expert in these matters.

FUTURE STOCKHOLDER PROPOSALS

Range

Range has already held its annual meeting of stockholders for 2016. Range expects to hold a regular annual meeting in 2017, regardless of whether the merger is completed.

Rule 14a-8. For inclusion in the proxy statement and form of proxy relating to the Range 2017 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by Range’s Secretary not later than December 10, 2016 and must otherwise comply with the requirements of Rule 14a-8.

Range By-law Procedures for Submitting Proposals and Director Nominations. In addition to the procedures of Rule 14a-8, stockholders may also propose business for Range’s annual meeting (including nominations for the Range board of directors) by following the procedures outlined in Range’s by-laws. Pursuant to Range’s by-laws, a stockholder must deliver notice, mailed to and received at the principal executive offices of Range, not less than 90 calendar days nor more than 120 calendar days before the anniversary date of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 calendar days, or delayed by more than 60 calendar days, from such anniversary date, a stockholder’s notice must be so delivered not earlier than the 120th calendar day prior to such annual meeting and not later than the 90th calendar day prior to such annual meeting. Furthermore, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the deadline for submitting the stockholder notice will instead be the close of business on the tenth day following the day on which Range first publicly announces the date of the annual meeting. In accordance with these provisions, stockholders must deliver notice to Range no earlier than January 18, 2017 and no later than February 17, 2017 for their proposals or nominations to be considered at the Range 2017 annual meeting.

Proxy Access. Even though the by-law procedures described above grant Range’s stockholders the right to propose nominees for directors, Range is not required to include those nominees in Range’s proxy materials unless the proxy access requirements contained in Range’s by-laws are met. The Range board of directors amended Range’s by-laws to add these proxy access provisions in February 2016.

Under these provisions, a stockholder or group of not more than 20 stockholders is permitted to submit a director nominee if that stockholder or group has owned at least 3% of the outstanding Range common stock continuously for at least three years. That three year test must be met on Range’s Secretary’s receipt of the stockholder’s or group’s notice of proxy access nomination, as well as the record date for the annual meeting and the date of the annual meeting itself. For purposes of determining the 20-stockholder limit, collective investment funds that hold themselves out as a related fund or that share the same sponsor are treated as a single stockholder. A stockholder or group that satisfies these eligibility requirements is referred to as an “eligible stockholder.” The maximum number of nominees that can be submitted by eligible stockholders under this procedure is 20% of the Range board of directors or two, whichever is greater.

In order to satisfy Range’s proxy access requirements, an eligible stockholder must provide written notice of its nomination to Range’s secretary during the period between the 150th and 120th days (including those days) prior to the first anniversary of the date that Range first distributed its proxy statement to its stockholders for the previous year’s annual meeting. Neither the adjournment nor postponement of the annual meeting will extend or change the deadline for giving of a proxy access nomination notice. For Range’s 2017 annual meeting, that nomination period would begin on the close of business of November 9, 2016 and end on the close of business on December 9, 2016.

As to each person proposed to be nominated for election or reelection as a director pursuant to delivering timely notice to Range’s Secretary, the eligible stockholder’s notice to Range’s Secretary must include a completed questionnaire and signed director representation, agreement and conditional resignation, each as required by Range’s by-laws. As to the eligible stockholder giving the notice, the eligible stockholder’s notice to Range’s Secretary must set forth (a) the name, age, business address and residence address of such stockholder and certain of its affiliates, (b) any interest of the eligible stockholder in the nomination or nominations and a description of all arrangements or understandings between such stockholder, on the one hand, and the proposed nominee and certain of the nominee’s affiliates, on the other hand, pursuant to which the nomination or nominations are to be made by the eligible stockholder, (c) to the extent known, the name and address of any other stockholder owning, beneficially or of record, any stock of Range and who supports any nominee proposed by such stockholder, (d) other information relating to any such nominee and certain of its affiliates and the eligible stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including, if applicable, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (e) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the eligible stockholder, on the one hand, and each nominee and certain of such nominee’s affiliates, on the other hand, including, without limitation, all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws if the stockholder making the nomination were the “registrant” for purposes of such rule and the nominee and certain of that nominee’s affiliates were a director or executive officer of such registrant.

A nominating stockholder must deliver, among other things, within the time period in which it must deliver its proxy access notice (i) information required with respect to the person it nominates as director, (ii) a written representation that the nominee will act as a representative of Range and comply with all policies of Range, and (iii) that all statements made to Range by the nominating stockholder will be true and correct in all material respects. Range may also require a proposed nominee to submit other reasonable information that may relate to material information regarding the nominee’s independence or eligibility. The nominating stockholder may also provide Range’s secretary a supporting statement in support of its nominee’s candidacy. Range may choose to exclude from its proxy materials a stockholder nominee if certain circumstances occur, such as the stockholder nominee’s violating the Exchange Act, the stockholder nominee’s not meeting independence requirements, and the nominee having been subject to a criminal proceeding within the last ten years. If either the nominating stockholder or the stockholder nominee breaches its obligations or agreements, such person loses its eligibility.

Memorial

Rule 14a-8. Memorial has already held its annual meeting of stockholders for 2016. It is not expected that Memorial will hold an annual meeting for 2017, unless the merger is not completed. To be considered for inclusion in next year’s proxy materials, a Memorial’s stockholder’s proposal must be submitted in writing by December 2, 2016, to Memorial’s Corporate Secretary at 500 Dallas Street, Suite 1800, Houston, Texas 77002. However, if the date of the annual meeting is more than 30 days before or after May 13, 2017, the deadline is a reasonable time before Memorial begins to print and send its proxy materials for next year’s annual meeting.

Memorial Bylaw Procedures for Submitting Proposals and Director Nominations. If a Memorial stockholder wishes to submit a proposal that is not to be included in Memorial’s proxy materials for next year’s annual meeting pursuant to the SEC stockholder proposal procedures or to nominate a director, the Memorial stockholder must do so between January 13, 2017 and February 12, 2017. However, if the date of that annual meeting is more than 30 days before or more than 60 days after May 13, 2017, notice must be given not earlier than the 120th day before such annual meeting date and not later than the 90th day before such annual meeting date or, if later, the 10th day following the day on which Memorial first publicly announces the annual meeting date. Memorial stockholders are also advised to review Memorial’s amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement/prospectus, neither the Range board of directors nor the Memorial board of directors knows of any matters that will be presented for consideration at either the Range special meeting or the Memorial special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters come before either the Range special meeting or the Memorial special meeting and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Range and Memorial each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Range and Memorial, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Range’s or Memorial’s website for more information about Range or Memorial, as applicable. Range’s website is www.rangeresources.com. Memorial’s website is www.memorialrd.com. Information included on these web sites is not incorporated by reference into this joint proxy statement/prospectus.

Range has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the issuance of the shares of Range common stock to be issued to Memorial stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Range and the Range common stock. The rules and regulations of the SEC allow Range and Memorial to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Range and Memorial to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Range has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Range, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•	Proxy Statement on Schedule 14A filed April 8, 2016, as supplemented April 14, 2016.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016.

•	Current Reports on Form 8-K, filed January 5, 2016, February 26, 2016, March 1, 2016, April 13, 2016, April 28, 2016, May 19, 2016, June 29, 2016, July 26, 2016, August 3, 2016 and August 8, 2016.

•	Current Report on Form 8-K/A, filed May 19, 2016.

•	The description of Range common stock contained in Range’s registration statement on Form 10 filed with the SEC on June 18, 1996, including any subsequently filed amendments and reports filed for the purpose of updating such description.

In addition, Range incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Range special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or Range will provide you with copies of these documents, without charge, upon written or oral request to:

Range Resources Corporation

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 869-4267

Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Memorial has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Memorial, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016.

•	Proxy Statement on Schedule 14A filed April 1, 2016.

•	Current Reports on Form 8-K, filed February 1, 2016, February 24, 2016, May 2, 2016, May 10, 2016, May 16, 2016, May 17, 2016, June 1, 2016, July 18, 2016 and July 28, 2016.

•	The description of the Memorial common stock contained in Memorial’s Form 8-A filed with the SEC on June 12, 2014, including any amendment to that form that Memorial may file in the future for the purpose of updating the description of the Memorial common stock.

In addition, Memorial incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Memorial special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Memorial will provide you with copies of these documents, without charge, upon written or oral request to:

Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, Texas 77002

(713) 588-8339

Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

GLOSSARY OF CERTAIN OIL AND GAS TERMS

The terms defined in this glossary are used in this joint proxy statement/prospectus.

Bbl.	One barrel of oil of crude oil or other liquid hydrocarbons.

Bcf.	One billion cubic feet of gas.

Bcfe.	One billion cubic feet of natural gas equivalents.

Mbbl.	One thousand barrels of crude oil or other liquid hydrocarbons.

Mmbtu.	One million British thermal units.

Mmcf.	One million cubic feet of gas.

Mcfe.	One thousand cubic feet of gas equivalents.

Mcfed.	One thousand cubic feet of gas equivalents per day.

Mmcfed.	One million cubic feet of gas equivalents per day.

NGLs.	Natural gas liquids.

Present value (PV). The present value of future net cash flows, using a 10% discount rate, from estimated proved reserves, using constant prices and costs in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions). The after tax present value is the Standardized Measure.

Proved reserves. The quantities of crude oil, natural gas and NGLs that geological and engineering data can estimate with reasonable certainty to be economically producible within a reasonable time from known reservoirs under existing economic, operating and regulatory conditions prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain.

Note: For purposes of Bcfe, Mcfe, Mcfed and Mmcfed, oil and NGLS are converted into natural gas equivalents based on a ratio of 6 thousand cubic feet for each barrel of oil or NGLs, which reflects relative energy content but is not indicative of the relationship among oil, NGL and natural gas prices.

Annex A

AGREEMENT AND PLAN OF MERGER

among

RANGE RESOURCES CORPORATION,

MEDINA MERGER SUB, INC.

and

MEMORIAL RESOURCE DEVELOPMENT CORP.

Dated as of May 15, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2016 (this “Agreement”), among Range Resources Corporation, a Delaware corporation (“Parent”), Medina Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Memorial Resource Development Corp., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”), the Company (the “Company Board”) and Merger Sub (the “Merger Sub Board”) have unanimously approved this Agreement and determined that the terms of this Agreement are in the respective best interests of Parent, the Company or Merger Sub, as the case may be, and their respective stockholders;

WHEREAS, the Company Board and the Merger Sub Board have declared the advisability of this Agreement and recommended adoption of this Agreement by their respective stockholders;

WHEREAS, Parent will cause the sole stockholder of Merger Sub to adopt this Agreement promptly following its execution; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, MRD Holdco LLC, a Delaware limited liability company (“Holdco”), and certain other stockholders of the Company are entering into a voting agreement (the “Voting Agreement”) pursuant to which, among other things, Holdco and certain other stockholders have agreed to vote their shares of Company Common Stock in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all trades and businesses (regardless of whether incorporated) that together with any Person would be treated as a single employer under Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA.

“Alternative Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving: (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of Parent, (B) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated more than 20% of Parent’s consolidated net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, or (C) any direct or indirect acquisition of beneficial ownership by any Person or group of more than 20% of the voting stock of Parent or any tender or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the voting stock of Parent.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.

“Code” means the Internal Revenue Code of 1986.

“Company Expenses” means a cash amount equal to $25,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Company Intervening Event” means any material event, fact, circumstance, development or occurrence that is not known by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known (or the magnitude or material consequences thereof become known) to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, however, that none of the following shall constitute a Company Intervening Event: any event, fact, circumstance, development or occurrence resulting from any action taken or omitted by the Company or any of its Subsidiaries that is required to be taken or omitted by the Company or any of its Subsidiaries pursuant to this Agreement, including any action taken or omitted by the Company or any of its Subsidiaries pursuant to and in compliance with the covenants set forth in Section 6.1, Section 6.8 or Section 6.15(a).

“Company Plan” means any Employee Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries, to which the Company or any Subsidiary is a party, to which the Company or any Subsidiary is obligated to contribute, or with respect to which the Company or any Subsidiary has any liability (including contingent liability).

“Company Senior Notes” means the Company’s 5.875% Senior Notes, due 2022, issued pursuant to an indenture (as supplemented) dated as of July 10, 2014, with U.S. Bank National Association, as trustee.

“Company Stockholder Approval” means the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Organizational Documents of the Company.

“Company Superior Proposal” means a bona fide written proposal by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 50% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, respectively, or (b) more than 50% of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Company Board or any committee thereof, after consultation with its financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company’s stockholders than the Transactions.

“Company Termination Fee” means a cash amount equal to $75,000,000.

“Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (A) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group (other than Holdco and its Affiliates) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (B) any direct or indirect acquisition of beneficial ownership by any Person or group (other than Holdco and its Affiliates) of 20% or more of the outstanding shares of Company Common Stock or any tender or exchange offer that if consummated would result in any Person or group (other than Holdco and its Affiliates) beneficially owning 20% or more of the outstanding shares of Company Common Stock or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit any Person or group (other than Holdco and its Affiliates) to acquire beneficial ownership of 20% or more of the Company’s and its Subsidiaries’ assets or equity interests.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), stock option, restricted stock, stock purchase plan, equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof.

“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Voting Agreement” means the Voting Agreement among the Company, Holdco and certain other Persons, dated as of June 18, 2014.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any Hydrocarbons.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (A) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (B) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (C) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (D) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“IRS” means the Internal Revenue Service.

“knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of such Person and its Subsidiaries, taken as a whole, or prevents or materially delays or impairs the ability of such Person (and its Subsidiaries, if applicable) to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions; (B) any occurrence, condition, change (including changes in applicable Law), event or effect that generally affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (D) any failure to meet internal or analysts’ estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (E) a decline in market price, or a change in trading volume, of such Person’s Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (F) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (G) any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries or their respective businesses or any change in applicable Law, or in the interpretation thereof; (H) any occurrence, condition, change, event or effect resulting from compliance by such Person with the terms of this Agreement and each other Transaction Agreement to which such Person is a party; (I) any litigation arising from any alleged breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions; and (J) any downgrade in rating of any Indebtedness or debt securities of such Person or any of its Subsidiaries (it being understood that any underlying cause of any such downgrade, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); provided, however, that any occurrence, condition, change, event or effect referred to in the foregoing clause (A), (B) or (C) will be taken into account for purposes of determining whether a Material Adverse Effect has occurred in the event, and only to the extent, that such occurrence, condition, change, event or effect disproportionately affects such Person and its Subsidiaries, taken as a whole, compared to other Persons operating in such industry in the same regions and segments as such Person.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Negotiation Period” means, as applicable, the period commencing on the date of receipt by either (x) Parent of a Company Superior Proposal Notice or a Company Change of Recommendation Notice, or (y) Company of a Parent Change of Recommendation Notice, and, in each case of the foregoing clauses (x) and (y), ending at 11:59 p.m. Central time on the date that is the third Business Day after the date on which such notice is received by the Company or Parent, respectively; provided, however, that the Negotiation Period with respect to a Company Superior Proposal Notice may be extended in accordance with Section 6.3(e)(iii)(C).

“NYSE” means the New York Stock Exchange.

“Oil and Gas Contracts” means any of the following contracts to which the Company and/or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, oil and gas sales agreements, exchange agreements, gathering and processing contracts and agreements, drilling, service and supply contracts, geophysical and geological contracts, land broker, title attorney and abstractor contracts and all other contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s business.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all wells located on or producing from such leases and properties.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Alternative Proposal Fee” means a cash amount equal to $300,000,000.

“Parent Change of Recommendation” means (i) any failure to include the Parent Board Recommendation in the Joint Proxy Statement, (ii) making any change, qualification, withholding, withdrawal or modification, or publicly proposing to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation, or (iii) resolving or agreeing to take any of the actions contained in clauses (i) and (ii).

“Parent Expenses” means a cash amount equal to $25,000,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Parent Intervening Event” means any material event, fact, circumstance, development or occurrence that is not known by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Parent Board as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known (or the magnitude or material consequences thereof become known) to or by the Parent Board prior to obtaining the Parent Stockholder Approval; provided, however that none of the following shall constitute a Parent Intervening Event: any event, fact, circumstance, development or occurrence resulting from (x) any action taken or omitted by Parent or any of its Subsidiaries that is required to be taken or omitted by Parent or any of its Subsidiaries pursuant this Agreement, including any action taken or omitted by Parent or any of its Subsidiaries pursuant to and in compliance with the covenants set forth in Section 6.2, Section 6.8 or Section 6.15(a) or (y) any action taken or costs incurred with respect to the Company Senior Notes as a result of the entry into this Agreement and the consummation of the transactions contemplated hereby.

“Parent Stockholder Approval” means the approval of the Parent Common Stock Issuance by the affirmative vote of a majority in voting power of Parent Common Stock issued and outstanding and entitled to vote thereon present in person and represented by proxy at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of the Company.

“Parent Stockholders Meeting” means a meeting of the stockholders of Parent to consider the approval of the Parent Stock Issuance, including any postponement, adjournment or recess thereof.

“Parent Superior Proposal” means a bona fide written Alternative Proposal that in the good faith determination of the Parent Board or any committee thereof, after consultation with its financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Parent’s stockholders than the Transactions. For purposes of this definition of “Parent Superior Proposal,” any reference in the definition of Alternative Proposal to “20%” shall be deemed to be a reference to “50%.”

“Parent Termination Fee” means a cash amount equal to $125,000,000.

“party” or “parties” means a party or the parties to this Agreement.

“Permitted Encumbrances” means:

(a) to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or Parent Reserve Report, as applicable;

(d) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, but only if, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(e) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries) or the Parent (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing;

(k) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(m) any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(n) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(o) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means a Subsidiary that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries; provided, however, for purposes of this Agreement, Memorial Production Partners GP LLC, Beta Operating Company, LLC, MEMP Services LLC, Memorial Production Partners LP and each of their respective Subsidiaries shall not be considered a Subsidiary of the Company.

“Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, and are used for the conduct of the business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, as presently conducted.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations, or other governmental charges imposed by any Governmental Entity, including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a combined, unitary or consolidated group for any period, and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any obligation to indemnify any other Person.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, stock transfer, registration, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith, including the Voting Agreement.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Transaction Agreements.

“Upstream MLP GP PSA” means that certain Purchase and Sale Agreement dated as of April 27, 2016 by and between Memorial Production Partners LP and the Company, as amended, modified, supplemented, restated or replaced (in each case in accordance with the provisions of this Agreement) from time to time.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

1.2 Terms Defined Elsewhere. As used in this Agreement, the following terms have the meanings set forth below:

Definition	Section
2005 Parent Plan	5.2
401(k) Plan	6.9(d)
Agreement	Preamble
Antitrust Authority	6.8(b)
Antitrust Laws	6.8(b)
Book-Entry Shares	3.3(b)(i)
Business Day	2.2(a)
Cap Amount	6.10(d)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble

Definition	Section
Company Affiliate	9.10
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2
Company Change of Recommendation	6.3(c)
Company Change of Recommendation Notice	6.3(e)(v)(B)
Company Common Stock	3.1(b)(i)
Company Contracts	4.18(b)
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Independent Petroleum Engineers	4.16(a)
Company Intellectual Property	4.14
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15(a)
Company Material Real Property Lease	4.15(b)
Company Owned Real Property	4.15(a)
Company Plans	4.11(a)
Company Permits	4.9(a)
Company Preferred Stock	4.2
Company Related Party Transaction	4.23
Company Reserve Report	4.16(a)
Company SEC Documents	4.5(a)
Company Stockholders Meeting	4.4
Company Stock Plan	3.2
Company Superior Proposal Notice	6.3(e)(iii)(B)
Company Tax Certificate	6.18
Competition Law Notifications	6.8(b)
Confidentiality Agreement	6.7(b)
Creditors’ Rights	4.3(a)
DGCL	2.1
Debt Offer	6.21
Divestiture Action	6.8(b)
e-mail	9.3
Effective Time	2.2(b)
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
GAAP	4.5(b)
HSR Act	4.4
Holdco	Recitals
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Joint Proxy Statement	4.4
Letter of Transmittal	3.3(b)(i)
Material Company Insurance Policies	4.19
Merger	2.1
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Offer Documents	6.21

Definition	Section
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Change of Recommendation Notice	6.4
Parent Common Stock	3.1(b)(i)
Parent Disclosure Letter	Article V
Parent Independent Petroleum Engineers	5.13(a)
Parent Material Adverse Effect	5.1
Parent Permits	5.9(a)
Parent Plans	5.11(a)
Parent Preferred Stock	5.2
Parent Reserve Report	5.13(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	5.3(a)
Parent Stock Plan	5.2
Parent Tax Certificate	6.18
Registration Statement	4.6
Replacement Plans	6.9(b)
Representatives	6.7(a)
Surviving Corporation	2.1
Terminable Breach	8.1(b)(iii)
Voting Agreement	Recitals

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

2.2 Closing.

(a) The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., Houston, Texas time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins LLP in Houston, Texas, or such other place as Parent and the Company may agree in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs; and “Business Day” shall mean a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.

(b) As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Organizational Documents. At the Effective Time, the Organizational Documents of the Company in effect immediately prior to the Effective Time shall continue to be the Organizational Documents of the Surviving Corporation, until thereafter amended, subject to Section 6.10(b), in accordance with their respective terms and applicable Law.

2.5 Directors and Officers of the Surviving Corporation. The parties shall take all necessary action such that from and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

2.6 Directors of Parent. Prior to the Effective Time, Parent shall take all necessary corporate action (a) so that upon and after the Effective Time, the size of the Parent Board is increased by one member and (b) to appoint to the Parent Board one member of the existing Company Board who has been designated by the existing Company Board, subject to consent by the Governance and Nominating Committee of the Parent Board, to fill the vacancies on the Parent Board created by such increase. Parent, through the Parent Board, shall take all necessary action to nominate such new director for election to the Parent Board in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Closing. The Company shall provide Parent written notice of the designee selected by the Company Board pursuant to clause (b) no earlier than the tenth Business Day following the date of this Agreement, and Parent and the Company shall use reasonable best efforts to cause an individual designated by the Company Board, subject to consent of the Governance and Nominating Committee, to be approved by the Parent Board prior to the earlier of (x) the filing of the final pre-mailing amendment to the Joint Proxy Statement with the SEC and (y) June 30, 2016.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE

3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub, the Company:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in clause (iii) of this Section 3.1(b)), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 3.2, shall be converted into the right to receive from Parent that number of fully-paid and nonassessable shares of Common Stock, par value $.01 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 0.375.

(ii) All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

(iii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable therefor.

(c) Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c).

3.2 Treatment of Equity Compensation Awards. Immediately prior to the Effective Time, each outstanding share of restricted Company Common Stock issued pursuant to the Memorial Resource Development Corp. 2014 Long Term Incentive Plan (the “Company Stock Plan”) shall become fully vested and the restrictions applicable thereto shall immediately lapse, and, at the Effective Time, each share of such restricted Company Common Stock shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with the terms hereof. At or prior to the Effective Time, the Company and the Company Board (or a committee thereof), as applicable, shall use their respective reasonable best efforts to take any actions that are necessary or desirable to effectuate the provisions of this Section 3.2, including adopting resolutions.

3.3 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h) to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and

3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, but in no event more than three Business Days after the Closing Date, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of (A) an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1(b)(i).

(ii) Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

(c) Termination of Rights. All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry

Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock described in clause (iii) of Section 3.1(b)), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 365th day after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in clause (iii) of Section 3.1(b)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).

(g) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h) No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as reasonably practicable after Parent’s receipt of written notification from the Exchange Agent of the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent shall instruct the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct or withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement any amount required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so properly deducted or withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction or withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and (ii) as disclosed in the Company SEC Documents (excluding any disclosures set forth in any such Company SEC Documents in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Standing and Power. Each of the Company and its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or to so qualify or be in good standing has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents, as well as the equivalent organizational documents of each Subsidiary, in each case as of the date hereof. The respective jurisdictions of formation of each Subsidiary of the Company are identified on Schedule 4.1 of the Company Disclosure Letter.

4.2 Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 600,000,000 shares of Company Common Stock and (b) 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on May 13, 2016: (i) 206,360,672 shares of Company Common Stock were issued and outstanding, including 2,619,588 shares of restricted Company Common Stock issued pursuant to the Company Stock Plan; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 16,259,811 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan; and (iv) no Voting Debt of the Company was issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. As of the close of business on May 13, 2016, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock of the Subsidiaries of the Company that are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in this Section 4.2, and except for stock grants or other awards granted in accordance with Section 6.1(b)(ii), there are outstanding: (1) no shares of Company Capital Stock, (2) no Voting Debt, (3) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, and (4) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Other than the Existing Voting Agreement, there are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock. As of the date of this Agreement, the Company has no (x) material joint venture or other similar material equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries.

4.3 Authority; No Violations; Consents and Approvals.

(a) Assuming the accuracy of the representation in Section 5.17, the Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions. Assuming the accuracy of the representation in Section 5.17, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representation in Section 5.17 and that this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (such recommendation described in clause (iii), the “Company Board

Recommendation”). Assuming the accuracy of the representation in Section 5.17, the Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the Merger.

(b) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company or any of its Subsidiaries (including, for the avoidance of doubt, any of their Oil and Gas Properties) under, any provision of (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming the accuracy of the representation in Section 5.17, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the accuracy of the representation in Section 5.17 and assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, or Encumbrances that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of the Company or any of its Significant Subsidiaries or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, except for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the stockholders of the Company to consider the adoption of this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the Nasdaq; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (f) any such consent approval, order, authorization, registration, filing or permit that the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Documents; Financial Statements.

(a) Since January 1, 2015, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Company SEC Documents. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP is an independent public accounting firm with respect to the Company and, as of the date of this Agreement, has not resigned or been dismissed as independent public accountants of the Company.

4.6 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement, each to the extent it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

4.7 Absence of Certain Changes or Events.

(a) Since December 31, 2015, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Company Material Adverse Effect.

(b) From December 31, 2015 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects and (ii) neither the Company nor any of its Subsidiaries has undertaken any action that would be prohibited by Section 6.1(b)(iv), (v), (vi), (vii), (ix) or (xii) if such provision were in effect at all times since December 31, 2015 (or, in the case of subparagraph (ix), since March 31, 2016).

4.8 No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2016 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016; (b) liabilities incurred in the ordinary course of business subsequent to March 31, 2016; (c) liabilities for fees and expenses incurred in connection with the Transactions; (d) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (e) liabilities incurred as permitted under Section 6.1(b)(x); and (f) liabilities that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9 Company Permits; Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time during the past three years have been conducted, in violation of any applicable Law, except for violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except with respect to Tax matters (which are provided for in Section 4.13) and environmental matters (which are provided for in Section 4.17), the Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written communication since December 31, 2015 from a Governmental Entity that alleges that the Company is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.10 Litigation. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, no officer or director of the Company is a defendant in any material Proceeding in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity in effect to which any of the Company or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of the Company or any of its Subsidiaries as currently conducted.

4.11 Compensation; Benefits.

(a) Set forth on Schedule 4.10 of the Company Disclosure Letter is a list, as of the date hereof, of all of the Company Plans. True, correct and complete copies of each of the Company Plans (or, with respect to any unwritten Company Plan, a written summary thereof) and related trust documents, insurance contracts and any amendments thereto and favorable determination or opinion letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and accompanying schedules, financial statements and actuarial reports and current summary plan description and summary of material modifications with respect to each Company Plan required to file a Form 5500 and all correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity during the past three years.

(b) Each Company Plan has been maintained in compliance with all applicable Laws, except where the failure to so comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such actions, suits or claims that are not material to the Company or any of its Subsidiaries. There is no audit, inquiry or examination pending or, to the knowledge of the Company, threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Company Plan.

(d) All material contributions required to be made to the Company Plans pursuant to their terms have been timely made.

(e) There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries, nor any member of an Aggregated Group to which any such Person belongs, contributes to, has an obligation to contribute to, or has any liability with respect to (including contingent liability) and no Company Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code or a multiple employer welfare arrangement (as defined in Section 3(40)(A) or ERISA).

(j) No Company Plan and neither the Company nor any of its Subsidiaries provides, or has any obligation to provide, current or former employees of the Company or any of its Subsidiaries (or any beneficiaries thereof) welfare benefits (including medical and life insurance benefits) after such Person terminates employment with the Company and its Subsidiaries, except for the coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA. No Company Plan and neither the Company nor any of its Subsidiaries provides, or has any obligation to provide welfare benefits to any Person who is not a current or former employee of the Company or any of its Subsidiaries, or a beneficiary thereof.

(k) Except for items that shall not be the financial responsibility of the Company or any of its Subsidiaries and any items pursuant to the agreements set forth on Schedule 4.18(a)(xv) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will or can be reasonably expected to (i) entitle any current or former director, officer, employee or consultant to any payment (including severance pay or similar compensation), any cancellation of Indebtedness, or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Company Plan; or (iii) result in any increase in benefits payable under any Company Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

4.12 Labor Matters.

(a) As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) the Company does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b) There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, other than such matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, other than such matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.13 Taxes.

(a) (i) All material Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been timely filed; (ii) all material Taxes that are due and payable by the Company or any of its Subsidiaries have been timely paid in full; and (iii) all material withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been timely satisfied in full.

(b) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries, and there is no pending audit, examination or other proceeding (and the Company and its Subsidiaries have not received notice in writing of any proposed or threatened audit, examination or other proceeding) relating to the assessment or collection of any material Taxes due from the Company or any of its Subsidiaries.

(c) No material power of attorney that is currently in force has been granted with respect to Taxes that could affect the Company or any of its Subsidiaries after the Closing.

(d) There is no outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity, and no written claim has been made, within the preceding three years, by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes that it is obligated to file Tax Returns or pay Taxes in such jurisdiction.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (not including, for the avoidance of doubt (y) an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries, or (z) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)), (ii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income following the Closing Date as a result of the application of an accounting method (e.g., the installment sale or completed contract method of accounting) or a change in accounting method, or (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(g) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code that is reasonably likely to result in the imposition of Tax on the Company or any of its Subsidiaries under Section 355(e) of the Code as a result of the Transactions.

(h) After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any of its Subsidiaries has knowledge of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14 Intellectual Property. The Company and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15 Real Property. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and a true, correct and complete copy of each Company Material Real Property Lease has been made available to Parent prior to the date hereof, and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

4.16 Oil and Gas Matters.

(a) Except as has not had and would not be reasonably likely to have a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2015 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) The factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. The oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that have not had and would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties are being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason except as reported in the Company SEC Documents.

(d) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid, and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

4.17 Environmental Matters.

(a) Except for those matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and its Subsidiaries and their respective operations and assets are in compliance with all Environmental Laws and Environmental Permits;

(ii) the Company and its Subsidiaries have obtained all Environmental Permits required under Environmental Laws to operate the business as currently operated;

(iii) the Company and its Subsidiaries are not subject to any Proceeding under Environmental Laws that have any payments or obligations outstanding or unfulfilled;

(iv) since January 1, 2014, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity or any third party alleging, with respect to any such entity or any of their respective assets, real properties (whether owned or leased or formerly owned or leased) or operations, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit that remains pending or unresolved;

(v) there are no Proceedings pending, or, to the knowledge of the Company, threatened by a Governmental Entity or other third party against the Company or its Subsidiaries that allege a violation of or liability under any Environmental Law, and, to the knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to give rise to any such Proceeding;

(vi) there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Materials from the Company’s operations have been sent for treatment, disposal storage or handling; and

(vii) there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, the Company or its

Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

(b) Except as expressly set forth in this Section 4.17, neither the Company nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

4.18 Material Contracts.

(a) Schedule 4.18 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, (provided, however, that the Company not be required to list any such agreements in Schedule 4.18 of the Company Disclosure Letter that are filed as exhibits to the Company SEC Documents) of:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $15,000,000;

(iii) each contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $15,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv) each contract for lease of personal property or real property (other than Oil and Gas Properties) involving aggregate payments in excess of $15,000,000 in any calendar year that are not terminable without penalty within 60 days, other than contracts related to drilling rigs;

(v) each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that, following the Effective Time, by virtue of Parent becoming an Affiliate of the Company as a result of the Transactions, would by its terms materially restrict the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or geographic area during any period of time after the Effective Time;

(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties (including Hydrocarbons) of the Company or its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(vii) each contract for any Derivative Transaction;

(viii) each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;

(ix) each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $15,000,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(x) any material lease or sublease with respect to a Company Material Leased Real Property;

(xi) each collective bargaining agreement to which the Company is a party or is subject;

(xii) each agreement under which the Company or any of its Subsidiaries, on the one hand, has advanced or loaned any amount of money to any of the following, on the other hand (x) an executive officer or director of the Company or any Subsidiary of the Company, (y) a beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Company Common Stock or (z) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the Persons described in the foregoing clauses (x) or (y);

(xiii) any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes in excess of 50 MMcf (or, in the case of liquids, in excess of 8,333 barrels of oil equivalent) of Hydrocarbons of the Company or any of its Subsidiaries per day over a period of one month (calculated on a yearly average basis) or for a term greater than ten (10) years;

(xiv) any contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors, or any holder 5% or more of the outstanding shares of Company Common Stock (or any such Person’s Affiliates) on the other hand;

(xv) any contract that, upon the consummation of the Transactions, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

(xvi) any contract that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions; and

(xvii) each agreement that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Collectively, the contracts set forth in Section 4.18(a) are herein referred to as the “Company Contracts.” Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditor’s Rights. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. The Company has heretofore made available to Parent complete and correct copies of the Company Contracts as of the date hereof.

4.19 Insurance. Set forth on Schedule 4.19 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”). Each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent upon Parent’s request prior to the date of this Agreement. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.20 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC addressed to the Company Board to the effect that, as of the date of the opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of the Company Common Stock (other than the shares of Company Common Stock described in clause (iii) of Section 3.1(b) of this Agreement). The Company Board has received the opinion of Barclays Capital Inc. addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio provided for in the Transactions is fair, from a financial point of view, to the holders of the Company Common Stock (other than the shares of Company Common Stock described in clause (iii) of Section 3.1(b) of this Agreement).

4.21 Derivative Transactions. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) The Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

4.22 Brokers. Except for the fees and expenses payable to Morgan Stanley & Co. LLC and Barclays Capital Inc., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.23 Related Party Transactions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (i) present or former executive officer or director of the Company or any Subsidiary of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Company Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any Subsidiary of the Company or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Company Related Party Transaction”). The Upstream MLP GP PSA has been duly executed and delivered by the Company and its Subsidiaries thereto and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of the Company and its Subsidiaries party thereto enforceable in accordance with its terms, subject, as to enforceability, Creditors’ Rights.

4.24 Corporate Governance.

(a) As of the date of this Agreement, the Company has disclosed to the Company’s auditors and the Company Board’s audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2014, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(b) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). To the knowledge of the Company, such disclosures controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed by the Company, including its Subsidiaries, in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

4.25 Regulatory Matters.

(a) Neither the Company nor any of its Subsidiaries is (A) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (B) a “holding company”, a “subsidiary company” of a “holding company”, an affiliate of a “holding company”, a “public utility” or a “public-utility company” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline Systems and related facilities owned by the Company or any of its Subsidiaries are (A) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

4.26 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V

REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as set forth in the disclosure letter (regardless of whether or not a reference to a particular section of such disclosure letter is contained in this Article V) dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”), and (ii) as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any such Parent SEC Documents in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or to so qualify or be in good standing has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.

5.2 Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of (a) 475,000,000 shares of Parent Common Stock and (b) 10,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). At the close of business on May 13, 2016: (i) 169,747,995 shares of Parent Common Stock were issued and outstanding, which includes undistributed shares of Parent Common Stock held in the Parent’s Amended and Restated 2004 Deferred Compensation Plan for Directors and Select Employees; and (ii) no shares of Parent Preferred Stock were issued and outstanding; (iii) an aggregate of 5,135,291 shares of Parent Common Stock were available for future equity award grants pursuant to Parent’s Amended and Restated 2005 Equity-Based Incentive Compensation Plan (the “2005 Parent Plan”); and (iv) there was no Voting Debt. As of May 13, 2016: (i) unvested equity awards (consisting of, restricted stock units and performance share units) in the aggregate amount of 1,479,987 shares of Parent Common Stock were held by the Parent’s directors, officers and other employees pursuant to the 2005 Parent Plan; and (ii) 1,379,173 stock appreciation rights with a weighted average strike price of $64.79 were outstanding (such stock appreciation rights being anti-dilutive as of the date hereof). All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Common Stock have been, and the Parent Common Stock to be issued pursuant to this Agreement, when issued, will be, issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. As of the close of business on May 13, 2016, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, are free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in this Section 5.2, and except for stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of Parent, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Other than the Voting Agreement, there are not any stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent or the Company. As of the date of this Agreement, Parent has no (x) material joint venture or other similar material equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2 of the Parent Disclosure Letter. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

5.3 Authority; No Violations, Consents and Approvals.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to Parent Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent (subject to Parent Stockholder Approval) and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of Parent Common Stock pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (the “Parent Board Recommendation”). The Merger Sub Board has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the sole stockholder of Merger Sub and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve and adopt this Agreement and the Merger.

(b) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Parent or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent or any of its Subsidiaries (including, for the avoidance of doubt, any of their Oil and Gas Properties) under, any provision of (i) the Organizational Documents of either Parent or Merger Sub or any of their respective Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses or Encumbrances that have not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Parent or Merger Sub or any of their Significant Subsidiaries or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound, except for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions except for: (i) the filing of a competition law notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (ii) the filing with the SEC of (A) the Joint Proxy Statement and the Registration Statement and (B) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (iii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (iv) filings with the NYSE; (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (vi) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 SEC Documents; Financial Statements.

(a) Since January 1, 2015, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Parent SEC Documents. As of the date hereof, neither Parent nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by Parent from the SEC with respect to any of the Parent SEC Documents. As of the date hereof, to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation. None of Parent’s Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP is an independent public accounting firm with respect to Parent and, as of the date of this Agreement, has not resigned or been dismissed as independent public accountants of Parent.

5.6 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement, each to the extent it relates to Parent or its Subsidiaries or other information supplied by Parent for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

5.7 Absence of Certain Changes or Events.

(a) Since December 31, 2015, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Parent Material Adverse Effect.

(b) From December 31, 2015 through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects and (ii) neither Parent nor any of its Subsidiaries has undertaken any action that would be prohibited by Section 6.2(b)(iv) or (v) if such provision were in effect at all times since December 31, 2015.

5.8 No Undisclosed Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of March 31, 2016 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016; (b) liabilities incurred in the ordinary course of business subsequent to March 31, 2016; (c) liabilities for fees and expenses incurred in connection with the Transactions; (d) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (e) incurrence of Indebtedness under existing credit facilities; (f) extensions, renewals or refinancings of existing Indebtedness (including related premiums and expenses); (g) by Parent that is owed to any wholly-owned Subsidiary of Parent or by any Subsidiary of Parent that is owed to Parent or a wholly-owned Subsidiary of Parent; and (h) liabilities that have not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.9 Compliance with Applicable Laws.

(a) Parent and its Subsidiaries hold all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent

Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time during the past three years have been conducted, in violation of any applicable Law, except for violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except with respect to Tax matters (which are provided for in Section 5.12) and environmental matters (which are provided for in Section 5.14), Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any written communication since December 31, 2015 from a Governmental Entity that alleges that Parent is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

5.10 Litigation. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries. To the knowledge of Parent, as of the date hereof, no officer or director of Parent is a defendant in any material Proceeding in connection with his or her status as an officer or director of Parent or any Subsidiary of Parent. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity in effect to which any of Parent or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of Parent or any of its Subsidiaries as currently conducted.

5.11 Compensation; Benefits.

(a) Set forth on Schedule 5.11(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all Employee Benefit Plans of Parent (“Parent Plans”). True, correct and complete copies of each of the Parent Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to the Company or its Representatives, along with the most recent report filed on Form 5500 with respect to each Parent Plan required to file a Form 5500 and summary plan description.

(b) Each Parent Plan has been maintained in compliance with all applicable Laws, except where the failure to so comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such actions, suits or claims that are not material to Parent and its Subsidiaries, taken as a whole.

(d) All material contributions required to be made to the Parent Plans pursuant to their terms have been timely made.

(e) There are no material unfunded benefit obligations that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(f) None of Parent or any member of its Aggregated Group contributes to or has an obligation to contribute to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

5.12 Taxes. After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Parent does not have knowledge of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.13 Oil and Gas Matters.

(a) Except as would not be reasonably likely to have a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Wright & Company, Inc. (the “Parent Independent Petroleum Engineers”) relating to the Parent interests referred to therein as of December 31, 2015 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Reports as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) The factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all material respects. The oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that has had or would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except for any such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties are being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason except as reported in the Parent SEC Documents.

(d) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid and (iii) none of Parent or any of its Subsidiaries (and, to the Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries.

5.14 Environmental Matters.

(a) Except for those matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and its Subsidiaries and their respective operations and assets are in compliance with all Environmental Laws and Environmental Permits;

(ii) Parent and its Subsidiaries have obtained all Environmental Permits required under Environmental Laws to operate the business as currently operated;

(iii) Parent and its Subsidiaries are not subject to Proceeding under Environmental Laws that have any payments or obligations outstanding or unfulfilled;

(iv) since January 1, 2014, none of Parent or any of its Subsidiaries has received any written notice from any Governmental Entity or any third party alleging, with respect to any such entity or any of their respective assets, real properties (whether owned or leased or formerly owned or leased) or operations, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit that remains pending or unresolved;

(v) there are no Proceedings pending, or, to the knowledge of Parent, threatened by a Governmental Entity or other third party against Parent or its Subsidiaries that allege a violation of or liability under any Environmental Law, and, to the knowledge of Parent, there are no existing facts or circumstances that would reasonably be expected to give rise to any such Proceeding;

(vi) there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases are reasonably likely to result in liability to Parent under Environmental Law, and neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any off-site location where Hazardous Materials from Parent’s operations have been sent for treatment, disposal storage or handling; and

(vii) there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to the Company prior to the date hereof.

(b) Except as expressly set forth in this Section 5.14, neither Parent nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

5.15 Opinion of Financial Advisor. The Parent Board has received the opinion of Credit Suisse Securities (USA) LLC addressed to the Parent Board to the effect that, as of the date this Agreement was approved by the Parent Board and subject to the assumptions, limitations, qualifications, and other matters considered in connection with the preparation of its opinion, the Exchange Ratio in the Merger pursuant to this Agreement was fair, from a financial point of view, to Parent.

5.16 Brokers. Except for the fees and expenses payable to Credit Suisse Securities (USA) LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

5.17 Ownership of Company Common Stock. Neither Parent nor Merger Sub nor any “affiliate” or “associate” (as such terms are used in Section 203 of the DGCL) of Parent or Merger Sub, is, or was or became at any time during the last three years, an “interested stockholder” (as such term is defined in Section 203 of the DGCL).

5.18 Business Conduct. Merger Sub was incorporated on May 13, 2016. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.19 Corporate Governance.

(a) As of the date of this Agreement, Parent has disclosed to Parent’s auditors and the Parent Board’s audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting. Since January 1, 2014, neither Parent nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries.

(b) Parent has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). To the knowledge of Parent, such disclosures controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, required to be disclosed by Parent, including its Subsidiaries, in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

5.20 Regulatory Matters.

(a) Neither Parent nor any of its Subsidiaries is (A) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (B) a “holding company”, a “subsidiary company” of a “holding company”, an affiliate of a “holding company”, a “public utility” or a “public-utility company” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline Systems and related facilities owned by Parent or any of its Subsidiaries are (A) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

5.21 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent nor Merger Sub has relied upon any such representation or warranty. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Conduct of Company Business Pending the Merger. Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly provided by this Agreement, as required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to (i) conduct its businesses in the ordinary course consistent with past practice and, subject to Section 6.1(b)(ix), shall use reasonable best efforts to preserve intact its present business organization, retain the Company’s current officers and key employees, and preserve its relationships with its key customers and suppliers, (ii) comply, in all material respects, with all applicable Law, and (iii) not voluntarily resign, transfer or relinquish any right as operator of any of their material Oil and Gas Properties; and

(b) without limiting the generality of the foregoing, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall cause its Subsidiaries not to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries except for dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary or as required by any existing Company Plan, in each case, as such terms, plans or agreements are in effect as of the date hereof;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Company Common Stock upon the expiration of any restrictions on any restricted stock granted under the Company Stock Plan, (B) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company, (C) issuances of restricted stock granted under the Company Stock Plan to non-officer employees (provided, however, that the aggregate amount of all such increases shall in no event exceed $2,500,000) and (D) withholding of Company Common Stock to satisfy any Tax withholding obligations with respect to awards granted pursuant to the Company Stock Plan.

(iii) amend or propose to amend the Company’s Organizational Documents or the Organizational Documents of any of the Company’s Significant Subsidiaries;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (2) acquisitions for which the consideration is $20,000,000 individually and $100,000,000 in the aggregate and (3) acquisitions and licenses in the ordinary course of business or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly-owned Subsidiaries), except for (1) loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices, and (2) capital contributions to, or investments in, any Person not in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement or (B) sales, leases or dispositions (1) for which the consideration is $20,000,000 or less or (2) made in the ordinary course of business.

(vi) consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Significant Subsidiaries;

(vii) change in any material respect their material accounting principles, practices or methods, except as required by GAAP or statutory accounting requirements;

(viii) except as otherwise done pursuant to an acquisition permitted by Section 6.1(b)(iv), (A) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election, but excluding any election that must be made periodically and consistent with past practice), (B) settle or compromise any material Proceeding relating to Taxes, except where the amount of such settlement or compromise does not exceed the greater of 125% of the reserve for such matter on the Company financial statements or $1,000,000, or (C) change in any material respects any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years;

(ix) (A) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its directors, officers or employees with an annualized salary of $225,000 or more, except increases required by applicable Law or any Company Plan; (B) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of employees with an annualized salary less than $225,000, except for increases in the compensation or benefits of such employees made in the ordinary course of business for the purpose of retention or hiring of that individual; (C) pay or agree to pay to any director, officer or key employee making an annualized salary of more than $225,000, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of the existing Company Plans; (D) enter into any new, or materially amend any existing, employment, retention, change in control or severance or termination agreement with any director, officer or key employee with an annualized salary of $225,000 or more; (E) establish or become obligated under any collective bargaining agreement or any material Employee Benefit Plan that was not in existence or approved by the Company Board in the ordinary course of business prior to the date of this Agreement, or amend or terminate any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (F) fund (or agree to fund) any compensation or benefits under any Employee Benefit Plan, including through a “rabbi” or similar trust, except where required by any Employee Benefit Plan existing on the date of this Agreement; or (G) hire any new employee or independent contractor or terminate the employment or service relationship of any employee or independent contractor, other than where such hiring or termination is in the ordinary course of business consistent with past practice;

(x) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict the (A) incurrence of Indebtedness (1) under existing credit facilities, (2) for extensions, renewals or refinancings of existing Indebtedness (including related premiums and expenses), (3) additional borrowings in an amount not to exceed $15,000,000 in the aggregate, or (4) by the Company that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Company, or (B) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (A) above;

(xi) (A) enter into any contract that would be a Company Contract other than in the ordinary course of business consistent with past practice, or (B) modify, amend, terminate or assign, waive or assign any material right or benefit under, any Company Contract;

(xii) settle or offer or propose to settle, any Proceeding involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $10,000,000 in the aggregate; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries or (C) has a restrictive impact on the business of the Company or any of its Subsidiaries in any material respect;

(xiii) authorize or make capital expenditures that are in the aggregate greater than 125 % of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget for the period indicated as set forth in Schedule 6.1(b)(xiii) of the Company Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xiv) fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(xv) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions;

(xvi) amend or modify the Upstream MLP GP PSA in a manner that would impose or leave outstanding any additional material continuing liabilities relating to or arising out of the ownership of Memorial Production Partners GP LLC on the Company or any of its Subsidiaries after the Effective Time;

(xvii) enter into or amend any Company Related Party Transaction, other than in the ordinary course of business consistent with past practice; or

(xviii) agree or commit to take any action that is prohibited by this Section 6.1(b).

6.2 Conduct of Parent Business Pending the Merger. Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly provided by this Agreement, as required by applicable Law or otherwise consented to by the Company in writing (which consent, other than in the case of Section 6.2(b)(ix), shall not be unreasonably withheld, delayed or conditioned):

(a) Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, (i) conduct its businesses in the ordinary course consistent with past practice and shall use reasonable best efforts to preserve intact its present business organization, retain Parent’s current officers and key employees, (ii) comply, in all material respects, with applicable Law and (iii) not voluntarily resign, transfer or relinquish any right as operator of any of their material Oil and Gas Properties; and

(b) without limiting the generality of the foregoing, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall cause its Subsidiaries not to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for dividends and distributions by a direct or indirect Subsidiary of Parent to Parent or a direct or indirect Subsidiary of Parent; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by any director compensation plan, Employee Benefit Plan or employment agreement of Parent in each case existing as of the date hereof;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) subject to compliance with Section 6.2(b)(vii) in all respects, issuances of Parent Common Stock as consideration for, or to finance or refinance the Indebtedness (including the Company Senior Notes) incurred to finance, or assumed as a result of, acquisitions by Parent or any of its Subsidiaries of business or assets, (B) issuances and sales of Parent Common Stock for cash consideration (other than pursuant to clause (A) above) if the number of shares of Parent Common Stock so issued does not exceed in the aggregate 5% of the issued and outstanding Parent Common Stock as of the date of this Agreement, (C) the delivery of Parent Common Stock upon the expiration of any restrictions on any restricted stock granted under the Parent Stock Plan, (D) issuances by a wholly-owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly-owned Subsidiary of Parent, (E) issuances of restricted stock granted under the Parent Stock Plan to employees and directors in amounts consistent with past practice or (F) withholding of Parent Common Stock to satisfy any Tax withholding obligations with respect to awards granted pursuant to the Parent Stock Plan;

(iii) amend or propose to amend Parent’s Organizational Documents;

(iv) consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Significant Subsidiaries;

(v) change in any material respect their material accounting principles, practices or methods, except as required by GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions or as disclosed in any Parent SEC Document;

(vi) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(vii) (A) enter into, participate or engage in or continue any discussions or negotiations with respect to (I) a merger, consolidation, combination or amalgamation with any Person other than another wholly-owned

Subsidiary of Parent; (II) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (III) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case if such action would or would reasonably be expected to prevent, materially delay or materially impede Parent’s or Merger Sub’s ability to consummate any of the Transactions or (B) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions;

(viii) agree or commit to take any action that is prohibited by clauses (i) through (vii) of this Section 6.2(b); or

(ix) (A) terminate, amend, modify, assign or waive or assign any rights under any provision of, the Voting Agreement, (B) enter into any other contract, agreement, arrangement or understanding with the parties to the Voting Agreement that would have the effect of a termination, amendment, modification, assignment, waiver or assignment of rights under any provision of the Voting Agreement or (C) agree or commit to take any action that is prohibited by this Section 6.2(b)(ix).

6.3 No Solicitation.

(a) From and after the date of this Agreement, the Company will, and will cause its Subsidiaries and use reasonable best efforts to cause its Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by the Company or any of its Subsidiaries or any of its or their Representatives with respect to any Competing Proposal or any indication of interest that would or would reasonably be expected to lead to a Competing Proposal.

(b) From and after the date of this Agreement and except as otherwise specifically provided for in this Section 6.3 the Company will not, and will cause its Subsidiaries and use reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate (including by way of furnishing or affording access to any non-public information) any inquiries, proposals or offers regarding, or the making of a Competing Proposal, (ii) conduct, participate or engage in any discussions or negotiations with any Person with respect to a Competing Proposal, (iii) furnish or provide any non-public information or data regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person except in the ordinary course of business consistent with past practice (and, in any event, not in connection with or in response to a Competing Proposal or any indication of interest that would or would reasonably be expected to lead to a Competing Proposal), (iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii)), or (v) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in this Section 6.3(b).

(c) Unless specifically permitted by Section 6.3(e), the Company shall not (i) fail to include the Company Board Recommendation in the Joint Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Proposal or (iv) fail to announce publicly within 10 Business Days after a tender or exchange offer relating to any Company Common Stock shall have been commenced that the Company Board recommends rejection of such tender or exchange offer and reaffirms the Company Board Recommendation (the taking of any action described in this Section 6.3(c) being referred to as a “Company Change of Recommendation”).

(d) From and after the date of this Agreement, the Company shall advise Parent as promptly as practicable (but in any event within 48 hours) of the receipt by the Company of any Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person that has made or informs the Company that it is considering making a

Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Competing Proposal, and, in respect of each such Competing Proposal, the Company shall provide to Parent as promptly as practicable (but in any event within such 48 hour timeframe) either (A) a copy of any such Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (B) a written summary of the material terms of such Competing Proposal (including the identity of the Person making such Competing Proposal). The Company shall keep Parent reasonably informed of the status and material terms and conditions of each such Competing Proposal and any material modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt), provide Parent with copies of any material correspondence and, with respect to material oral communications, a written summary of such correspondence or communications, between: (x) on the one hand, the Company or any of their Representatives; and (y) on the other hand, the Person that made or submitted such Competing Proposal or any Representative of such Person. The Company agrees that neither it nor any of its Subsidiaries or Affiliates has entered into or shall enter into any agreement with any Person (including any confidentiality agreement contemplated by this Section 6.3) that prohibits the Company from either providing any information to Parent in accordance with this Section 6.3 or otherwise complying with any of its obligations pursuant to this Section 6.3. The Company shall (x) not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which the Company or any of its Subsidiaries or its Affiliates is or becomes a party or under which any the Company or any of its Subsidiaries or Affiliates has any rights, and (y) use its reasonable best efforts to enforce each such agreement or provision.

(e) Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

(i) to the extent applicable, comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(e)(iii) or Section 6.3(e)(v) effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

(ii) prior to the adoption of this Agreement by the Company’s stockholders, engage in the activities prohibited by Sections 6.3(b) with any Person who has made a bona fide Competing Proposal that did not result from a material breach of Section 6.3 if (A) prior to engaging in any such activities, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal is, or would or would reasonably be expected to lead to, a Company Superior Proposal and that the failure to engage in such activities would be inconsistent with the Company Board’s duties under applicable Law, and (B) prior to furnishing any non-public information that is prohibited from being furnished pursuant to Section 6.3(b), the Company receives an executed confidentiality and standstill agreement from such Person containing terms that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement and otherwise complying with the provisions of this Section 6.3; provided, however, that the Company shall promptly provide to Parent any information concerning the Company provided to any other Person in connection with a Competing Proposal that was not previously provided to the Parent;

(iii) prior to the adoption of this Agreement by the Company’s stockholders, in response to a bona fide Competing Proposal that did not result from a material breach of this Section 6.3, if the Company Board (or any committee thereof) so chooses, cause the Company to terminate this Agreement pursuant to Section 8.1(d)(i) or effect a Company Change of Recommendation, in each case only after satisfaction of all of the following conditions:

(A) the Company Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Competing Proposal is a Company Superior Proposal and that the failure to effect a Company Change of Recommendation would be inconsistent with its duties under applicable Law (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Competing Proposal);

(B) the Company shall have given notice (a “Company Superior Proposal Notice”) to Parent that the Company has received such proposal, which notice shall include (1) the material terms and conditions of such proposal, (2) complete copies of any written proposal or offers (including proposed definitive agreements providing for the Competing Proposal for such Company Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements), (3) the identity of the Person making such Competing Proposal, and (4) the Company’s statement that the Company intends to take such action at the end of the Negotiation Period;

(C) during the Negotiation Period, the Company shall, and shall cause its Representatives to, (1) negotiate with Parent and its Representatives in good faith, to the extent Parent wishes to negotiate and so long as Parent and its Representatives negotiate in good faith, to make such adjustments to the terms and conditions of this Agreement so that such Company Superior Proposal ceases to constitute a Company Superior Proposal and (2) keep Parent and its Representatives reasonably informed with respect to the status and changes in the material terms and conditions of such Competing Proposal or other change in circumstances related thereto; provided, however, that each time material modifications to the financial terms of a Competing Proposal determined to be a Company Superior Proposal are made the Negotiation Period shall be extended for 24 hours after Parent’s receipt of written notification of such modifications; and

(D) the Company Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the Negotiation Period, shall have determined in good faith that (1) such Competing Proposal continues to constitute a Company Superior Proposal even if such revisions were to be given effect and (2) the failure to effect a Company Change of Recommendation would be inconsistent with its duties under applicable Law;

(iv) prior to the adoption of this Agreement by the Company’s stockholders, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(e)(ii); and

(v) prior to the adoption of this Agreement by the Company’s stockholders, in response to a Company Intervening Event, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation, in each case only after satisfaction of all of the following conditions:

(A) the Company Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to effect the Company Change of Recommendation would be inconsistent with its duties under applicable Law;

(B) the Company shall have given notice (a “Company Change of Recommendation Notice”), which notice shall include (1) a description of the reasons for the Company Change of Recommendation and (2) the Company’s statement that the Company intends to take such action at the end of the Negotiation Period;

(C) during the Negotiation Period, the Company shall, and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith, to the extent Parent wishes to negotiate and so long as Parent and its Representatives negotiate in good faith, to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need to effect a Company Change of Recommendation; and

(D) the Company Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the Negotiation Period, shall have determined in good faith that such Company Intervening Event remains in effect and the failure to effect the Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with its duties under applicable Law, even if such revisions were to be given effect.

(f) Notwithstanding anything in this Agreement to the contrary, the Company may inform any Person of the existence of the provisions of this Section 6.3.

(g) The Company shall use its reasonable best efforts to inform all Representatives of such Company and its Subsidiaries and Affiliates of the restrictions described in this Section 6.3. Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by a Representative of the Company or any of its Subsidiaries or Affiliates that, if taken by the Company would have been a breach of this Section 6.3, shall be deemed to be a breach of this Section 6.3 by the Company.

6.4 Parent Change in Recommendation. Except as specifically permitted in this Section 6.4, Parent may not make a Parent Change of Recommendation. Prior to the obtaining of the Parent Stockholder Approval, the Parent Board (or any committee thereof) may make a Parent Change of Recommendation in response to a Parent Intervening Event if the Parent Board shall have reasonably determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Parent Board to make such Parent Change of Recommendation would be inconsistent with the Parent Board’s duties under applicable Law; provided, however, that the Parent Board (or any committee thereof) shall not make a Parent Change of Recommendation, unless prior to taking such action, (A) Parent has given the Company prior written notice informing the Company that Parent intends to make such Parent Change of Recommendation at the end of the Negotiation Period and a description of the reasons for the Parent Change of Recommendation (such notice being referred to herein as a “Parent Change of Recommendation Notice”); (B) during the Negotiation Period, Parent shall have negotiated in good faith, and shall have caused its Representatives to negotiate in good faith, with the Company and its Representatives, to the extent the Company wishes to negotiate and so long as the Company and its Representatives negotiate in good faith, to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need for making such Parent Change of Recommendation; and (C) following the end of such Negotiation Period, the Parent Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by the Company and, at the end of the Negotiation Period, and shall have determined in good faith that such Parent Intervening Event remains in effect and the failure to make such Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s duties under applicable Law.

6.5 Preparation of Joint Proxy Statement and Registration Statement.

(a) Parent will promptly furnish to the Company such data and information relating to it and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the adoption by its stockholders of this Agreement. The Company will promptly furnish to Parent such data and information relating to it and its Subsidiaries as Parent may reasonably request for the purpose of including such data and information in the Registration Statement and any amendments or supplements.

(b) Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. All correspondence and communications to the SEC made by the Company or Parent with respect to the Transactions will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC.

(c) Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed without the approval of the parties, which approval shall not be unreasonably withheld or delayed; provided, however, that, with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby; and provided further that the Company, in connection with any Company Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation, and in such event, this right of approval shall apply only with respect to information relating to Parent and its Affiliates or their business, financial condition or results of operations.

(d) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

6.6 Stockholders Meetings.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC (and in any event no later than 45 days thereafter). Except as otherwise expressly permitted by Section 6.3, the Company shall (i) through the Company Board, recommend in the Joint Proxy Statement that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and (ii) solicit from stockholders of the Company proxies in favor of the adoption of this Agreement. The Company shall not submit to the vote of its stockholders any Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholder Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any Negotiation Period. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Stockholder Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Competing Proposal, or by any Company Change of Recommendation. If requested by Parent, the Company shall promptly provide all voting tabulation reports relating to the Company Stockholder Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b) Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC (and in any event no later than 45 days thereafter). Parent’s obligation to give notice of, convene and hold the Parent Stockholder Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Alternative Proposal or by any Parent Change of Recommendation. Except as otherwise expressly permitted by Section 6.4, Parent shall (i) through the Parent Board, recommend, including through a recommendation in the Joint Proxy Statement, that the stockholders of Parent vote in favor of the Parent Stock Issuance and (ii) solicit from stockholders of Parent proxies in favor of the adoption of the Parent Stock Issuance. Parent shall not submit to the vote of its stockholders any Alternative Proposal. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting or (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholder Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. If requested by the Company, Parent shall promptly provide all voting tabulation reports relating to Parent Stockholder Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representatives.

(c) The parties shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.

(d) Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

6.7 Access to Information.

(a) Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives (collectively, the “Representatives”), during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1 of this Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other party. Each party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that such information is subject to attorney-client privilege or the attorney work-product doctrine or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement. Notwithstanding the foregoing, each party shall not have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other party’s good faith opinion the disclosure of which could subject the other party or any of its Subsidiaries to risk of liability. Notwithstanding the foregoing, each party shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of the other party, which may be granted or withheld in the other party’s sole discretion. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

(b) The Confidentiality Agreement dated as of February 16, 2016 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement.

6.8 HSR and Other Approvals.

(a) Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.8(b) and (c), and not this Section 6.8(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than 15 Business Days following the date of this Agreement, the parties shall make any filings required under the HSR Act. As promptly as reasonably practicable, parties shall make such filings and notifications as may be required by foreign competition laws and merger regulations (the “Competition Law Notifications”). Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act or any Competition Law Notifications. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act, any Competition Law Notifications or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”). Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority. Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, the Company and Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action. Parent shall be entitled to direct any Proceedings with any Antitrust Authority or other Person relating to any of the foregoing, provided, however, that it shall afford the Company a reasonable opportunity to participate therein. In addition, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable doctrine or privilege. Notwithstanding anything to the contrary in this Agreement, none of the Company, Parent or any of their respective Subsidiaries shall be required to take any Divestiture Action that would have, or that would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect.

(c) The Company, Parent and Merger Sub shall not take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act, any Competition Law Notifications or any other applicable Antitrust Law; provided, however, that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, even if it delays such expiration to a later date (except that such date may not be beyond the End Date).

6.9 Employee Matters.

(a) For a period of one year beginning on the Closing Date, Parent shall cause each individual who is employed as of the Closing Date by the Company or a Subsidiary thereof (a “Company Employee”) and who remains employed by Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) to be provided with base compensation (salary and wages) and annual incentive compensation opportunities at a rate no less favorable, with respect to each individual receiving any such compensation, than that received by similarly-situated employees of Parent or its Subsidiaries.

(b) Parent shall take all actions necessary or appropriate to permit each Company Employee to either continue to participate from and after the Closing Date in the Company Plans or be eligible to participate from and after the Closing Date in Employee Benefit Plans of Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries), subject to the terms and conditions thereof and the remainder of this Section 6.9(b). To the extent Parent causes a Company Employee to cease to be eligible to participate in a

Company Plan and instead provides for such Company Employee to be eligible to participate in an Employee Benefit Plan sponsored or maintained by a Parent or one of its Subsidiaries (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall credit (or cause to be credited) such Company Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under the comparable Company Plan. Parent, the Surviving Corporation, their Affiliates, and the Replacement Plans shall recognize each Company Employee’s years of service and level of seniority with the Company and its Subsidiaries (including service and seniority with any other employer that was recognized by the Company or a Subsidiary thereof) for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit or retiree welfare arrangement) under the Replacement Plans. Parent shall cause each Replacement Plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Company Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor their respective obligations under all employment, severance, change in control and other agreements, if any, between the Company (or a Subsidiary thereof) and an individual employed prior to the Closing Date by the Company or a Subsidiary thereof, but subject to any provisions thereof related to termination or amendment of such agreements.

(d) Parent shall cause the Surviving Corporation and its Subsidiaries to assume, adopt and continue the Memorial Resource Development Corp. 401(k) Plan (the “401(k) Plan”) as in existence immediately prior to the Closing Date. The Surviving Corporation shall become the sponsor of the 401(k) Plan and shall assume all of the powers, authorities, duties, responsibilities, and obligations thereunder to the extent indicated in the 401(k) Plan. The Surviving Corporation shall execute such documents as may be appropriate to further the purposes of the assignment and assumption and to accomplish and complete such assignment and assumption.

(e) For purposes of determining the number of vacation days and other paid time off to which each Company Employee is entitled during the calendar year in which the Closing Date occurs, Parent or its applicable Affiliate will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by such Company Employee as of the Closing Date.

(f) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit plan, program or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement shall require Parent, the Surviving Corporation or any of their Affiliates to continue the employment of any Company Employee or any other Person.

6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time and until the six year anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses

(including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation or the Indemnified Person within the last three (3) years.

(b) Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

(c) Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable, documented, out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d) Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing director and officer liability policies disclosed on Schedule 4.19 of the Company Disclosure Letter with respect to matters, acts or omissions existing or occurring at or prior to the

Effective Time; provided, however, that Parent may elect in its sole discretion to, but shall not be required to, spend more than 300% (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof for the six years of coverage under such tail policy; provided further that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase as much coverage as is obtainable for the Cap Amount.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and representatives. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 6.10.

6.11 Agreement to Defend; Stockholder Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

6.12 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. The parties will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the parties; provided, however, that a party or its Representatives may issue a public announcement or other public disclosures required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded, provided such party uses reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided further that no provision of this Agreement shall be deemed to restrict in any manner the Company’s ability to communicate with its employees and that the Company shall not be required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Company Change of Recommendation other than as set forth in Section 6.3; provided further that no provision of this Agreement shall be deemed to restrict in any manner Parent’s ability to communicate with its employees and that Parent shall not be required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection the receipt and existence of an Alternative Proposal and matters related thereto or with a Parent Change of Recommendation other than as set forth in Section 6.4.

6.13 Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 5.4, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the

Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14 Conveyance Taxes. The Company and Parent will (a) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions, (b) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee, and (c) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.

6.15 Reasonable Best Efforts; Notification.

(a) Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions. For the avoidance of doubt, neither a Company Change of Recommendation nor a Parent Change of Recommendation, in either case effected in accordance with this Agreement, shall constitute a breach of this Section 6.15(a).

(b) The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Section 7.2(a) or 7.3(a) not being met, or (ii) the failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.16 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

6.17 Listing Application. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

6.18 Tax Treatment. Each of Parent and the Company will use its reasonable best efforts to cause the Merger to qualify, and will not take, and will use its reasonable best efforts to prevent any Affiliate of such party from taking, any actions that would reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Parent and the Company will cooperate with one another and use their reasonable best efforts to obtain the opinions of counsel referred to in Sections 7.2(d) and 7.3(d) and in connection therewith, each shall deliver to such counsel duly executed Parent tax certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the counsel referred to in Section 7.2(d) to render the opinions described in such section (“Parent Tax Certificate”) and a duly executed Company tax certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the counsel referred to in Section 7.3(d) to render the opinions described in such section (“Company Tax Certificate”), respectively dated as of the Closing

Date (and, if requested, dated as of the date the Registration Statement is declared effective by the SEC), and provide such other information as reasonably requested by counsel for purposes of rendering such opinions.

6.19 Takeover Laws. None of the parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.20 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

6.21 Debt Offers.

(a) If, prior to the Closing Date, Parent or any of its Subsidiaries decides to commence a tender offer and/or consent solicitation in respect of some or all of the outstanding Company Senior Notes reasonably necessary or appropriate to facilitate the Transactions (each, a “Debt Offer”), Parent shall prepare all necessary and appropriate documentation in connection with such Debt Offers, including the offers to purchase and consent solicitation statements, letters of transmittal and other related documents (collectively, the “Offer Documents”). The Company agrees to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to provide, reasonable cooperation in connection with the preparation of the Offer Documents and the consummation of such Debt Offers (which are to be consummated at the Effective Time) including with respect to the Company’s execution of supplemental indentures (either at the Effective Time or, if earlier, conditioned upon the occurrence of the Effective Time) reflecting amendments to the indenture governing the Company Senior Notes taking effect as of the Effective Time, to the extent approved by any required consents of holders of the Company Senior Notes. All mailings to the holders of the Company Senior Notes in connection with the Debt Offers shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Debt Offer any information in the applicable Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that such Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be disseminated by Parent to the holders of the Company Senior Notes. To the extent that the provisions of any applicable Law conflict with this Section 6.21, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance. Parent and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such Debt Offer is a condition to Parent’s or Merger Sub’s obligations under this Agreement.

(b) If requested by Parent in writing, in lieu of Parent or any of its Subsidiaries commencing or closing a Debt Offer for the Company Senior Notes, the Company shall, to the extent permitted by the indenture governing the Company Senior Notes, take any actions reasonably requested by Parent to facilitate the redemption, satisfaction and/or discharge of the Company Senior Notes pursuant to such indenture at the Effective Time; provided, however, that prior to the Company being required to issue any irrevocable notice of redemption with respect to the Company Senior Notes, which redemption cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under such indenture sufficient funds to effect such redemption, satisfaction and discharge. If a conditional notice is given, Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary in connection with any such redemption or satisfaction and discharge. It shall not be a default under this Agreement or a failure of any condition to closing under Section 7.3 if the Company, immediately prior to closing, does not have such funds necessary in connection with any such redemption or satisfaction and discharge. Parent acknowledges and agrees that neither the pendency nor the consummation of any such redemption, defeasance or satisfaction and discharge is a condition to Parent’s obligations under this Agreement.

(c) Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall not be required to take any action pursuant to clause (a) or (b) above if such action would result in a default, breach or loss of benefit (whether with notice, lapse of time or otherwise) under any loan agreement, note, bond, mortgage, indenture, lease, credit agreement or other contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound. To the extent that any action required to be taken by the Company or any of its Subsidiaries pursuant to clause (a) or (b) above would result in any such default, breach or loss of benefit, the parties instead will use their reasonable best efforts to cooperate, including by keeping each other informed, to obtain on a timely basis any consents or waivers to such actions, from the parties necessary to grant such consents or waivers, sufficient to permit the Company to take such actions without giving rise to such default, breach or loss of benefit; provided the Company will pay such fees or other amounts as necessary to obtain such consents or waivers if and only if Parent agrees in advance to the amount of such fees or other amounts; and provided further that the Company’s obligation to use reasonable best efforts shall not include (x) any obligation to pay any fee or other amount to such parties to which Parent has not agreed in advance or (y) any obligation to enter into any amendment, modification or waiver to any such applicable loan agreement, note, bond, mortgage, indenture, lease, credit agreement or contract or other agreement that imposes any additional obligation on, or results in the loss of any right or benefit of, the Company or any of its Subsidiaries prior to the Effective Time. All reasonable fees and expenses (and all other fees and expenses consented to by Parent, including, if so approved, all fees and other amounts referenced in the second sentence of this paragraph), incurred by the Company in connection with the activities set forth in this Section 6.21 shall be paid by Parent directly. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives for and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the Debt Offer and any information contained in the Offer Documents in connection therewith, except (i) with respect to information supplied by the Company, its Subsidiaries and its and their Representatives specifically for inclusion or incorporation by reference in any Offering Document or (ii) to the extent such losses and damages arise from gross negligence or willful misconduct of the Company, its Subsidiaries or any of its or their Representatives. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent or its Affiliates or, after the Closing, the Surviving Corporation.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and Parent, as applicable.

(b) Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e) NYSE Listing. The shares of Parent Common Stock issuable to the Company’s stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth (i) in this Agreement (other than in Section 4.2 and Section 4.7(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) Section 4.2 are true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for any de minimis inaccuracies, and (iii) Section 4.7(a) are true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d) Tax Opinion. Parent shall have received the opinion of Sidley Austin LLP (or other counsel to Parent reasonably acceptable to the Company, which the parties agree shall include Vinson & Elkins LLP for purposes of this Section 7.2(d)), in form and substance reasonably satisfactory to Parent, dated as of the date on which the Registration Statement is declared effective and on the Closing Date, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, Parent and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 7.2(d), Sidley Austin LLP (or other counsel to Parent reasonably acceptable to the Company, which the parties agree shall include Vinson & Elkins LLP for purposes of this Section 7.2(d)) shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to such counsel by the Parent or the Company for purposes of rendering such opinion.

(e) Upstream MLP GP PSA Closing. The transactions contemplated by the Upstream MLP GP PSA shall have been consummated.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of Parent. The representations and warranties of Parent and Merger Sub set forth (i) in this Agreement (other than in Section 5.2 and Section 5.7(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 5.2 are true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for any de minimis inaccuracies, and (iii) Section 5.7(a) are true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d) Tax Opinion. The Company shall have received the opinion of Vinson & Elkins LLP (or other counsel to Parent reasonably acceptable to the Company, which the parties agree shall include Sidley Austin LLP for purposes of this Section 7.3(d)), in form and substance reasonably satisfactory to the Company, dated as of the date on which the Registration Statement is declared effective and on the Closing Date, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, Parent and Merger Sub will each by a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 7.3(d), Vinson & Elkins LLP (or other counsel to Parent reasonably acceptable to the Company, which the parties agree shall include Sidley Austin LLP for purposes of this Section 7.3(d)) shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to such counsel by the Company or the Parent for purposes of rendering such opinion.

7.4 Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a) by mutual written consent of the Company and Parent in each case duly authorized by the Company Board (or a committee thereof);

(b) by either the Company or Parent:

(i) if any Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii) if the Merger shall not have been consummated on or before 5:00 p.m. Houston time, on December 15, 2016 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv) if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof;

(c) by Parent:

(i) prior to receipt of the Company Stockholder Approval, if the Company Board or any committee thereof shall have effected a Company Change of Recommendation;

(ii) prior to receipt of the Company Stockholder Approval, if the Company is in violation in any material respect of its obligations under Section 6.5 or Section 6.6(a); or

(iii) prior to receipt of the Parent Stockholder Approval, in order to enter into a definitive agreement with respect to a Parent Alternative Proposal (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 8.1(c)(iii)) if the Parent Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal is a Parent Superior Proposal and that the failure to terminate this Agreement would be inconsistent with its duties under applicable Law; provided, however, that the termination right of Parent in this Section 8.1(c)(iii) shall not be available to Parent unless Parent shall have contemporaneously with such termination tendered payment in full to Parent of the amount specified in Section 8.3(h).

(d) by the Company:

(i) prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Proposal in a manner permitted by Section 6.3(e) (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 8.1(d)(i)); provided, however, that the termination right of the Company in this Section 8.1(d)(i) shall not be available to the Company unless the Company shall have contemporaneously with such termination tendered payment in full to Parent of the amount specified in Section 8.3(b);

(ii) prior to receipt of the Parent Stockholder Approval, if either Parent or Merger Sub is in violation in any material respect of its obligations under Section 6.5 or Section 6.6(b); or

(iii) if the Parent Board or any committee thereof shall have effected a Parent Change of Recommendation.

8.2 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d)(i), any termination shall be effective immediately upon delivery of such written notice to the other party.

(b) Subject to Section 8.3(j), in the event of a valid termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no rights or obligations of any party, except that Article I, Section 6.7(b), Article VIII and Article IX shall survive any such termination; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages for breaches of the Confidentiality Agreement.

8.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b) If (i) Parent terminates this Agreement pursuant to (A) Section 8.1(c)(i) or (B) Section 8.1(c)(ii) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(i), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

(c) If the Company terminates this agreement pursuant to Section 8.1(d)(ii), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three Business Days after notice of termination of this Agreement.

(d) If either the Company or Parent, as applicable, terminates this Agreement pursuant to (i) Section 8.1(b)(iv)(A), then the Company shall pay Parent the Parent Expenses or (ii) Section 8.1(b)(iv)(B), then Parent shall pay the Company the Company Expenses, in each case no later than three Business Days after notice of termination of this Agreement.

(e) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A), or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii), (ii) on or before the date of any such termination a Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Competing Proposal or consummates a Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any Parent Expenses previously paid. For purposes of this Section 8.3(e), any reference in the definition of Competing Proposal to “20% or more” shall be deemed to be a reference to “more than 50%.”

(f) If the Company terminates this Agreement pursuant to Section 8.1(d)(iii), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three Business Days after notice of termination of this Agreement.

(g) If (i) (A) the Company terminates this Agreement pursuant to Section 8.1(b)(iii), Section 8.1(d)(ii) or Section 8.1(d)(iii) or (B) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B), (ii) on or before the date of any such termination an Alternative Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board, and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to an Alternative Proposal or consummates an Alternative Proposal, then Parent shall pay the Company the Parent Alternative Proposal Fee less any Parent Termination Fee or Company Expenses previously paid. For purposes of this Section 8.3(g), any reference in the definition of Alternative Proposal to “20%” shall be deemed to be a reference to “50%.”

(h) If Parent terminates this Agreement pursuant to Section 8.1(c)(iii), then Parent shall pay the Company the Parent Alternative Proposal Fee in cash by wire transfer of immediately available funds to an account designated by the Company contemporaneously with such termination of this Agreement.

(i) In no event shall Parent be entitled to receive more than one payment of a Company Termination Fee or more than one payment of the Parent Expenses. If Parent receives a Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of a Parent Termination Fee, more than one payment of the Company Expenses or more than one payment of the Parent Alternative Proposal Fee. If the Company receives a Parent Termination Fee or a Parent Alternative Proposal Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. If Parent or the Company is required to pay a Parent Termination Fee or Company Termination Fee, as applicable, pursuant to Section 8.3(b)(i)(B) or Section 8.3(c), as applicable, then the payment of such fees will be taken into account in any determination of the damages with respect to any intentional and material breach of the applicable obligations under Section 6.5 or Section 6.6 that give rise to the payment of damages in accordance with Section 8.3(j). The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding.

(j) The parties agree that the monetary remedies set forth in Section 8.1(d)(i) and this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or an intentional and material breach of a covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or intentional and material breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of Parent in the case of intentional fraud or an intentional and material breach of a covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or an intentional and material breach of a covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud intentional and material breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of the Company in the case of intentional fraud or an intentional and material breach of a covenant, agreement or obligation.

ARTICLE IX

GENERAL PROVISIONS

9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and X and the sixth sentence of Section 6.7(a), Sections 6.7(b), 6.9 and 6.10 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.3 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i) if to Parent or Merger Sub, to:

Range Resources Corporation

100 Throckmorton, Suite 1200

Fort Worth, Texas 76262

Attention: General Counsel

Facsimile: 817-869-9154

Email: dpoole@rangeresources.com

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston, Texas 77002

Attention: J. Mark Metts and Kevin P. Lewis

Facsimile (713) 495-7799

E-mail: mmetts@sidley.com and klewis@sidley.com

(ii) if to the Company, to:

Memorial Resource Development Corp.

500 Dallas St., Suite 1800

Houston, Texas 77002

Attention: General Counsel

Facsimile: (713) 588-8301

E-mail: kroane@memorialrd.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Douglas E. McWilliams and Stephen M. Gill

Facsimile (713) 615-5956

E-mail: dmcwilliams@velaw.com and sgill@velaw.com

9.4 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) days mean calendar days.

9.5 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the other Transaction Documents and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) and Sections 6.9 and 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent’s or Merger Sub’s intentional and material breach of this Agreement or intentional fraud as a result of which damages would be payable pursuant to Section 8.3(j), then the Company’s stockholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company stockholders, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”) (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, employee, representative or agent of (i) the Company or (ii) any Person who controls the Company. Except as expressly contemplated by the Voting Agreement, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

9.11 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.12 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.13 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

RANGE RESOURCES CORPORATION

By:	/s/ Jeffrey L. Ventura
Name:	Jeffrey L. Ventura
Title:	Chairman, President and Chief Executive Officer

MEDINA MERGER SUB, INC.

By:	/s/ David P. Poole
Name:	David P. Poole
Title:	President

[Signature Page to Agreement and Plan of Merger]

MEMORIAL RESOURCE DEVELOPMENT CORP.

By:	/s/ Jay C. Graham
Name:	Jay C. Graham
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

[Letterhead of Credit Suisse Securities (USA) LLC]

May 15, 2016

Range Resources Corporation

100 Throckmorton Street

Suite 1200

Fort Worth, Texas 76102

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors of Range Resources Corporation (the “Acquiror”) with respect to the fairness, from a financial point of view, to the Acquiror of the Exchange Ratio (as defined below) in the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of May 15, 2016 (the “Agreement”), among the Acquiror, Medina Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and Memorial Resource Development Corp. (the “Company”). We understand that, among other things, pursuant to the Agreement, Merger Sub will merge with the Company (the “Merger”), each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive 0.375 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror and the Company will become a wholly owned subsidiary of the Acquiror.

In arriving at our opinion, we have reviewed the Agreement and certain publicly available business and financial information relating to the Company and the Acquiror, including, without limitation, information regarding their respective net operating loss carry-forwards. We have also reviewed certain other information relating to the Company and the Acquiror, including (A) financial forecasts and projected production and operating data prepared by and provided to us by Acquiror management relating to the Company under two alternative cases reflecting differing projected oil and gas development and operating assumptions (the “Case 1 Acquiror Projections for the Company” and the “Case 2 Acquiror Projections for the Company,” respectively, and, together, the “Acquiror Projections for the Company”), which were based on certain oil and gas reserve information prepared by Company management regarding the Company’s proved and unproven oil and gas reserves (the “Company Reserve Information”), as adjusted by Acquiror management (the “Acquiror Reserve Information for the Company”); (B) financial forecasts and projected production and operating data prepared by and provided to us by Acquiror management relating to the Acquiror under two alternative cases reflecting differing projected oil and gas development and operating assumptions (the “Case 1 Acquiror Projections for the Acquiror” and the “Case 2 Acquiror Projections for the Acquiror,” respectively, and, together, the “Acquiror Projections for the Acquiror”), which were based on certain oil and gas reserve information prepared by Acquiror management regarding the Acquiror’s proved, probable and possible oil and gas reserves (the “Acquiror Reserve Information for the Acquiror”); (C) riskings for the Company’s proved and unproven oil and gas reserves prepared by Acquiror management (the “Acquiror Riskings for the Company”); (D) riskings for the Acquiror’s proved, probable and possible oil and gas reserves prepared by Acquiror management (the “Acquiror Riskings for the Acquiror”); (E) certain publicly available market data regarding future oil and gas commodity pricing (the “Publicly Available Future Oil and Gas Pricing Data”) and certain alternative estimates regarding future oil and gas commodity pricing prepared and provided to us by Acquiror management (the “Acquiror Projected Oil and Gas Pricing Data” and, together with the Publicly Available Future Oil and Gas Pricing Data, the “the Future Oil and Gas Pricing Data”); and (F) an estimate of the value of certain Company acreage prepared by Acquiror management (the “Estimated Value of the Southern Extension”). We have also spoken with the managements of the Company and the Acquiror and certain of their representatives regarding the business and prospects of the Company and the Acquiror, and the Company’s and the Acquiror’s respective oil and gas reserves and their respective oil and gas development and operating assumptions. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and the Acquiror, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Acquiror Projections for the Company that we have used in our analyses, management of the Acquiror has advised us and we have assumed that such financial forecasts have been reasonably prepared in good faith and reflect such management’s best currently available estimates and judgments as to the future financial performance of the Company. With respect to the Acquiror Projections for the Acquiror that we have used in our analyses, management of the Acquiror has advised us and we have assumed that such financial forecasts have been reasonably prepared in good faith and reflect such management’s best currently available estimates and judgments as to the future financial performance of the Acquiror. With respect to the Company Reserve Information that we have reviewed, management of the Company has advised us and we have assumed that such reserve information has been reasonably prepared in good faith and reflects such management’s best currently available estimates and judgments as to the Company’s proved and unproven oil and gas reserves. With respect to the Acquiror Reserve Information for the Company that we have reviewed, management of the Acquiror has advised us and we have assumed that such reserve information has been reasonably prepared in good faith and reflects such management’s best currently available estimates and judgments as to the Company’s proved and unproven oil and gas reserves. With respect to the Acquiror Reserve Information for the Acquiror that we have reviewed, management of the Acquiror has advised us and we have assumed that such reserve information has been reasonably prepared in good faith and reflects such management’s best currently available estimates and judgments as to the Acquiror’s proved, probable and possible oil and gas reserves. With respect to the Acquiror Riskings for the Company and the Acquiror Riskings for the Acquiror, management of the Acquiror has advised us and we have assumed that such riskings have been reasonably prepared in good faith and reflect such management’s best currently available estimates and judgments as to the appropriate riskings for the Acquiror Reserve Information for the Company and the Acquiror Reserve Information for the Acquiror, respectively. With respect to the Estimated Value of the Southern Extension, management of the Acquiror has advised us and we have assumed that such estimated value has been reasonably prepared in good faith and reflects such management’s best currently available estimates and judgments as to the estimated value of certain Company acreage.

We express no view or opinion with respect to the Acquiror Projections for the Company, the Acquiror Projections for the Acquiror, the Company Reserve Information, the Acquiror Reserve Information for the Company, the Acquiror Reserve Information for the Acquiror, the Acquiror Riskings for the Company, the Acquiror Riskings for the Acquiror, the Publicly Available Future Oil and Gas Pricing Data, the Acquiror Projected Oil and Gas Pricing Data, the Estimated Value of the Southern Extension or the assumptions upon which any of the foregoing are based. At your direction we have assumed that the Acquiror Projections for the Company, the Acquiror Projections for the Acquiror, the Acquiror Reserve Information for the Company, the Acquiror Reserve Information for the Acquiror, the Acquiror Riskings for the Company, the Acquiror Riskings for the Acquiror, the Publicly Available Future Oil and Gas Pricing Data, the Acquiror Projected Oil and Gas Pricing Data and the Estimated Value of the Southern Extension are a reasonable basis on which to evaluate the Company, the Acquiror and the Merger and have used and relied upon such information for purposes of our analyses and this opinion.

In addition, we have relied upon, without independent verification (i) the assessments of the management of the Acquiror with respect to the Acquiror’s ability to integrate the businesses of the Company and the Acquiror and (ii) the assessments of the management of the Acquiror as to the Company’s and the Acquiror’s existing technology and future capabilities with respect to the extraction of the Company’s and the Acquiror’s oil and gas reserves and other oil and gas resources and associated timing and costs and, with your consent, have assumed that there have been no developments that would adversely affect such management’s views with respect to such technologies, capabilities, timing and costs. You have advised us and for purposes of our analyses and our opinion we have assumed that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger, that the Merger will be consummated in accordance with all applicable federal, state and local laws, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals other than as set forth above.

Our opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Exchange Ratio in the Merger pursuant to the Agreement and, other than assuming the consummation of the previously announced sale of Memorial Production Partners GP LLC by the Company to Memorial Production Partners LP (the “MPPGP Sale”), does not address any other aspect or implication (financial or otherwise) of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the MPPGP Sale, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice including, without limitation, any advice regarding the amounts of any company’s oil and gas reserves, the riskings of such reserves or any other aspects of any company’s (including the Company’s or the Acquiror’s) oil and gas reserves. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analyses and this opinion. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Board of Directors of the Acquiror (the “Board”) or the Acquiror to proceed with or effect the Merger. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued pursuant to the Merger or the price or range of prices at which Company Common Stock or Acquiror Common Stock may be purchased or sold at any time. We have assumed that the shares of Acquiror Common Stock to be issued to the holders of Company Common Stock in the Merger will be approved for listing on the New York Stock Exchange prior to the consummation of the Merger.

We have acted as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services, a portion of which became payable to us upon the rendering of our opinion and the principal portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates including Natural Gas Partners (“NGP”), a group of private investment funds managed by NGP Energy Capital Management, LLC, and a significant investor in the Company, and certain entities affiliated or associated with NGP (collectively with NGP, the “NGP Group”) for which we and our affiliates have received, and would expect to receive, compensation including, during the past two years, (a) with respect to the Company, having acted as a co-managing underwriter of the initial public offering of Company Common Stock in June 2014 and co-managing underwriter of a follow-on offering of Company Common Stock in November 2014, (b) with respect to the Acquiror, having acted as joint bookrunning lead managing underwriter of an offering of debt securities of the Acquiror in May 2015 and (c) with respect to the NGP, having provided certain securities distribution services. In addition, we have had discussions with representatives of a member of the NGP Group regarding and have been mandated to participate in a potential offering of securities by such entity for which we would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the Merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Merger and does not constitute a recommendation to the Board with respect to the proposed Merger or advice or a recommendation to any holder of Acquiror Common Stock as to how such holder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Acquiror.

Very truly yours,

/s/ Credit Suisse Securities (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

Annex C

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

May 15, 2016

Board of Directors

Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, TX 77002

Members of the Board of Directors:

We understand that Memorial Resource Development Corp. (“Memorial” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Range Resources Corporation (“Range”) and Medina Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Range, pursuant to which (i) Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Range and (ii) upon the effectiveness of the merger, each share of common stock, par value $0.01 per share, of the Company (“Memorial Common Stock”) then issued and outstanding and held by holders other than Memorial, Range, Range Merger Sub or any wholly-owned subsidiaries of Range (collectively, the “Excluded Holders”) will be converted into the right to receive 0.375 of a share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Range (“Range Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger among Memorial, Range, and Merger Sub, dated as of May 15, 2016 (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio provided for in the Proposed Transaction to the Company’s stockholders (other than the Excluded Holders). We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed, among other things: (1) the Agreement, including all ancillary documents thereto, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Range that we believe to be relevant to our analysis, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, as well as Range’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Range’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016; (3) certain financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Memorial Management Projections”); (4) certain financial and operating information with respect to the business, operations and prospects of Range furnished to us by Range, including financial projections of Range prepared by management of Range (the “Range Management Projections”); (5) estimates of certain proved, probable, and possible reserves (the “Memorial 3P Reserves”), as of April 1, 2016, for the Company as prepared by management of the

Company (the “Memorial Reserve Report”); (6) estimates of certain proved, probable, and possible reserves (the “Range 3P Reserves”), as of April 1, 2016, for Range as prepared by management of Range (the “Range Reserve Report”); (7) a trading history of the Company’s common stock from June 13, 2014 to May 13, 2016 and a comparison of that trading history with that of other companies that we deemed relevant; (8) a trading history of Range’s common stock from June 13, 2014 to May 13, 2016 and a comparison of that trading history with that of other companies that we deemed relevant; (9) a comparison of the historical financial results and present financial condition of the Company and Range with each other and with those of certain other companies that we deemed relevant; (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (11) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”) and other strategic benefits expected by the managements of the Company and Range to result from a combination of the businesses; (12) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Range; (13) the relative contributions of the Company and Range to the future financial and operating performance of the combined company on a pro forma basis and (14) commodity price assumptions and the outlook for future commodity prices published by independent information service providers. In addition, we have had discussions with management of both the Company and Range concerning their respective business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the managements of the Company and Range that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Memorial Management Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Memorial Reserve Report, we have discussed this reserve database with the management of the Company and upon the advice of the Company, we have assumed that the Memorial Reserve Report is a reasonable basis on which to evaluate the Memorial 3P Reserves. However, for purposes of our analysis, we also have considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the Memorial 3P Reserves. We have discussed these adjusted Memorial 3P Reserves with the management of the Company and they have agreed with the appropriateness of the use of such adjusted Memorial 3P Reserves in performing our analysis and we have relied upon such projections in arriving at our opinion. With respect to the Range Management Projections, upon the advice of the Company and Range, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Range as to the future financial performance of Range and that Range will perform substantially in accordance with such projections. With respect to the Range Reserve Report, we have discussed this reserve database with the management of the Company and Range and upon the advice of the Company and Range, we have assumed that the Range Reserve Report is a reasonable basis on which to evaluate the Range 3P Reserves. However, for purposes of our analysis, we have also considered certain somewhat more conservative assumptions and estimates, which resulted in certain adjustments to the Range 3P Reserves. We have discussed these adjusted Range 3P Reserves with the management of the Company and they have agreed with the appropriateness of the use of such adjusted Range 3P Reserves in performing our analysis and we have relied upon such projections in arriving at our opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions of the Company or Range on which they are based. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Range and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Range. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion and expressly disclaim any responsibility to do so based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of common stock of the Company would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Range to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of common stock of the Company owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Proposed Transaction is fair, from a financial point of view, to the Company’s stockholders (other than the Excluded Holders).

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Range in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (A) for the Company, we acted or currently act, as applicable, (i) in September 2015, as sole bookrunner on the Company’s $243 million block trade; (ii) in November 2014, as a bookrunner on the Company’s $790 million secondary offering; (iii) in June 2014, as bookrunner on the Company’s $600 million senior secured notes offering; (iv) in June 2014, as an active bookrunner on the Company’s $935 million initial public offering; and (v) as lender under the Company’s existing credit facilities; and (B) for Range, we acted or currently act, as applicable, (i) in May 2015, as a bookrunner on Range’s $750 million senior notes offering and (ii) as lender under Range’s existing credit facility.

In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to NGP Energy Capital Management, L.L.C. (“NGP”), and certain of its affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to NGP and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunner and/or lender for NGP and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings by NGP and certain of its portfolio companies and affiliates.

Barclays Capital Inc., its subsidiaries and its affiliates, engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Range for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex D

MORGAN STANLEY & CO. LLC

1585 Broadway

New York, NY, 10036

CONFIDENTIAL

15 May 2016

Board of Directors

Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, Texas 77002

Members of the Board:

We understand that Memorial Resource Development Corp. (the “Company”), Range Resources Corporation (the “Parent”), and Medina Merger Sub, Inc. (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated May 15, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each issued and outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held by the Company as treasury shares or shares held by the Parent or Merger Sub or by any wholly owned subsidiary of the Parent, Merger Sub or the Company (collectively, the “Excluded Shares”), will be converted into the right to receive 0.3750 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of the Parent (the “Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other publicly available business and financial information of the Company and the Parent, respectively;

2)	Reviewed certain internal financial statements and other internal financial and operating data concerning the Company and the Parent, respectively;

3)	Reviewed certain financial and operating projections prepared by the managements of the Company and the Parent, respectively;

4)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Parent;

6)	Reviewed the pro forma impact of the Merger on certain valuation multiples and financial ratios of the Parent;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

8)	Compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and the Parent, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)	Participated in discussions among representatives of the Company and the Parent and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses; reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the financial and operating projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Parent of the future financial and operating performance of the Company and the Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Company, the Parent and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Jonathan Cox

Jonathan Cox Managing Director

100 THROCKMORTON STREET SUITE 1200 FORT WORTH, TX 76102

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The Board of Directors recommends you vote FOR proposal 1 and 2.
		For	Against	Abstain
1.	To approve the issuance of shares of Range Resources Corporation common stock, par value $0.01 per share, to Memorial Resource Development Corp. stockholders in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of May 15, 2016, by and among Range Resources Corporation, Memorial Resource Development Corp. and Medina Merger Sub, Inc. (the “Range Stock Issuance Proposal”).	☐	☐	☐

2.	To approve the adjournment of the Range Resources Corporation special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Range Stock Issuance Proposal.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, LLC or partnership, please sign in full corporate, company or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE AND PARTICIPATION IN RANGE RESOURCES CORPORATION’S AFFAIRS ARE IMPORTANT TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

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•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope, or return it to Vote Processing, c/o Broadridege, 51 Mercedes Way, Edgewood, NY 11717; or

•	VOTE IN PERSON by appearing at the special meeting and submitting a ballot.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting and Joint Proxy Statement/Prospectus is/are available at www.proxyvote.com

RANGE RESOURCES CORPORATION Special Meeting of Stockholders September 15, 2016 Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Jeffrey L. Ventura, David P. Poole and Roger S. Manny, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Range Resources Corporation that the undersigned is entitled to vote at the special meeting of stockholders to be held at 10:00 a.m., Central Daylight Time, on September 15, 2016, at The Worthington Hotel, Live Oak V - Room, 200 Main Street, Fort Worth, Texas 76102, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

The proxies are authorized to vote in their discretion upon such other matters as may properly be brought before the special meeting of stockholders or any adjournment or postponement of it.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side